As filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2265045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 South Main Street

Mansfield, Pennsylvania 16933

(570) 662-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall E. Black

President and Chief Executive Officer

15 South Main Street

Mansfield, Pennsylvania 16933

(570) 662-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600	Benjamin M. Azoff, Esq. Gregory Sobczak, Esq. Luse Gorman, PC 5335 Wisconsin Ave, NW, Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 16, 2022

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On October 18, 2022, the board of directors of Citizens Financial Services, Inc. (“CZFS”), acting on behalf of CZFS and in CZFS’ capacity as the sole member of CZFS Acquisition Company, LLC (“CZFSAC”), and the boards of directors of First Citizens Community Bank, CZFS’ subsidiary bank (“FCCB”), HV Bancorp, Inc. (“HVBC”) and Huntingdon Valley Bank, HVBC’s subsidiary bank (“HVB”), each approved a merger agreement among CZFS, FCCB, CZFSAC, HVBC and HVB pursuant to which (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity.

HVBC is holding a special meeting for its shareholders to vote on the proposals necessary to complete the merger. The merger cannot be completed unless we receive the affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the special meeting. At the special meeting of HVBC shareholders, HVBC shareholders will be asked to consider and vote on (i) a proposal to approve the merger agreement (the “merger proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of HVBC in connection with the merger (the “compensation proposal”), and (iii) a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement (the “adjournment proposal”). Approval of each of the merger proposal, the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the special meeting. The HVBC board of directors recommends that all HVBC shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

The special meeting of HVBC shareholders will be held at      on             , 2023 at                     , local time.

Under the terms and conditions of the merger, the shareholders of HVBC will be able to elect to receive either (i) $30.50 in cash or (ii) 0.4000 shares of CZFS common stock for each share of HVBC common stock they own. Each HVBC shareholder’s election is subject to proration provisions described in this proxy statement/prospectus that may modify the shareholder’s election to ensure that 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in connection with the merger) are exchanged for cash and 80% of the outstanding shares of HVBC common stock are exchanged for shares of CZFS common stock. The value of the stock consideration will depend on the market price of CZFS common stock on the effective date of the merger. HVBC shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger. CZFS expects to issue up to 716,449 shares of its common stock in the merger.

Although the maximum number of shares of CZFS common stock that holders of HVBC common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of CZFS common stock and will not be known at the time HVBC shareholders vote on the merger. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, HVBC has the right to terminate the merger agreement if the average closing price of CZFS common stock for a specified period prior to closing is less than $56.00 per share and the decrease in the price of CZFS common stock is more than 20% greater than the decrease in the NASDAQ Bank Index over the same period, provided that CZFS has the option to increase the amount of CZFS common stock issuable to HVBC shareholders or make cash payments to holders of HVBC common stock to prevent such termination.

CZFS common stock is listed on the NASDAQ Stock Market, LLC (“NASDAQ”) under the symbol “CZFS” and HVBC common stock is listed on NASDAQ under the symbol “HVBC.” On October 18, 2022, the last trading day before the public announcement of the merger, the closing price of CZFS common stock was $70.00 per share and the closing price of HVBC common stock was $19.99 per share. On             , 2023, the last practicable trading day before the printing of the attached proxy statement/prospectus, the closing price of CZFS common stock was $         per share and the closing price of HVBC common stock was $         per share. These prices may fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for both CZFS and HVBC common stock.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. Alternatively, you may vote through the Internet or by telephone. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at HVBC special meeting. The failure to vote by submitting your proxy or attending HVBC’s special meeting and voting in person will have no effect on the merger proposal.

The accompanying document serves as the proxy statement for HVBC’s special meeting and as the prospectus for the shares of CZFS common stock to be issued in the merger. This proxy statement/prospectus describes the HVBC special meeting, the merger, the documents related to the merger and other related matters. Please carefully review and consider this proxy statement/prospectus. Please give particular attention to the discussion under the heading “Risk Factors” beginning on page 19 for risk factors relating to the transaction that you should consider.

HVBC’s board of directors unanimously recommends that shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Sincerely,

Travis J. Thompson

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of CZFS common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated             , 2023, and is first being mailed to HVBC shareholders on or about             , 2023.

2005 South Easton Road, Suite 304

Doylestown, PA 18901

(267) 280-4000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

A special meeting of shareholders of HV Bancorp, Inc. (“HVBC”), a Pennsylvania corporation, will be held at                      on             , 2023, at                     , local time, for the following purposes:

1.

to consider and vote upon a proposal to approve the Agreement and Plan of Merger by and among Citizens Financial Services, Inc. (“CZFS”), a Pennsylvania corporation, CZFS Acquisition Company, LLC, a Pennsylvania limited liability company and wholly-owned subsidiary of CZFS (“CZFSAC”), First Citizens Community Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of CZFSAC (“FCCB”), HVBC and Huntingdon Valley Bank, a Pennsylvania-chartered savings bank and wholly-owned subsidiary of HVBC (“HVB”), dated October 18, 2022, pursuant to which (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity (the “merger proposal”);

2.

to consider and vote upon a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of HVBC in connection with the merger (the “compensation proposal”); and

3.

to consider and vote upon a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement (the “adjournment proposal”).

The merger agreement and proposed merger are more fully described in the attached proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

The board of directors of HVBC has established the close of business on             , 2022, as the record date for the special meeting. Only record holders of HVBC common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Alternatively, you may vote through the Internet or by telephone. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials.

The HVBC board of directors unanimously recommends that you vote “FOR” each of the proposals.

By Order of the Board of Directors,

Janice Garner
Corporate Secretary

Doylestown, Pennsylvania

            , 2023

PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES, IF APPLICABLE.

ADDITIONAL INFORMATION

Both CZFS and HVBC file annual, quarterly and special reports, proxy statements and other business and financial information electronically with the Securities and Exchange Commission (the “SEC”). In addition, the accompanying proxy statement/prospectus incorporates by reference important business and financial information about CZFS from documents that are not included in or delivered with the proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by CZFS or HVBC at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from CZFS at www.firstcitizensbank.com under “Investor Relations” and then under “SEC Filings,” or from HVBC by accessing HVBC’s website at www.myhvb.com under the “Investor Relations” tab and then under “SEC Filings.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Citizens Financial Services, Inc. 15 South Main Street Mansfield, PA 16933 Attention: Randall E. Black, President and Chief Executive Officer (570) 662-2121	HV Bancorp, Inc. 2005 South Easton Road, Suite 304 Doylestown, Pennsylvania 18901 Attention: Travis J. Thompson, Chairman and Chief Executive Officer (267) 280-4000

To obtain timely delivery of these documents, you must request the information no later than five business days before the HVBC special meeting. This means that you must make your request no later than             , 2023.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 108.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger or need assistance voting your shares, please contact Laurel Hill Advisory Group, LLC, HVBC’s proxy solicitor at the address or telephone number listed below:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates, if applicable.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-            ) filed by CZFS with the SEC, constitutes a prospectus of CZFS for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the CZFS common stock to be issued to HVBC shareholders in exchange for shares of HVBC common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for HVBC. In addition, it constitutes a notice of special meeting with respect to the special meeting of HVBC.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated     , 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to HVBC’s shareholders nor the issuance by CZFS of shares of CZFS common stock pursuant to the merger agreement will create any implication to the contrary.

The information on CZFS’ and HVBC’s websites is not part of this document. References to CZFS’ and HVBC’s websites in this document are intended to serve as textual references only.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding CZFS has been provided by CZFS and information contained in this proxy statement/prospectus regarding HVBC has been provided by HVBC.

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE HVBC SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the HV Bancorp, Inc. special meeting. These questions and answers may not address all questions that may be important to you as an HVBC shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

The board of directors of Citizens Financial Services, Inc. (“CZFS”), acting on behalf of CZFS and in CZFS’ capacity as the sole member of CZFS Acquisition Company, LLC (“CZFSAC”), and the boards of directors of First Citizens Community Bank, CZFS’ subsidiary bank (“FCCB”), HV Bancorp, Inc. (“HVBC”) and Huntingdon Valley Bank, HVBC’s subsidiary bank (“HVB”), each approved a merger agreement, which is described in this proxy statement/prospectus, among CZFS, FCCB, CZFSAC, a Pennsylvania limited liability company and wholly-owned subsidiary of CZFS, HVBC and HVB pursuant to which (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, HVBC shareholders must vote to approve the merger agreement. HVBC will hold a special meeting of shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of HVBC shareholders and other related matters, and you should read it carefully. The enclosed voting materials for the HVBC special meeting allow you to vote your shares of common stock without attending the special meeting in person.

We are delivering this proxy statement/prospectus to you as both a proxy statement of HVBC and a prospectus of CZFS. It is a proxy statement because the board of directors of HVBC is soliciting proxies from HVBC shareholders to vote on the approval of the merger proposal at the HVBC special meeting of shareholders and adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposal. Your proxy will be used at the HVBC special meeting or at any adjournment or postponement of that special meeting. It is also a prospectus because CZFS will issue CZFS common stock to HVBC shareholders as consideration in the merger, and this prospectus contains information about that common stock.

Q:	What will happen in the merger?

A:	In the proposed transactions, (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity, and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity.

Q:	What are the proposals on which I am being asked to vote?

A:

You are being asked to vote on the following proposals: (i) to approve the merger agreement (the “merger proposal”), (ii) to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of HVBC in connection with the merger (the “compensation proposal”) and (iii) to approve one or more adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement (the “adjournment proposal”).

Q:	What will I receive in the merger?

A:

If the merger proposal is approved and the merger is subsequently completed, HVBC shareholders will have the right, with respect to each of their shares of HVBC common stock, to elect to receive, without interest, subject to the proration procedures described below, either (i) $30.50 in cash or (ii) 0.4000 shares of CZFS common stock.

You will have the opportunity to elect the form of consideration to be received for your shares, however, each HVBC shareholder’s election is subject to proration provisions that may modify the shareholder’s election to ensure that 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in connection with the merger) are exchanged for cash and 80% of the outstanding shares of HVBC common stock are exchanged for shares of CZFS common stock, which may result in your receiving a portion or all of the merger consideration in a form other than that which you elected.

CZFS may opt to increase the amount of CZFS common stock issuable to HVBC shareholders or make cash payments to HVBC shareholders in specific circumstances where HVBC could otherwise terminate the merger agreement. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “The Merger Agreement—Termination” on page 84 for more information.

The value of the stock consideration is dependent upon the value of CZFS common stock and, therefore, will fluctuate with the market price of CZFS common stock. Accordingly, any change in the price of CZFS common stock prior to the merger will affect the market value of the stock consideration that HVBC shareholders may elect to receive as a result of the merger.

Q:	What will happen to shares of CZFS common stock in the merger?

A:

Each share of CZFS common stock outstanding held by CZFS shareholders immediately before the merger will continue to represent one share of CZFS common stock after the effective time. Accordingly, CZFS shareholders will receive no consideration in the merger and the merger will not change the number of shares a CZFS shareholder currently owns.

Q:	Will I receive any fractional shares of CZFS common stock as part of the merger consideration?

A:

No. CZFS will not issue any fractional shares of CZFS common stock in the merger. Instead, CZFS will pay HVBC shareholders the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the daily closing sales prices of one share of CZFS common stock as reported on the NASDAQ Stock Market, LLC (“NASDAQ”) for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Q:	Is there a termination fee potentially payable under the merger agreement?

A:	Yes. Under certain circumstances, HVBC may be required to pay CZFS a termination fee if the merger agreement is terminated. See “The Merger Agreement—Termination Fee” on page 85 for more information.

Q:	How do I make an election with respect to my shares of HVBC common stock?

A:

Each HVBC shareholder will receive an election form, which you should complete and return according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern time, on the 25th calendar day following the date the election form is mailed to HVBC shareholders. If you do not send in the election form by the deadline, you will be deemed not to have made an election and you may be paid CZFS common stock or cash consideration or both. See “The Merger Agreement—Election Procedures for Shareholders; Surrender of Stock Certificates” on page 71 for more information.

Q:	Can I change or revoke my election with respect to my shares of HVBC common stock?

A:	You may change or revoke your election at any time prior to the election deadline by submitting to Broadridge Corporate Issuer Solutions, Inc. written notice accompanied by a properly completed and signed, revised election form. Shareholders will not be entitled to change or revoke their elections following the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

Q:	As an HVBC shareholder, why am I being asked to cast a non-binding advisory vote to approve the compensation that may become payable to HVBC’s named executive officers in connection with the merger?

A:

The SEC’s rules require HVBC to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to HVBC’s named executive officers in connection with the merger.

Q:	What will happen if HVBC shareholders do not approve the compensation that may become payable to HVBC’s named executive officers in connection with the merger?

A:

The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on HVBC or CZFS. Approval of the compensation that may become payable to HVBC’s named executive officers is not a condition to completion of the merger. Therefore, if the merger proposal is approved by HVBC’s shareholders and the merger is subsequently completed, the compensation will still be paid to HVBC’s named executive officers, whether or not HVBC shareholders approve the compensation at the HVBC special meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of HVBC common stock?

A:

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of HVBC common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of CZFS common stock. A U.S. holder of shares of HVBC common stock who receives solely shares of CZFS common stock (or receives CZFS common stock and cash solely in lieu of a fractional share) in exchange for shares of HVBC common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of CZFS common stock. See “PROPOSAL I—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.

Q:	Will I be able to trade the shares of CZFS common stock that I receive in the merger?

A:

You may freely trade the shares of CZFS common stock issued in the merger, unless you are an “affiliate” of CZFS as defined by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Affiliates consist of individuals or entities that control, are controlled by, or are under the common control with CZFS and include executive officers and directors and may include significant shareholders of CZFS.

Q:	What are the conditions to completion of the merger?

A:

The obligations of CZFS and HVBC to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and tax opinions, and the approval of the merger proposal by the shareholders of HVBC.

Q:	When do you expect the merger to be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger proposal by HVBC’s shareholders at HVBC’s special meeting. While we expect the merger to be completed in the first half of 2023, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What HVBC shareholder approval is required to complete the merger?

A:	The merger cannot be completed unless HVBC receives the affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the HVBC special meeting.

Q:	Are there any HVBC shareholders already committed to voting in favor of the merger proposal?

A:

Yes. Each of the directors and certain executive officers of HVBC, solely in such director’s or officer’s capacity as a shareholder of HVBC, has entered into a voting agreement with CZFS requiring each of them to vote all shares of HVBC common stock owned by such director or executive officer in favor of the merger proposal. As of the record date, these directors and executive officers held shares of HVBC common stock, which represented approximately     % of the outstanding shares of HVBC common stock.

Q:	When and where is the HVBC special meeting?

A:	The special meeting of shareholders of HVBC will be held at on , 2023, at , local time.

Q:	What will happen at the HVBC special meeting?

A:

At the HVBC special meeting, HVBC shareholders will consider and vote on the merger proposal and the compensation proposal. If, at the time of the special meeting, there are insufficient votes for the shareholders to approve the merger proposal, you may be asked to consider and vote on the adjournment proposal.

Q:	Who is entitled to vote at the HVBC special meeting?

A:

All holders of HVBC common stock who held shares at the close of business on            , 2022, which is the record date for the special meeting of HVBC shareholders, are entitled to receive notice of and to vote at the HVBC special meeting. Each holder of HVBC common stock is entitled to one vote for each share of HVBC common stock owned as of the record date.

Q:	What constitutes a quorum for the HVBC special meeting?

A:

The quorum requirement for the special meeting is the presence in person or by proxy of the holders of a majority of the total number of shares of HVBC common stock entitled to vote. Abstentions will be counted for purposes of determining whether a quorum is present.

Q:	How does the board of directors of HVBC recommend I vote?

A:

After careful consideration, the HVBC board of directors recommends that all shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 19 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Information Regarding Forward-Looking Statements” on page 26.

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, CZFS and HVBC. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the HVBC special meeting. Alternatively, you may vote through the Internet or by telephone.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus?

A:

You may vote by completing, signing, dating and returning as soon as possible the proxy card in the enclosed postage-paid envelope. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. You may revoke your proxy at any time prior to its exercise, and you may attend the special meeting and vote, even if you have previously returned your proxy card or voted via the Internet or by telephone. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote at the special meeting.

Q:	How will my shares be represented at the HVBC special meeting?

A:

At the HVBC special meeting, the individuals named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted: (1) “FOR” the merger proposal, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:

No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	What if I fail to submit my proxy card or to instruct my broker, or bank or other nominee?

A:

If you fail to properly submit your proxy card, and you do not attend the special meeting and vote your shares in person, your shares will not be voted. If a quorum is present at the special meeting, this will not affect the outcome of any of the proposals.

Q:	What if I abstain from voting on a matter?

A:

For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting but abstains from voting. Abstentions will be counted for purposes of determining whether a quorum is present. For all proposals, abstentions are not shares “voting” at the special meeting and therefore, will not affect the outcome of any of the proposals.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the HVBC special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the HVBC special meeting. If your bank, broker, trustee or other nominee holds your shares of HVBC common stock in “street name,” such entity will vote your shares of HVBC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Your bank, broker, trustee or other nominee may not vote your shares on the merger proposal, the compensation proposal and the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposals

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. Although the HVBC board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all HVBC shareholders, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers or other nominees, are invited to attend the special meeting. Shareholders of record on                , 2022 can vote in person at the special meeting. If you are not an HVBC shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of HVBC common stock, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. There are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:

•	you may deliver a written notice bearing a date later than the date of your proxy card to HVBC’s Secretary at the address listed below, stating that you revoke your proxy;

•	you may submit a new signed proxy card bearing a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone); or

•	you may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to:

HV Bancorp, Inc.

2005 South Easton Road, Suite 304

Doylestown, Pennsylvania 18901

(267) 280-4000

Attention: Janice Garner, Secretary

If you hold your shares of HVBC common stock in “street name” through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

If you sell or otherwise transfer your shares after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders in the merger. In order to receive the merger consideration, a shareholder must hold his or her shares through completion of the merger.

Q:	Are shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the merger proposal?

A:	No. HVBC shareholders will not be entitled to appraisal or dissenters’ rights.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Do I need to do anything with my shares of HVBC common stock certificates now?

A:

No. Shareholders will receive an election form and instructions for surrendering their stock certificates prior to the closing of the merger. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of HVBC common stock in book-entry form?

A:

If your shares of HVBC common stock are held in book-entry form, you will not be required to take any actions to surrender your shares of HVBC common stock. Promptly following the closing of the merger, shares of HVBC common stock held in book-entry form will automatically be exchanged for the merger consideration. If you hold your shares in “street name” through a broker, the broker will provide instructions for making an election with respect to your shares of HVBC common stock.

Q:	Where can I find more information about the companies?

A:	You can find more information about CZFS and HVBC from the various sources described under “Where You Can Find More Information” beginning on page 108.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Laurel Hill Advisory Group, LLC, HVBC’s proxy solicitor, at the address or telephone number listed below:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 108. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (Page 28)

Citizens Financial Services, Inc.

CZFS is a Pennsylvania corporation, incorporated on April 30, 1984 to be the holding company for its wholly owned subsidiary, FCCB, a Pennsylvania-chartered bank. CZFS is a bank holding company under the Bank Holding Company Act of 1956, as amended. CZFS is regulated by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Philadelphia (collectively, the “FRB”) and the Pennsylvania Department of Banking and Securities (the “PADOBS”). During 2020, CZFSAC was formed as a wholly owned subsidiary of the CZFS, and subsequently CZFS’ interest in FCCB was transferred to CZFSAC to facilitate the merger with MidCoast Community Bancorp, Inc. and its wholly owned subsidiary, MidCoast Community Bank, which was completed on April 17, 2020. CZFS is primarily engaged in the ownership and management of CZFSAC, its subsidiary, FCCB, and FCCB’s wholly owned subsidiaries, First Citizens Insurance Agency, Inc. and 1st Realty of PA LLC (“Realty”). Realty was formed in March of 2019 to manage and sell properties acquired by FCCB in the settlement of a bankruptcy filing with a commercial customer, as well as other properties FCCB obtains in foreclosure.

At September 30, 2022, CZFS had total assets of approximately $2.35 billion, total deposits of approximately $1.87 billion, net loans of approximately $1.72 billion, and stockholders’ equity of approximately $191.4 million. The principal executive office of CZFS is located at 15 South Main Street, Mansfield, Pennsylvania 16933, its telephone number is (570) 662-2121 and its website is www.firstcitizensbank.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

First Citizens Community Bank

FCCB is a Pennsylvania-chartered bank headquartered in Mansfield, Pennsylvania, and it is a member bank in the Federal Reserve System. FCCB is subject to regulation by the PADOBS and the FRB. FCCB is a full-service bank engaged in a broad range of banking activities and services for individual, business, governmental and institutional customers. These activities and services principally include checking, savings, and time deposit accounts; residential, commercial and agricultural real estate, commercial and industrial, state and political subdivision and consumer loans; and a variety of other specialized financial services. The Trust and Investment division of FCCB offers a full range of client investment, estate, mineral management and retirement services.

FCCB has a primary market area of Potter, Tioga, Clinton, Bradford and Centre counties in north central Pennsylvania, Lebanon, Berks, Schuylkill, Lancaster and portions of Chester counties in south central Pennsylvania, Allegany County in southern New York and Wilmington and Dover, Delaware, and operates 33 branch offices and two banking facilities. Through this branch network and its electronic delivery channels, FCCB provides deposit and loan products and financial services to local businesses, consumers and municipalities. First Citizens Insurance Agency, Inc., a wholly-owned subsidiary of FCCB, offers products such as mutual funds, annuities, and health and life insurance. First Citizens’ Investment and Trust Services Division offers professional trust administration, investment management services, estate planning and administration, and custody of securities. The principal executive office of FCCB is located at 15 South Main Street, Mansfield, Pennsylvania 16933, and its telephone number is (570) 662-2121.

HV Bancorp, Inc.

HV Bancorp, Inc., a Pennsylvania corporation, is the holding company of Huntingdon Valley Bank. HVBC is a bank holding company under the Bank Holding Company Act of 1956, as amended. HVBC is regulated by the FRB and the PADOBS. Shares of HVBC began trading on NASDAQ on January 12, 2017. At September 30, 2022, HVBC had approximately $603.3 million in consolidated assets, approximately $504.1 million in deposits and approximately $41.4 million of shareholders’ equity. The principal executive office of HVBC is located at 2005 South Easton Road, Suite 304, Doylestown, PA, 18901, and its telephone number is (267) 280-4000.

Huntingdon Valley Bank

Huntingdon Valley Bank is a Pennsylvania-chartered savings bank headquartered in Huntingdon Valley, Pennsylvania, and it is not a member of the Federal Reserve System. It is subject to regulation by the PADOBS and the Federal Deposit Insurance Corporation (“FDIC”). HVB was organized in 1871, and currently provides residential and commercial loans to its general service area (Montgomery, Bucks and Philadelphia Counties, Pennsylvania, Burlington County, New Jersey and New Castle County, Delaware) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers. HVB’s principal business consists of attracting retail deposits from the general public in its market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, commercial real estate loans (including multi-family loans) and other commercial business, construction loans and, to a lesser extent, home equity loans and home equity lines of credit and consumer loans. HVB’s website address is www.myhvb.com. Information that is included in this website does not constitute part of this proxy statement/prospectus. The principal executive office of HVB is located at 2005 South Easton Road, Suite 304, Doylestown, PA, 18901, and its telephone number is (267)  280-4000.

The Special Meeting of HVBC Shareholders

Date, Time and Place of the Special Meeting of HVBC Shareholders (Page 30)

HVBC will hold its special meeting of shareholders at             on             , 2023, at                     , local time.

Purpose of the Special Meeting (Page 30)

At the special meeting, you will be asked to vote on the following:

1.	the merger proposal;

2.	the compensation proposal; and

3.	the adjournment proposal, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 30)

Only holders of record of HVBC common stock at the close of business on the record date of              , 2022, are entitled to notice of and to vote at the special meeting. As of the record date, there were             shares of HVBC common stock outstanding, held of record by approximately             shareholders.

Quorum; Vote Required (Page 30)

A quorum of HVBC shareholders is necessary to hold a valid meeting. If holders of at least a majority of the total number of shares of HVBC common stock entitled to vote are present in person or represented by proxy at the special meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present.

Assuming a quorum is present at the HVBC special meeting, the affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal. Abstentions and broker non-votes will have no effect on the merger proposal, compensation proposal and the adjournment proposal.

The Merger and the Merger Agreement (Page 68)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the proposed merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, HVBC will merge with and into CZFS, with CZFS as the surviving entity. Immediately thereafter, HVB will merge with and into FCCB, with FCCB as the surviving bank (the “bank merger”). Following the merger, HVBC common stock will be delisted from NASDAQ, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded.

Structure of the Merger (Page 68)

In the proposed merger, (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity, and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity. Shares of CZFS will continue to trade on NASDAQ with the NASDAQ trading symbol “CZFS.” Upon completion of the merger, the separate existences of HVBC and HVB will terminate.

Consideration to be Received in the Merger (Page 69)

Cash or Stock Consideration. The merger agreement provides that HVBC shareholders will have the right, with respect to each of their shares of HVBC common stock, to elect to receive, without interest, subject to proration as described below, either (i) $30.50 in cash or (ii) 0.4000 shares of CZFS common stock. You will have the opportunity to elect the form of consideration to be received for each of your shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in you receiving a portion of the merger consideration in a form other than that which you elected. Specifically, each HVBC shareholder’s election is subject to proration provisions that may modify such shareholder’s election to ensure that 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in connection with the merger) are exchanged for cash and 80% of the outstanding shares of HVBC common stock are exchanged for shares of CZFS common stock.

The value of the stock consideration is dependent upon the value of CZFS common stock and, therefore, will fluctuate with the market price of CZFS common stock. Accordingly, any change in the price of CZFS common stock prior to the closing of the merger will affect the market value of any stock consideration that HVBC shareholders will receive as a result of the merger.

No fractional shares of CZFS common stock will be issued to any holder of HVBC common stock upon completion of the merger. Instead, CZFS will pay HVBC shareholders the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the daily closing sales prices of one share of CZFS common stock on as reported on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Treatment of Stock Options and Restricted Stock Awards (Page 72)

Pursuant to the terms of the merger agreement, each option to purchase shares of HVBC common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger will be canceled at the effective time of the merger. In exchange for the cancellation of each option, the holder of such option will receive a cash amount equal to the product of (x) the number of shares of HVBC common stock subject to such option at the effective time multiplied by (y) the amount by which $30.50 exceeds the exercise price per share of such option, less applicable taxes and withholdings and without interest. In the event that the exercise price of an option is equal to or greater than $30.50, then the option will be canceled in exchange for no consideration.

Pursuant to the terms of the merger agreement, any vesting restrictions on each share of restricted stock outstanding immediately prior to the effective time of the merger will automatically lapse and each share of HVBC restricted stock will be treated as an issued and outstanding share of HVBC common stock.

Election Procedures for Shareholders (Page 71)

If you own HVBC common stock, you will receive under separate cover an election form that you may use to indicate whether your preference is to receive cash or shares of CZFS common stock. The election deadline will be 5:00 p.m., Eastern time, on the 25th calendar day following the mailing date. To make an election, a holder must submit a properly completed election form and return it so that the form is actually received by Broadridge Corporate Issuer Solutions, Inc. at or before the election deadline in accordance with the instructions on the election form.

Non-Electing HVBC Shareholders (Page 69)

HVBC shareholders who make no election to receive cash or CZFS common stock in the merger, and HVBC shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election will be paid in accordance with the proration procedures described below.

Proration (Page 70)

The number of shares of HVBC common stock to be converted into cash consideration in the merger will be 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement). The remaining 80% of the outstanding shares of HVBC common stock will be converted into shares of CZFS common stock. Therefore, elections are subject to certain proration and other provisions to preserve this requirement regarding the number of shares of HVBC common stock to be converted into cash in the merger.

If the HVBC shareholders’ elections would result in more than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who elected to receive stock consideration or who did not make an election will receive stock consideration, and all shareholders who have elected to receive cash consideration will receive the following:

•

a number of shares of CZFS common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares for which such shareholder made elections to receive the cash consideration and (ii) a fraction, the numerator of which is the amount by which (a) the number of shares for which all HVBC shareholders made elections to receive cash consideration exceeds (b) the maximum number of shares of HVBC common stock to be converted into cash consideration, and the denominator of which is the number of shares for which elections were made to receive the cash consideration, and

•	the right to receive cash consideration for the remaining number of such shareholder’s shares.

If the HVBC shareholders’ elections would result in less than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who elected to receive cash consideration will receive cash consideration, and all HVBC shareholders who have elected to receive stock consideration will receive the following:

•

an amount of cash consideration equal to the product obtained by multiplying: (i) the number of shares for which such shareholder made elections to receive the stock consideration and (ii) a fraction, the numerator of which is the amount by which (a) the maximum number of shares of HVBC common stock to be converted into cash consideration exceeds (b) the number of shares for which all HVBC shareholders made an election to receive cash consideration and the denominator of which is the sum of (i) the total number of shares for which elections were made to receive the stock consideration plus (ii) the total number of shares for which no elections were made, with the remaining number of such holder’s shares for which elections to receive stock consideration were made, being converted into the right to receive the stock consideration.

If the HVBC shareholders’ elections would result in less than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who did not make an election will receive the following:

•

an amount of cash consideration equal to the product obtained by multiplying: (i) the number of shares for which no elections were made by such shareholder and (ii) a fraction, the numerator of which is the amount by which (a) the maximum number of shares of HVBC common stock to be converted into cash consideration exceeds (b) the number of shares for which all HVBC shareholders made an election to receive cash consideration, and the denominator of which is the sum of (i) the total number of shares for which elections were made to receive the stock consideration plus (ii) the total number of shares for which no elections were made, with the remaining number of such holder’s shares for which no elections were made being converted into the right to receive stock consideration.

Material U.S. Federal Income Tax Consequences of the Merger (Page 62)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of HVBC common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration and will recognize gain or loss if such holder received its consideration solely in cash or with respect to any cash received in lieu of fractional shares of CZFS common stock. A U.S. holder of shares of HVBC common stock who receives solely shares of CZFS common stock (or receives CZFS common stock and cash solely in lieu of a fractional share) in exchange for shares of HVBC common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of CZFS common stock.

HVBC shareholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 and to consult their tax advisors for a full explanation of the tax consequences of the merger.

Recommendation of the HVBC Board of Directors (Page 30)

After careful consideration of the various factors, including those set forth under the heading “PROPOSAL I—The Merger—HVBC’s Reasons for the Merger; Recommendation of the HVBC Board of Directors” beginning on page 40, the HVBC board of directors has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of HVBC and its shareholders. Accordingly, the HVBC board of directors recommends that HVBC shareholders vote:

•	“FOR” the merger proposal;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

Dissenters’ Appraisal Rights (Page 67)

HVBC shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.

Opinion of HVBC’s Financial Advisor (Page 43)

The Kafafian Group, Inc. (“TKG”) acted as financial advisor to HVBC’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 18, 2022 meeting at which HVBC’s board of directors considered the merger and the merger agreement, TKG delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on October 18, 2022, to the effect that, as of such date, the merger consideration was fair to the holders of HVBC common stock from a financial point of view. The full text of TKG’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by TKG in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HVBC common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

TKG’s opinion was directed to the board of directors of HVBC in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of HVBC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger proposal. TKG’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of HVBC common stock and did not address the underlying business decision of HVBC to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HVBC or the effect of any other transaction in which HVBC might engage.

Interests of HVBC’s Directors and Executive Officers in the Merger (Page 56)

In considering the information contained in this proxy statement/prospectus, you should be aware that HVBC directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of HVBC shareholders generally. These interests include, among other things:

•	the right to receive cash payments in exchange for cancellation of outstanding stock options, including unvested stock options;

•	the right to accelerated vesting of restricted stock awards;

•

new agreements that provide cash payments to Travis J. Thompson, Chairman and Chief Executive Officer of HVBC, and Robert J. Marino, President of HVBC, upon the closing of the merger in exchange for the termination of their existing agreements with HVBC and complying with non-competition and non-solicitation restrictions;

•

employment agreements with Charles Hutt, Executive Vice President and Chief Operations Officer –Mortgage Division, and Chris Jacobsen, Executive Vice President and Chief Operating Officer of HVBC, which provide cash severance payments and continued employee benefits in the event that the executive officer has a qualifying termination of employment following the closing of the merger;

•	a retention bonus payable to Mr. Hutt provided that Mr. Hutt remains employed with CZFS and FCCB for, at least, 90 days following the closing of the merger;

•	the right of certain other executive officers to receive cash severance and continued employee benefits under certain circumstances;

•	the right to continued indemnification and liability insurance coverage by CZFS after the merger for acts or omissions occurring before the merger;

•

in the case of one director of HVBC, a seat on the CZFS board of directors, and in the case of each of two directors of HVB, a seat on the FCCB board of directors, and any related compensation for such services on the CZFS board of directors or the FCCB board of directors, if applicable; and

•	in the case of each of Travis J. Thompson and Robert J. Marino , a position as a senior officer of FCCB.

See the section of this proxy statement/prospectus entitled “PROPOSAL I—The Merger—Interests of HVBC’s Directors and Executive Officers in the Merger” beginning on page 56 for a discussion of these interests.

Boards of Directors of CZFS and FCCB After the Merger (Page 69)

Effective at the effective time of the merger, CZFS, upon consultation with HVBC, will designate (i) one member of the HVBC board of directors to serve as a member of the CZFS board of directors and (ii) two members of the HVB board of directors to serve as members of the FCCB board of directors. The designees must meet the qualifications for directors as set forth in the amended and restated bylaws of CZFS and FCCB. The designees will serve on the CZFS and FCCB boards of directors until the next annual meeting following their appointments, at which time the CZFS designee will be nominated for a three-year term and the FCCB designees will be nominated for one-year terms.

No Solicitation of Alternative Transactions (Page 78)

The merger agreement restricts HVBC’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in HVBC. However, if HVBC receives a bona fide unsolicited written acquisition proposal from a third party that its board of directors believes in good faith is or is reasonably likely to lead to a proposal (i) on terms which the HVBC board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to HVBC’s shareholders than the transactions contemplated by the merger agreement, and (ii) that constitutes a transaction that, in the good faith judgment of the HVBC board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, HVBC may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement, if its board of directors determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of HVBC to comply with their fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page 82)

As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to:

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	shareholders of HVBC having approved the merger proposal;

•

CZFS and HVBC having obtained all regulatory approvals, and completed any requirements required by such regulatory approvals, required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated. No such regulatory approvals contain any condition, restriction or requirement that either the board of directors of CZFS, on the one hand, or the board of directors of HVBC, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that CZFS, on the one hand, or HVBC, on the other hand, would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement;

•

the absence of any judgment, order, injunction or decree, or any statute, rule or regulation enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•	CZFS and HVBC having each received a legal opinion from their respective counsel regarding treatment of the merger as a tax free “reorganization” for federal income tax purposes;

•	the representations and warranties of each of CZFS and HVBC in the merger agreement being accurate, subject to exceptions that would not have a material adverse effect;

•	CZFS and HVBC having each performed in all material respects all obligations required to be performed by it; and

•	the shares of CZFS common stock to be issued in the merger having been approved for listing on NASDAQ.

Termination of the Merger Agreement (Page 84)

CZFS and HVBC can mutually agree to terminate the merger agreement at any time before the merger has been completed, and either company can terminate the merger agreement if:

•

any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger proposal by the HVBC shareholders is not obtained;

•

the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by June 30, 2023, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.

In addition, CZFS may terminate the merger agreement if:

•	HVBC materially breaches the non-solicitation provisions in the merger agreement;

•	the HVBC board of directors:

•	fails to recommend approval of the merger proposal, or withdraws, modifies or changes such recommendation in a manner adverse to CZFS’ interests; or

•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than CZFS or any of its subsidiaries; or

•	HVBC fails to call, give notice of, convene and hold the special meeting.

In addition, HVBC may terminate the merger agreement if:

•	HVBC decides to accept a superior proposal in accordance with the merger agreement; or

•	both:

•

the volume-weighted average closing price per share of CZFS common stock as reported on NASDAQ for the ten consecutive trading days ending on (and including) the tenth day prior to the closing date of the merger (the “average closing price”) is less than $56.00 (the “starting price”); and

•

the quotient obtained by dividing the average closing price by the starting price is less than (x) the difference obtained by subtracting 0.20 from (y) the quotient obtained by dividing (1) the closing index value of the NASDAQ Bank Index on the tenth day prior to the closing date of the merger divided by (2) the closing index value of the NASDAQ Bank Index on the trading day immediately preceding the date of the first public announcement of entry into the merger agreement.

Termination Fee (Page 85)

HVBC must pay CZFS a termination fee of $2.7 million if:

•	CZFS terminates the merger agreement as a result of:

•	HVBC breaching the non-solicitation provisions in the merger agreement;

•

the HVBC board of directors failing to recommend approval of the merger proposal by the HVBC shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to CZFS’ interests;

•

the HVBC board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than CZFS or any of its subsidiaries; or

•	HVBC materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the HVBC special meeting;

•	HVBC terminates the merger agreement as a result of:

•

HVBC receiving an acquisition proposal and, in accordance with the terms of the merger agreement, the HVBC board of directors has made a determination that such acquisition proposal is a superior proposal and has made a determination to accept such superior proposal; or

•

HVBC or HVB enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by CZFS as a result of a willful breach by HVBC or HVB after an acquisition proposal has been publicly announced or otherwise made known to HVBC.

Waiver or Amendment of Merger Agreement Provisions (Page 86)

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision to the extent permitted by applicable law, or amended or modified by a written agreement between CZFS, FCCB, HVBC and HVB. However, after the HVBC special meeting, no amendment will be made which by law requires further approval by the shareholders of HVBC without obtaining such approval.

Comparative Market Price Data (Page 25)

The following table presents the last reported sale price of a share of CZFS and last reported sale price of a share of HVBC common stock, as reported on NASDAQ, on October 18, 2022, the last full trading day prior to the public announcement of the proposed merger, and on              , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the CZFS common stock that HVBC shareholders would receive for each share of their HVBC common stock if the merger was completed on those dates:

	CZFS Common Stock		HVBC Common Stock		Equivalent Value Per Share of HVBC Common Stock(1)
October 18, 2022		$70.00		$21.00		$28.00
, 2023	$		$		$

(1)	Calculated by multiplying the closing price of CZFS common stock as of the specified date by the exchange ratio of 0.400.

Share Ownership of Directors and Management; Voting Agreements (Page 31)

As of the record date, the directors and executive officers of HVBC and their affiliates collectively owned shares of HVBC common stock, or approximately      % of HVBC’s outstanding shares. Each of the directors and certain executive officers of HVBC, solely in such director’s or officer’s capacity as a shareholder of HVBC, has entered into a voting agreement with CZFS requiring each of them to vote all shares of HVBC common stock owned by such director or executive officer in favor of the merger proposal. As of the record date, the directors and certain executive officer of HVBC held shares of HVBC common stock, which represented approximately     % of the outstanding shares of HVBC common stock.

Regulatory Approvals Required for the Merger (Page 65)

Approval, or waiver of formal application and approval requirements, by the FRB and the PADOBS is required prior to the merger. As of the date of this proxy statement/prospectus, CZFS has not yet received any approvals or waivers from these regulators. While neither CZFS nor HVBC knows of any reason why the parties would not obtain the approvals or waivers in a timely manner, CZFS and HVBC cannot be certain when or if such required regulatory approvals or waivers will be obtained.

Accounting Treatment of the Merger (Page 66)

The merger will be accounted for using the purchase method of accounting with CZFS treated as the acquirer. Under this method of accounting, HVBC’s assets and liabilities will be recorded by CZFS at their respective fair values as of the closing date of the merger and added to those of CZFS. The excess of purchase price over the net fair values of HVBC’s assets and liabilities will be recorded as goodwill. The excess of the fair value of HVBC’s net assets over the purchase price, if any, will be recognized in earnings by CZFS on the closing date of the merger.

Listing of CZFS Common Stock to be Issued in the Merger; Delisting and Deregistration of HVBC Common Stock (Page 67)

The shares of CZFS common stock to be issued in the merger will be listed for trading on NASDAQ. Following the consummation of the merger, shares of CZFS common stock will continue to be traded on NASDAQ. In addition, following consummation of the merger, HVBC common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Differences Between Rights of CZFS and HVBC Shareholders (Page 99)

As a result of the merger, holders of HVBC common stock will become holders of CZFS common stock. Following the merger, HVBC shareholders will have different rights as shareholders of CZFS due to the different provisions of the governing documents of CZFS and HVBC. For additional information regarding the different rights as shareholders of CZFS than as shareholders of HVBC, see “Comparison of Shareholder Rights” beginning on page 99.

Summary of Risk Factors Related to the Merger (Page 19)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 19.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 26 and the risk factors specific to CZFS’ business that will also affect the combined company after the merger described in the sections entitled “Risk Factors” in CZFS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in other documents incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following risk factors in deciding whether to vote for approval of the merger proposal.

Risks Related to the Merger

The value of the merger consideration will vary with changes in CZFS’ stock price.

Upon completion of the merger, each share of HVBC common stock will be converted into the right to receive merger consideration consisting of, at the option of the holder of such share, either cash or shares of CZFS common stock. Because the per share stock consideration is fixed at 0.4000 shares of CZFS common stock, the market value of the CZFS common stock to be issued in the merger will depend upon the market price of CZFS common stock. This market price may vary from the closing price of CZFS common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to HVBC shareholders and on the date of the HVBC special meeting. Accordingly, HVBC shareholders who elect to receive stock consideration will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the merger.

HVBC shareholders may receive a form of consideration different from what they elect.

While each HVBC shareholder may elect to receive cash or CZFS common stock in the merger, 20% of HVBC common stock outstanding at the completion of the merger will be exchanged for cash consideration and 80% of HVBC common stock outstanding at the completion of the merger will be exchanged for shares of CZFS common stock. Therefore, if HVBC shareholders elect more cash than is available under the merger agreement, their elections will be prorated to permit 80% of HVBC common stock outstanding at the completion of the merger to be exchanged for shares of CZFS common stock. Similarly, if HVBC shareholders elect more stock consideration than is available under the merger agreement, their elections will be prorated to permit 20% of HVBC common stock outstanding at the completion of the merger to be exchanged for cash consideration. As a result, your ability to receive cash or stock consideration in accordance with your election may depend on the elections of other HVBC shareholders.

The merger agreement may not be completed if certain conditions to the merger are not satisfied or waived or if the merger agreement is terminated by the parties in accordance with its terms.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	the approval of the merger proposal by HVBC’s shareholders;

•	the receipt of required regulatory approvals;

•	the absence of orders prohibiting the completion of the merger;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	the receipt by both parties of legal opinions from their respective tax counsels.

In addition, HVBC has the right to terminate the merger agreement if the average closing price of CZFS common stock for a specified period prior to closing is less than $56.00 and the CZFS common stock underperforms a specified peer-group index by more than 20%. However, CZFS will have the option to increase the amount of CZFS common stock to be provided or make cash payments to HVBC shareholders, in which case no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 84 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on CZFS following the merger.

Before the merger may be completed, various approvals or consents must be obtained from state and federal governmental authorities, including the FRB and the PADOBS. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this proxy statement/prospectus; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of CZFS’ business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of CZFS following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. CZFS is not required to complete the merger if a governmental agency, as part of its authorization or approval, imposes any term, condition or restriction upon CZFS or its subsidiaries that, in CZFS’ reasonable determination, would prohibit or materially limit the ownership or operation by CZFS of any material portion of HVBC’s or CZFS’ business or assets, or that would compel CZFS to dispose or hold separate any material portion of HVBC’s or CZFS’ assets. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

CZFS and HVBC will incur transaction and integration costs in connection with the merger and, if the merger is not completed, CZFS and HVBC will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of CZFS and HVBC has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. CZFS also expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of HVBC with those of CZFS. Some of these costs are payable by either CZFS or HVBC regardless of whether the merger is completed.

While CZFS and HVBC have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of CZFS and HVBC.

HVBC’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of HVBC shareholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that HVBC’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of HVBC shareholders generally. These interests include, among other things:

•	the right to receive cash payments in exchange for cancellation of outstanding stock options, including unvested stock options;

•	the right to accelerated vesting of restricted stock awards;

•

new agreements that provide cash payments to Travis J. Thompson, Chairman and Chief Executive Officer of HVBC, and Robert J. Marino, President of HVBC, upon the closing of the merger in exchange for the termination of their existing agreements with HVBC and complying with non-competition and non-solicitation restrictions;

•

employment agreements with Charles Hutt, Executive Vice President and Chief Operations Officer—Mortgage Division, and Chris Jacobsen, Executive Vice President and Chief Operating Officer of HVBC, which provide cash severance payments and continued employee benefits in the event that the executive officer has a qualifying termination of employment following the closing of the merger;

•	a retention bonus payable to Mr. Hutt provided that Mr. Hutt remains employed with CZFS and FCCB for, at least, 90 days following the closing of the merger;

•	the right of certain other executive officers to receive cash severance and continued employee benefits under certain circumstances;

•	the right to continued indemnification and liability insurance coverage by CZFS after the merger for acts or omissions occurring before the merger;

•

in the case of one director of HVBC, a seat on the CZFS board of directors, and in the case of each of two directors of HVB, a seat on the FCCB board of directors, and any related compensation for such services on the CZFS board of directors or the FCCB board of directors, if applicable; and

•	in the case of each of Travis J. Thompson and Robert J. Marino , a position as a senior officer of FCCB.

HVBC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on HVBC. These uncertainties may impair HVBC’s and/or HVB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with HVBC and/or HVB to seek to change existing business relationships with HVBC and/or HVB. HVBC and HVB employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources of HVBC. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of HVBC and HVB and, following the merger, the combined company. In addition, the merger agreement requires that HVBC and HVB operate in the ordinary course of business consistent with past practice and restricts HVBC and HVB from taking certain actions prior to the effective time of the merger or termination of the merger agreement without the prior written consent of CZFS. These restrictions may prevent HVBC and/or HVB from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire HVBC.

Until the completion of the merger, HVBC is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than CZFS. In addition, HVBC has agreed to pay a termination fee of $2.7 million to CZFS in specified circumstances. These provisions could discourage other companies from trying to acquire HVBC even though those other companies might be willing to offer greater value to HVBC shareholders than CZFS has offered in the merger. The payment of the termination fee also could have a material adverse effect on HVBC’s results of operations.

The fairness opinion obtained by HVBC from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

TKG orally delivered to the board of directors of HVBC its opinion, which was subsequently confirmed in writing, dated as of October 18, 2022, to the effect that, as of such date and based upon and subject to the factors, qualifications and assumptions set forth therein, the merger consideration set forth in the merger agreement was fair to the holders of HVBC common stock from a financial point of view. Because HVBC does not currently anticipate asking TKG to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Accordingly, the opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of CZFS or HVBC, changes in general market and economic conditions or regulatory or other factors which may be beyond the control of CZFS and HVBC. Any such changes, or changes in other factors on which the opinion was based, may materially alter or affect the relative values of CZFS or HVBC.

If the merger is not consummated by June 30, 2023, CZFS or HVBC may terminate the merger agreement.

Either CZFS or HVBC may terminate the merger agreement under certain circumstances, including if the merger has not been consummated by June 30, 2023. However, this termination right will not be available to a party if the failure to consummate the transaction by such is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

The tax consequences of the merger to an HVBC shareholder will be dependent upon the merger consideration received.

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of HVBC common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration and will recognize gain or loss if such holder received the entirety of its consideration in cash or with respect to any cash received in lieu of fractional shares of CZFS common stock.

Risks Related to the Combined Company if the Merger is Completed

CZFS may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, CZFS’ ability to realize anticipated cost savings and to combine the businesses of CZFS and HVBC in a manner that does not materially disrupt the existing customer relationships of HVBC and/or HVB nor result in decreased revenues from any loss of customers. The success of the merger will also depend upon the integration of employees, systems, operating procedures and information technologies, as well as the retention of key employees. Additionally, the success of the merger is to an extent dependent upon HVBC and/or HVB customers choosing to continue their relationships with the combined company following the consummation of the transaction. If CZFS is not able to successfully achieve its objectives, or if HVBC and/or HVB customers choose not to continue their relationships with the combined company, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

CZFS and HVBC have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of HVBC’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CZFS to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Unanticipated costs relating to the merger could reduce CZFS’ future earnings per share.

CZFS believes that it has reasonably estimated the likely costs of integrating the operations of CZFS and HVBC, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of CZFS common stock could be less than they would have been if the merger had not been completed.

After the merger is completed, HVBC shareholders who receive stock compensation will become CZFS shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, HVBC shareholders who receive stock compensation will become CZFS shareholders. Differences in HVBC’s articles of incorporation and by-laws and CZFS’ articles of incorporation and by-laws will result in changes to the rights of HVBC shareholders who become CZFS shareholders. For more information, see “Comparison of Shareholder Rights,” beginning on page 99 of this document.

Both CZFS and HVBC shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

HVBC shareholders currently have the right to vote in the election of the board of directors of HVBC and on various other matters affecting HVBC. After the merger, each HVBC shareholder will hold a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of HVBC. It is expected that the former shareholders of HVBC as a group will receive shares in the merger constituting less than approximately 18% of the outstanding shares of CZFS common stock immediately after the merger. Because of this, HVBC’s shareholders will have significantly less influence on the management and policies of CZFS than they now have on the management and policies of HVBC. Additionally, CZFS’ shareholders will have less influence on the management and policies of CZFS than they now have on the management and policies of CZFS.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED DATA FOR CZFS

On October 18, 2022, CZFS, CZFSAC, FCCB, HVBC and HVB entered into a merger agreement pursuant to which (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity, and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity (the “Proposed Merger”). The Proposed Merger is expected to close in the first half of 2023, subject to approval by HVBC’s shareholders and customary closing conditions and regulatory approvals.

The following table shows selected financial information on a pro forma condensed combined basis giving effect to the Proposed Merger and related transactions (the “Proposed Transactions”), which is known as “pro forma” information, as if the Proposed Transactions had occurred on September 30, 2022, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

CZFS anticipates that the Proposed Merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of CZFS following the Proposed Merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CZFS would have been had the companies been combined during these periods.

The exchange ratio of 0.4000 was used in preparing this selected pro forma information. You should read this summary selected unaudited pro forma information in conjunction with the information included under “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and with the historical consolidated financial statements and the related notes of CZFS, which are incorporated in this proxy statement/prospectus by reference, and of HVBC, which are included in the proxy statement/prospectus.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of CZFS common stock or the actual or future results of operations of CZFS for any period. Actual results may be materially different than the pro forma information presented.

At September 30, 2022 (in thousands)
Pro forma combined balance sheet data
Total assets	$2,966,004
Total loans, net	2,142,598
Deposits	2,371,549
Total stockholders’ equity	231,655

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(in thousands, except per share data)
Pro forma condensed combined income statement data
Interest income	$79,221	$96,443
Interest expense	11,094	13,299

Net interest income	68,127	83,144
Provision for loan losses	6,136	5,455

Net interest income after provision for loan losses	61,991	77,689
Non-interest income	14,434	25,729
Non-interest expense	51,562	65,898

Income before income taxes	24,863	37,520
Provision for income taxes	4,355	6,967

Net income	$20,508	$30,553

Pro forma per share data
Basic earnings	$4.38	$6.50
Diluted earnings	$4.38	$6.50

COMPARATIVE MARKET PRICE DATA

CZFS and HVBC common stock are each listed and traded on NASDAQ under the symbol “CZFS” and “HVBC,” respectively.

On             , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus, there were              shares of CZFS common stock outstanding                  and shareholders of record. On                  , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus, there were                  shares of HVBC common stock outstanding and                  shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table presents the last reported sale price of a share of CZFS and last reported sale price of a share of HVBC common stock, as reported on NASDAQ, on October 18, 2022, the last full trading day prior to the public announcement of the proposed merger, and              , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the CZFS common stock that HVBC shareholders would receive for each share of their HVBC common stock if the merger was completed on those dates:

	CZFS Common Stock		HVBC Common Stock		Equivalent Value Per Share of HVBC Common Stock(1)
October 18, 2022		$70.00		$21.00		$28.00
, 2023	$		$		$

(1)	Calculated by multiplying the closing price of CZFS common stock as of the specified date by the exchange ratio of 0.400.

The market value of the CZFS common stock to be issued in exchange for shares of HVBC common stock upon the completion of the merger will not be known at the time of the HVBC special meeting. HVBC shareholders are encouraged to obtain current market quotations for CZFS common stock and HVBC common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 108.

The holders of CZFS common stock receive dividends as and when declared by CZFS’ board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by CZFS’ board of directors, CZFS expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of CZFS common stock is $1.92 per share. However, the payment of dividends by CZFS is subject to numerous factors, and no assurance can be given that CZFS will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between CZFS and HVBC, including future financial and operating results and performance; statements about CZFS’ and HVBC’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of CZFS’ and HVBC’s managements and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of CZFS and HVBC. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the businesses of CZFS and HVBC, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not unduly rely on any of these forward-looking statements.

All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. CZFS and HVBC are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the businesses of CZFS and HVBC may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the shareholders of HVBC may fail to approve the merger;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate HVBC’s operations and those of CZFS;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the proposed transaction may be lower than expected;

•	CZFS’ and HVBC’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by CZFS’ issuance of additional shares of its capital stock in connection with the proposed transaction;

•	changes in general economic conditions, including inflation, changes in market interest rates and changes in monetary and fiscal policies of the federal government;

•	legislative and regulatory changes; and

•	uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on CZFS, HVBC and the proposed transaction.

Additional factors that could cause CZFS’ and HVBC’s results to differ materially from those described in the forward-looking statements can be found in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 19 and CZFS’ and HVBC’s filings with the SEC, including CZFS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and HVBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to CZFS or HVBC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, CZFS and HVBC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

Citizens Financial Services, Inc.

CZFS is a Pennsylvania corporation, incorporated on April 30, 1984 to be the holding company for its wholly owned subsidiary, FCCB, a Pennsylvania-chartered bank. CZFS is a bank holding company under the Bank Holding Company Act of 1956, as amended. CZFS is regulated by the FRB and the PADOBS. During 2020, CZFSAC was formed as a wholly owned subsidiary of the CZFS, and subsequently CZFS’ interest in FCCB was transferred to CZFSAC to facilitate the merger with MidCoast Community Bancorp, Inc. and its wholly owned subsidiary, MidCoast Community Bank, which was completed on April 17, 2020. CZFS is primarily engaged in the ownership and management of CZFSAC, its subsidiary, FCCB and FCCB’s wholly owned subsidiaries, First Citizens Insurance Agency, Inc. and 1st Realty of PA LLC (“Realty”). Realty was formed in March of 2019 to manage and sell properties acquired by FCCB in the settlement of a bankruptcy filing with a commercial customer, as well as other properties FCCB obtains in foreclosure.

At September 30, 2022, CZFS had total assets of approximately $2.35 billion, total deposits of approximately $1.87 billion, net loans of approximately $1.72 billion, and stockholders’ equity of approximately $191.4 million. The principal executive office of CZFS is located at 15 South Main Street, Mansfield, Pennsylvania 16933, and its telephone number is (570) 662-2121 and its website is www.firstcitizensbank.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

First Citizens Community Bank

FCCB is a Pennsylvania-chartered bank headquartered in Mansfield, Pennsylvania, and it is a member bank in the Federal Reserve System. FCCB is subject to regulation by the PADOBS and the FRB. FCCB is a full-service bank engaged in a broad range of banking activities and services for individual, business, governmental and institutional customers. These activities and services principally include checking, savings, and time deposit accounts; residential, commercial and agricultural real estate, commercial and industrial, state and political subdivision and consumer loans; and a variety of other specialized financial services. The Trust and Investment division of FCCB offers a full range of client investment, estate, mineral management and retirement services.

FCCB has a primary market area of Potter, Tioga, Clinton, Bradford and Centre counties in north central Pennsylvania, Lebanon, Berks, Schuylkill, Lancaster and portions of Chester counties in south central Pennsylvania, Allegany County in southern New York and Wilmington and Dover, Delaware, and operates 33 branch offices and two banking facilities. Through this branch network and its electronic delivery channels, FCCB provides deposit and loan products and financial services to local businesses, consumers and municipalities. First Citizens Insurance Agency, Inc., a wholly-owned subsidiary of FCCB, offers products such as mutual funds, annuities, and health and life insurance. First Citizens’ Investment and Trust Services Division offers professional trust administration, investment management services, estate planning and administration, and custody of securities. The principal executive office of FCCB is located at 15 South Main Street, Mansfield, Pennsylvania 16933, and its telephone number is (570) 662-2121.

HV Bancorp, Inc.

HV Bancorp, Inc., a Pennsylvania corporation, is the holding company of Huntingdon Valley Bank. HVBC is a bank holding company under the Bank Holding Company Act of 1956, as amended. HVBC is regulated by the FRB and the PADOBS. Shares of HVBC began trading on NASDAQ on January 12, 2017. At September 30, 2022, HVBC had approximately $603.3 million in consolidated assets, approximately $504.1 million in deposits and approximately $41.4 million of shareholders’ equity. The principal executive office of HVBC is located at 2005 South Easton Road, Suite 304, Doylestown, PA, 18901, and its telephone number is (267) 280-4000.

Huntingdon Valley Bank

Huntingdon Valley Bank is a Pennsylvania-chartered savings bank headquartered in Huntingdon Valley, Pennsylvania, and it is not a member of the Federal Reserve System. It is subject to regulation by the PADOBS and the FDIC. HVB was organized in 1871, and currently provides residential and commercial loans to its general service area (Montgomery, Bucks and Philadelphia Counties, Pennsylvania, Burlington County, New Jersey and New Castle County, Delaware) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers. HVB’s principal business consists of attracting retail deposits from the general public in its market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, commercial real estate loans (including multi-family loans) and other commercial business, construction loans and, to a lesser extent, home equity loans and home equity lines of credit and consumer loans. HVB’s website address is www.myhvb.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

THE SPECIAL MEETING OF HVBC SHAREHOLDERS

This proxy statement/prospectus is being furnished to holders of HVBC common stock for use at a special meeting of HVBC’s shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of HVBC will be held at                  , on             , 2023, at             , local time.

Purpose of the Special Meeting

At the special meeting, HVBC’s shareholders as of the record date will be asked to consider and vote on the following:

1.	the merger proposal;

2.	the compensation proposal; and

3.	the adjournment proposal, if necessary.

Recommendation of the HVBC Board of Directors

The HVBC board of directors has approved the merger agreement and recommends that you vote your shares as follows:

•	“FOR” the merger proposal;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of HVBC common stock at the close of business on the record date of      , 2022, are entitled to notice of and to vote at HVBC’s special meeting. As of the record date, there were                  shares of HVBC common stock outstanding, held of record by shareholders. Each holder of HVBC common stock is entitled to one vote for each share of HVBC common stock owned as of the record date.

Quorum; Vote Required

A quorum of HVBC shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of HVBC common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present. If you fail to submit a proxy prior to the special meeting or to vote at the HVBC special meeting, your shares of HVBC common stock will not be counted towards a quorum.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast by all HVBC shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal.

For all proposals, abstentions are not shares “voting” at the special meeting and therefore, will not affect the outcome of any of the proposals. Similarly, broker non-votes will have no effect on the merger proposal, compensation proposal and adjournment proposal.

Share Ownership of Directors and Management; Voting Agreement

As of the record date, the directors and executive officers of HVBC and their affiliates collectively owned shares of HVBC common stock, or approximately     % of HVBC’s outstanding shares. Each of the directors and certain executive officers of HVBC, solely in their capacity as a shareholder of HVBC, has entered into a voting agreement with CZFS requiring each of them to vote all shares of HVBC common stock owned by such director or executive officer in favor of the merger proposal. As of the record date, these directors and certain executive officers of HVBC held shares of HVBC common stock, which represented approximately     % of the outstanding shares of HVBC common stock.

When considering the HVBC board of directors’ recommendation that you vote in favor of the merger proposal, you should be aware that the executive officers and directors of HVBC have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of HVBC. See “PROPOSAL I—The Merger—Interests of HVBC’s Directors and Executive Officers in the Merger” beginning on page 56.

Voting of Proxies

If you are an HVBC shareholder, the HVBC board of directors requests that you return the proxy card accompanying this document for use at the HVBC special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. Alternatively, you may vote through the Internet or by telephone.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.

If you have any questions concerning the merger, the other meeting matters or this proxy statement/prospectus or need assistance voting your shares, please contact Laurel Hill Advisory Group, LLC, HVBC’s proxy solicitor, at the address or telephone number listed below:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

If you hold your shares of HVBC common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of HVBC common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of HVBC common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have no effect on the merger proposal.

How to Revoke Your Proxy

If you are an HVBC shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Secretary of HVBC, stating that you revoke your proxy;

•

submitting a new signed proxy card bearing a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone) (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

•	You should send any notice of revocation to:

HV Bancorp, Inc.

2005 South Easton Road, Suite 304

Doylestown, Pennsylvania 18901

(267) 280-4000

Attention: Janice Garner, Secretary

If you hold your shares of HVBC common stock in “street name” through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are an HVBC shareholder and plan to attend the HVBC special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, HVBC requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the merger proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Brokers who hold shares of HVBC common stock in “street name” for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. It is expected that all proposals to be voted on at the HVBC special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the HVBC special meeting. If your bank, broker, trustee or other nominee holds your shares of HVBC common stock in “street name,” such entity will vote your shares of HVBC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions will be counted for purposes of determining whether a quorum is present. For all proposals, abstentions are not shares “voting” at the special meeting and therefore, will not affect the outcome of any of the proposals.

Proxy Solicitation

If you are an HVBC shareholder, the enclosed proxy is solicited by and on behalf of the HVBC board of directors. HVBC will pay the expenses of soliciting proxies to be voted at the special meeting, except that CZFS has agreed to pay the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, HVBC and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of HVBC for making these solicitations.

HVBC has retained a proxy solicitation firm, Laurel Hill Advisory Group, LLC, to aid it in the solicitation process. HVBC estimates it will pay Laurel Hill Advisory Group, LLC a fee of approximately $6,000 plus certain expenses and has agreed to indemnify Laurel Hill Advisory Group, LLC against certain losses. HVBC intends to reimburse persons who hold HVBC common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

This proxy statement/prospectus and the proxy card are first being sent to HVBC shareholders on or about              , 2023.

Stock Certificates and Book-Entry Shares

If you are an HVBC shareholder, you should not send in any certificates representing HVBC common stock. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing HVBC common stock.

If your shares of HVBC common stock are held in book-entry form, you will not be required to take any actions to surrender your shares of HVBC common stock. Promptly following the completion of the merger, shares of HVBC common stock held in book-entry form will automatically be exchanged for the merger consideration. If you hold your shares in “street name” through a broker, the broker will provide instructions for making an election with respect to your shares of HVBC common stock.

PROPOSAL I—THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisors’ opinions attached as annexes to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and HVBC’s financial advisor’s opinion attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.

General

On October 18, 2022, the board of directors of CZFS, acting on behalf of CZFS and in CZFS’ capacity as the sole member of CZFSAC, and the boards of directors of FCCB, HVBC and HVB, each approved a merger agreement among CZFS, FCCB, CZFSAC, HVBC and HVB pursuant to which (i) HVBC will merge with and into CZFS, with CZFS as the surviving entity and (ii) HVB will merge with and into FCCB, with FCCB as the surviving entity.

Upon completion of the merger, holders of HVBC common stock (other than stock held by HVBC or CZFS) will be entitled to elect to receive, for each share of HVBC common stock that is issued and outstanding, without interest, (i) $30.50 in cash or (ii) 0.4000 shares of CZFS common stock, subject to proration provisions described herein and set forth in the merger agreement. Specifically, each HVBC shareholder’s election is subject to proration provisions that may modify the shareholder’s election to ensure that 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in connection with the merger) are exchanged for cash and 80% of the outstanding shares of HVBC common stock are exchanged for shares of CZFS common stock.

See “The Merger Agreement,” beginning on page 68, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Since its mutual to stock conversion and raising $21.8 million of gross proceeds in January 2017, HVBC has managed its capital through stock repurchases and controlled organic growth, primarily in its commercial and residential mortgage loan portfolios. HVBC’s traditional banking model consisted of originating and selling the majority of its one- to four-family residential real estate loans into the secondary market. Beginning in 2019, HVBC established a new business banking division that greatly expanded the Bank’s commercial real estate and commercial business portfolios. At September 30, 2022, HVBC had $230.2 million in commercial real estate and commercial business loans (excluding Paycheck Protection Program loans) as compared to $46.3 million of such loans at December 31, 2019. In order to support HVBC’s continued loan growth, HVBC issued $10.0 million in subordinated debt in May 2021.

As HVBC management reviewed its strategic and capital plan for 2022 to 2024 with the HVBC board of directors in January 2022, management discussed the competitive landscape in HVBC’s markets and the challenges of continuing loan and deposit growth. They discussed the persistence of a flat yield curve and low interest rate environment and its impact on earnings. Management also discussed the need for continuing investments in technology that would be required to keep pace with larger competitors. Management believed HVBC would need to consider a capital raise in order to continue its growth strategy with its new focus on its commercial loan portfolios. Management, in consultation with its financial advisors, estimated that a $20.0 million to $25.0 million common stock issuance would be the probable amount necessary for HVBC to execute on its strategic plan. Management and the HVBC board of directors considered the significant dilution of the proposed offering to HVBC’s current stockholders. Accordingly, the HVBC board and management believed that as HVBC pursued its strategic objectives, HVBC concurrently needed to consider strategic alternatives to further enhance stockholder value, including seeking a comparable-sized financial institution for a strategic business combination or a larger financial institution as a strategic acquirer.

Robert Marino, President and board member of HVBC and HVB arranged a lunch meeting on March 9, 2022 between himself, Travis J. Thompson, Chairman and Chief Executive Officer of HVBC and HVB, Randall E. Black, President and Chief Executive Officer of CZFS and FCCB, Mickey L. Jones, Executive Vice President and Chief Operating Officer of CZFS and FCCB, and David Z. Richards, Jr., Executive Vice President of FCCB. The initial discussion was to consider the possible interest of CZFS in a potential common stock offering by HVBC. During that meeting, Mr. Black expressed an interest in expanding CZFS’ presence into the Philadelphia market area. The discussion then turned to how HVBC’s franchise would fit with CZFS’ strategic plans. The parties discussed CZFS’ acquisition history, including its successes in integrating the operations and business cultures of the banks CZFS had acquired. Mr. Thompson and Mr. Black agreed to continue to have future discussions on both HVBC’s potential capital raise and the possibility of a business combination.

On March 12, 2022, Mr. Thompson had a meeting with the President and Chief Executive Officer of Company A, a similarly sized financial institution also located in Pennsylvania. Mr. Thompson discussed Company A’s interest in a potential common stock offering by HVBC or a potential merger of equals with a capital raise. The President and Chief Executive Officer of Company A expressed interest in learning more about the metrics of a potential merger of equals transaction and agreed to future discussions with Mr. Thompson.

On March 14, 2022, Messrs. Thompson and Marino met for lunch with the Chairman of the Board and the President and Chief Executive Officer of Company B, a financial institution located in Pennsylvania. The purpose of the meeting was to discuss possible interest of Company B in a potential common stock offering by HVBC. They also discussed each company’s management team, operations, business culture and prospects. The parties discussed Company B’s general growth and acquisition strategy.

On March 30, 2022, Mr. Richards met with Mr. Marino and expressed that CZFS was interested in acquiring HVBC. Mr. Richards believed CZFS would consider making a proposal to acquire HVBC at approximately $30.00 per share if HVBC had interest in a strategic combination. Mr. Marino agreed to discuss the concept of such a proposal with management and the board of HVBC.

In early April 2022, Mr. Thompson contacted Investment Banking Firm A to prepare some preliminary valuation modeling to better understand the current state of the banking market as well as illustrative merger transaction pricing ratios and multiples. This information was provided to Mr. Thompson on April 21, 2022. Concurrently with that initiative, Mr. Thompson also engaged TKG in late April to begin modeling a potential merger of equals transaction with Company A.

At the April 20, 2022, HVBC regular board meeting, Messrs. Thompson and Marino discussed with the HVBC board that they would be investigating potential merger partners as previously discussed and were having preliminary ongoing discussions with CZFS and Company A. Additional information on these initiatives would be provided for board consideration and discussion in the future.

Mr. Marino had a telephone call with Mr. Richards on May 13, 2022 and indicated that HVBC would consider a proposal for a merger with CZFS if provided in writing so it could be reviewed by the HVBC board of directors. Mr. Richards responded that he would follow up with the CZFS board and senior management to begin work on a proposal.

During the month of May 2022, Mr. Thompson had numerous telephone conversations with the President and Chief Executive Officer of Company A regarding the potential merger of equals transaction. They had preliminary discussions on how the two companies might integrate their management teams and agreed to have a meeting to formally discuss the potential transaction on May 31, 2022.

Following consideration of Investment Banking Firm A’s valuation materials, Mr. Thompson instructed Investment Banking Firm A to set up a meeting with Company B to continue discussions that began in March 2022. Prior to establishing a meeting date, Mr. Thompson and the President and Chief Executive Officer of Company B both signed a mutual confidentiality agreement on May 20, 2022. The confidentiality agreement did not contain a standstill or similar provision. A meeting was then set for June 9, 2022.

On May 31, 2022, Mr. Thompson met with the President and Chief Executive Officer of Company A at the offices of TKG to discuss the potential for a merger of equals transaction. They discussed their vision for a combined company and executive leadership possibilities and the possible timing of a transaction, as well as their understanding that pricing should be based on an appropriate level of ownership of their respective stockholders in the combined entity, an acceptable tangible book value dilution earn back period and earnings per share accretion for both HVBC and Company A stockholders while also recognizing that the proforma company would need to raise up to $20.0 million of common equity to support the vision for the proforma company. Mr. Thompson agreed to discuss the potential transaction with the HVBC board.

On June 9, 2022, Messrs. Thompson, Marino and a representative from Investment Banking Firm A met with the President and Chief Executive Officer and Chief Financial Officer from Company B along with a representative of an investment banking firm. The parties discussed further the possible interest of Company B in a potential common stock offering by HVBC. The representatives of Company B also discussed Company B’s operations, business culture and prospects. Messrs. Thompson and Marino did raise the topic of a strategic combination, but Company B did not indicate strong initial interest. Company B advised it would require significant due diligence to consider participating in a common stock offering or a strategic combination.

In early June 2022, Mr. Black indicated to Mr. Thompson that CZFS’ board would be meeting to finalize a non-binding indication of interest to present to HVBC later that month. Mr. Thompson advised Mr. Black that HVBC would consider a proposal from CZFS and that any indication of interest would be presented to the HVBC board of directors for review. During the June 15, 2022 HVBC regular board meeting, Mr. Thompson updated the board that CZFS was interested in submitting a non-binding indication of interest with a price per share between $30.00 and $32.00 to acquire HVBC.

On June 23, 2022, Messrs. Thompson and Marino and a representative from Investment Banking Firm A met with the Chief Executive Officer and another executive officer of a credit union based in Pennsylvania. The purpose of the meeting was to discuss the possible interest of the credit union in a potential common stock offering by HVBC. They also discussed each entity’s management team, operations, business culture and prospects.

On June 23, 2022, CZFS submitted a written non-binding indication of interest letter in which it proposed to acquire 100% of the common stock of HVBC for between $30.00 and $32.00 per share, in an 80% stock and 20% cash transaction with a stockholder election. The stock consideration would be based on a fixed exchange ratio of CZFS common stock for each share of HVBC common stock to be determined at or near the time of announcement. CZFS offered one board seat for an HVBC director and at least one board seat on its bank subsidiary, FCCB, to an HVB director. In addition, CZFS expressed a desire to retain Mr. Thompson and Mr. Marino in senior executive roles with the combined institution. The non-binding indication of interest letter did not contain any exclusivity provision.

Following some minor modifications, CZFS resubmitted the written non-binding indication of interest letter dated June 29, 2022. Mr. Thompson indicated to CZFS that the indication of interest would be considered by the HVBC board of directors at a special meeting on July 5, 2022.

At the July 5, 2022 special meeting of the HVBC board, representatives of TKG made a presentation comparing the proposed CZFS transaction and the proposed merger of equals transaction with Company A. TKG reviewed the financial aspects of both transactions, including a comparison of illustrative transaction pricing ratios and multiples. TKG discussed the strategic rationales for both transactions and the potential pro forma characteristics of the combined company in both scenarios. Representatives of Luse Gorman, PC (“Luse Gorman”) attended this meeting and reviewed and discussed the directors’ fiduciary duties under Pennsylvania law. In evaluating both transactions, and after a discussion about soliciting interest from Company B or other potential partners, the HVBC board of directors concluded the transaction with CZFS would be more favorable to stockholders, customers and employees than Company A. Further, the potential CZFS transaction offered a premium to HVBC stockholders that would be significant as compared to HVBC’s trading price. In order to complete the merger of equals transaction with Company A, HVBC would need to condition the transaction on completing a $20.0 million capital raise, which would increase execution risk. The HVBC board discussed that the proforma company in a transaction with CZFS would be significantly larger than the proforma company in a combination with Company A, with the proforma CZFS being able to provide more services to customers and, with CZFS’ expansion into a new market area, provide many opportunities for HVBC employees continuing with the combined entity. The board also believed with the rapidly increasing interest rate environment and the related uncertain operating environment, it was an appropriate time to consider the potential sale of the company. At the conclusion of the discussion, the HVBC board directed management to execute the non-binding indication of interest and evaluate a transaction exclusively with CZFS, and with the assistance of TKG and Luse Gorman, to continue discussions and to begin due diligence regarding a possible merger with CZFS. Following the HVBC board meeting, Mr. Thompson informed Company A that HVBC’s board of directors had determined not to proceed with a merger of equals transaction.

On July 9, 2022, Mr. Thompson signed the non-binding indication of interest on behalf of HVBC. On July 13, 2022, HVBC formally engaged TKG to act as its exclusive financial advisor.

On July 13, 2022, HVBC sent a nondisclosure agreement to CZFS for the purpose of facilitating further discussion and due diligence regarding a potential merger. The nondisclosure agreement contained a one-year restriction on the solicitation of certain customers and employees of HVBC by CZFS. The nondisclosure agreement had a standstill provision which expired the earlier of one year from the date of execution of the nondisclosure agreement or the execution of a definitive merger agreement. The nondisclosure agreement contained no exclusivity provision. CZFS signed the nondisclosure agreement on July 25, 2022.

On July 27, 2022, Mr. Thompson had a meeting with Mr. Black, Mr. Jones and the Chairman of the Board of CZFS. The meeting was to discuss the roles of senior management at both institutions, the culture of both work forces, the timing of the transaction and a process for due diligence.

Following the execution of the nondisclosure agreement, the parties agreed to proceed with CZFS’ due diligence review of HVBC. During the last week of July 2022, HVBC established and began populating with due diligence documents a virtual data room in response to a request list provided by Janney Montgomery Scott (“Janney”), CZFS’ financial advisor, on behalf of CZFS. During the month of August 2022, CZFS continued reviewing due diligence materials, made additional requests and commenced a third-party loan review of HVBC’s loan portfolio.

On August 24, 2022, senior management of HVBC and representatives of TKG met for due diligence discussions with senior management of CZFS and representatives of Janney. The parties discussed a wide range of topics regarding HVBC’s business, including its financial performance, loan portfolio, technology, expectations for the future and employee matters.

On August 31, 2022, Hogan Lovells US LLP (“Hogan Lovells”), CZFS’ legal advisor, provided Luse Gorman with an initial draft of the proposed merger agreement. Luse Gorman, following discussions with HVBC and TKG, provided proposed revisions to the merger agreement to Hogan Lovells on September 9, 2022.

On September 19, 2022, the CZFS board of directors held a regular meeting where it met with senior management, Janney and Hogan Lovells to review the results of the due diligence investigation of HVBC, to discuss the proposed revisions from HVBC’s counsel on the draft merger agreement and to establish pricing parameters for the merger consideration. The CZFS board of directors authorized $30.00 per share for the cash consideration and an exchange ratio of 0.4000 shares of CZFS common stock per share of HVBC common stock for the stock consideration. CZFS valued the transaction at $30.00 per share based on an 80% stock and 20% cash transaction with a stockholder election. The exchange ratio was based on a $75.00 volume weighted average price for CZFS common stock.

On September 21, 2022, the HVBC board of directors held a regular meeting and met with TKG and Luse Gorman to review the status of the transaction, to discuss the merger consideration and to review the merger agreement. Following the discussion, the HVBC board authorized Mr. Thompson to negotiate further with CZFS to seek a higher valuation based on CZFS’ assumptions as the merger consideration was on the low end of the $30.00 to $32.00 per share range outlined in the July 9, 2022 non-binding indication of interest. However, the HVBC board was prepared to accept $30.00 per share based on CZFS’ assumptions if negotiations were unable to increase the price.

On September 22, 2022, Mr. Thompson and Mr. Black had further discussions on the merger consideration, including increasing the value per share and possibly eliminating the stockholder election. TKG and Janney also had discussions on the valuation of the transaction and compared modeling assumptions. Mr. Black advised Mr. Thompson that he would discuss the potential increase and change in the consideration mix of the merger consideration with CZFS’ board of directors.

On September 29, 2022, the CZFS board of directors held a special meeting to discuss an increase in the merger consideration. The CZFS board authorized $30.25 per share for the cash consideration but did not increase the exchange ratio. The stockholder election was also removed from the proposal. Based on the revised cash consideration and the other assumptions from the September 19, 2022 CZFS board meeting, CZFS valued the transaction at $30.05 per share.

During late September 2022 and continuing into early October 2022, Luse Gorman and Hogan Lovells continued to negotiate and finalize the terms of the merger agreement. In addition, Luse Gorman and Hogan Lovells worked to finalize Settlement and Non-Competition and Non-Solicitation Agreements with Mr. Thompson and Mr. Marino in exchange for the termination of their employment agreements, which would be effective following the closing of the proposed merger.

During late September 2022 and continuing into early October 2022, CZFS established and began populating with due diligence documents a virtual data room in response to a request list provided by TKG on behalf of HVBC for reverse due diligence. On October 11, 2022, senior management for HVBC and representatives of TKG met for reverse due diligence discussions with senior management for CZFS and representatives of Janney. The parties discussed a wide range of topics regarding CZFS’ business, including its financial performance, commercial loan process, Delaware portfolio loans, technology, expectations for the future and employee matters.

On October 13, 2022, representatives of TKG and Janney along with Mr. Thompson and Mr. Black held a conference call to finalize the price and exchange ratio mechanism for the proposed merger. This discussion led to an increase in the per share price as CZFS valued the transaction at $30.10 per share based on an increase in the cash price per share to $30.50, the use of $75.00 as the value for CZFS common stock based on a 25-day volume weighted average price for CZFS common stock and an exchange ratio of 0.4000 shares of CZFS common stock per share of HVBC common stock. The proposed transaction remained an 80% stock and 20% cash transaction with a stockholder election. CZFS also agreed to one board seat for a director of HVBC on its board and two seats (one being the same as on the CZFS’ board) for directors of HVB on FCCB’s board. CZFS also invited Mr. Thompson and Mr. Marino to be senior officers of FCCB following completion of the merger.

On October 14, 2022, the HVBC board of directors held a special meeting, at which it discussed the status of the due diligence investigation of CZFS and a summary of the terms of the merger agreement, including the increase in the merger consideration. Management and TKG reported favorably on their due diligence review of CZFS. Representatives of Luse Gorman presented a summary of the legal terms of the merger agreement, including a review of the transaction structure, the merger consideration, the methodology for allocating shares between the stock and cash consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefits matters, the Settlement and Non-Competition and Non-Solicitation Agreements, closing conditions, and termination provisions, including the potential liability for a termination fee. The HVBC board of directors further discussed the required stockholder and regulatory approvals required to complete the transaction, as well as the possible timeframe for obtaining such approvals and completing the merger. The HVBC board of directors also discussed the long-term benefits to stockholders investing in the combined institution.

On October 18, 2022, the HVBC board of directors held a special meeting, with members of HVBC management and representatives of Luse Gorman and TKG in attendance. The board discussed and reviewed with management and its outside advisors the final pricing provisions, minor revisions to the merger agreement that had been made since the October 14, 2022 board meeting, and the disclosure schedules that each party had prepared. Representatives of Luse Gorman again reviewed with the directors their fiduciary duties under Pennsylvania law. TKG then presented a summary of the financial aspects of the transaction, including a comparison of certain historical financial measures for the parties and pro forma estimates for the combined company. TKG highlighted pricing measures for the proposed transaction and compared them to merger transactions involving comparably sized financial institutions in Pennsylvania, the Mid-Atlantic Region and Nationally that had been completed since January 1, 2019. The HVBC board discussed potential scenarios that could trigger HVBC’s right to terminate the merger agreement, including a significant decline in CZFS’ stock price. TKG then delivered TKG’s oral opinion to the effect that, as of October 18, 2022, and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by TKG, as set forth in the opinion, the Merger Consideration was fair to the holders of HVBC common stock, from a financial point of view. TKG’s written opinion, dated October 18, 2022, was delivered to the HVBC board of directors following the meeting. See “—Opinion of HVBC’s Financial Advisor.”

Following consideration of this information, including those factors described under “—HVBC’s Reasons for the Merger; Recommendation of the HVBC Board of Directors,” the HVBC board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interest of HVBC and its stockholders. The HVBC board of directors on October 18, 2022 then unanimously voted to approve and adopt the merger agreement and the transactions contemplated thereby and recommend that HVBC stockholders vote to approve the merger agreement and the transactions contemplated thereby.

Also on October 18, 2022, the CZFS board of directors met to discuss the final merger agreement and the other transaction documents and the proposed transaction. Representatives of Janney and Hogan Lovells participated in the meeting. At the meeting, members of CZFS senior management, together with representatives of Janney and Hogan Lovells, discussed the outcome of negotiations with HVBC and provided the CZFS board of directors with a summary of the terms and conditions of the merger agreement and the other transaction documents. The CZFS board of directors then discussed the proposed transaction and its effect on CZFS. Taking into consideration the matters discussed during that meeting and prior meetings of the CZFS board of directors, the CZFS board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of CZFS and its shareholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby.

Following the receipt of HVBC and CZFS board approvals, on October 18, 2022, HVBC and CZFS executed the merger agreement. The directors and certain executive officers of HVBC executed and delivered the stockholder voting agreements. On October 19, 2022, prior to the opening of the stock market, HVBC and CZFS issued a joint press release announcing the execution of the merger agreement.

HVBC’s Reasons for the Merger; Recommendation of the HVBC Board of Directors

After careful consideration, the HVBC board, at a special meeting held on October 18, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of HVBC and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the HVBC board unanimously recommends that the HVBC shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that HVBC shareholders adopt the merger agreement, the HVBC board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with HVBC management, as well as with HVBC’s financial and legal advisors, and considered a number of factors, including the following:

•

the fact that the implied value of the merger consideration based on the closing price of CZFS common stock as of October 17, 2022 of $70.98 for each share of HVBC common stock represented a 44% premium over the closing price of HVBC common stock on October 17, 2022 (the last trading day prior to the board meeting to approve the merger);

•

each of HVBC’s and CZFS’ business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the HVBC board considered that CZFS’ and HVBC’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to HVBC’s earnings and prospects on a stand-alone basis;

•

national and local economic conditions, particularly the uncertainty as to future economic conditions given the recent rise in market interest rates, expected future increases in market interest rates, growing inflation expectations, and other factors, and the expected effect of these conditions on HVBC’s financial condition, earnings, and prospects, as well as the stock prices of financial institutions, including HVBC;

•

the combined company’s position as a leading community-focused bank in the Mid-Atlantic region, with the technology, scale and market share to compete effectively and the benefits of the merger for HVBC’s customers;

•

the fact that, upon the closing, the combined company’s board of directors will include one legacy HVBC director, and the combined bank’s board of directors will include two legacy HVB directors, which the HVBC board believes enhances the likelihood that the strategic benefits HVBC expects to achieve as a result of the merger will be realized;

•

the fact that, upon the closing, Travis J. Thompson, currently the Chairman and Chief Executive Officer of HVBC, and Robert J. Marino, currently the President of HVBC, will be employed as senior officers of FCCB, which the HVBC board believes enhances the likelihood that the strategic benefits HVBC expects to achieve as a result of the merger will be realized;

•

its knowledge of the current regulatory and competitive environment in the financial services industry, including increasing operating costs resulting from regulatory, technology and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms and the likely effects of these factors on HVBC’s and the combined company’s potential growth, development, productivity and strategic options;

•

its views with respect to other strategic alternatives potentially available to HVBC, including continuing as a stand-alone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with CZFS;

•

the fact that 80% of the merger consideration will be in CZFS common stock, which offers HVBC shareholders the opportunity to participate as shareholders of CZFS in the future earnings and performance of the combined company;

•

the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•

the complementary nature of HVBC’s and CZFS’ businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•	its belief that the two companies’ corporate cultures are similar and compatible, which would facilitate integration and implementation of the transaction;

•

HVBC’s and CZFS’ shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•	its review and discussions with HVBC’s management concerning HVBC’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of CZFS;

•	the expectation that the required regulatory approvals could be obtained in a timely fashion;

•

the HVBC board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code and that, as a result, HVBC’s shareholders will not recognize gain or loss with respect to their receipt of CZFS common stock in the merger;

•	the fact that the exchange ratio would be fixed, which the HVBC board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that 20% of the merger consideration will be comprised of cash, which provides HVBC shareholders the opportunity for immediate certainty of value;

•	its expectation that, upon consummation of the merger, HVBC common shareholders would own approximately 15.3% of the combined company on a fully diluted basis;

•

the historical performance of CZFS common stock, CZFS’ greater market capitalization and the fact that CZFS pays a quarterly cash dividend to its shareholders, while HVBC currently does not pay a cash dividend to its shareholders;

•	the fact that HVBC’s common shareholders will have an opportunity to vote on the approval of the merger agreement and the merger;

•	the impact of the merger on HVBC’s employees, including the compensation and employee benefits agreed to be provided by CZFS pursuant to the merger agreement;

•	the opinion of TKG to the HVBC board, which was dated October 18, 2022, as to the fairness, from a financial point of view, and as of the date of the opinion and subject to the procedures followed,

assumptions made, matters considered and qualifications and limitations on the review undertaken by TKG in rendering its opinion, to the holders of HVBC common stock of the merger consideration in the proposed merger. (see the section below entitled “—Opinion of HVBC’s Financial Advisor”); and

•

the HVBC board’s review with its independent legal advisor, Luse Gorman, of the material terms of the merger agreement, including (i) the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, subject to the required payment by HVBC of a termination fee to CZFS, which the HVBC board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, and (ii) the board’s ability to terminate the merger agreement if CZFS’ common stock declined by 20% during a measurement period prior to the closing and underperformed the NASDAQ Bank Index by 20% during a measurement period prior to the closing, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The HVBC board also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with CZFS were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key HVBC employees during the pendency of the merger and thereafter;

•	the risk that the consideration to be paid to HVBC shareholders could be adversely affected by a decrease in the trading price of CZFS common stock during the pendency of the merger;

•

the restrictions on the conduct of HVBC’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent HVBC from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on HVBC’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•

the fact that: (i) HVBC would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) HVBC would be obligated to pay to CZFS a termination fee of $2.7 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with HVBC from pursuing such a transaction;

•	the potential for legal claims challenging the merger;

•	the fact that HVBC shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•

the risk that the merger may not be completed despite the combined efforts of HVBC and CZFS or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Information Regarding Forward-Looking Statements” beginning on pages 19 and 26, respectively.

The foregoing discussion of the information and factors considered by the HVBC board is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the HVBC board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HVBC board considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.

For the reasons set forth above, the HVBC board determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of HVBC and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.

In considering the recommendation of the HVBC board, you should be aware that certain directors and executive officers of HVBC may have interests in the merger that are different from, or in addition to, interests of shareholders of HVBC generally and may create potential conflicts of interest. The HVBC board was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to HVBC’s common shareholders that they vote in favor of the HVBC merger proposal. See “—Interests of HVBC Directors and Executive Officers in the Merger” beginning on page 56.

It should be noted that this explanation of the reasoning of the HVBC board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Information Regarding Forward-Looking Statements” beginning on page 26.

For the reasons set forth above, the HVBC board unanimously recommends that the holders of HVBC common stock vote “FOR” the merger proposal and “FOR” the other proposals to be considered at the HVBC special meeting.

Vote Required for Approval

The affirmative vote of a majority of votes cast by all the HVBC shareholders entitled to vote at the special meeting is required to approve the merger proposal. Abstentions are not shares “voting” at the special meeting and therefore will not affect the outcome of this proposal.

Recommendation of the HVBC Board of Directors

THE HVBC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

Opinion of HVBC’s Financial Advisor

By letter dated July 13, 2022, HVBC engaged The Kafafian Group, Inc. (“TKG”) as its exclusive financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of HVBC common shares (“Common Shares”), of the merger consideration to be paid pursuant to the merger agreement.

The HVBC board of directors engaged TKG based on TKG’s qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. TKG, as part of its financial advisory business, is regularly engaged in the valuation of depository institutions and financial services industry firms and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. TKG has provided advisory and business planning services to HVBC within the past two years and received approximately $80,000 for such services, but has not provided any services to CZFS over the past two years.

At the request of the HVBC board of directors, representatives of TKG participated in a regular board meeting held on October 18, 2022, at which the HVBC board of directors considered the proposed merger with CZFS. At that meeting, representatives of TKG made a presentation to the HVBC board of directors of TKG’s analyses relating to the proposed merger and, in particular, of TKG’s determination regarding the fairness, from a financial point of view, of the proposed merger consideration to be paid by CZFS to the holders of the HVBC Common Shares. At that meeting, TKG issued its written opinion that the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of HVBC Common Shares. Except as discussed herein, no limitations were imposed by the HVBC board of directors upon TKG with respect to investigations made or procedures followed in rendering TKG’s fairness opinion.

TKG’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the HVBC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration. It did not address the underlying business decision of HVBC to enter into the merger or enter into the merger agreement or constitute a recommendation to the HVBC board of directors in connection with the merger, and it does not constitute a recommendation to any holder of the HVBC Common Shares or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such holder of HVBC Common Shares should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

In rendering its opinion, TKG, among other things:

•	reviewed the merger agreement;

•	analyzed publicly available regulatory filings and other financial information concerning HVBC;

•	analyzed publicly available regulatory filings and other financial information concerning CZFS;

•	discussed past, present, and future financial performance and operating philosophies with HVBC and CZFS senior managements;

•	reviewed certain internal financial data and projections of HVBC;

•	reviewed publicly available analyst net income estimate for CZFS for the year ending December 31, 2023;

•	compared the financial condition and financial performance of HVBC and CZFS to similar financial institutions;

•

compared the merger consideration to be paid to the holders of HVBC Common Shares pursuant to the merger agreement with the consideration paid in comparable merger transactions of other financial institutions;

•

reviewed the pro forma impact of the merger on the earnings and book values of HVBC and CZFS and compared the contributions of each institution to the proposed combined company in a number of key financial categories; and

•	considered other financial studies, analyses, and investigations and reviewed other information it deemed appropriate by TKG to render its opinion.

TKG spoke with certain members of senior management and other representatives of CZFS and HVBC to discuss the foregoing, as well as matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.

TKG assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation of such information. TKG assumed that the financial forecasts relied upon by TKG were prepared on a basis that reflected the best currently available estimates and judgments of senior management of each of CZFS and HVBC and were based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be bought or sold.

TKG did not make any independent evaluation or appraisals of either CZFS’ or HVBC’s respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of CZFS or HVBC. TKG also assumed, without independent verification, that the aggregate allowances for loan losses (including any prospective amounts that may materialize for either CZFS or HVBC upon the January 1, 2023 adoption of ASC Topic 326 “Financial Instruments—Credit Losses”) for CZFS and HVBC were adequate. TKG did not conduct a physical inspection of any properties or facilities of either CZFS or HVBC.

On October 18, 2022, TKG rendered its written fairness opinion to the HVBC board of directors, a copy of which is included in this Registration Statement as Annex B. The summary set forth below does not purport to be a complete description of the analyses performed by TKG in connection with the merger or its review of the merger consideration. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the fairness opinion is not readily translated to a summary description and as such, TKG believes that its analyses must be considered as a whole. Only selecting portions of TKG’s analyses and of the factors considered by TKG could create for a reader of the materials an incomplete view of the evaluation process underlying the fairness opinion. No one component of the analyses performed by TKG was assigned a greater significance than another component. Taken as a whole, TKG believes these analyses support the conclusion that the merger consideration to be paid by CZFS to the holders of HVBC Common Shares is fair, from a financial point of view, to the holder of Common Shares of HVBC.

Proposal Summary. Pursuant to the terms of the merger agreement, each holder of HVBC Common Shares will have the opportunity to elect to receive for each Common Share of HVBC they own, either 0.4000 shares of CZFS common stock or $30.50 in cash. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 80% of the Common Shares of HVBC will be exchanged for shares of CZFS common stock and 20% of the Common Shares of HVBC will be exchanged for cash. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement. The merger is expected to be a tax-free exchange for holders of HVBC Common Shares receiving CZFS common stock.

Contribution Analysis. TKG reviewed the contribution made by each of CZFS and HVBC to various balance sheet and income statement categories of the combined company based on balance sheet data as of the quarter ended June 30, 2022 and income statement information estimated for the latest twelve months ended June 30, 2022. Given the merger consideration was comprised of 80% stock and 20% cash to the holders of the Common Shares of HVBC, at an exchange ratio of 0.4000 and a stock price for CZFS of $70.98 as of October 17, 2022, with an implied stock consideration value of $28.39 per share and the cash consideration of $30.50 per share, the analysis showed that HVBC would contribute the following percentages to the combined company:

Relative Contribution Analysis (prior to fair value adjustments)

Balance Sheet (as of 6/30/2022)	CZFS	HVBC
Gross Loans	79.6%	20.4%
Total Assets	79.5%	20.5%
Total Deposits	79.6%	20.4%
Total Common Equity	82.6%	17.4%

Income Statement (for latest twelve months ended 6/30/22)
Net Interest Income	81.1%	18.9%
Non-Interest Income	48.8%	51.2%
Operating Expense	65.8%	34.2%
Net Income	91.1%	8.9%
Estimated Ownership	84.7%	15.3%

Going-Concern Range of Value Analysis. TKG used a capitalized earnings method to evaluate the range of value for HVBC Common Shares. The capitalized earnings model for HVBC uses a projected net income stream, applies a terminal earnings multiple to the last period’s net income and then discounts the net income stream and terminal value to arrive at a present value for a Common Share of HVBC. The range of value produced by the capitalized earnings model analysis was then compared to the merger consideration that was offered by CZFS to holders of the Common Shares of HVBC.

The following additional assumptions were made by TKG in preparing a range of value for HVBC on a going-concern basis:

•

The financial projections and net income estimates (for the years ended December 31, 2023 through the year ended December 31, 2027) as prepared by HVBC management were reasonable and assumed 2027 net income of $8.384 million;

•	TKG evaluated various scenarios where the 2027 net income for HVBC would be either higher or lower than the projected $8.384 million;

•	Price-to-earnings terminal multiples of 9.0 to 15.0 times earnings were used and were based on publicly traded institutions that were comparable to HVBC;

•	Using various methodologies, TKG developed discount rates that ranged between 9.00% and 13.00%, with a primary assumption of an 11.00% discount rate; and

•	TKG did not apply any discounts for lack of marketability or apply premiums for control.

The following table summarizes the results of the capitalized earnings model for a Common Share of HVBC, assuming a discount rate of 11.00%:

	Trading Price /Earnings Multiple (x) (1)
2027 Net Income ($000s)	9.0	12.0	15.0
$8,384	$13.52	$18.02	$22.53

(1)	Assumes a common stock offering of 1,000,000 HVBC common shares during the projection period.

TKG noted that the stock consideration of $28.39 per share as of October 17, 2022 was 58% greater than the midpoint value per common share of $18.02 and the cash consideration of $30.50 per share was 69% greater than the midpoint value per common share of $18.02. Assuming a holder of a Common Share of HVBC would have elected to receive 80% of the consideration in shares of CZFS stock and 20% of the consideration in cash, the merger consideration was $28.81 and was 60% greater than the midpoint value per common share of $18.02. TKG also noted that the sale of 1,000,000 additional HVBC Common Shares at a price near or potentially below HVBC’s book value would result in the sale of approximately 30.85% of HVBC for potentially no premium as opposed to the aforementioned premiums that would be received by the holders of HVBC Common Shares in the form of stock consideration, cash consideration and the merger consideration.

Although the capitalized earnings method is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those actually realizable or available in the capital markets. Therefore, the range of value developed by TKG does not purport to be indicative of the actual values or expected values of HVBC common stock.

Peer Group Analysis. An integral part of the evaluation of HVBC is to compare the financial condition and financial performance of HVBC to banking organizations that possess characteristics that are believed to be similar to that of HVBC. For the purpose of the peer analysis, TKG used financial information for HVB. HVBC’s primary asset. The primary difference in financial data between HVBC and HVB is the portion of a $10.0 million subordinated debt instrument that was downstreamed by HVBC as common equity into HVB. HVBC incurs the interest expense of servicing the subordinated debt.

TKG undertook a series of “Peer Group” comparisons as part of its analyses of the financial performance of HVBC and an imputed potential range of value of HVBC on a going-concern basis. For the purposes of TKG’s analysis, two peer groups were prepared (the “HVBC Peers”). In the following Peer Group discussion, “HVBC” and “HVB” may be used interchangeably.

HVBC. TKG compared certain of HVBC’s financial condition and financial performance measures to two groups of financial institutions. The financial condition and financial performance data for HVBC and all companies in the peer groups was as of or for the annualized three months ended June 30, 2022. For those peer group members that were publicly traded companies, market data was as of October 14, 2022.

The first peer group was termed by TKG as “Relational Peers.” Companies in this peer group were included based on three screening criteria (i) publicly traded financial institutions or holding companies (ii) headquartered in Maryland, New Jersey, New York and Pennsylvania, (iii) total assets between $350 million and $750 million and, (iv) a branch network of less than ten branches. Nineteen (19) companies are listed under the column heading Relational Peers in the table labeled “HVBC Peer Group Members.”

The second peer group was termed by TKG as “Competitors of Interest Peers.” Companies in this peer group were included based on two screening criteria (i) financial institutions that operate a branch within a five-mile radius of any HVBC branch, and (ii) had total assets of less than or equal to $25 billion. The thirty-one (31) companies that comprise the Competitors of Interest Peers are listed below.

Relational Peers:

1st Colonial Bancorp

Commercial National Financial Corporation

Community Bankers’ Corporation

Delhi Bank Corp.

Fleetwood Bank Corporation

Generations Bancorp NY

Glen Burnie Bancorp

Glenville Bank Holding Company

Hamlin Bank and Trust Company

Mars Bancorp

Mauch Chunk Trust Financial Corp.

Mifflinburg Bancorp

Muncy Bank Financial

NBC Bancorp

Neffs Bancorp

New Tripoli Bancorp

Susquehanna Community Financial

Woodlands Financial Services Company

WVS Financial Corp.

Competitors of Interest Peers:

1st Colonial Bancorp, Inc.

Abacus Federal Savings Bank

Ambler Savings Bank

Asian Bank

Citizens & Northern Corporation

Columbia Financial, Inc.

Cornerstone Financial Corporation

Customers Bancorp, Inc.

First Bank

FNB Bancorp, Inc.

Haddon Savings Bank

Hatboro Federal Savings

Hyperion Bank

Meridian Corporation

OceanFirst Financial Corp.

Parke Bancorp, Inc.

Penn Community Bank

Provident Financial Services, Inc.

QNB Corp.

Quaint Oak Bancorp, Inc.

Republic First Bancorp, Inc.

Second Federal Savings & Loan Association of Philadelphia

Firstrust Savings Bank

Sharon Bank

The Bank of Princeton

The Philadelphia Trust Company

Tioga-Franklin Savings Bank

Tompkins Financial Corporation

United Savings Bank

Univest Financial Corporation

William Penn Bancorporation

WSFS Financial Corporation

Data for the two peer groups is presented in the table below titled “HVBC Peer Group Comparison.”

HVBC Peer Group Comparison (1)
	HVBC	Relational Peers (Median)	COI Peers (Median)
Total Assets ($000s)	$570,647	$484,621	$1,482,150
Equity/ Assets (%)	7.22	7.13	10.87
Tang. Equity/ Tang. Assets (%)	7.22	7.13	9.31
Loans/ Deposits (%)	81.27	68.49	87.32
NPAs/ Total Assets (%)	0.49	0.27	0.34
Reserves/ NPAs (%)	107.75	186.25	193.83
Net Interest Margin (%)	3.34	3.12	3.22
Non-Int. Income/ Average Assets (%)	1.57	0.42	0.41
Non-Int. Expense/ Average Assets (%)	3.67	2.45	2.29
Efficiency Ratio (FTE basis) (%)	77.80	67.52	62.95
Non-Int. Income/ Operating Rev. (%)	33.21	13.22	11.92
Return on Average Assets (%)	0.46	0.83	0.96
Return on Average Common Equity (%)	6.23	8.91	8.89
Market Capitalization ($millions)	$47.06	$39.01	$257.12
Price/ Book (%)	114.22	105.29	101.48
Price/ Tangible Book (%)	114.22	105.29	120.04
Price/ LTM Earnings (x)	16.03	10.03	8.88
Dividend Yield (%)	NA	4.00	3.27

(1)	Financial data as of or annualized for three months ended June 30, 2022, market data as of close of business ended October 14, 2022.

The following table compares HVBC’s June 30, 2022 book value per share to (i) the low, midpoint and high values from the capitalized earnings model using the projected 2027 net income for HVBC and (ii) the imputed value of HVBC common stock based on the median price/book value for each of the two peer groups that comprise the HVBC Peers.

HVBC Book Value per Share 06/30/2022	Values from Capitalized Earnings Model			Valuations Imputed from HVBC Peers (Price/Book)
	Min	Mid	Max	Relational	COI
$18.39	$13.52	$18.02	$22.53	$19.36	$18.66

TKG noted that the stock consideration of $28.39, the cash consideration of $30.50 and the merger consideration of $28.81 per share were above the imputed values per share for HVBC.

Citizens Financial Services, Inc. TKG compared certain of CZFS’ financial condition and financial performance measures to three groups of financial institutions that are believed to possess characteristics similar to that of CZFS (the “CZFS Peers”). The financial condition and financial performance data for CZFS and all companies in the peer groups was as of or for the annualized three months ended June 30, 2022. For those peer group members that were publicly traded companies, market data was as of October 14, 2022.

The first peer group was termed by TKG as “CZFS Proxy Peers.” Companies in this peer group were included by TKG as these institutions have been used by CZFS for the purposes of inclusion in the CZFS proxy statement filings. Fourteen (14) companies comprised the CZFS Proxy Peers in the table labeled “CZFS Peer Group Members.” The second peer group was termed by TKG as “Relational Peers” based on four screening criteria (i) financial institutions headquartered in the Mid-Atlantic region, (ii) with total assets between $1 billion and $3 billion, (iii) commercial real estate loans / total loans greater than 30%, and (iv) had more than twenty branches. Eleven (11) companies comprised the Relational Peers in the table labeled “CZFS Peer Group Members.”

The third peer group was termed by TKG as “Competitors of Interest Peers.” Companies in this peer group were included based on two screening criteria (i) financial institutions that operate a branch within a five-mile radius of any CZFS branch, and (ii) had total assets of less than or equal to $50 billion. The thirty-one (31) companies that comprise the Competitors of Interest Peers are shown in the table below labeled “CZFS Peer Group Members.”

CZFS Proxy Peers:

ACNB Corporation	FNCB Bancorp, Inc.
AmeriServ Financial, Inc.	Franklin Financial Services
Chemung Financial Corporation	Corporation
Citizens & Northern Corporation	Orrstown Financial Services, Inc.
Codorus Valley Bancorp, Inc.	Penns Woods Bancorp, Inc.
ENB Financial Corp	Peoples Financial
ESSA Bancorp, Inc.	Services Corp.
First Keystone Corporation	QNB Corp.

Relational Peers:

ACNB Corporation	Franklin Financial Services
Amboy Bancorporation	Corporation
Citizens & Northern Corporatio	NexTier Bank, NA
Codorus Valley Bancorp, Inc.	Norwood Financial Corp.
Evans Bancorp, Inc.	Orrstown Financial Services, Inc.
Fidelity D & D Bancorp, Inc.	The Bank of Princeton

Competitors of Interest Peers:

AmeriServ Financial, Inc.

Applied Bank

Artisans’ Bank

Chemung Financial Corporation

Citizens & Northern Corporation

Community Bank System, Inc.

ENB Financial Corp

F.N.B. Corporation

First Commonwealth Financial Corp

Fulton Financial Corporation

Iron Workers Savings Bank

JBT Bancorp Inc.

Kish Bancorp, Inc.

LINKBANCORP, Inc.

Mid Penn Bancorp, Inc.

Mifflinburg Bancorp, Inc.

Northumberland Bancorp

Northwest Bancshares, Inc.

Old Dominion National Bank

Orrstown Financial Services, Inc.

Penns Woods Bancorp, Inc.

Peoples Financial Services Corp.

Peoples Ltd.

Reliance Savings Bank

S&T Bancorp, Inc.

Shore Bancshares, Inc.

Susquehanna Community Financial, Inc.

Tompkins Financial Corporation

Tioga State Bank, N.A.

Woodlands Financial Services Company

WSFS Financial Corporation

The following table provides a summary comparison of CZFS financial condition and financial performance to that of the median for each of the CZFS Peers:

CZFS Peer Group Comparison (1)

	CZFS	Proxy Peers (Median)	Relational Peers(Median)	COI Peers (Median)
Total Assets ($000)	$2,212,862	$1,869,098	$2,288,723	$1,770,345
Equity/ Assets (%)	8.81	8.23	8.41	9.12
Tang. Equity/ Tang. Assets (%)	7.49	7.40	7.56	7.68
Loans/ Deposits (%)	84.92	79.31	78.02	81.40
NPAs/ Total Assets (%)	0.67	0.49	0.43	0.25
Reserves/ NPAs (%)	117.71	167.90	239.25	222.50
Net Interest Margin (%)	3.42	3.14	3.33	3.11
Non-Int. Income/ Avg. Assets (%)	0.44	0.70	0.72	0.69
Non-Int. Expense/ Avg. Assets (%)	2.03	2.32	2.26	2.37
Efficiency Ratio (FTE basis) (%)	54.07	62.27	58.44	63.18
Non-Int. Income/ Operating Rev. (%)	12.09	19.44	19.00	20.13
Return on Avg. Assets (%)	1.25	1.10	1.24	1.03
Return on Avg. Common Equity (%)	12.49	11.18	12.32	10.15
Market Capitalization ($millions)	$277.93	$176.63	$224.68	$262.41
Price/ Book (%)	142.49	110.55	114.19	112.05
Price/ Tangible Book (%)	170.20	120.01	139.03	127.39
Price/ LTM Earnings (x)	9.61	8.70	8.74	10.20
Dividend Yield (%)	2.74	3.64	3.37	3.49

(1)	Financial data as of or annualized for three months ended June 30, 2022, market data as of close of business ended October 14, 2022.

TKG also noted that if CZFS’ accumulated other comprehensive loss as of June 30, 2022 was added back to the CZFS’ stated shareholders’ common equity and CZFS’ stated shareholders’ tangible common equity, then CZFS’ price / book value would have been 127.2% and price / tangible book value was 148.4% as of October 14, 2022.

Comparable Transaction Analysis. TKG reviewed various financial condition, financial performance and acquisition multiples for three groups of institutions that TKG believed to have characteristics similar to that of HVBC (the “HVBC Comparable Deal Groups”). TKG then compared the median acquisition multiples for the

CZFS and HVBC transaction relative to the median acquisition multiples derived from the transactions that comprised the HVBC Comparable Deal Groups.

The first set of transactions included bank transactions announced after January 1, 2019 where the target bank was (i) located in Pennsylvania, (ii) had a transaction value at deal announcement between $40 million and $150 million and, (iii) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of eleven (11) merger and acquisition transactions (the “PA Comp. Deals”). The median transaction pricing metrics for this group are shown in the “HVBC Comparable Transactions” table below.

The second set of transactions included bank transactions announced after January 1, 2019 where the transaction (i) target was located in the Mid-Atlantic region, (ii) had a transaction value at announcement between $50 million and $100 million, (iii) where the target company had an ROA of 0.50% or greater for the LTM prior to the announcement, (iv) where the target had a non performing assets / total assets (“NPAs/Assets”) ratio of less than 2.00% at announcement, and (v) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of sixteen (16) merger and acquisition transactions that possessed characteristics similar to that of the merger (“Regional Comp. Deals”). The median transaction pricing metrics for this group are shown in the “HVBC Comparable Transactions” table below.

The third set of transactions included bank transactions announced after January 1, 2019 where the transaction (i) target was located anywhere in the United States, (ii) had a transaction value at announcement between $50 million and $100 million, (iii) where the target company had an ROA of 0.50% or greater for the LTM prior to the announcement, (iv) where the target had a non performing assets / total assets (“NPAs/Assets”) ratio of less than 1.00% at announcement, and (v) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of forty-four (44) merger and acquisition transactions that possessed characteristics similar to that of the merger (“National Comp. Deals”). The median transaction pricing metrics for this group are shown in the “HVBC Comparable Transactions” table below.

The following tables present the listing of the transactions that comprise each of the PA Comp. Deals, the Regional Comp. Deals and the National Comp. Deals.

List of PA Comp. Deals
Date Announced	Buyer	Target
08/30/22	First Commonwealth Financial Corporation	Centric Financial Corporation
03/24/22	Farmers National Banc Corp.	Emclaire Financial Corp
03/02/22	Fulton Financial Corporation	Prudential Bancorp, Inc.
10/20/21	Raymond James Financial, Inc.	TriState Capital Holdings, Inc.
06/30/21	Mid Penn Bancorp, Inc.	Riverview Financial Corporation
03/10/21	WSFS Financial Corporation	Bryn Mawr Bank Corporation
02/26/21	Fidelity D & D Bancorp, Inc.	Landmark Bancorp, Inc.
09/25/20	Dollar Mutual Bancorp	Standard AVB Financial Corp.
12/18/19	Citizens & Northern Corporation	Covenant Financial Inc.
12/10/19	Fidelity D & D Bancorp, Inc.	MNB Corporation
06/05/19	S&T Bancorp, Inc.	DNB Financial Corporation

List of Regional Comp. Deals
Date Announced	Buyer	Target
07/25/22	Somerset Savings Bank, SLA	Regal Bancorp, Inc.
01/28/22	Rosedale Federal Savings & Loan Association	CBM Bancorp, Inc.
10/03/21	Community Bank System, Inc.	Elmira Savings Bank
07/16/21	Spencer Savings Bank, SLA	Mariner’s Bank
08/27/20	Hanover Bancorp Inc.	Savoy Bank
06/18/20	BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.
01/09/20	Norwood Financial Corp.	UpState New York Bancorp, Inc.
12/23/19	Northfield Bancorp, Inc.	VSB Bancorp, Inc.
12/18/19	Kearny Financial Corp.	MSB Financial Corp.
12/18/19	Citizens & Northern Corporation	Covenant Financial Inc.
12/18/19	CNB Financial Corporation	Bank of Akron
12/10/19	Fidelity D & D Bancorp, Inc.	MNB Corporation
07/24/19	Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
07/02/19	ACNB Corporation	Frederick County Bancorp, Inc.
06/24/19	1st Constitution Bancorp	Shore Community Bank
01/22/19	Community Bank System, Inc.	Kinderhook Bank Corp.

List of National Comp. Deals
Date Announced	Buyer	Target
09/30/22	Taichung Commercial Bank Co., Ltd.	American Continental Bancorp
07/25/22	HomeTrust Bancshares, Inc.	Quantum Capital Corp.
07/25/22	Somerset Savings Bank, SLA	Regal Bancorp, Inc.
06/13/22	CrossFirst Bankshares, Inc.	Farmers & Stockmens Bank
05/26/22	Middlefield Banc Corp.	Liberty Bancshares, Inc. (Ada, OH)
05/23/22	Cambridge Bancorp	Northmark Bank
03/10/22	Arizona Federal Credit Union	Horizon Community Bank
12/15/21	Home Bancorp, Inc.	Friendswood Capital Corporation
12/08/21	Alerus Financial Corporation	MPB BHC, INC.
11/10/21	Georgia Banking Company, Inc.	Peoples Banktrust, Inc.
11/01/21	BancFirst Corporation	Worthington National Bank
09/07/21	BayCom Corp	Pacific Enterprise Bancorp
08/23/21	Seacoast Banking Corporation of Florida	Sabal Palm Bancorp, Inc.
07/29/21	Finward Bancorp	Royal Financial, Inc.
06/16/21	Lake Michigan Credit Union	Pilot Bancshares, Inc.
05/17/21	Equity Bancshares, Inc.	American State Bancshares, Inc.
04/27/21	Southern California Bancorp	Bank of Santa Clarita
04/22/21	Colony Bankcorp, Inc.	SouthCrest Financial Group, Inc.
08/27/20	Hanover Bancorp Inc.	Savoy Bank
04/30/20	Tinker Federal Credit Union	Prime Bank
01/23/20	Seacoast Banking Corporation of Florida	Fourth Street Banking Company
12/23/19	Northfield Bancorp, Inc.	VSB Bancorp, Inc.
12/18/19	Citizens & Northern Corporation	Covenant Financial Inc.
12/18/19	First Bancshares, Inc.	Southwest Georgia Fin. Corp.
12/10/19	Fidelity D & D Bancorp, Inc.	MNB Corporation
09/17/19	FB Financial Corporation	FNB Financial Corp.
08/13/19	Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.

List of National Comp. Deals
Date Announced	Buyer	Target
08/12/19	Professional Holding Corp.	Marquis Bancorp, Inc.
07/25/19	Wintrust Financial Corporation	SBC, Incorporated
07/25/19	First Financial Banc Corporation	First National Corporation of Wynne
07/25/19	South Plains Financial, Inc.	West Texas State Bank
07/25/19	Associated Banc-Corp	First Staunton Bancshares, Inc.
07/24/19	Spirit of Texas Bancshares, Inc.	Chandler Bancorp, Inc.
07/22/19	First Bancshares, Inc.	First Florida Bancorp, Inc.
07/15/19	Carolina Financial Corporation	Carolina Trust BancShares, Inc.
07/02/19	ACNB Corporation	Frederick County Bancorp, Inc.
06/24/19	1st Constitution Bancorp	Shore Community Bank
05/31/19	Dickinson Financial Corporation II	KCB Bank
05/28/19	Santa Cruz County Bank	Lighthouse Bank
05/17/19	Capitol Bancorporation, Inc.	Advantage Bank
05/08/19	Southern States Bancshares, Inc.	East Alabama Financial Group, Inc.
03/05/19	BancorpSouth Bank	Van Alstyne Financial Corporation
02/21/19	German American Bancorp, Inc.	Citizens First Corporation
02/05/19	United Community Banks, Inc.	First Madison Bank & Trust

The following table compares certain financial metrics of HVBC relative to the median financial metrics for the HVBC Comparable Deal Groups:

HVBC Comparable Transactions

Transaction Financial Metric (HVBC data as of or for the latest twelve months ended June 30, 2022)	HVBC	PA Comp. Deals	Regional Comp. Deals	National Comp. Deals
		(median values)
Total Assets ($000s)	$570,647	$1,061,381	$441,103	$439,058
Total Deposits ($000s)	$481,510	$878,895	$376292	$376,910
Tangible Equity/ Total Assets (%)	7.22	9.51	10.01	10.25
NPAs/ Total Assets (%)	0.45	0.53	0.76	0.35
Non-Interest Income/ Avg. Assets (%)	1.91	0.45	0.38	0.53
Non-Interest Expense/ Avg. Assets (%)	4.01	1.96	2.11	2.41
Return on Average Assets (%)	0.49	0.75	0.90	1.19
Return on Average Equity (%)	6.55	9.26	10.14	11.47

Transaction Valuation Metric	CZFS/HVBC (1)	PA Comp. Deals	Regional Comp. Deals	National Comp. Deals
		(median values)
Deal Value ($M)	$64.6	$136.7	$54.7	$65.6
Price/ Book (%)	156.72	130.82	121.25	149.24
Price/ Tangible Book (%)	156.72	137.09	117.43	154.72
Price/ LTM EPS (x)	23.85	16.20	14.61	13.53
Price/ Deposits (%)	13.42	15.02	14.00	17.61
Franchise Premium/ Core Deposits (%)	4.97	4.12	2.82	7.64

(1)	Assumes merger consideration is valued at $28.39 per HVBC Common Share (excludes value of cashed out options).

TKG then compared the merger consideration to the imputed value per common share for HVBC based on the median transaction metrics for all three (3) of the HVBC Comparable Deal Groups. The following table (the “HVBC Imputed Deal Values per Share”) summarizes the imputed value for HVBC on a change-of-control basis using certain transaction valuation metrics from the PA Comp. Deals, Regional Comp. Deals and the National Comp. Deals:

HVBC Imputed Deal Values per Share

	PA Comp. Deals			Regional Comp. Deals			National Comp. Deals
	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/L TM EPS	Price/ Book	Price/ Tang. Book	Price/L TM EPS
HVBC per Share Imputed Value	$24.05	$25.20	$20.82	$22.29	$21.59	$18.72	$27.44	$28.45	$17.65

TKG noted that the stock consideration of $28.39 compared favorably to eight of nine of the imputed values, while the cash consideration of $30.50 and the merger consideration of $28.81 compared favorably to all nine of the imputed values.

In evaluating the various financial condition, financial performance, trading multiples and acquisition multiples for the merger and the merger considerations, it is important to note that no company or transaction in the preceding analyses is identical to CZFS, HVBC, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The range of value resulting from the foregoing analyses should not be taken to represent TKG’s view of the actual value of CZFS, HVBC or the combined company.

Compensation of TKG and Other Relationships. HVBC paid TKG a fee of $75,000 upon the rendering of TKG’s written fairness opinion. TKG will be reimbursed for reasonable out-of-pocket expenses incurred in connection with its engagement and HVBC has agreed to indemnify TKG against certain liabilities. TKG will also receive a success fee of approximately $505,800 upon closing of the merger.

TKG did not provide any other investment banking services to HVBC in the two years preceding the date of TKG’s opinion. TKG did not provide any investment banking services to CZFS in the two years preceding the date of its opinion.

Certain HVBC Unaudited Prospective Financial Information

HVBC does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the merger, HVBC’s management prepared and provided to the HVBC board of directors in connection with its evaluation of the transaction, and to its financial advisor TKG, including in connection with TKG’s financial analyses described above under the section entitled “ —Opinion of HVBC’s Financial Advisor,” certain unaudited prospective financial information regarding HVBC’s operations for fiscal years 2023 through 2027 (the “HVBC Projections”). The below summary of the HVBC Projections is included for the purpose of providing HVBC shareholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any HVBC shareholder.

HVBC’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission (the “SEC”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, HVBC management.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to HVBC’s business) that are inherently subjective and uncertain and are beyond the control of HVBC’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to HVBC’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Information Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized.

None of HVBC, CZFS or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

HVBC UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

HVBC has not made and makes no representation to CZFS or any CZFS shareholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding HVBC’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, HVBC urges all HVBC shareholders not to place undue reliance on such information.

The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2023 through December 31, 2027 for HVBC on a standalone basis. The HVBC Projections were prepared by HVBC’s management solely for internal purposes. The HVBC Projections were not updated to account for any circumstances or events occurring after the date they were initially prepared and therefore should not be relied on as predictive of actual future results.

HVBC Projections(1) (unaudited, dollars in thousands)

As of or for the years ended December 31,

Financial Item	2023	2024	2025	2026	2027
Total assets	$809,655	$887,160	$953,697	$1,025,225	$1,102,116
Net income	$4,142	$6,816	$7,255	$7,779	$8,384
Return on average assets	0.53%	0.79%	0.78%	0.78%	0.78%

(1)	Excludes the effect of any capital raise that may be executed by HVBC during the above periods.

Interests of HVBC’s Directors and Executive Officers in the Merger

In considering the recommendation of HVBC’s board of directors with respect to the merger, HVBC’s shareholders should be aware that the executive officers and directors of HVBC and HVB have certain interests in the merger that may be different from, or in addition to, the interests of HVBC shareholders generally. These interests are described below. HVBC’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that HVBC vote to adopt the merger proposal.

Treatment of Stock Options

Under the terms of the merger agreement, stock options to purchase shares of HVBC common stock, whether vested or unvested, that are outstanding and unexercised as of the effective time will be canceled at the effective time and converted into the right to receive a cash payment equal to the product of (x) the number of shares of HVBC common stock subject to such option at the effective time multiplied by (y) the amount by which $30.50 exceeds the exercise price per share of such option, less applicable taxes and withholdings and without interest. Set forth below is the number of outstanding and unexercised stock options held by each director, each named executive officer and four other executive officers of HVBC as of October 18, 2022, the date the merger agreement was executed, and the cash-out value of the stock options as determined under the terms of the merger agreement. As of October 18, 2022, all but 55,300 HVBC stock options held by the executive officers and directors were vested.

Name	HVBC Stock Options (#)	Exercise Price ($)	Aggregate Stock Option Value ($)
Carl Hj. Asplundh III	10,000	15.92	145,800
Joseph F. Kelly	10,000	14.80	157,000
John D. Behm	10,000	14.80	157,000
Scott W. Froggatt	10,000	14.80	157,000
Michael L. Hammer	—	—	—
Robert J. Marino	10,000	15.92	145,800
Travis J. Thompson	50,000	14.80	785,000
Joseph O’Neill, Jr.	25,000	14.80	392,500
Barton Skurbe	—	—	—
J. Chris Jacobsen	25,000	14.80	392,500
Charles Hutt	25,000	14.80	392,500
Hugh W. Connelly	5,000	15.21	76,450
Derek P. B. Warden	10,000	20.11	103,900

Treatment of Restricted Stock Awards

Under the terms of the merger agreement, any vesting restrictions on the HVBC restricted stock awards that have not yet vested will lapse as of immediately prior to the effective time, and such awards will be treated as issued and outstanding shares of HVBC for purposes of the merger agreement, subject to applicable taxes and withholdings. The following table sets forth the number of unvested restricted stock awards held by each director, each named executive officer and other executive officers of HVBC as of October 18, 2022, the date the merger agreement was executed, that will become vested as a result of the merger. The estimated value of the restricted stock is based on (i) the average closing market price of HVBC common stock over the first five (5) business days following the first public announcement of the transaction beginning on October 20, 2022 for a per share merger consideration of $25.57, multiplied by (ii) the total number of shares subject to each restricted stock award.

Name	Unvested HVBC Restricted Stock Awards (#)	Aggregate Restricted Stock Award Value ($)
Carl Hj. Asplundh, III	2,800	71,596
Joseph F. Kelly	2,100	53,697
John D. Behm	2,100	53,697
Scott W. Froggatt	2,100	53,697
Michael L. Hammer	—	—
Robert J. Marino	27,800	710,846
Travis J. Thompson	28,400	726,188
Joseph O’Neill, Jr.	4,200	107,394
Barton Skurbe	—	—
J. Chris Jacobsen	4,200	107,394
Charles Hutt	4,200	107,394
Hugh W. Connelly	25,000	639,250
Derek P. B. Warden	5,000	127,850

Current Agreements and Benefit Plans with HVBC’s Directors and Executive Officers

Employment Agreement with Travis J. Thompson

HVB entered into an employment agreement with Travis J. Thompson, Chairman and Chief Executive Officer of HVBC and HVB, originally effective as of July 1, 2016. The employment agreement provides that in the event of Mr. Thompson’s involuntary termination of employment “without cause”, or in the event of his resignation for “good reason” (as such terms are defined in the agreement), on or after the effective date of a change in control of HVBC or HVB, Mr. Thompson will be entitled to a severance payment equal to three times the sum of (i) his highest annual rate of base salary, plus (ii) his highest annual cash bonus paid, or earned, during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination of employment. In addition, HVB (or its successor) will continue to provide him with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to him immediately prior to his date of termination at no cost to him. Such continued coverage will cease upon the earlier of: (1) the date which is three years after the executive’s date of termination of employment; or (2) the date on which he becomes eligible for comparable health and welfare benefits as a full-time employee of another employer.

Concurrent with the signing of the merger agreement, Mr. Thompson entered into a settlement and non-competition and non-solicitation agreement with HVBC, HVB, and CZFS that will terminate and supersede his employment agreement effective as of the closing date of the merger. As a result, Mr. Thompson will not receive any payments or benefits under the employment agreement in connection with the merger.

Employment Agreement with Robert J. Marino

HVBC and HVB entered into an employment agreement with Robert J. Marino, President of HVBC and HVB, originally effective as of December 1, 2021. The employment agreement provides that, if a change in control of HVBC occurs and if Mr. Marino experiences an involuntary termination of employment, or he resigns for “good reason” (as defined in the agreement), and if Mr. Marino has completed fewer than three full years of service, Mr. Marino will be entitled to a severance payment equal to two times his annual rate of base salary. The payment will be payable in a lump sum within 30 days following his date of termination of employment. In addition, HVB (or its successor) will continue to provide him with all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the time of termination of employment. Such continued coverage will cease upon the earlier of: (1) the date which is one year after his date of termination of employment; or (2) the date on which he secures comparable coverage though other employment. If the aggregate amount of payments to Mr. Marino in connection with a change in control would be subject to an excise tax under Sections 280G and 4999 of the Code, the amount payable to Mr. Marino under his employment agreement would be reduced as necessary to avoid the imposition of such excise tax.

Concurrent with the signing of the merger agreement, Mr. Marino entered into a settlement and non-competition and non-solicitation agreement with HVBC, HVB, and CZFS that will terminate and supersede his employment agreement effective as of the closing date of the merger. As a result, Mr. Marino will not receive any payments or benefits under the employment agreement in connection with the merger.

Employment Agreements with Non-Named Executive Officers

HVB entered into individual employment agreements with Charles Hutt, Executive Vice President and Chief Operations Officer-Mortgage Division, and Chris Jacobsen, Executive Vice President and Chief Operating Officer, who are non-named executive officers. The employment agreements provide that in the event of the executive’s termination “without cause”, or in the event of his resignation “with good reason” (as such terms are defined in the agreement), on or after the effective date of a change in control of HVBC or HVB, the executive will be entitled to a severance payment equal to three times the sum of (i) the executive’s highest annual rate of base salary, plus (ii) highest annual cash bonus paid, or earned, during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination of employment. In addition, HVB (or its successor) will continue to provide the executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to the executive immediately prior to his date of termination at no cost to the executive. Such continued coverage will cease upon the earlier of: (1) the date which is three years after the executive’s date of termination of employment; or (2) the date on which the executive becomes eligible for comparable health and welfare benefits as a full-time employee of another employer.

Huntingdon Valley Bank Employee Stock Ownership Plan

The Huntingdon Valley Bank Employee Stock Ownership Plan (the “ESOP”) is a tax-qualified plan that covers substantially all of the employees of HVB who have attained age 21 and completed 1,000 hours of service. The ESOP received a loan from HVBC, the proceeds of which were used to acquire shares of HVBC common stock for the benefit of ESOP participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from HVB. At least five (5) business days prior to the effective time, the outstanding ESOP loan will be repaid by the ESOP by delivering a sufficient number of unallocated shares of HVBC common stock to HVBC. Any unallocated shares remaining in the ESOP suspense account (after the repayment of the outstanding loan) will be allocated to the active plan participants as earnings, pro rata, based on each participant’s account balance. As of the effective time, the ESOP will be terminated and all allocated shares of common stock held by the ESOP will be converted into the merger consideration.

As a result of the foregoing, HVBC’s executive officers, including Messrs. Thompson, Marino, Hutt and Jacobsen and Joseph O’Neill, Jr., Executive Vice President and Chief Financial Officer, Barton Skurbe, Executive Vice President and Director of Sales—Mortgage Division, Hugh W. Connelly, Executive Vice President and Chief Lending Officer, and Derek P.B. Warden, Executive Vice President and Chief Credit Officer, as well as other employees who participate in the ESOP, will receive a benefit in connection with the ESOP’s termination to the extent that the stock price of HVBC common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares. Based on account levels as of October 18, 2022, and a stock price of $25.57, which is the average closing price of HVBC common stock over the first five (5) business days following the first public announcement of the merger beginning on October 20, 2022, the estimated value of the additional benefits that the executive officers would receive, as a group, is approximately $202,016.

For an estimate of the additional benefits that HVBC’s named executive officers and Mr. Marino would receive upon the effective time, see “—Potential Payments and Benefits to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger” below.

New Arrangements with HVBC, HVB, and CZFS

New Settlement and Non-Competition and Non-Solicitation Agreements

In connection with the execution of the merger agreement, HVBC, HVB and CZFS entered into individual settlement and non-competition and non-solicitation agreements with each of Messrs. Thompson and Marino. The agreements become effective as of the closing date of the merger and supersede and terminate the executives’ prior employment agreements with HVBC and/or HVB.

Pursuant to each settlement and non-competition and non-solicitation agreement, for a two-year period (one-year period, for Mr. Marino) following the date on which the executive ceases to perform services for CZFS, the executive will be prohibited from providing services to a company that competes with CZFS and FCCB (subject to limited exception) within twenty-five (25) miles of any location where CZFS or FCCB has business operations, or within twenty-five (25) miles of any office for which CZFS or FCCB has filed an application for regulatory approval to establish an office. In addition, for a two-year period (one-year period, for Mr. Marino) following the date in which the executive ceases to perform services for CZFS, the executive is prohibited from soliciting employees and customers of CZFS and FCCB. The agreements provide that Messrs. Thompson and Marino will receive a lump sum cash payment in the amount of $1,500,000 and $300,000, respectively, payable on or immediately prior to the closing date of the merger. In addition, the agreement for Mr. Thompson provides for a $400,000 transaction bonus, which is payable on or immediately prior to the closing date of the merger.

For an estimate of the amounts that would be payable to Messrs. Thompson and Marino under the settlement and non-competition and non-solicitation agreements, see “—Potential Payments and Benefits to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger” below.

Retention Bonus for Charles Hutt

Concurrent with the signing of the merger agreement, HVB and Mr. Hutt entered into a letter agreement providing that if Mr. Hutt remains employed with HVB, HVBC (or their respective successors) through the 90-day anniversary of the closing date, Mr. Hutt will receive a $50,000 retention bonus paid in a single lump sum within seven days following the 90-day anniversary of the closing date.

Severance Provided under Section 5.13(d) of the Merger Agreement

Under the terms of the merger agreement, CZFS has agreed to pay to each employee of HVBC or HVB that is not covered by a written employment or severance agreement and is either (i) not offered, or not retained in, comparable employment (i.e., a position of generally similar job description, responsibilities and pay where the employee is not required to commute a distance greater than thirty (30) miles more than the employee’s commute as of the effective time of the merger) by CZFS or any of its subsidiaries after the effective time, or (ii) terminated by CZFS or any of its subsidiaries, without cause, within twelve (12) months following the effective time of the merger, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with HVBC or HVB; provided, however, that the minimum severance payment will equal four (4) weeks of his or her base salary and the maximum severance payment will not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to CZFS and that such employee does not voluntarily leave employment with HVBC or HVB prior to the effective time of the merger. The severance payment will be payable in a cash lump sum within fifteen (15) days following the date that the release of claims becomes irrevocable. Messrs. O’Neill, Skurbe, Connelly, and Warden will be eligible for the severance under the merger agreement. Mr. O’Neill has been employed by HVBC and HVB since January 2010; Mr. Skurbe has been employed by HVBC and HVB since December 2018; Mr. Connelly has been employed by HVBC and HVB since February 2019; and Mr. Warden has been employed by HVBC and HVB since December 2019. For an estimate of the amount that would be payable to Messrs. O’Neill and Skurbe under the merger agreement, see “— Potential Payments and Benefits to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger” below.

Directors’ and Officers’ Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, CZFS has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former director and officer of HVBC or HVB against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or part out of or pertaining to the fact that he or she was a director or officer of HVBC or HVB is or was serving at the request of HVBC or HVB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of HVBC or HVB, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the related transactions, to the fullest extent which such person would have been entitled to indemnification under the articles of incorporation and bylaws of HVBC or HVB prior to the effective date of the merger.

In addition, CZFS has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of HVBC with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, CZFS is not obligated to pay more than 250% of HVBC’s annual premiums for such coverage.

Membership on the Board of Directors of CZFS and FCCB and Appointment of Senior Officers

Effective at the effective time of the merger, CZFS, upon consultation with HVBC, will designate (i) one member of the HVBC board of directors to serve as a member of the CZFS board of directors and (ii) two members of the HVB board of directors to serve as members of the FCCB board of directors. In addition, Messrs. Thompson and Marino will be employed as senior officers of FCCB following the effective time of the merger. For additional information, see “The Merger Agreement—Boards of Directors of CZFS and FCCB After the Merger” beginning on page 69.

Potential Payments and Benefits to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of HVBC and Robert Marino that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to HVBC’s named executive officers and Mr. Marino. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of HVBC common stock, as described in the section entitled “Proposal II—Advisory Vote on Specified Compensation.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of HVBC’s named executive officers and Mr. Marino would receive, using the following assumptions:

•	the effective time of the merger will occur on December 15, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	the base salary rates for the named executive officers and Mr. Marino remain unchanged from those in place as of October 18, 2022;

•

for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of October 18, 2022; and

•

a price per share of HVBC Common Stock of $25.57 (the average closing market price of HVBC common stock over the first five (5) business days following the public announcement of the merger beginning on October 20, 2022).

The calculations in the table do not include amounts that HVBC’s named executive officers and Mr. Marino were already entitled to receive or vested in as of the date of this proxy statement/prospectus. The calculations in the table also do not include certain compensation that may occur after the effective time of the merger since such payments are contingent upon and will vest based on services to be provided to the resulting company following the closing of the merger. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer and Mr. Marino may materially differ from the amounts set forth below:

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Travis Thompson	1,900,000	1,055,888	48,726	3,004,614
Robert Marino	300,000	792,494	—	1,092,494
Joseph O’Neill, Jr.	100,000	272,244	39,465	411,709
Barton Skurbe	28,462	—	13,196	41,657

(1)

The cash payments consist of: (a) for Mr. Thompson, the transaction bonus payment of $400,000, and (b) non-competition payment of $1,500,000 for Mr. Thompson and $300,000 for Mr. Marino in exchange for entering into the settlement and non-competition and non-solicitation agreements, (c) for Messrs. O’Neill and Skurbe, severance payments of $100,000, which represents 26 weeks of base salary, and $28,462, which represents eight weeks of base salary, respectively, provided under section 5.13(d) of the merger agreement. The payments under (a) and (b) above are considered “single trigger” benefits since the amounts are payable upon the merger without regard to the executives’ termination of employment, and the payments under (c) above are considered “double trigger” benefits since the amounts are payable only upon the executives’ termination of employment (other than for cause) within twelve months following the effective time of the merger. For more information regarding these payments, see “—New Arrangements with HVBC, HVB, and CZFS” above.

(2)

Represents the estimated value of the unvested restricted stock that will become vested at the effective time of the merger and the unvested stock options that will be converted into the right to receive a cash payment equal to the product of (x) such number of unvested shares of HVBC common stock multiplied by (y) the amount by which $30.50 exceeds the exercise price per share of such option, which are considered “single trigger” benefits because they are payable upon the merger without regard to the executives’ termination of employment. The value of the restricted stock is based on a per share price of HVBC common stock of $25.57, which is the average closing market price of HVBC common stock over the first five business days following the public announcement of the merger. For more information regarding these payments, see “—Treatment of Stock Options” and “—Treatment of Restricted Stock Awards” above. The following is a break-out of the amounts reported in the above table:

Name	Restricted Stock ($)	Unvested Stock Options ($)
Travis Thompson	726,188	329,700
Robert Marino	710,846	81,648
Joseph O’Neill, Jr.	107,394	164,850

(3)

Represents the estimated dollar value of additional allocations to the named executive officers and Mr. Marino in connection with the termination of the ESOP and repayment of the outstanding ESOP loan balance at closing. Following the repayment of the ESOP loan with unallocated shares, the remaining shares in the ESOP suspense account will be exchanged for the merger consideration and will be allocated to all eligible employees, including the named executive officers and Mr. Marino, as earnings of the ESOP based on the eligible employee’s account balance. The estimated dollar value attributable to each named executive officer and Mr. Marino as set forth above is based on a number of assumptions that may or may not be accurate at the closing of the merger, including that eligible participants who are currently employed by HVB will remain employed by HVB through the ESOP’s termination date and that the merger consideration value is $25.57 per share.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of HVBC’s common stock. The following summary is based upon the Internal Revenue Code of 1986, as amended, (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Any such change could affect the validity of this discussion. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to particular HVBC shareholders.

No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to HVBC shareholders. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this proxy statement/prospectus.

For purposes of this summary, we use the term “U.S. holder” to mean a beneficial owner which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

If a partnership or other entity taxed as a partnership holds HVBC common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

This summary addresses only those U.S. holders of HVBC common stock that hold their HVBC common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of HVBC common stock in light of their individual circumstances or to holders of HVBC common stock that are subject to special rules, such as:

•	financial institutions;

•	S-corporations, pass-through entities and investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold HVBC common stock as a hedge or as part of a straddle, constructive sale or conversion transaction, or other risk management transaction;

•	regulated investment companies;

•	mutual funds

•	real estate investment trusts;

•	expatriates or persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. citizens;

•	foreign corporations, foreign partnerships and other foreign entities;

•	person subject to the alternative minimum tax;

•	persons eligible for tax treaty benefits;

•	trusts and estates;

•	individual retirement and other tax-deferred accounts; and

•	holders who acquired their shares of HVBC common stock through the exercise of an employee stock option or otherwise as compensation.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of CZFS, HVBC or their advisors. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local and foreign and other tax laws, and of changes in those laws.

Tax Consequences of the Merger Generally. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If, as intended, the merger qualifies as a reorganization, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by CZFS or HVBC as a result of the merger;

•

no gain or loss will be recognized by U.S. holders who exchange all of their HVBC common stock solely for CZFS common stock pursuant to the merger (with respect to cash received instead of a fractional share of CZFS common stock, see below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of CZFS Common Stock”);

•

gain (but not loss) will be recognized by U.S. holders of HVBC common stock who receive both shares of CZFS common stock and cash in exchange for shares of HVBC common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the CZFS common stock and cash received by a U.S. holder of HVBC common stock exceeds such U.S. holder’s basis in its HVBC common stock and (2) the amount of cash received by such U.S. holder of HVBC common stock (except with respect to U.S. holders who receive cash only or cash instead of a fractional share of CZFS common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of CZFS Common Stock”);

•

the aggregate basis of the CZFS common stock received by a U.S. holder of HVBC common stock in the merger (including the basis of fractional shares of CZFS common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of HVBC common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received instead of fractional share interests in CZFS common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received instead of fractional share interests in CZFS common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of CZFS Common Stock”); and

•

the holding period of CZFS common stock received in exchange for shares of HVBC common stock (including fractional shares of CZFS common stock deemed received and redeemed as described below) will include the holding period of HVBC common stock for which it is exchanged.

If a U.S. holder of HVBC common stock acquired different blocks of HVBC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of HVBC common stock, and the cash and shares of CZFS common stock received will be allocated pro rata to each such block of stock. In computing the amount of gain realized, if any, a U.S. holder of HVBC common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of CZFS common stock received in the merger.

At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and/or CZFS common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by CZFS and HVBC of legal opinions from Hogan Lovells US LLP and Luse Gorman, PC, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, prior to the effectiveness of the registration statement of which this proxy statement/prospectus is a part, each of Hogan Lovells US LLP and Luse Gorman, PC will deliver an opinion to CZFS and HVBC, respectively, to the same effect as the opinions described above. These opinions will be based on certain assumptions and on representations and covenants contained in representation letters provided by CZFS and HVBC and will assume that these representations are true, correct and complete, and that HVBC and CZFS, as the case may be, will comply with these covenants. Although the merger agreement allows each of CZFS and HVBC to waive its tax opinion closing condition, neither CZFS nor HVBC currently anticipates waiving this condition. If either CZFS or HVBC does waive its tax opinion closing condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the merger to HVBC shareholders have materially changed, CZFS and HVBC will recirculate the proxy statement/prospectus and resolicit the shareholder vote of HVBC. Neither of the legal opinions will be binding on the IRS or on any court. Neither CZFS nor HVBC intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain. Except as described under “Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of HVBC common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their HVBC common stock for more than one year as of the date of the merger. For U.S. holders of HVBC common stock that are non-corporate holders, long-term capital gain is generally taxed at preferential rates. You are urged to consult with your own tax advisors about the U.S. federal income tax rate on long-term capital gain applicable to you.

Additional Considerations—Recharacterization of Gain as a Dividend. In limited circumstances, all or part of the gain that a particular U.S. holder of HVBC common stock recognizes could be treated as dividend income rather than capital gain. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of HVBC common stock, including the application of certain constructive ownership rules, U.S. holders of HVBC common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of CZFS Common Stock. A U.S. holder of HVBC common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its HVBC common stock. In addition, a U.S. holder of HVBC common stock who receives cash instead of a fractional share of CZFS common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by CZFS. As a result, such U.S. holder of HVBC common stock will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of HVBC common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless the U.S. holder provides CZFS with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

A U.S. holder of HVBC common stock who receives CZFS common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of HVBC common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives CZFS common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in HVBC common stock surrendered and the fair market value of the CZFS common stock and cash received in the merger. A “significant holder” is a holder of HVBC common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of HVBC or has a tax basis of $1 million or more in its HVBC common stock.

This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Approvals Required for the Merger

General. CZFS and HVBC have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations, or waiver of formal application and approval requirements, of all third parties and governmental authorities that are necessary to consummate the merger of CZFS, FCCB, HVBC and HVB. This includes various notices, approvals, waivers or consents from state and federal governmental authorities, including the FRB and the PADOBS. The parties have filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and waivers necessary to consummate the merger. As of the date of this proxy statement/prospectus, CZFS has not yet received any approvals or waivers from these regulators. While neither

CZFS nor HVBC knows of any reason why the parties would not obtain the approvals or waiver in a timely manner, CZFS and HVBC cannot be certain when or if such required regulatory approvals or waiver will be obtained.

FRB. To consummate the merger of HVB with and into FCCB (the “bank merger”), FCCB will seek the approval of the FRB under Section 18(c) of the Federal Deposit Insurance Act, as amended, which is commonly known as the “Bank Merger Act.” The FRB may not approve the bank merger if:

•

such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the FRB finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the institutions concerned, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institution involved in the proposed merger in combating money-laundering activities. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. In assessing the convenience and needs of the community to be served, the FRB will consider such elements as the extent to which the proposed merger is likely to benefit the general public through higher lending limits, new or expanded services, reduced prices, increased convenience in utilizing the services and facilities of the resulting institution, or other means. The FRB, as required by the Community Reinvestment Act of 1977, as amended, will also note and consider the record of performance of FCCB and HVB in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. An unsatisfactory record may form the basis for denial or conditional approval of an application. Applicable regulations require publication of notice of an application for approval of the bank merger.

CZFS will seek a waiver from the FRB from application requirements associated with the merger of HVBC with and into CZFS pursuant to 12 CFR 225.12(d), which authorizes the FRB to waive application requirements associated with a bank holding company merger or a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the FRB does not provide this waiver, CZFS will seek the requisite approval from the FRB to consummate the merger of HVBC with and into CZFS.

Pennsylvania Department of Banking and Securities. Pursuant to Chapter 16 of the Pennsylvania Banking Code of 1965, as amended, a merger that will result in a Pennsylvania state-chartered institution must be approved by the PADOBS. In every proposed merger transaction the PADOBS must consider, among other things, whether the proposed transaction adequately protects the interests of depositors, other creditors and shareholders. The PADOBS also must consider whether the proposed transaction would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties, their prospects, the character of their management, the potential effect of the merger or consolidation on competition and the convenience and needs of the area primarily to be served by the resulting institution. The PADOBS will need to approve both the merger of HVBC with and into CZFS and the merger of HVB with and into FCCB.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with CZFS treated as the acquirer. Under this method of accounting, HVBC’s assets and liabilities will be recorded by CZFS at their respective fair values as of the closing date of the merger and added to those of CZFS. Any excess of purchase price over the net fair values of HVBC’s assets and liabilities will be recorded as goodwill. The excess of the fair value of HVBC’s net assets over the purchase price, if any, will be recognized in earnings by CZFS on the closing date of the merger. Financial statements of CZFS issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of HVBC prior to the merger. The results of operations of HVBC will be included in the results of operations of CZFS beginning on the effective date of the merger.

Dissenters’ Appraisal Rights

HVBC shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.

Restrictions on Sales of Shares by Certain Affiliates

The shares of CZFS common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of CZFS as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with CZFS and include executive officers and directors of CZFS and may include significant shareholders of CZFS.

Stock Exchange Listing; Delisting and Deregistration of HVBC Common Stock

The shares of CZFS common stock to be issued in the merger will be listed for trading on NASDAQ. Following the consummation of the merger, shares of CZFS common stock will continue to be traded on NASDAQ. In addition, following the consummation of the merger, HVBC common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated in this proxy statement/prospectus by reference and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement. The merger agreement contains customary representations and warranties of CZFS and HVBC made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between CZFS and HVBC and are not intended to provide factual, business, or financial information about CZFS or HVBC. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between CZFS and HVBC rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement and generally were solely for the benefit of the parties to that agreement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended, at the completion of the merger, (i) HVBC will merge with and into CZFS and (ii) HVB will merge with and into FCCB. CZFS and FCCB will be the surviving entities in the respective mergers and will continue their existences under the laws of the Commonwealth of Pennsylvania. Upon completion of the mergers, the separate existences of HVBC and HVB will terminate.

Each share of CZFS common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of CZFS, and each share of HVBC common stock issued and outstanding at the effective time of the merger (other than shares of HVBC common stock to be canceled in connection with the merger) will be converted into the right to elect to receive, without interest, either (x) $30.50 in cash or (y) 0.4000 shares of CZFS common stock, subject to proration procedures that modify the shareholder’s election to ensure that 80% of the outstanding shares of HVBC common stock will be exchanged for shares of CZFS common stock and 20% of the outstanding shares of HVBC common stock are exchanged for cash, as described below. See “—Consideration to be Received in the Merger.”

The amended and restated articles of incorporation of CZFS and FCCB and the bylaws of CZFS and FCCB will be the articles of incorporation and bylaws, respectively, of CZFS and FCCB. The articles of incorporation and by-laws of each of CZFS and FCCB will not change in connection with the proposed transaction. See “Comparison of Shareholder Rights” beginning on page 99, which includes an explanation of the extent to which there are material differences between the rights of security holders of HVBC and the rights of security holders of CZFS.

The merger agreement provides that CZFS may, prior to the approval of the merger proposal by the shareholders of HVBC, change the method of effecting the business combination between CZFS and HVBC and FCCB and HVB, respectively. However, no such change may (A) alter or change the amount of merger consideration to be issued to HVBC shareholders under the merger agreement, (B) adversely affect the tax treatment of HVBC’s shareholders under the merger agreement, (C) adversely affect the tax treatment of CZFS or HVBC under the merger agreement or (D) be reasonably likely to materially impede or delay consummation of the transactions contemplated by the merger agreement.

Effective Time and Timing of Closing

The merger can be completed and become effective after the following steps are completed: (1) approval of the merger by the FRB, as appropriate and the PADOBS, (2) the registration statement on Form S-4 (of which this proxy statement/prospectus is a part) has been declared effective by the SEC, (3) the shares of CZFS common stock issuable pursuant to the merger agreement shall have been approved for listing on NASDAQ, (4) no governmental authority of competent jurisdiction will have issued an order, decree or injunction preventing consummation of the merger, (5) CZFS and HVBC have each received a letter from their respective counsel regarding treatment of the merger as a “reorganization” for federal income tax purposes, (6) approval of the merger proposal by the shareholders of HVBC and (7) filing of all documents as may be required by applicable laws and regulations to consummate the merger, including articles of merger with the Department of State of the Commonwealth of Pennsylvania. Subject to the satisfaction or waiver of all conditions to closing set forth in the merger agreement, the closing of the merger will occur (A) on a date specified by both parties, which shall be no later than three business days after all of the conditions in the agreement have been satisfied, or if permissible, waived by the party entitled to the benefit of the same, or (B) on such other date as CZFS and HVBC may mutually agree upon. CZFS and HVBC anticipate that the merger will be completed in the first half of 2023. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, CZFS and HVBC will obtain the required approvals or complete the merger.

Boards of Directors of CZFS and FCCB After the Merger

Effective immediately following the effective time of the merger, CZFS, upon consultation with HVBC, will designate one member of the HVBC board of directors to serve as a member of CZFS’ board of directors. Effective immediately following the effective time of the merger, CZFS, upon consultation with HVBC, will designate two members of the HVB board of directors to serve as members of FCCB’s board of directors. The designees must meet the qualifications for directors as set forth in the amended and restated bylaws of CZFS and FCCB. The designees will serve on the CZFS and FCCB boards of directors until the next annual meeting following their appointments, at which time the CZFS designee will be nominated for three-year term and the FCCB designees will be nominated for a one-year term.

Consideration to be Received in the Merger

The merger agreement provides that HVBC shareholders will have the right, with respect to each of their shares of HVBC common stock, to elect to receive, without interest, subject to certain proration and other provisions as described below, either (i) $30.50 in cash or (ii) 0.4000 shares of CZFS common stock. 80% of the number of shares of HVBC common stock outstanding as of the effective time of the merger (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) will be converted into shares of CZFS common stock and 20% of the number of shares HVBC common stock outstanding as of the effective time of the merger (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) will be exchanged for cash.

No guarantee can be made that you will receive solely cash, if you so elect. As a result of the proration provisions and other limitations described in this document and in the merger agreement, you may receive CZFS common stock or cash in amounts that vary from the amounts you elect to receive. The proportion of stock and cash to be issued in the merger is also subject to potential adjustment for tax purposes.

Non-Electing HVBC Shareholders. HVBC shareholders who make no election to receive cash or CZFS common stock in the merger, and HVBC shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election will be paid in accordance with the proration procedures described below.

Proration. The number of shares of HVBC common stock to be converted into cash consideration in the merger will be 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement). The remaining 80% of shares of HVBC common stock will be converted into shares of CZFS common stock. Therefore, elections are subject to certain proration and other provisions to preserve this requirement regarding the number of shares of HVBC common stock to be converted into cash in the merger.

If the HVBC shareholders’ elections would result in more than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who elected to receive stock consideration or who did not make an election will receive stock consideration, and all shareholders who have elected to receive cash consideration will receive the following:

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a number of shares of CZFS common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares for which such shareholder made elections to receive the cash consideration and (ii) a fraction, the numerator of which is the amount by which (a) the number of shares for which all HVBC shareholders made elections to receive cash consideration exceeds (b) the maximum number of shares of HVBC common stock to be converted into cash consideration, and the denominator of which is the number of shares for which elections were made to receive the cash consideration, and the right to receive cash consideration for the remaining number of such shareholder’s shares.

If the HVBC shareholders’ elections would result in less than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who elected to receive cash consideration will receive cash consideration, and all HVBC shareholders who have elected to receive stock consideration will receive the following:

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an amount of cash consideration in respect to the number of shares of CZFS common stock elected to be received (rounded to the nearest whole share) equal to the product obtained by multiplying: (i) the number of shares for which HVBC shareholders made elections to receive stock consideration and (ii) a fraction, the numerator of which is the amount by which (a) the maximum number of shares of HVBC common stock to be converted into cash consideration exceeds (b) the number of shares for which all HVBC shareholders made an election to receive cash consideration and the denominator of which is the sum of (i) the total number of shares for which elections were made to receive the stock consideration plus (ii) the total number of shares for which no elections were made, with the remaining number of such holder’s shares for which elections to receive stock consideration were made, being converted into the right to receive stock consideration for the remaining number of such shareholder’s shares.

If the HVBC shareholders’ elections would result in less than 20% of the outstanding shares of HVBC common stock (excluding shares of HVBC common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all HVBC shareholders who did not make an election will receive the following:

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an amount of cash consideration in respect to the number of shares of CZFS common stock for which no election was made (rounded to the nearest whole share) equal to the product obtained by multiplying: (i) the number of shares for which no elections were made and (ii) a fraction, the numerator of which is the amount by which (a) the maximum number of shares of HVBC common stock to be converted into cash consideration exceeds (b) the number of shares for which all HVBC shareholders made an election to receive cash consideration, and the denominator of which is the sum of (i) the total number of shares for which elections were made to receive the stock consideration plus (ii) the total number of shares for which no elections were made, with the remaining number of such holder’s shares for which no elections were made being converted into the right to receive stock consideration for the remaining number of such shareholder’s shares.

Fractions of Shares. No fractional shares of CZFS common stock will be issued in connection with the merger. Instead, each HVBC shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of CZFS common stock reported on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

Conversion. The conversion of HVBC’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time, CZFS will cause its exchange agent to pay the “purchase price” to each HVBC shareholder who surrenders the appropriate documents to the exchange agent. The term “purchase price” refers to the (i) shares of CZFS’ common stock, (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of CZFS common stock, payable to each holder of HVBC’s common stock.

Election Procedures for Shareholders; Surrender of Stock Certificates

If you own HVBC common stock, you will soon receive under separate cover an election form. The election form entitles the record holder of HVBC common stock to specify (a) the number of shares of HVBC common stock owned by such holder for which the holder elects to receive stock consideration, or (b) the number of shares of HVBC common stock owned by such holder for which the holder elects to receive cash consideration. If no election is made, then such holder shall receive stock consideration or cash consideration as outlined above.

To make an effective election, a shareholder of record must submit a properly completed election form to Broadridge Corporate Issuer Solutions, Inc., which will be acting as the exchange agent, on or before 5:00 p.m., Eastern time, on the 25th calendar day following the date the election form is mailed to HVBC shareholders (the “election deadline”). You may change or revoke your election at any time prior to the election deadline by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed, revised election form. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

You may not revoke or change your elections following the election deadline.

If you do not submit a properly completed election form or revoke your election form prior to the election deadline, your shares of HVBC common stock will be designated as non-election shares and you will receive stock consideration or cash consideration as outlined above. At least one business day prior to the effective time of the merger, CZFS will deposit with the exchange agent certificates, or at CZFS’ option, evidence of shares in book-entry form, representing CZFS’ common stock sufficient to pay the aggregate stock consideration and sufficient cash to permit payment of the aggregate cash consideration and cash in lieu of fractional shares of CZFS common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each holder of record of HVBC share certificates who did not surrender, or who improperly surrendered such share certificates to the exchange agent and who was, immediately prior to the effective time of the merger, a holder of record of HVBC common stock advising such holders of the effectiveness of the merger, including a letter of transmittal, in a form reasonably satisfactory to CZFS and HVBC, containing instructions for use in surrendering the shareholder’s HVBC stock certificates in exchange for the merger consideration and any cash in lieu of fractional shares. Upon surrendering his or her certificate(s) representing shares of HVBC’s common stock, together with the signed letter of transmittal, the HVBC shareholder shall be entitled to receive, as applicable (i) a certificate, or at the election of CZFS, a statement reflecting shares issued in book-entry form, representing a number of whole shares of HVBC’s common stock determined in accordance with the exchange ratio or (ii) a check representing the sum of (a) the amount of cash to which such holder shall have become entitled to, and (b) any amount of cash in lieu of fractional shares to which such holder shall have become entitled to and (c) any dividends or other distributions that such holder is entitled to pursuant to the merger agreement. You will not be paid dividends or other distributions declared after the merger with respect to any

CZFS common stock into which your shares of HVBC common stock have been converted until you surrender your HVBC stock certificates for exchange. No interest will be paid or accrue to HVBC shareholders with respect to any property to be delivered upon surrender of your HVBC stock certificates. After the effective time of the merger, there will be no further transfers of the HVBC common stock.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and certify that they were lost, stolen or destroyed before you receive any consideration for your shares.

If any portion of the merger consideration is to be paid to persons other than the person in whose name the certificate for shares of HVBC common stock is registered, it is a condition of payment that the HVBC common stock certificate be properly endorsed or otherwise be in proper form for transfer and that the person requesting the payment either:

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inform the exchange agent, pursuant to an agreement entered into prior to the closing of the merger, whether any transfer or other taxes are required by reason of the payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the reasonable satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the merger consideration made available to the exchange agent that remains unclaimed by HVBC shareholders twelve months after the effective time of the merger may be returned to CZFS. HVBC shareholders who have not exchanged their shares of HVBC common stock for the merger consideration in accordance with the merger agreement before that time may look only to CZFS for payment of the merger consideration for these shares, cash in lieu of fractional shares and any unpaid dividends or distributions with respect to CZFS common stock payable upon due surrender of the HVBC common stock certificates. In any event, CZFS and the exchange agent will not be liable to any HVBC shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Stock Options

Pursuant to the terms of the merger agreement, each option to purchase shares of HVBC common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger will be canceled at the effective time of the merger. In exchange for the cancellation of each option, the holder of such option will receive a cash amount equal to the product of (x) the number of shares of HVBC common stock subject to such option at the effective time multiplied by (y) the amount by which $30.50 exceeds the exercise price per share of such option, less applicable taxes and withholdings and without interest. In the event that the exercise price of an option is equal to or greater than $30.50, then the option will be canceled at the effective time of the merger in exchange for no consideration.

Treatment of Restricted Stock Awards

Pursuant to the terms of the merger agreement, any vesting restrictions on each share of restricted stock outstanding immediately prior to the effective time of the merger will automatically lapse and each share of restricted stock will be treated as an issued and outstanding share of HVBC common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by and to CZFS and HVBC. The statements embodied in those representations and warranties were made for purposes of the agreement between CZFS and HVBC and are subject to important qualifications and limitations agreed to by CZFS and HVBC in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between CZFS and

HVBC rather than establishing matters as fact. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

Each of CZFS, FCCB, HVBC and HVB has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate records;

•	corporate authority;

•	regulatory approvals, no defaults;

•	financial statements;

•	SEC filings;

•	absence of certain changes or events;

•	regulatory matters;

•	legal proceedings, regulatory action;

•	compliance with laws;

•	brokers;

•	material contracts, defaults;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	derivative transactions;

•	loans, nonperforming and classified assets;

•	tangible properties and assets;

•	insurance;

•	inapplicability of antitakeover laws;

•	the accuracy of information in this proxy statement/prospectus; and

•	anti-money laundering, community reinvestment and customer information security.

In addition, HVBC and HVB have made representations and warranties to CZFS and FCCB regarding, among other things:

•	regulatory action;

•	material contracts;

•	defaults;

•	investment securities;

•	tangible properties and assets;

•	intellectual property;

•	fiduciary accounts;

•	insurance;

•	fairness opinion; and

•	transactions with affiliates.

In addition, CZFS and FCCB have made representations and warranties to HVBC and HVB regarding, among other things:

•	deposit insurance;

•	financial controls and procedures;

•	available funds; and

•	stock issued in the merger.

The representations and warranties of each of CZFS, FCCB, HVBC and HVB will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.

Conduct of Business Pending the Merger

Conduct of Business of HVBC and HVB Pending the Merger

Under the merger agreement, HVBC and HVB have agreed that, until the effective time of the merger or the termination of the merger agreement, HVBC and HVB will not, except as expressly permitted by the merger agreement or with the prior written consent of CZFS:

•	conduct its business other than in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with all applicable laws and regulations;

•

fail to use reasonable best efforts to preserve their business organizations intact, maintain the services of current officers, employees, directors and other key individual service providers of HVBC and HVB and any of their respective subsidiaries, and preserve the goodwill of their customers and others with whom business relationships exist;

•

issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to any capital stock upon the vesting or exercise of any equity awards granted pursuant to an HVBC employee benefits plan outstanding as of the date of the merger agreement, including in connection with “net settling” any outstanding awards;

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permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other arrangements or commitments which obligate HVBC to issue or dispose of any of its capital stock or other ownership interests

•

directly or indirectly redeem, retire, purchase or otherwise acquire any shares of its capital stock (except to the extent necessary to effect a cashless exercise of an option to purchase HVBC stock that was outstanding at the time of the merger agreement);

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HVBC stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•

enter into, amend or renew any employment, consulting, severance or similar agreement or arrangement with any director, officer, employee or individual service provider, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice not to exceed 5% with respect to any individual employee and all such increases in the aggregate not to exceed 3% of total compensation, and provided that any increases, either singularly or collectively, are consistent with its 2022 budget, (ii) as required under applicable law, the terms of the merger agreement or the terms of any HVBC employee benefits plan in effect on the date of the merger agreement HVBC shall be permitted to make cash contributions to its 401(k) plan and to the HVB Employee Stock Ownership Plan (the “HVB ESOP”) all in the ordinary course of business and consistent with past practice and (iii) payment of 2022 bonuses at the closing of the merger consistent with the merger agreement;

•

hire any person as an employee or promote any employee to a position of Senior Vice President or above to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy existing contractual obligations, and (ii) persons hired to fill any vacancies at an annual salary of less than $100,000 and whose employment is terminable at will;

•

enter into, establish, adopt, amend, modify or terminate any benefit and compensation plans, contracts, policies or arrangements covering current or former directors, officers or employees, except: (i) as required by applicable law or the merger agreement, subject to prior written notice and consultation with CZFS; or (ii) to satisfy certain contractual obligations existing as of the date of the merger agreement;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any other transaction with, its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors, other than (i) compensation in the ordinary course of business consistent with past practice, or (ii) certain loans permitted under the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to HVBC taken as a whole;

•

acquire all or any portion of the assets, business, deposits or properties of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•

make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•	amend the charter or bylaws of HVBC or HVB;

•

implement or adopt any change in its accounting principles, practices or methods other than as may be required by applicable laws or regulations or by accounting principles generally accepted in the United States, or generally accepted accounting principles in the United States (“GAAP”) or by an applicable federal or state banking regulator, including but not limited to the FDIC, the PADOBS and the FRB;

•

enter into, amend, modify, renew or terminate any contract, lease or insurance policy that any material contract, except in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HVBC and HVB is or becomes a party, which involves a payment that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose a material restriction on their businesses;

•	enter into any new material line of business;

•

change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	file any application or make any contract with respect to branching or site location or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the Federal Home Loan Bank, and securities sold under agreements to repurchase, each with a duration exceeding 1 year, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with HVBC’s investment policy, or (ii) any debt security other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice;

•

restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified under GAAP or reported for regulatory purposes;

•

make, renegotiate, renew, increase, extend, modify or purchase any loan in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $3.0 million;

•

make any equity investment or equity commitment to invest in real estate or in any real estate development project other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any adjustment of any material tax attribute, file any material claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•

commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

•

foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which would be material;

•

cause or allow the loss of insurance coverage that would have a material adverse effect to HVBC, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect at the time of the merger agreement;

•

discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

•

take any action or fail to take any action that is intended or is reasonably likely to (i) result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) result in any of the conditions to the merger set forth in the merger agreement not being satisfied, (iii) result in a material violation of any provision of the merger agreement, except, in each case, as required by applicable law or regulation or by an applicable federal or state banking regulator, including but not limited to the FDIC, the PADOBS and the FRB or (iv) result in a material delay of the approval or completion of the merger; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.

Conduct of Business of CZFS Pending the Merger

Under the merger agreement, CZFS has agreed that, until the effective time of the merger or the termination of the merger agreement, CZFS and FCCB will not, except as expressly permitted by the merger agreement or with the prior written consent of HVBC:

•	conduct its business other than in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with all applicable laws and regulations;

•	fail to use reasonable best efforts to preserve their business organizations and assets intact and maintain its rights and franchises;

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger agreement not being satisfied, (iii) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation, (iv) prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) prevent or adversely affect or delay the ability of CZFS, FCCB, HVBC and HVB to obtain the required regulatory approvals or other approvals of governmental entities required for the transaction;

•	change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice;

•

grant, issue, deliver or sell any additional shares of capital stock or rights; provided, however, that CZFS may (i) grant equity awards pursuant to its employee benefit plans as required by any CZFS employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a CZFS employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue CZFS capital stock in connection with the transactions contemplated by the merger agreement;

•

other than as specified in the merger agreement or in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of CZFS common stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•

amend its charter or bylaws in a manner that would materially and adversely affect the holders of HVBC common stock, as prospective holders of CZFS common stock, relative to other holders of CZFS common stock; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.

HVBC Shareholder Meeting

HVBC has agreed to use its best efforts to call, hold and convene a meeting of its shareholders within 40 days after the initial mailing of this proxy statement/prospectus to its shareholders to consider and vote on the merger proposal and any other matters required to be approved by its shareholders in order to consummate the merger. HVBC has also agreed to ensure that its shareholder meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meeting are solicited, in compliance with applicable law, HVBC’s charter and HVBC’s bylaws.

Additionally, the board of directors of HVBC has agreed to recommend that its shareholders vote to approve the merger proposal and any other matters required to be approved by its shareholders for consummation of the merger.

No Solicitation

HVBC has agreed that neither it nor any of its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representative retained by HVBC (which we refer to as HVBC’s representatives) will, directly or indirectly:

•

solicit, initiate, induce or knowingly encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to, any confidential or non-public information or data with respect to HVBC or otherwise relating to an acquisition proposal; or

•	without the prior written consent of CZFS, release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which HVBC is a party.

HVBC must immediately cease any existing discussions, negotiations and communications with any person (other than CZFS) with respect to any of the foregoing, and use reasonable best efforts to cause all persons (other than CZFS) who have been furnished confidential information regarding HVBC in connection with the solicitation of or discussions regarding an acquisition proposal within the 12 months prior to the date of the merger agreement to promptly return or destroy such information.

Under the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated thereunder):

•	merger, consolidation, share exchange, business combination or other similar transactions;

•

sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues or net income of HVBC or HVB in a single transaction or series of transactions;

•	tender offer or exchange offer for 25% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

•	public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

If HVBC receives a bona fide unsolicited written acquisition proposal prior to its shareholder meeting that did not result from a breach by HVBC of any of the non-solicitation provisions in the merger agreement as discussed above, HVBC may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to HVBC or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•

the HVBC board of directors first determines in good faith, after consultation with its outside legal counsel and with respect to financial matters, its independent financial advisor, that such action would be required in order for directors of HVBC to comply with their fiduciary duties under applicable law in response to an acquisition proposal that the HVBC board of directors believes in good faith is a superior proposal;

•	HVBC has provided CZFS with at least 24 hours’ notice of receipt of such acquisition proposal; and

•

prior to furnishing or affording access to any information or data with respect to HVBC or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with HVBC containing terms no less favorable to CZFS than those contained in its confidentiality agreement with CZFS.

A “superior proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of HVBC common stock then outstanding or all or substantially all of the assets of HVBC and otherwise (a) on terms which the HVBC board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the HVBC shareholders than the transactions contemplated with CZFS, and (b) that constitutes a transaction that, in the HVBC board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

HVBC must deliver to CZFS within 24 hours a new notice of each such superior proposal.

Employee Benefits

Following the closing date of the merger, CZFS may, in its sole discretion, choose to maintain any or all of HVBC’s benefit plans, and HVBC and HVB must cooperate with CZFS in order to effect any plan terminations to be made as of the effective time of the merger. For the period commencing at the effective time of the merger and ending 12 months thereafter (or the applicable continuing employee’s earlier termination of employment), CZFS will provide or cause to be provided to each HVBC or HVB employee who continues with FCCB as of the closing date (a “continuing employee”) (i) at least the same base salary or base rate of pay as provided to similarly situated employees of CZFS or any subsidiary of CZFS and (ii) other benefits (other than severance, termination pay or equity compensation) substantially comparable in the aggregate to the benefits provided to similarly situated employees of CZFS or any subsidiary of CZFS.

For any HVBC benefit plan terminated for which there is a comparable employee benefit or compensation plan, program, policy, agreement or arrangement of CZFS or any of its subsidiaries of general applicability, CZFS will take all commercially reasonable action so that continuing employees will be entitled to participate in such CZFS benefit plan to the same extent as similarly-situated employees of CZFS.

CZFS will cause each CZFS benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting under the CZFS benefit plans, but not for purposes of benefit accrual, the service of such employees with HVBC or HVB to the same extent as such service was credited for such purpose by HVBC or HVB. Such service, however, will not be recognized to the extent that such recognition would result in a duplication of benefits.

CZFS may amend, merge or terminate any HVBC benefit plan or CZFS benefit plan in accordance with their terms at any time. However, CZFS will continue to maintain the HVBC benefit plans (other than stock-based or incentive plans) for which there is a comparable CZFS benefit plan until the HBVC employees are permitted to participate in the CZFS benefit plan, unless such CZFS benefit plan has been frozen or terminated with respect to similarly-situated employees of CZFS or any subsidiary of CZFS.

Following the closing date of the merger, CZFS will honor, in accordance with HVBC’s policies and procedures in effect as of the date of the merger agreement, any employee expense reimbursement obligations of HVBC for out-of-pocket expenses incurred during the calendar year in which the closing occurs by any continuing employee whose employment continues after the effective time of the merger.

At least 30 days prior to the closing date, CZFS may request that HVBC or HVB, as applicable, (i) take all actions necessary to cease contributions to and terminate each HVBC benefit plan that is intended to qualify under Code section 401(k) (the “HVBC 401(k) plan”) and (ii) adopt written resolutions in form and substance as is reasonably satisfactory to CZFS, to terminate each such HVBC 401(k) plan. The termination of each such HVBC 401(k) plan may be made contingent upon the consummation of the merger.

In the event CZFS elects to terminate the HVBC 401(k) plan prior to the closing date, CZFS will take any and all actions as may be required to permit continuing employees to participate in a CZFS benefit plan that is intended to qualify under Code Section 401(k) (a “CZFS 401(k) Plan”) immediately following the closing date and to permit continuing employees to roll over their account balances in the HVBC 401(k) plan into the CZFS 401(k) plan.

CZFS will either continue to maintain the medical, dental, vision, prescription drug, disability plan or life insurance plans of HVBC or HVB, as applicable, following the effective time of or take any and all actions as may be required to ensure that continuing employees are eligible to participate in CZFS benefits plans immediately following the effective time such that no continuing employee has a gap in medical, dental, vision, prescription drug, disability plan or life insurance coverage.

If an employee of HVBC or HVB becomes eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of CZFS upon termination of such plan of HVBC or HVB, CZFS will make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable plan of CZFS, (b) provide credit under any such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (c) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous HVBC benefit plan prior to the effective time of the merger.

CZFS will pay a severance payment to each employee of HVBC or HVB that is not covered by a written employment or severance agreement and either (i) not offered or retained in comparable employment (i.e. a position or generally similar job description, responsibilities and pay where such employee is not required to commute a distance greater than thirty miles more than such employee’s commute as of the effective time) by CZFS or any of its Subsidiaries after the effective time or (ii) is terminated by CZFS or any of its subsidiaries, without cause, within 12 months following the effective time, a severance payment equal to two weeks of his or her then current base salary multiplied by the number of total completed years of service with HVBC or HVB.

The minimum severance payment shall equal four weeks of his or her base salary and the maximum severance payment shall not exceed 26 weeks of his or her base salary. Any HVBC or HVB employee receiving such a severance payment must (i) enter into a release of claims in a form reasonably satisfactory to CZFS and (ii) not voluntarily leave employment with HVBC or HVB prior to the effective time. The severance payment will be payable in a cash lump sum within 15 days following the date that the release of claims becomes irrevocable.

To the extent necessary, CZFS and HVBC may provide a retention pool to enable CZFS and HVBC, as mutually agreed by CZFS and HVBC to enable CZFS and HVBC to provide retention incentives to certain employees of HVBC or HVB who are not covered by a written employment agreement. The recipients and amounts to be mutually determined by CZFS and HVBC. Any such designated employees will enter into retention agreements to be agreed upon by CZFS and HVBC.

Subject to the occurrence of the closing of the merger, the HVB ESOP will be terminated by HVB prior to the closing date. In connection with the termination of the HVB ESOP, all plan accounts will be fully vested, all outstanding indebtedness of the HVB ESOP will be repaid by delivering a sufficient number of unallocated shares of HVBC common stock to HVBC, at least five business days prior to the effective time of the merger, all remaining shares of HVBC common stock held by the HVB ESOP will be converted into the right to receive the merger consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the HVB ESOP after repayment of the HVB ESOP loan will be allocated as earnings to the accounts of the HVB ESOP participants who are employed as of the date of termination of the HVB ESOP based on their account balances under the HVB ESOP as of the date of termination of the HVB ESOP and distributed to HVB ESOP participants after the receipt of a favorable determination letter from the IRS.

Prior to the effective time of the merger, HVB will submit the application for favorable determination letter in advance of the effective time of the merger. HVB will adopt such amendments to the HVB ESOP. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the HVB ESOP upon its termination, the account balances in the HVB ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the closing date of the merger, HVB will provide CZFS with the final documentation evidencing that the actions contemplated have been effectuated. HVB will continue to accrue and make contributions to the HVB ESOP trust from the date of the merger agreement through the termination date of the HVB ESOP in an amount sufficient, but not to exceed, the loan payments which become due in the ordinary course on the outstanding loans to the HVB ESOP prior to the termination of the HVB ESOP and will make a pro-rated payment on the HVB ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the closing, prior to the termination of the HVB ESOP.

Indemnification and Insurance

Indemnification

Under the merger agreement, CZFS has agreed that for a period of six years following the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of HVBC or HVB against any costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, for matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of HVBC or HVB or is or was serving at the request of HVBC or HVB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of HVBC and HVB, to the fullest extent which such indemnified party would be entitled under the Pennsylvania Business Corporation Law of 1988, the charter and bylaws of HVBC or HVB as in effect of the date of the merger agreement.

Directors’ and Officers’ Insurance

The merger agreement requires CZFS to cause the directors and officers of HVBC immediately prior to the effective time of the merger to be covered by HVBC’s directors’ and officers’ liability insurance policy for a six-year period following the effective time of the merger with respect to acts or omissions occurring prior to the effective time committed by such directors and officers in their capacities as such. CZFS will not be required to expend in any one year more than 250% of the current annual amount expended by HVBC to maintain such insurance. If the current insurance policy requires CZFS to expend more than this amount, CZFS shall use reasonable best efforts to obtain as much comparable insurance as is available.

Voting Agreements

Each of the directors and certain executive officers of HVBC have entered into voting agreements, solely in such director’s or officer’s capacity as a shareholder of HVBC. In the voting agreements, these directors and executive officers agreed to vote, and granted HVBC an irrevocable proxy and power of attorney to vote, all of his or her shares of HVBC common stock, as applicable, in favor of the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal.

Except under limited circumstances, these directors and executive officers also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any such shares. Each voting agreement terminates immediately upon the earlier of the adjournment of the meeting of shareholders of HVBC, called and held pursuant to merger agreement, or the termination of the merger agreement in accordance with its terms.

As of the record date, these directors and executive officers held                  shares of HVBC common stock, which represented approximately     % of the outstanding shares of HVBC common stock. These directors and executive officers were not paid any additional consideration in connection with the execution of the voting agreement.

Additional Agreements

CZFS and HVBC have also agreed to use their reasonable best efforts to:

•	take all actions necessary, proper or advisable under the merger agreement and applicable law to consummate the merger as soon as practicable; and

•

promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to consummate the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of certain matters, the listing of CZFS common stock on NASDAQ and tax representation letters.

Conditions to Complete the Merger

The obligations of CZFS and HVBC to consummate the merger are subject to the fulfillment of the following conditions:

•

CZFS and HVBC having obtained all regulatory approvals, and completed any requirements required by such regulatory approvals, required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated. No such regulatory approvals contain any condition, restriction or requirement that either the board of directors of CZFS, on the one hand, or the board of directors of HVBC, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that CZFS, on the one hand, or HVBC, on the other hand, would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement;

•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any stop order suspending that effectiveness;

•	the shares of CZFS common stock issuable in connection with the merger being approved for listing on NASDAQ;

•

the absence of any judgment, order, injunction or decree, or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•

CZFS having received the written opinion of Hogan Lovells US LLP and HVBC having received the written opinion of Luse Gorman, PC, in each case substantially to the effect that the merger will constitute a tax-free reorganization described in Section 368(a) of the Code; and

•	the approval of the requisite vote of the holders of outstanding share of HVBC common stock.

In addition, the obligations of CZFS to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of HVBC and HVB set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on HVBC or, after the effective time of the merger, on CZFS;

•	HVBC and HVB will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	the voting agreements will have been executed and delivered concurrently with HVBC’s execution and delivery of the merger agreement; and

•	HVBC will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as CZFS may reasonably request.

The obligations of HVBC to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of CZFS set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on CZFS;

•	CZFS will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	CZFS will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as HVBC may reasonably request.

“Material adverse effect” when used with respect to CZFS or HVBC means any effect that is material and adverse to its financial condition, results of operations or business or that would materially impair its ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede its ability to consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

•

changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes in rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any bank regulator or governmental authorities, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures), except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods, or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated under the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated under the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	actions and omissions of either party taken with the prior written consent, or at the request, of the other;

•	any failure by the parties to meet any internal projections or forecasts or estimates of revenues or earnings for any period; and

•	the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual consent of the parties;

•

by CZFS or HVBC if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any governmental authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•

by either CZFS or HVBC if the approval of the shareholders of HVBC required to satisfy the closing condition is not obtained at a duly held shareholder meeting or at any adjournment or postponement thereof (provided that if HVBC is the terminating party it will not be in material breach of any of its obligations under the shareholder approval provisions in the merger agreement);

•

by CZFS or HVBC if the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger;

•

by CZFS or HVBC if the merger is not consummated by June 30, 2023, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party;

•	by CZFS if:

•	HVBC materially breaches the non-solicitation provisions in the merger agreement;

•	the HVBC board of directors fails to recommend approval of the merger proposal by the HVBC shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to CZFS’ interests;

•

the HVBC board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than CZFS or any of its subsidiaries; or

•	HVBC fails to call, give notice of, convene and hold its special meeting.

Under the merger agreement, an “acquisition transaction” means (other than the transactions contemplated between CZFS and HVBC): (a) a merger, consolidation, share exchange, business combination or any similar transaction; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues or net income in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment to take any of the foregoing actions.

•	by HVBC if:

•

HVBC has received an acquisition proposal, and, in accordance with the other provisions of the merger agreement relating to acquisition proposals, the HVBC board of directors has made a determination that such acquisition proposal is a superior proposal and has determined to accept such superior proposal;

•

the volume-weighted average closing price per share of CZFS common stock as reported on NASDAQ for the ten consecutive trading days ending on the tenth day prior to the closing date of the merger (the “average closing price”) is less than $56.00 (the “starting price”); and

•

the quotient obtained by dividing average closing price by the starting price is less than (x) the difference obtained by subtracting 0.20 from (y) the quotient obtained by dividing (1) the closing index value of the NASDAQ Bank Index on the tenth day prior to the closing date of the merger divided by (2) the closing index value of the NASDAQ Bank Index on the trading day immediately preceding the date of the first public announcement of entry into the merger agreement.

In order for the termination right described immediately above to be triggered, the average closing price of CZFS common stock over the measurement period will need to be less than $56.00 per share and CZFS common stock will need to have underperformed the NASDAQ Bank Index over the measurement period by at least 20%. If the HVBC board of directors exercises this termination right, CZFS will have the option to increase the merger consideration by adjusting the exchange ratio or making cash payments to HVBC shareholders such that the implied value of the merger consideration would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If CZFS elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

Termination Fee

Under the terms of the merger agreement, HVBC must pay CZFS a termination fee of $2.7 million if:

•	CZFS terminates the merger agreement as a result of:

•	HVBC breaching the non-solicitation provisions in the merger agreement;

•

the HVBC board of directors failing to recommend approval of the merger proposal by the HVBC shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to CZFS’ interests;

•

the HVBC board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than CZFS or any of its subsidiaries; or

•	HVBC materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the HVBC special meeting;

•	HVBC terminates the merger agreement as a result of:

•

HVBC receiving an acquisition proposal and, in accordance with the terms of the merger agreement, the HVBC board of directors has made a determination that such acquisition proposal is a superior proposal and has made a determination to accept such superior proposal; or

•

HVBC or HVB enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by CZFS as a result of a willful breach by HVBC or HVB after an acquisition proposal has been publicly announced or otherwise made known to HVBC.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision to the extent permitted by applicable law, or amended or modified by a written agreement between CZFS, FCCB, HVBC and HVB. However, after the HVBC special meeting, no amendment will be made which by law requires further approval by the shareholders of HVBC without obtaining such approval.

Expenses

Each party will pay all expenses it incurs in connection with the merger agreement and the related transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that CZFS and HVBC will share equally any printing expenses and SEC filing and registrations fees for this proxy statement/prospectus.

Specific Performance

CZFS and HVBC have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Further, each of CZFS and HVBC have waived any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

PROPOSAL II—ADVISORY VOTE ON SPECIFIED COMPENSATION

Compensation Proposal

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), HVBC is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this document entitled “PROPOSAL I—The Merger—Potential Payments to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger.” As required by Section 14A of the Exchange Act, HVBC is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to HVBC’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement/prospectus entitled “PROPOSAL I—The Merger—Potential Payments to HVBC’s Named Executive Officers and Robert Marino in Connection with the Merger,” including the associated narrative discussion, is hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, a shareholder may vote to approve the compensation proposal and vote not to approve the merger proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on HVBC. Accordingly, because HVBC is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the compensation proposal.

Vote Required for Approval

Assuming a quorum is present, the affirmative vote of a majority of votes cast by all HVBC shareholders entitled to vote at the special meeting is required to approve the compensation proposal. Abstentions are not shares “voting” at the special meeting and therefore will not affect the outcome of this proposal.

Recommendation of the HVBC Board of Directors

THE HVBC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION PROPOSAL.

PROPOSAL III—ADJOURNMENT OF THE HVBC SPECIAL MEETING

Adjournment Proposal

HVBC is requesting that holders of the outstanding shares of HVBC common stock consider and vote on a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger proposal. Even though a quorum may be present at the special meeting, it is possible that HVBC may not receive sufficient votes to approve the merger proposal by the time of the special meeting. In that event, HVBC would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger proposal. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted on pursuant to the discretionary authority granted by the proxy card. The HVBC board of directors retains full authority to the extent set forth in HVBC’s articles of incorporation, or HVBC’s amended and restated bylaws, and Pennsylvania law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any HVBC shareholders.

If HVBC shareholders approve the adjournment proposal, HVBC could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from HVBC shareholders who have previously voted. HVBC is not required to notify shareholders of any adjournment if the new place, date and time are announced at the special meeting before adjournment. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

Assuming a quorum is present, the affirmative vote of a majority of votes cast by all the HVBC shareholders entitled to vote at the special meeting is required to approve the adjournment proposal. Abstentions are not shares “voting” at the special meeting and therefore will not affect the outcome of this proposal.

Recommendation of the HVBC Board of Directors

THE HVBC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information and explanatory notes show the historical financial positions and results of operations of CZFS and HVBC, and have been prepared to illustrate the effects of the Proposed Transactions under the acquisition method of accounting with CZFS treated as the acquirer. The Proposed Transactions include the impact of transaction costs connected with the Proposed Merger. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2022 gives effect to the Proposed Merger as if the Proposed Transactions had occurred on September 30, 2022. The unaudited pro forma condensed combined consolidated income statements for the nine months ended September 30, 2022 and year ended December 31, 2021 give effect to the Proposed Merger as if the Proposed Transactions had become effective beginning on the first day of the fiscal years presented. Certain reclassifications have been made to HVBC’s historical financial information in order to conform to CZFS’ presentation of financial information.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Proposed Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of HVBC at its fair value, and represents the pro forma estimates by CZFS based on available fair value information. The adjustments included in this unaudited pro forma condensed combined consolidated financial information are preliminary and may be revised. The pro forma information also does not reflect the benefits of expected cost savings or any potential impacts of potential revenue enhancements and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The actual value of CZFS common stock to be recorded as consideration in the Proposed Merger will be based on the closing price of CZFS common stock at the time the Proposed Merger closes. The Proposed Merger is expected to be completed in the first half of 2023, but there can be no assurance that the Proposed Merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of CZFS common stock to be issued in connection with the Proposed Merger was based on CZFS’ closing price of $70.20 as of September 30, 2022. The cash portion of the consideration along with merger expenses will be funded with cash, sale of securities and the issuance of debt.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Proposed Merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of HVBC’s tangible and identifiable intangible assets and liabilities as of the date the Proposed Merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact CZFS’ statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to HVBC’s stockholders’ equity, including results of operations from December 31, 2021, through the date the Proposed

Merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

CZFS anticipates that the Proposed Merger will provide the combined company with financial benefits that include reduced operating expenses. CZFS expects to realize cost savings approximating 30% of the anticipated non-interest expense of HVBC. These cost savings are not included in these pro forma statements and there can be no assurance that estimated cost savings will be realized.

In June 2016 and through several amendments, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (collectively referred to as “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. It also modifies the measurement principles for modifications of loans to borrowers experiencing financial difficulty, including how the allowance for credit losses is measured for such loans. CZFS expects to adopt the new standard effective January 1, 2023.

CZFS has established a working group to prepare for and implement changes related to ASC 326 and has gathered historical loan loss data for purposes of evaluating appropriate portfolio segmentation and modeling methods under the standard. CZFS has performed procedures to validate the historical loan loss data to ensure its suitability and reliability for purposes of developing an estimate of expected credit losses under ASC 326. CZFS has engaged a vendor to assist in modeling expected lifetime losses under ASC 326. CZFS expects to utilize primarily discounted cash flow methods for estimating the allowance for credit losses on loans and is reviewing the policies and procedures to be utilized for developing that estimate.

The adoption of ASC 326 may result in significant changes to the CZFS’ consolidated financial statements, which may include changes in the level of the allowance for credit losses that will be considered adequate, a reduction in total equity and regulatory capital of the FCCB, differences in the timing of recognizing changes to the allowance for credit losses and expanded disclosures about the allowance for credit losses, charge-offs and recoveries of loans, and certain loan modifications. CZFS has not yet determined an estimate of the effect of these changes, which will be determined based on the facts and circumstances at the time of adoption. The adoption of the standard will also result in significant changes in the CZFS’ internal control over financial reporting related to the allowance for credit losses.

In this pro forma analysis, no one-time CECL cumulative effect is included for FCCB as its current modelling estimates do not expect the cumulative effect to be material, however, the pro forma analysis does includes identification of Purchase Credit Deteriorated (“PCD”) loans and non-PCD loans and the estimated CECL allowances for the acquired HVB loans in accordance with ASC 326.

The unaudited pro forma condensed combined consolidated financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Proposed Merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with (i) the accompanying notes to unaudited pro forma condensed combined consolidated financial information; (ii) CZFS’ unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2022, included in CZFS’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and incorporated by reference in this proxy statement/prospectus, (iii) CZFS’ audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included in CZFS’ Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and incorporated by reference in this proxy statement/prospectus; (iv) HVBC’s historical consolidated financial statements and the related notes included in this proxy statement/prospectus. See “Where You Can Find More Information” for CZFS’ historical consolidat3ed financial statements and accompanying notes incorporated by reference and Annex D for HVBC’s historical financial statements and related notes included in this proxy statement/prospectus.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of CZFS common stock or the actual or future results of operations of CZFS for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2022

(in thousands)	CZFS	HBVC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
ASSETS
Cash and cash equivalents:
Noninterest-bearing	$21,519	$5,890	$3,076	(A	)	$30,485
Interest-bearing	1,629	21,199	—			22,828

Total cash and cash equivalents	23,148	27,089	3,076			53,313
Interest bearing time deposits with other banks	6,055	—	—			6,055
Equity securities	2,257	500	—			2,757
Available-for-sale securities	445,222	55,952	(7,360)	(B	)	493,814
Held-to-maturity investment securities	—	29,908	(2,202)	(C	)	27,706
Loans held for sale	1,280	15,624	—			16,904
Total loans	1,737,953	447,768	(18,470)	(D	)	2,167,251
Allowance for loan losses	(18,291)	(3,389)	(2,973)	(E	)	(24,653)

Loans, net	1,719,662	444,379	(21,443)			2,142,598
Premises and equipment	17,367	2,757	200	(F	)	20,324
Accrued interest receivable	6,544	1,993	—			8,537
Goodwill	31,376	—	26,293	(G	)	57,669
Core deposit intangible	334	—	13,626	(H	)	13,960
Bank owned life insurance	39,138	10,197	—			49,335
Other assets	57,328	14,855	849	(I	)	73,032

Total Assets	$2,349,711	$603,254	$13,039			$2,966,004

LIABILITIES
Deposits:
Noninterest-bearing	$381,380	$—	$—			$381,380
Interest-bearing	1,487,331	504,087	(1,249)	(J	)	1,990,169

Total deposits	1,868,711	504,087	(1,249)			2,371,549
Borrowed funds	258,922	46,549	15,797	(K	)	321,268
Accrued interest payable	922	—	—			922
Other liabilities	29,726	11,208	(324)	(L	)	40,610

Total liabilities	2,158,281	561,844	14,224			2,734,349

(in thousands)	CZFS	HBVC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—			—
Common stock	4,428	23	692	(M	)	5,144
Additional paid-in capital	80,869	21,623	27,895	(N	)	130,386
Retained earnings	158,953	26,739	(36,747)	(O	)	148,945
Accumulated other comprehensive loss	(35,855)	(3,376)	3,376	(P	)	(35,855)
Unearned employee stock options	—	(1,843)	1,843	(Q	)	—
Treasury stock, at cost	(16,965)	(1,756)	1,756	(R	)	(16,965)

Total stockholders’ equity	191,430	41,410	(1,185)			231,655

Total liabilities and stockholders’ equity	$2,349,711	$603,254	$13,039			$2,966,004

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Nine Months Ended September 30, 2022

(in thousands, except share data)	CZFS	HVBC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$52,436	$13,646	$3,788	(S	)	$69,870
Interest-bearing deposits with banks	333	327	—			660
Investment securities:
Taxable	4,050	1,270	1,104	(T	)	6,424
Nontaxable	1,830	81	—			1,911
Dividends	356	—	—			356

Total interest and dividend income	59,005	15,324	4,892			79,221

INTEREST EXPENSE
Deposits	4,469	1,275	937	(U	)	6,681
Borrowed funds	1,699	665	2,049	(V	)	4,413

Total interest expense	6,168	1,940	2,986			11,094

Net interest income	52,837	13,384	1,906			68,127
Provision for loan losses	1,425	1,359	3,352	(W	)	6,136

Net interest income after provision for loan losses	51,412	12,025	(1,446)			61,991

NON-INTEREST INCOME
Service charges	4,081	621	—			4,702
Trust	620	—	—			620
Brokerage and insurance	1,428	—	—			1,428
Investment securities (loss) gains, net	(204)	16	—			(188)
Gains on loans sold	241	5,557	—			5,798
Earnings on bank owned life insurance	635	172	—			807
Loss from derivative instruments, net	—	(377)	—			(377)
Gain on sale of mortgage servicing rights	—	972	—			972
Change in fair value of loans held for sale	—	(612)	—			(612)
Other	626	658	—			1,284

Total non-interest income	7,427	7,007	—			14,434

(in thousands, except share data)	CZFS	HVBC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
NON-INTEREST EXPENSES
Salaries and employee benefits	20,964	10,408	—			31,372
Occupancy	2,327	1,738	16	(X	)	4,081
Furniture and equipment	416	—	—			416
Professional fees	1,321	921	—			2,242
Federal depository insurance	440	327	—			767
Pennsylvania shares tax	1,017	—	—			1,017
Other	6,560	3,249	1,858	(Y	)	11,667

Total non-interest expenses	33,045	16,643	1,874			51,562

Income before provision for income taxes	25,794	2,389	(3,320)			24,863
Provision for income taxes	4,609	443	(697)	(Z	)	4,355

Net income	$21,185	$1,946	$(2,623)			$20,508

PER COMMON SHARE DATA

Basic	$5.33	$0.98				$4.38

Diluted	$5.33	$0.94				$4.38

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING

Basic	3,970,646	1,981,911	(1,264,414)	(AA	)	4,687,143

Diluted	3,970,648	2,080,776	(1,363,279)	(AA	)	4,687.145

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Year Ended December 31, 2021

(in thousands, except share data)	CZFS	HVBC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$66,371	$15,734	$5,051	(BB	)	$87,156
Interest-bearing deposits with banks	447	181	—			628
Investment securities:
Taxable	3,820	713	1,467	(CC	)	6,000
Nontaxable	2,201	80	—			2,281
Dividends	378	—	—			378

Total interest and dividend income	73,217	16,708	6,518			96,443

INTEREST EXPENSE
Deposits	5,837	1,478	1,249	(DD	)	8,564
Borrowed funds	1,268	735	2,732	(EE	)	4,735

Total interest expense	7,105	2,213	3,981			13,299

NET INTEREST INCOME	66,112	14,495	2,537			83,144
Provision for loan losses	1,550	553	3,352	(FF	)	5,455

Net interest income after provision for loan losses	64,562	13,942	(815)			77,689

(in thousands, except share data)	CZFS	HVBC	Pro Forma	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes		Combined
NON-INTEREST INCOME
Service charges	4,755	495	—			5,250
Trust	865	—	—			865
Brokerage and insurance	1,625	—	—			1,625
Investment securities gains, net	551	106	—			657
Gains on loans sold	1,283	14,853	—			16,136
Earnings on bank owned life insurance	1,828	149	—			1,977
Loss from derivative instruments, net	—	(1,203)	—			(1,203)
Change in fair value of loans held for sale	—	(1,353)	—			(1,353)
Other	1,398	377	—			1,775

Total non-interest income	12,305	13,424	—			25,729

NON-INTEREST EXPENSES
Salaries and employee benefits	25,902	13,657	—			39,559
Occupancy	2,966	2,289	21	(GG	)	5,276
Furniture and equipment	519	—	—			519
Professional fees	1,526	971	—			2,497
Federal depository insurance	522	490	—			1,012
Pennsylvania shares tax	880	—	—			880
Other	9,235	4,443	2,477	(HH	)	16,155

Total non-interest expenses	41,550	21,850	2,498			65,898

Income before provision for income taxes	35,317	5,516	(3,313)			37,520
Provision for income taxes	6,199	1,464	(696)	(II	)	6,967

Net income	$29,118	$4,052	$(2,617)			$30,553

PER COMMON SHARE DATA				(JJ	)
Basic	$7.31	$2.04				$6.50

Diluted	$7.31	$1.98				$6.50

WEIGHTED AVERAGE COMMON STOCKOUTSTANDING				(JJ	)
Basic	3,984,085	1,984,430	(1,267,933)	(KK	)	4,700,582

Diluted	3,984,085	2,045,077	(1,327,580)	(KK	)	4,700,582

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

Balance Sheet Notes

(A)

The adjustment to cash includes $20 million to reflect cash received from increased borrowings to fund HVBC shares purchased for cash and cash out of HVB options and negative $16.9 million to reflect cash utilized to purchase HVBC shares for cash.

(B)	To reflect a reduction in investment utilized to pay after-tax amount of estimated merger-related expense.
(C)	To reflect fair value adjustment to held-to-maturity securities.
(D)

The adjustment to loans includes a negative $3.4 million fair value credit discount for HVBC’s non-PCD loans and a negative $15.1 million fair value interest rate discount for HVBC’s PCD and Non-PCD loans.

(E)

The adjustment to allowance for loan losses includes $3.4 million to reflect elimination HVBC’s existing allowance, negative $3.0 million to reflect allowance for HVBC’s loans designated as PCD loans and negative $3.4 million to reflect allowance for HVBC’s non-PCD loans.

(F)	The adjustment to premises and equipment includes negative $324,000 to reflect an adjustment to right of use assets to fair value and $524,000 to reflect estimated fair value of buildings acquired.
(G)	To reflect goodwill created as a result of the merger.
(H)	To reflect estimated fair value of core deposit intangible assets.
(I)

The adjustment to other assets includes $145,000 to reflect net deferred tax asset as a result of the merger fair value adjustments and $704,000 to reflect the net deferred tax asset for the provision for credit losses associated with HVBC’s non-PCD loans.

(J)	To reflect estimated fair value adjustment for certificates of deposits.
(K)

The adjustment to borrowings includes negative $4.2 million to reflect estimated fair value of adjustment for HVBC borrowings and $20 million for new borrowings to fund shares purchase of HVBC outstanding stock.

(L)	To reflect fair value adjustment to right-of-use liabilities.
(M)

The adjustment to common stock includes negative $24,000 to reflect the elimination of historical HVBC common stock par value and $716,000 to reflect increase par value related to new CZFS common stock issued for HVBC shares settled for stock.

(N)

The adjustment to additional paid-in-capital includes negative $21.6 million to reflect the elimination of HVBC’s historical additional paid-capital and $49.5 million to reflect increase in additional paid-in capital related to merger.

(O)

The adjustment to retained earnings includes negative $26.7 million to reflect the elimination of HVBC’s historical retained to additional paid-in capital, negative $2.6 million to reflect the after-tax provision for credit losses associated with HVBC’s non-PCD loans shown as a direct reduction of retained earnings and negative $7.4 million to reflect the after-tax buyer’s merger expenses shown as a direct reduction of retained earnings.

(P)	To reflect elimination of HVBC’s historical accumulated other comprehensive loss to additional paid-in capital.
(Q)	To reflect elimination of HVBC’s historical unearned stock options to additional paid-in capital.
(R)	To reflect elimination of HVBC’s historical treasury stock to additional paid-in capital.

Income Statement For the Nine Months Ended September 30, 2022 Notes

(S)

The adjustment to loan income includes $1.1 million to reflect net accretion of loan credit mark over an estimated 4.2 year average life and $2.7 million to reflect net accretion of loan rate mark over an estimated 4.2 year average life.

(T)

The adjustment to taxable securities income includes $1.2 million to reflect the fair value of securities which will be amortized into income over 3.5 years and negative $88,000 to reflect lost interest income due to sale of securities to provide cash for the transaction at a pre-tax rate of 1.59%.

(U)	To reflect amortization of deposit rate mark over an estimated one-year average life.
(V)

The adjustment to borrowing expense includes $999,000 to reflect amortization of borrowings rate mark over an estimated 3.14 year average life and $1.1 million in interest expense on additional $20.0 million borrowings to fund transaction at a pre-tax rate of 7.0%.

(W)	To record the provision for credit losses associated with HVBC’s non-PCD loans.
(X)	To reflect HVBC’s fair value adjustment on buildings which will increase depreciation expense over 25 years.
(Y)	To reflect the amortization of the acquired core deposit intangible asset over 10 years by the sum of the years digit method.
(Z)	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%.
(AA)	Reflects the issuance of 716,497 shares of CZFS common stock in consideration for the outstanding shares of HVBC.

Income Statement for the Year ended December 31, 2022 Notes

(BB)	The adjustment to loan income includes $1.4 million to reflect net accretion of loan credit mark over an estimated 4.19 year average life and $3.6 million to reflect net accretion of loan rate mark over an estimated 4.19 year average life.

(CC)

The adjustment to taxable securities income includes $1.6 million to reflect the fair value of securities which will be amortized into income over 3.5 years and negative $122,000 to reflect lost interest income due to sale of securities to provide cash for the transaction.

(DD)	To reflect amortization of deposit rate mark over an estimated one year average life.
(EE)

The adjustment to borrowing expense includes $1.3 million to reflect amortization of borrowings rate mark over an estimated 3.14 year average life and $1.4 million in interest expense on additional $20.0 million borrowings to fund transaction at a pretax rate of 7.0%.

(FF)	To record the provision for credit losses associated with HVBC’s non-PCD loans.
(GG)	To reflect HVBC’s fair value adjustment on buildings which will reduce depreciation expense over 25 years.
(HH)	To reflect the amortization of the acquired core deposit intangible asset over 10 years by the sum-of-the-years digit method.
(II)	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%.
(JJ)	Average shares outstanding for CZFS were adjusted for the stock dividend declared in June 2022.
(KK)	Reflects the issuance of 716,497 shares of CZFS common stock in consideration for the outstanding shares of HVBC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides certain information about beneficial ownership of HVBC common stock as of December 15, 2022. The table shows information for (i) each of HVBC’s directors, (ii) each of HVBC’s executive officers, (iii) all of HVBC’s directors and executive officers as a group, and (iv) each person, or group of affiliated persons, who is known to HVBC to beneficially own more than 5% of HVBC’s common stock.

Except as otherwise noted, the persons or entities in the below tables have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each of the shareholders in the table below is 2005 South Easton road, Suite 304, Doylestown, Pennsylvania 18901.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Beneficially Owned
Lawrence B. Seidman	208,614	(2)	9.3%
100 Lanidex Plaza, 1st Floor
Parsippany, New Jersey 07054

Huntingdon Valley Bank ESOP	174,523	(3)	7.8%
1901 Frederic Avenue, Suite 100
St. Joseph, Missouri 64501

AllianceBernstein L.P.	195,983	(4)	8.8%
1345 Avenue of the Americas
New York, New York 10105

Directors
Carl Hj. Asplundh III, Director	9,400	(5)	**
Joseph F. Kelly, Director	40,800	(6)	1.8%
John D. Behm, Director	40,800	(7)	1.8%
Michael L. Hammer, Director	10,000	(8)	**
Scott W. Froggatt, Director	31,774	(9)	1.4%
Travis J. Thompson, Chairman and Chief Executive Officer *	104,353	(10)	4.7%
Robert J. Marino, Vice Chair and President	115,141	(11)	5.1%
Named Executive Officers
Barton Skurbe, Executive Vice President and Director of Sales- Mortgage Division	540	(12)	**
Joseph C. O’Neill, Jr., Executive Vice President and Chief Financial Officer	41,318	(13)	1.9%

All directors and executive officers as a group (13 persons)	536,865	(14)	24.0%

*	Also named executive officer
**	Less than one percent of shares outstanding.
(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)

On a Schedule 13D/A filed with the SEC on December 17, 2018, Seidman and Associates, L.L.C. reported sole dispositive and voting power with respect to 44,146 shares of our common stock; Seidman Investment Partnership, L.P. reported sole dispositive and voting power with respect to 28,344 shares of our common stock; Seidman Investment Partnership II, L.P. reported sole dispositive and voting power with respect to 37,984 shares of our common stock; Seidman Investment Partnership III, L.P. reported sole dispositive and voting power with respect to 12,897 shares of our common stock; LSBK06-08, L.L.C. reported sole dispositive and voting power with respect to 21,645 shares of our common stock; Broad Park Investors, L.L.C. reported sole dispositive and voting power with respect to 25,638 shares of our common stock; Chewy Gooey Cookies, L.P. reported sole dispositive and voting power with respect to 12,500 shares of our common stock; CBPS, LLC reported sole dispositive and voting power with respect to 25,460 shares of our common stock; Veteri Place Corporation reported sole dispositive and voting power with respect to 113,433 shares of our common stock; JBRC I, LLC sole dispositive and voting power with respect to 12,897 shares of our common stock; and Lawrence B. Seidman reported sole dispositive and voting power with respect to 208,614 shares of our common stock.

(3)

On a Schedule 13G/A filed with the SEC on February 2, 2022, Pentegra Trust Company reported sole voting power with respect to 130,928 shares of our common stock and shared voting power with respect to 43,595 shares of our common stock, and sole dispositive power with respect to 174,523 shares of our common stock.

(4)	On a Schedule 13G/A filed with the SEC on February 14, 2022, AllianceBernstein L.P. reported sole dispositive and voting power with respect to 195,983 shares of our common stock.
(5)	Includes 5,000 shares of restricted stock as to which Mr. Asplundh has voting power and 4,400 shares of stock options, which are exercisable within 60 days of the voting record date.
(6)	Includes 5,000 shares of restricted stock as to which Mr. Kelly has voting power and 5,800 shares of stock options, which are exercisable within 60 days of the voting record date.
(7)

Includes 30,000 shares held in a living trust, 5,000 shares of restricted stock as to which Mr. Behm has voting power and 5,800 shares of stock options, which are exercisable within 60 days of the voting record date.

(8)	Includes 2,000 shares held in trust for children.
(9)

Includes 5,000 shares of restricted stock as to which Mr. Froggatt has voting power, 20,974 shares held in his individual retirement account and 5,800 shares of stock options, which are exercisable within 60 days of the voting record date.

(10)

Includes 40,000 shares of shares of restricted stock as to which Mr. Thompson has voting power, 29,000 shares of stock options, which are exercisable within 60 days of the voting record date, 1,994 shares allocated to his ESOP account and 259 shares held in his 401(k) account.

(11)

Includes 79,606 shares held in Mr. Marino’s individual retirement account, 30,000 shares of restricted stock as to which he has voting power, 4,400 shares of stock options, which are exercisable within 60 days of the voting record date and 1,135 shares held in his 401(k) account.

(12)	Includes 540 shares allocated to Mr. Skurbe’s ESOP account.
(13)

Includes 10,000 shares of restricted stock as to which Mr. O’Neill has voting power, 14,500 shares of stock options, which are exercisable within 60 days of the voting record date, 1,615 shares allocated to his ESOP account and 13,332 shares held in his 401(k) account.

(14)

Includes 53,518 shares of restricted stock as to which four additional executive officers have voting power, 31,900 shares of exercisable stock options, which are exercisable within 60 days of the voting record date, 23,164 shares held in three executive officer’s 401(k) accounts and 4,118 shares allocated to four executive officer’s ESOP account.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of HVBC shareholders who receive shares of CZFS common stock as a result of the merger will be governed by the articles of incorporation of CZFS (“CZFS’ Charter”), and the amended and restated bylaws of CZFS (“CZFS’ Bylaws”), and by the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), whereas the rights of HVBC shareholders currently are governed by the articles of incorporation of HVBC (“HVBC’s Charter”), and the amended and restated bylaws of HVBC (“HVBC’s Bylaws”) and the PBCL, as amended. The following discussion summarizes certain material differences between the rights of CZFS shareholders and HVBC shareholders.

This discussion does not purport to be a complete statement of the rights of shareholders of CZFS or the rights shareholders of HVBC shareholders, and is qualified in its entirety by reference to the governing corporate documents of CZFS and HVBC and applicable Pennsylvania law. See “Where You Can Find More Information” beginning on page 108.

	CZFS	HVBC
Authorized Capital Stock

CZFS’ Charter authorizes it to issue up to 28,000,000 shares of capital stock, 25,000,000 of which is common stock, par value $1.00 per share, and 3,000,000 of which is preferred stock, par value $1.00 per share.

As of October 18, 2022, there were 3,971,342 shares of CZFS common stock issued and outstanding.

HVBC’s Charter authorizes it to issue up to 22,000,000 shares of capital stock, 20,000,000 of which is common stock, par value $0.01 per share, and 2,000,000 of which is serial preferred stock, par value $0.01 per share.

As of October 18, 2022, there were 2,238,902 shares of HVBC common stock issued and outstanding.

Directors

The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The number of directors shall be fixed by, or in the manner provided in, the bylaws. If not so fixed, the number of directors shall be the same as that stated in the articles or three if no number is so stated.

CZFS’ Charter provides for not less than five directors and not more than 25 directors.

The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The number of directors shall be fixed by, or in the manner provided in, the bylaws. If not so fixed, the number of directors shall be the same as that stated in the articles or three if no number is so stated.

HVBC’s Bylaws provide for not less than five directors and not more than 25 directors.

Director Classes	CZFS’ Charter provides that directors are divided into three classes, as nearly equal in number as possible, and are elected for three-year staggered terms.	HVBC’s Charter provides that directors are divided into three classes, as nearly equal in number as possible, and are elected for three-year staggered terms.

Removal of Directors	The PBCL provides that the entire board of directors, a class of the board, or any individual director may be removed from office by the vote of the shareholders entitled to elect directors. If a board of directors is	The PBCL provides that the entire board of directors, a class of the board, or any individual director may be removed from office by the vote of the shareholders entitled to elect directors. If a board of directors is

	CZFS	HVBC
classified, such removal may be effected only for cause unless otherwise provided in the articles of incorporation by a specific and unambiguous statement to that effect.

classified, such removal may be effected only for cause unless otherwise provided in the articles of incorporation by a specific and unambiguous statement to that effect.

HVBC’s Charter provides that a director may be removed from office by shareholders only for cause and only upon the affirmative vote of not less than two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

Filling Board Vacancies	CZFS’ Bylaws provide that any vacancy occurring in the board of directors, including any vacancy created due to an increase in the number of directors, shall be filled by the board of directors. Any director elected to fill a vacancy shall hold the office only until the next annual meeting of the shareholders and until a successor is elected and qualifies, notwithstanding that the term of office of the other directors in the class of which the newly-appointed director is a member does not expire at the time of such meeting.	HVBC’s Charter provides that any vacancy in the board of directors, including any created by reason of an increase in the number of directors, shall filled by a majority vote of the directors then in office (whether or not a quorum of directors is present), or by a sole remaining director. The director elected to fill the vacancy shall serve until the term of the class to which he or she was appointed expires and until his or her successor is elected and qualified.

The board of directors of each of CZFS and HVBC may fill vacancies.

Cumulative Voting for Election of Directors	CZFS’ Charter prohibits cumulative voting rights in the election of directors.	HVBC’s Charter provides that shareholders shall not have the right to cumulate their votes in the election of directors.

Neither CZFS nor HVBC permits cumulative voting for the election of directors.

Shareholder Nominations and Proposals	CZFS’ Bylaws provide that any shareholder of record may nominate a candidate for director if the shareholder provides notice to the Secretary of CZFS at least 90 days, but not more than 120 days, prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed,	HVBC’s Bylaws provide that any shareholder of record (as of both the day such shareholder gives notice and the record date for the annual meeting) may nominate a candidate for director or bring other business before the annual meeting if the shareholder’s notice is delivered or mailed to and received by the Secretary of HVBC not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders; provided, however, that

	CZFS	HVBC
	to the Secretary of the Corporation not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.	if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a shareholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Shareholder Quorum	The PBCL provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter.	HVBC’s Bylaws provide that the presence of shareholders entitled to vote at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of shareholders constitutes a quorum for the purposes of consideration and action on the matter.

Business Combinations

The PBCL provides the affirmative action of a majority of the votes cast by all shareholders entitled to vote is required in order to effect a merger, consolidation, sale of assets or other similar transaction.

Under CZFS’ Charter, a merger, consolidation, liquidation or dissolution, or any action that would result in the sale or other disposition of all or substantially all of the assets of CZFS requires approval by the affirmative vote of a majority of the votes cast by all CZFS shareholders entitled to vote on the matter.

The PBCL provides the affirmative action of a majority of the votes cast by all shareholders entitled to vote is required in order to effect a merger, consolidation, sale of assets or other similar transaction.

Under HVBC’s Charter, certain actions including mergers, consolidations, shares exchanges, and certain sales of assets, require the affirmative vote of at least 75% of the shares of HVBC entitled to vote generally in an election of directors; provided, however, that if any such action is recommended by at least two-thirds of the entire board of directors, the 75% stockholder vote will not be applicable, and, in such event, the action will require only such affirmative vote as is required by law.

	CZFS	HVBC

Indemnification	CZFS’ Charter provides that, to the extent permitted by the PBCL, CZFS must indemnify any person who was or is or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of CZFS against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the CZFS.	HVBC’s Charter provides that HVBC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of HVBC, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of HVBC, or is or was serving at the request of HVBC as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

Notice of Shareholder Meetings	Pursuant to the PBCL, CZFS must give notice of a shareholder meeting (i) at least 10 days in advance of a meeting that will consider a fundamental corporate change, or (ii) at least five days in advance of a meeting for any other case.	HVBC’s Bylaws provide that shareholders of record will be given written notice at least 10 days prior to the meeting that will consider a “fundamental change” (as defined by the PBCL) and at least five days prior to a meeting for all other meetings. The notice must state the place, date and time of the meeting and, only in the case of a special meeting, the general nature of business to be transacted at such meeting.

Each of CZFS and HVBC must provide prior written notice of a shareholder meeting to their respective shareholders within at least 10 days of the meeting.

Calling a Special Meeting of Shareholders	CZFS’ Bylaws provide that special meetings of CZFS shareholders may be called at any time by the CZFS board of directors or by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting.	HVBC’s Charter provides that a special meeting of shareholders can be called by the board of directors of HVBC pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, or upon a written request of at least a majority of all shares entitled to vote at the particular meeting.

Record Date	CZFS’ Bylaws provide that the CZFS board of directors may fix any date for the determination of the shareholders entitled to notice of or to vote at any a shareholder meeting within the confines of the PBCL, which provides	HVBC’s Bylaws provide that the board of directors may fix, in advance, a record date, which shall be not more than 90 days and not less than (i) 10 days for meetings that consider “fundamental changes” (as defined in

	CZFS	HVBC
	that the board of directors may fix any date not more than 90 days before the date of a shareholder meeting for the determination of the shareholders entitled to notice of or to vote at any a shareholder meeting.	the PBCL), or (ii) five days for all other meetings, prior to the date of the meeting.

Preemptive Rights	CZFS shareholders are not entitled to preemptive rights with respect to any shares that may be issued.	The HVBC Charter provides that, except as may be provided in a resolution or resolutions of the board of directors providing for the issue of any series of preferred stock, no shareholders are entitled to preemptive rights.

Dividends	CZFS’ Charter provides that holders of CZFS common stock are entitled, when declared by the CZFS board of directors out of funds lawfully available, to receive dividends, subject to the rights of any holders of preferred stock.

HVBC’s Charter provides that holders of HVBC common stock are entitled, when declared by the HVBC board of directors out of funds lawfully available, to receive dividends, subject to the rights of any holders of preferred stock.

The HVBC Bylaws provide that the board of directors of HVBC may declare dividends payable only to shareholders of record at the close of business on any business day not more than 90 days prior to the date on which the dividend is paid.

Action of the Board of Directors Without a Meeting	The PBCL provides that the board of directors of CZFS may take any action required or permitted to be approved at a meeting of the directors without a meeting if all directors then in office consent in writing, and the consent(s) are filed with the minutes of the proceedings of the board of directors.	HVBC’s Bylaws provide that the board or any committee thereof may take action without a meeting if all of the directors then in office, or all members of the committee (as applicable), consent in writing and the consent is filed with the Secretary of the Corporation.

Stock Ownership Requirement for Directors	CZFS’ Bylaws provide that every director must own shares of capital stock of CZFS.	The PBCL and HVBC’s governing documents do not provide stock ownership requirements for directors of Pennsylvania corporations.

Amendment of Articles of Incorporation	The PBCL provides that the CZFS Charter generally may be amended by the affirmative vote of a majority of the votes cast by all shareholder entitled to vote on the proposed amendment.	HVBC’s Charter provides that, except as otherwise allowed by law, any amendment to the HVBC Charter must be approved by a majority of our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally

	CZFS	HVBC
required to amend the following provisions if such amendment did not receive the approval of 80% of the board of directors then in office: (1) the authorized amount of capital stock, the authority of the board to fix terms of preferred stock, the terms of common stock and preemptive rights; (2) the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock; (3) the ability of the board of directors or a majority of the shareholders to call a special meeting; (4) the ability of shareholders to act by unanimous written consent; (5) the ability of the board of directors to fill vacancies on the board; (6) the prohibition of cumulative voting and division of the board of directors into three staggered classes; (7) the liability of directors and officers; (8) the requirement that not less than two-thirds of stockholders must vote to remove directors, and can only remove directors for cause; (9) the ability of shareholders to approve certain corporate actions; (10) the ability of the board of directors to evaluate certain factors in evaluating offers to purchase or otherwise acquire HVBC; (11) the ability of the board of directors to amend and repeal the bylaws and the required shareholders vote to amend or repeal the bylaws; and (12) the provision of the HVBC Charter requiring approval of at least 75% of the outstanding voting stock (if 80% of the board of directors has not approved such amendment) to amend the provisions of the HVBC Charter set forth in (1) through (11) of this list and the provisions related to amendment of the HVBC Charter.

Amendment of Bylaws	CZFS’ Bylaws provide that the Bylaws may be amended, in whole or in part, by the affirmative vote of a majority of the member of the board	HVBC’s Charter provides that the board of directors of HVBC may amend, alter or repeal the HVBC

CZFS	HVBC
of directors at any regular or special meeting duly convened.

Bylaws by the affirmative vote of a majority of the directors then in office.

HVBC’s Charter also provides that the HVBC shareholders may amend, alter or repeal the HVBC Bylaws by the affirmative vote of at least 75% of the shares that are generally entitled to vote on the election of directors.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania publicly traded companies including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. CZFS has not opted out of the anti-takeover provisions listed above. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. The PBCL limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the number required to meet the applicable threshold, plus shares purchased at any time with the intention of making a control share acquisition and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. The restoration of voting rights may only be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes of all of (i) the disinterested shareholders and (ii) the voting shares of the corporation.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Under the PBCL, disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. The PBCL prohibits certain business combinations with “interested shareholders,” defined as persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. The PBCL provides, generally, that following a control transaction, any holder of voting shares may, prior to or within a reasonable time following the giving of notice by the controlling person, demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

LEGAL MATTERS

The validity of the shares of CZFS common stock to be issued in the merger will be passed upon for CZFS by Hogan Lovells US LLP, Washington, D.C. Hogan Lovells US LLP and Luse Gorman, PC, Washington, D.C., will deliver opinions to CZFS and HVBC, respectively, as to certain federal income tax consequences of the merger. See “PROPOSAL I—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62.

EXPERTS

The consolidated financial statements of CZFS as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been audited by S.R. Snodgrass, P.C., independent registered public accounting firm, as set forth in their report. Such consolidated financial statements have been so incorporated into this document and into the registration statement by reference to CZFS’ Annual Report on Form 10-K for the year ended December 31, 2021, in reliance upon their report and given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of HVBC as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been audited by S.R. Snodgrass, P.C., independent registered public accounting firm, as set forth in their report. Such consolidated financial statements have been included in this proxy statement/prospectus and the registration statement in reliance upon their report and given upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

CZFS 2023 Annual Shareholder Meeting and Shareholder Proposals

If the merger is completed, HVBC shareholders will become shareholders of CZFS. Any shareholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2023 annual meeting was required to be received at CZFS’ executive offices no later than November 10, 2022 to be considered for inclusion in CZFS’ 2023 proxy statement materials. In addition, any shareholder nominee to the board or proposal regarding any other matter to be acted upon at the 2023 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) was required to have been submitted to CZFS no later than November 10, 2022.

CZFS’ bylaws generally provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary between December 20, 2022 and January 19, 2023.

In addition to satisfying the foregoing advance notice requirements under CZFS’ bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than CZFS’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than February 18, 2023.

HVBC 2023 Annual Shareholder Meeting and Shareholder Proposals

HVBC does not anticipate holding a 2023 annual meeting of HVBC shareholders if the merger is completed in the first half of 2023. However, if the merger is not completed within the expected time frame, or at all, HVBC may hold an annual meeting of its shareholders in 2023. HVBC must receive proposals that shareholders seek to include in the proxy statement for HVBC’s next annual meeting no later than December 15, 2022. If the 2023 annual meeting of HVBC shareholders is held on a date that is more than 30 calendar days from May 18, 2023, a shareholder proposal must be received by a reasonable time before HVBC begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

HVBC’s bylaws generally provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, such shareholder’s notice must be delivered or mailed to and received by the secretary of HVBC not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a shareholder’s written notice shall be timely only if delivered or mailed to and received by the secretary of HVBC at the principal executive office of HVBC no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

In addition to satisfying the foregoing advance notice requirements under HVBC’s bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than HVBC’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 19, 2023.

WHERE YOU CAN FIND MORE INFORMATION

CZFS and HVBC file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information about CZFS and HVBC. The address of that site is http://www.sec.gov. The reports and other information filed by CZFS and HVBC with the SEC are also available at their respective websites, which are www.firstcitizensbankc.com and www.hvbancorp.com. Information on these websites is not part of this proxy statement/prospectus.

CZFS has filed a registration statement on Form S-4 to register with the SEC the shares of CZFS common stock that HVBC shareholders may receive in the merger. This proxy statement/prospectus is part of the registration statement of CZFS on Form S-4 and is a prospectus of CZFS and a proxy statement of HVBC for the HVBC special meeting.

The SEC permits CZFS to “incorporate by reference” information into this proxy statement/prospectus. This means that CZFS can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about CZFS and its financial condition.

CZFS SEC Filings (SEC File Number 0-13222)	Period or Date Filed
Annual Report on Form 10-K, as amended	Year ended December 31, 2021, filed on March 10, 2022 as amended by Form 10-K/A filed on April 29, 2022.

Proxy Statement on Schedule 14A	Filed on March 10, 2022 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2021)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2022, filed on May 9, 2022, June 30, 2022, filed on August 8, 2022 and September 30, 2022, filed on November 8, 2022.

Current Reports on Form 8-K or Form 8-K/A	Filed February 17, 2022, April 11, 2022, April 22, 2022, August 26, 2022, October 19, 2022 and November 23, 2022 (other than the portions of those documents not deemed to be filed).

Description of CZFS common stock contained in CZFS Registration Statement on Form 8-A12B and any amendment or report filed for the purpose of updating these descriptions	Filed on June 1, 2022.

In addition, CZFS also incorporates by reference additional documents that it may file with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act, between the date of the initial filing of the registration statement and the date of the HVBC special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available from CZFS, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from CZFS at the following addresses and telephone numbers:

Citizens Financial Services, Inc.

15 South Main Street

Mansfield, PA 16933

Attention: Randall E. Black, President and Chief Executive Officer

(570) 662-2121

www.firstcitizensbank.com

Neither CZFS nor HVBC has authorized anyone to give any information or make any representation about the merger or the HVBC special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to CZFS was provided by CZFS, and the information contained in this proxy statement/prospectus with respect to HVBC was provided by HVBC. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 18, 2022

BY AND AMONG

CITIZENS FINANCIAL SERVICES, INC.,

CZFS ACQUISITION COMPANY, LLC,

FIRST CITIZENS COMMUNITY BANK,

HV BANCORP, INC.

AND

HUNTINGDON VALLEY BANK

i

TABLE OF DEFINITIONS

Page
Acquisition Proposal	A-53
Acquisition Transaction	A-53
Affiliate	A-54
Agreement	A-1
Bank Merger	A-1
Bank Regulator	A-54
BCL	A-3
BOLI	A-23
Business Day	A-54
Closing	A-3
Closing Date	A-3
Code	A-1
Community Reinvestment Act	A-14
Confidentiality Agreement	A-38
CZFS	A-1
CZFS Board	A-54
CZFS Disclosure Schedule	A-54
CZFS Pension Plan	A-30
CZFS Stock	A-54
Derivative Transaction	A-54
Effective Date	A-3
Effective Time	A-3
Environmental Law	A-54
ERISA	A-54
Exchange Act	A-54
FCCB	A-1
FDIC	A-54
FHLB	A-55
Finance Laws	A-15
FRB	A-55
GAAP	A-55
Governmental Authority	A-55
Hazardous Substance	A-55
HVB	A-1
HVB Board	A-55
HVBC	A-1
HVBC Bank Stock	A-10
HVBC Benefit Plans	A-16
HVBC Board	A-55
HVBC Disclosure Schedule	A-55
HVBC Employees	A-16
HVBC Financial Statements	A-12
HVBC Intellectual Property	A-55
HVBC Meeting	A-36

Page
HVBC Pension Plan	A-16
HVBC Recommendation	A-36
HVBC Representatives	A-38
HVBC Stock	A-10
HVBC Subsequent Determination	A-40
Indemnified Parties	A-40
Indemnifying Party	A-40
Informational Systems Conversion	A-45
Insurance Policies	A-23
Intellectual Property	A-55
IRS	A-56
Knowledge	A-56
Leases	A-22
Lien	A-56
Loans	A-21
Material Adverse Effect	A-56
Material Contract	A-16
Merger	A-1
Merger Registration Statement	A-36
NASDAQ	A-56
Notice of Superior Proposal	A-40
Notice Period	A-40
OREO	A-21
PADOBS	A-56
Person	A-57
Premium Limit	A-42
Proceeding	A-41
Proxy Statement/Prospectus	A-57
Regulatory Approvals	A-26
Regulatory Order	A-14
Rights	A-57
Securities Act	A-57
Software	A-57
Subsidiary	A-57
Superior Proposal	A-57
Surviving Bank	A-2
Surviving Company	A-2
Tax	A-57
Tax Returns	A-57
Taxes	A-57
Transactions	A-1
Voting Agreement	A-1
Willful Breach	A-58

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 18, 2022, by and among Citizens Financial Services, Inc., a Pennsylvania corporation (“CZFS”), CZFS Acquisition Company, LLC, a Pennsylvania limited liability company and wholly-owned subsidiary of CZFS (“CZFSAC”), First Citizens Community Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of CZFSAC (“FCCB”), HV Bancorp, Inc., a Pennsylvania corporation (“HVBC”), and Huntingdon Valley Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of HVBC (“HVB”).

WITNESSETH

WHEREAS, the Board of Directors of CZFS (on behalf of CZFS and on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) and the Board of Directors of HVBC have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, HVBC will merge with and into CZFS, with CZFS surviving (the “Merger”), and immediately thereafter, HVB will merge with and into FCCB, with FCCB surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, as a material inducement to CZFS to enter into this Agreement, each of the directors and certain executive officers of HVBC set forth on the HVBC Disclosure Schedule 6.02(c) has entered into a voting agreement with CZFS dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of HVBC Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;

WHEREAS, as a material inducement to CZFS to enter into this Agreement, each of the individuals set forth on HVBC Disclosure Schedule 6.02(d) has entered into a settlement and non-competition agreement with HVBC, HVB and CZFS (the “Settlement and Non-Competition Agreement”) substantially in the form attached hereto as Exhibit C; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01    Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, HVBC shall merge with and into CZFS, and CZFS shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, HVB shall merge with and into FCCB, and FCCB shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. As soon as practicable after the execution of this Agreement, CZFS (on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) will cause FCCB to, and HVBC will cause HVB to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of HVBC Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02    Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. CZFS and HVBC each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).

Section 1.03    Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “Citizens Financial Services, Inc.” The name of the Surviving Bank shall be “First Citizens Community Bank.”

Section 1.04    Charter and Bylaws of the Surviving Corporation and the Surviving Bank. The charter and bylaws of the Surviving Corporation upon consummation of the Merger shall be the charter and bylaws of CZFS as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of FCCB as in effect immediately prior to consummation of the Bank Merger.

Section 1.05    Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a)    At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by one (1) director to be selected by CZFS upon consultation with HVBC who is a member of the board of directors of HVBC immediately prior to the Effective Time (the “New Corporation Board Member”) and the New Corporation Board Member shall be appointed to the board of directors of the Surviving Corporation for a term to expire at the next annual meeting of the shareholders of CZFS, subject to CZFS’s customary background screening and evaluation procedures for potential directors. CZFS shall nominate and recommend to CZFS’s shareholders the New Corporation Board Member for election for a three-year term at CZFS’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.

(b)    At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by two (2) directors to be selected by CZFS upon consultation with HVBC who are members of the board of directors of HVB immediately prior to the Effective Time (the “New Bank Board Members”), and the New Bank Board Members shall be appointed to the board of directors of the Surviving Bank for a term to expire at the next annual meeting of the shareholders of the Surviving Bank, subject to the Surviving Bank’s customary background screening and evaluation procedures for potential directors. CZFS (on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) shall appoint each of the New Bank Board Members for a one-year term at the Surviving

Bank’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(c)    At the Effective Time, the officers of the Surviving Corporation and the Surviving Bank shall consist of the officers of the Surviving Corporation and the Surviving Bank in office immediately prior to the Effective Time with the addition of Robert J. Marino and Travis J. Thompson as senior officers of the Surviving Bank with such titles to be determined by CZFS prior to the Closing.

Section 1.06    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the regulations respectively promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of HVBC shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of HVBC shall be vested in and assumed by CZFS.

Section 1.07    Effective Date and Effective Time; Closing.

(a)    Subject to the terms and conditions of this Agreement, CZFS will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, CZFS and HVBC shall file articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL. The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.

(b)    The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to CZFS and HVBC the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08    Alternative Structure. CZFS may, at any time prior to the Effective Time, change the method of effecting the combination of CZFS and HVBC, and FCCB and HVB, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of HVBC’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of CZFS or HVBC pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event CZFS makes such a change, HVBC agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09    Additional Actions. If, at any time after the Effective Time, CZFS shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in CZFS its right, title or interest in, to or under any of the rights, properties or assets of HVBC or HVB, or (ii) otherwise carry out the purposes of this Agreement, HVBC, HVB and their respective officers and directors shall be deemed to have granted to CZFS an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in CZFS or FCCB its right, title or interest in, to or under any of the rights, properties or assets of HVBC or HVB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of CZFS or FCCB are authorized in the name of HVBC or HVB or otherwise to take any and all such action.

Section 1.10    Absence of Control. It is the intent of the parties to this Agreement that CZFS or FCCB by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, HVBC or HVB and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of HVBC or HVB.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01    Merger Consideration.

(a)    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)    Each share of CZFS Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(ii)    All shares of HVBC Stock issued and outstanding immediately prior to the Effective Time (other than shares of HVBC Stock to be cancelled pursuant to Section 2.01(b)) shall become and be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Sections 2.04 and subject to Section 2.02 and 2.05, the following:

(A)    for each share of HVBC Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Cash Election”), the right to receive in cash from CZFS, without interest, an amount equal to $30.500 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B)    for each share of HVBC Stock with respect to which an election to receive CZFS Stock has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Stock Election”), the right to receive from CZFS the number of shares of CZFS Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(C)    for each share of HVBC Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.04 (collectively, “Non-Election Shares”), the right to receive from CZFS the Stock Consideration or the Cash Consideration as is determined in accordance with Section 2.02.

For purposes of this Agreement: (x) “Exchange Ratio” means 0.4000 shares of CZFS Stock and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

(b)    At the Effective Time, all shares of HVBC Stock that are owned by HVBC as treasury stock and all shares of HVBC Stock that are owned directly or indirectly by CZFS or HVBC, including any shares of HVBC Stock held by CZFS or HVBC or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by CZFS or HVBC, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of CZFS Stock that are owned by HVBC shall become treasury stock of CZFS.

(c)    80% of the aggregate Merger Consideration to be paid to holders of HVBC Stock will be paid with CZFS Stock and 20% of the aggregate Merger Consideration to be paid to holders of HVBC will be paid in cash. In the event that the foregoing clauses of this Section 2.01 result in less than 80% of the aggregate Merger Consideration being paid with CZFS Stock or less than 20% of the aggregate Merger Consideration being paid in cash, pro rata adjustments will be made in accordance with Section 2.02 to result in payment of 80% of the aggregate Merger Consideration in CZFS Stock and 20% of the aggregate Merger Consideration in cash.

(d)    If either of the tax opinions referred to in Section 6.01(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then CZFS shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

Section 2.02    Proration.

(a)    Notwithstanding any other provision contained in this Agreement, the number of shares of HVBC Stock to be converted into Cash Consideration (the “Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of HVBC Stock issued and outstanding as of the Effective Time (excluding shares of HVBC Stock to be canceled as provided in Section 2.01(b)) by (y) 0.20.

(b)    Within five (5) Business Days after the Effective Time, CZFS shall cause the Exchange Agent (as defined below) to effect the allocation among holders of HVBC Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the number of Cash Election Shares is greater than the Cash Conversion Number, then:

(A)    all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(B)    the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Election Shares exceed (2) the Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(ii)    If the number of Cash Election Shares is less than the Cash Conversion Number, then:

(A)    all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B)    the Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration; and

(C)    the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration.

(iii)    If the number of Cash Election Shares is equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

Section 2.03    Rights as Shareholders; Stock Transfers. All shares of HVBC Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of HVBC Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HVBC Stock) shall thereafter represent only the right to receive for each such share of HVBC Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of CZFS Stock in accordance with Section 2.04(l). At the Effective Time, holders of the HVBC Stock shall cease to be, and shall have no rights as, shareholders of HVBC other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CZFS Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of HVBC of shares of HVBC Stock.

Section 2.04    Election and Exchange Procedures.

(a)    Each holder of HVBC Stock may specify in a request made in accordance with the provisions of this Section 2.04 (herein called an “Election”) (x) the number of shares of HVBC Stock owned by such Holder with respect to which such holder of HVBC Stock desires to make a Stock Election and (y) the number of shares of HVBC Stock owned by such holder of HVBC Stock with respect to which such holder of HVBC Stock desires to make a Cash Election.

(b)    CZFS shall prepare a form reasonably acceptable to HVBC (the “Form of Election”) which shall be mailed to HVBC’s shareholders entitled to vote at the HVBC Meeting so as to permit HVBC shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)    The Form of Election shall be mailed to each holder of HVBC Stock not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as HVBC and CZFS shall mutually agree (the “Mailing Date”).

(d)    Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by CZFS and reasonably acceptable to HVBC (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed accompanied by the Certificates representing HVBC Stock as to which such Form of Election is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Form of Election.

(e)    Any HVBC stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If CZFS, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of HVBC Stock, such Election shall be deemed to be not in effect, and the shares of HVBC Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    All Elections shall be revoked automatically if the Exchange Agent is notified in writing by CZFS or HVBC that this Agreement has been terminated in accordance with Article VII.

(g)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.04(i) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of CZFS Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, CZFS) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of CZFS Stock) otherwise payable pursuant to this Agreement to any holder of HVBC Stock such amounts as the Exchange Agent or CZFS, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or CZFS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of HVBC Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CZFS, as the case may be.

(h)    At least one (1) business day prior to the Effective Time, CZFS shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of HVBC Stock pursuant to this Article II (i) certificates, or at CZFS’s option, evidence of shares in book-entry form, representing the shares of CZFS Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of CZFS Stock, each to be given to the holders of HVBC Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, CZFS shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at CZFS’s option, evidence of shares in book-entry form, representing the shares of CZFS Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of CZFS Stock, each to be given to the holders of HVBC Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to CZFS. Any holder of Certificates who has not theretofore exchanged his or her Certificates or for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to CZFS, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of CZFS (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of HVBC Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. CZFS and the Exchange Agent shall be entitled to rely upon the stock transfer books of HVBC to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(i)    Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, CZFS shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates to the Exchange Agent and who was, immediately prior to the

Effective Time, a holder of record of HVBC Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to CZFS and HVBC containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of CZFS, a statement reflecting shares issued in book-entry form, representing the number of whole shares of CZFS Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.04(l) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.04(k), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(j)    In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by CZFS or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), CZFS shall cause the Exchange Agent to issue the Merger Consideration deliverable, and any cash, unpaid dividends or other distributions that would be payable or deliverable, in respect of the shares of HVBC Stock represented by such lost, stolen or destroyed Certificates.

(k)    No dividends or other distributions with respect to CZFS Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CZFS Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of CZFS Stock shall be paid by CZFS to the Exchange Agent, in each case until the surrender of such Certificate in accordance with subsection (f) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of CZFS Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CZFS Stock and the amount of any cash payable in lieu of a fractional share of CZFS Stock to which such holder is entitled pursuant to subsection (g), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CZFS Stock. CZFS shall make available to the Exchange Agent cash for these purposes, if necessary.

(l)    Notwithstanding any other provision hereof, no fractional shares of CZFS Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by CZFS shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of CZFS. In lieu of any such fractional shares, CZFS shall pay to each holder of a fractional share of CZFS Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of CZFS Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “CZFS Measurement Price”). Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by CZFS on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

Section 2.05    Anti-Dilution Provisions. In the event CZFS or HVBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of CZFS Stock or HVBC Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding CZFS Stock or HVBC Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to CZFS Stock if (a) CZFS issues additional shares of CZFS Stock and receives consideration for such shares in a bona fide third party transaction, (b) CZFS issues additional shares of CZFS Stock under the Citizens Financial Services, Inc. 2016 Equity Incentive Plan, or (c) CZFS grants employee or director stock grants or similar equity awards or shares of CZFS Stock upon the exercise or settlement thereof.

Section 2.06    Reservation of Shares. Effective upon the date of this Agreement, CZFS shall reserve for issuance a sufficient number of shares of the CZFS Stock for the purpose of issuing shares of CZFS Stock to HVBC shareholders in accordance with this Article II.

Section 2.07    Listing of Additional Shares. Prior to the Effective Time, CZFS shall notify NASDAQ of the additional shares of CZFS Stock to be issued by CZFS in exchange for the shares of HVBC Stock.

Section 2.08    Treatment of Equity Awards.

(a)    Treatment of Stock Options. Effective as of the Effective Time, each HVBC Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a cash payment from HVBC equal to (i) the number of shares of HVBC Stock subject to such HVBC Option at the Effective Time, multiplied by (ii) the amount by which $30.50 exceeds the per share exercise price of such HVBC Option, less applicable taxes and withholdings and without interest. Notwithstanding the foregoing, if the per share exercise price for an HVBC Option is equal to or in excess of $30.50, such HVBC Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, CZFS shall not assume any HVBC Options.

(b)    Treatment of Restricted Stock Awards. Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“HVBC Restricted Stock”) pursuant to the HVBC Equity Plans shall automatically lapse, and each share of HVBC Restricted Stock shall be treated as an issued and outstanding share of HVBC Stock for the purposes of this Agreement.

(c)    Prior to the Effective Time, if directed by CZFS, HVBC shall take all actions that may be necessary or required (under any HVBC Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.08, (ii) to terminate each HVBC Equity Plan as of the Effective Time without any further obligation or liability and (iii) to ensure that, from and after the Effective Time, holders of HVBC Options shall have no rights with respect to thereto other than those rights specifically provided in Section 2.08(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HVBC AND HVB

As a material inducement to CZFS to enter into this Agreement and to consummate the transactions contemplated hereby, HVBC and HVB hereby make to CZFS, CZFSAC and FCCB the representations and warranties contained in this Article III, provided, however, that HVBC or HVB shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.14a), 3.16, and 3.28 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01    Making of Representations and Warranties. Except as set forth in the HVBC Disclosure Schedule or the HVBC SEC Documents, each of HVBC and HVB hereby represents and warrants to CZFS and FCCB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02    Organization, Standing and Authority of HVBC. HVBC is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HVBC is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC. The charter and bylaws of HVBC, copies of which have been made available to CZFS, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03    Organization, Standing and Authority of HVB. HVB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. HVB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by HVB when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of HVBC, threatened. HVB is a nonmember bank and its primary federal bank regulator is the FDIC. HVB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on HVBC Disclosure Schedule 3.03. The charter and bylaws of HVB, copies of which have been made available to CZFS, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.04    HVBC and HVB Capital Stock.

(a)    The authorized capital stock of HVBC consists solely of 20,000,000 shares of common stock, par value $0.01 per share, of which 2,354,025 shares (including unvested shares of restricted stock) are issued and 2,238,902 shares are outstanding as of the date hereof (“HVBC Stock”) and 2,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, there are 115,123 shares of HVBC Stock held in treasury by HVBC. The outstanding shares of HVBC Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the HVBC Options listed on HVBC Disclosure Schedule 3.04(c)(i), HVBC does not have any Rights issued or outstanding with respect to HVBC Stock and HVBC does not have any commitment to authorize, issue or sell any HVBC Stock or Rights.

(b)    The authorized capital stock of HVB consists solely of 10,000,000 shares of common stock, par value of $0.01 per share, of which 100 shares are outstanding as of the date hereof (“HVB Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. The outstanding shares of HVB Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by HVBC free and clear of all clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. HVB does not have any Rights issued or outstanding with respect to HVB Stock and HVB does not have any commitment to authorize, issue or sell any HVB Stock or Rights.

(c)    HVBC Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding HVBC Option, (i) the name of the holder of such HVBC Option, (ii) whether the holder is a current or former employee, director or other individual service provider of HVBC and any of its Subsidiaries, (iii) the number of shares of HVBC Stock covered by such HVBC Option, (iv) the exercise price per share with respect to such HVBC Option, (v) the date of grant of such HVBC Option, (vi) the date of expiration of such HVBC Option, (vii) the vesting schedule applicable to such HVBC Option, including whether such HVBC Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such HVBC Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable HVBC Equity Plan under which such HVBC Option was granted. Upon issuance in accordance with the terms of the applicable HVBC Equity Plan and award agreements, the shares of HVBC Stock issued pursuant to the HVBC Options have been and shall be issued in compliance with all applicable laws. HVBC Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of HVBC Restricted Stock, (i) the name of the holder of such HVBC Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of HVBC and any of its Subsidiaries, (iii) the number of shares of HVBC Stock covered by such HVBC Restricted Stock award, (iv) the date of grant of such HVBC Restricted Stock award, (v) the vesting schedule applicable to such HVBC Restricted Stock, including whether such HVBC Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, and (vi) the applicable HVBC Equity Plan under which such HVBC Restricted Stock was granted.

Section 3.05    Subsidiaries. Except as set forth on HVBC Disclosure Schedule 3.05, HVBC does not, directly or indirectly, own or control any Affiliate. Except as disclosed on HVBC Disclosure Schedule 3.05, HVBC does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by HVBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of HVBC. No such equity investment identified in HVBC Disclosure Schedule 3.05 is prohibited by the applicable federal or state laws and regulations.

Section 3.06    Corporate Power; Minute Books. Each of HVBC and HVB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of HVBC and HVB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of HVBC’s shareholders of this Agreement. Neither HVBC nor HVB exercises trusts powers or acts as a fiduciary in any manner requiring PADOBS or FDIC approval. The minute books of HVBC contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of HVBC and the HVBC Board (including committees of the HVBC Board). The minute books of HVB contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of HVB and the HVB Board (including committees of the HVB Board).

Section 3.07    Execution and Delivery. Subject to the approval of this Agreement by the shareholders of HVBC, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HVBC, the HVBC Board, HVB and the HVB Board on or prior to the date hereof. The HVBC Board has directed that this Agreement be submitted to HVBC’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of HVBC Stock entitled to vote thereon, no other vote of the shareholders of HVBC is required by law, the charter or bylaws of HVBC or otherwise to approve this Agreement and the transactions contemplated hereby. HVBC and HVB have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CZFS, CZFSAC and FCCB, this Agreement is a valid and legally binding obligation of HVBC and HVB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08    Regulatory Approvals; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by HVBC or any of its Subsidiaries in connection with the execution, delivery or performance by HVBC or HVB of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of HVBC Stock. As of the date hereof, HVBC has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)    Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by HVBC and HVB, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of HVBC (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HVBC or any of its Subsidiaries, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in HVBC Disclosure Schedule 3.08(b) accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HVBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which HVBC or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HVBC or HVB.

Section 3.09    Financial Statements; SEC Documents.

(a)    HVBC has previously made available to CZFS copies of the HVBC Financial Statements. The HVBC Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of HVBC and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of HVBC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of HVBC as a result of or in connection with any disagreements with HVBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    HVBC’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “HVBC 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by HVBC or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “HVBC SEC Documents”), with the Securities and Exchange Commission

(the “SEC”), and all of the HVBC SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of HVBC and its Subsidiaries contained in the HVBC 2021 Form 10-K and, except for liabilities reflected in HVBC SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither HVBC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c)    HVBC and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. HVBC (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the HVBC Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HVBC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HVBC’s internal control over financial reporting.

Section 3.10    Absence of Certain Changes or Events.

(a)    Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HVBC.

(b)    Except as set forth in HVBC Disclosure Schedule 3.10(b), since December 31, 2021, each of HVBC and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).

(c)    Except as set forth in HVBC Disclosure Schedule 3.10(c), since December 31, 2021, none of HVBC or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of December 31, 2021, except as disclosed in the HVBC SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, (ii) except as disclosed in the HVBC SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of HVBC’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of HVBC’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of HVBC’s capital stock, (iv) except as disclosed in the HVBC SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of HVBC affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by HVBC or any settlement or compromise of any income tax liability by HVBC, (vi) made any material change in HVBC’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans,

(vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11    [Reserved]

Section 3.12    Regulatory Matters.

(a)    Each of HVBC and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of HVBC, and except as set forth in HVBC Disclosure Schedule 3.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of HVBC, investigation into the business or operations of HVBC or any of its Subsidiaries, since January 1, 2020. HVB is “well-capitalized” as defined in applicable laws and regulations, and HVB has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)    Other than as set forth in HVBC Disclosure Schedule 3.12, since January 1, 2020, HVBC has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)    Neither HVBC nor HVB, nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS, the FRB, the FDIC and the SEC) or the supervision or regulation of it. HVBC and HVB have not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.13    Legal Proceedings; Regulatory Action.

(a)    Other than as set forth in HVBC Disclosure Schedule 3.13, (i) there are no pending or, to HVBC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against HVBC or any of its Subsidiaries and (ii) to HVBC’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)    Neither HVBC nor HVB is a party to any, nor are there any pending or, to HVBC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against HVBC or HVB in which, to the Knowledge of HVBC, there is a reasonable probability of any material recovery against or a Material Adverse Effect on HVBC or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)    There is no injunction, order, judgment or decree imposed upon HVBC or any of its Subsidiaries, or their respective assets, and to HVBC’s Knowledge, no such action has been threatened against HVBC or any of its Subsidiaries.

(d)    None of HVBC or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(e)    Neither HVBC nor HVB has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.14    Compliance with Laws.

(a)    Each of HVBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)    Each of HVBC and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HVBC’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)    None of HVBC or any Subsidiary has received, since January 1, 2020, any notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to HVBC’s Knowledge, do any grounds for any of the foregoing exist); and

(d)    Since January 1, 2020, HVBC has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of HVBC, threatened charge by any Governmental Authority that HVBC has violated, nor any pending or, to HVBC’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.15    Material Contracts; Defaults.

(a)    Other than as set forth in HVBC Disclosure Schedule 3.15 or as filed with the HVBC SEC Documents, none of HVBC or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of HVBC or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of HVBC or any of its Subsidiaries to indemnification from HVBC or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from HVBC or any of its Subsidiaries to any employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; (v) is material to the financial condition, results of operations or business of HVBC or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by HVBC. HVBC has previously delivered or made available to CZFS true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.15(a), whether or not set forth on HVBC Disclosure Schedule 3.15 is referred to herein as a “Material Contract.”

(b)    To its Knowledge, none of HVBC or any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by HVBC or any of its Subsidiaries is currently outstanding.

Section 3.16    Brokers. Neither HVBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HVBC has engaged, and will pay a fee or commission to, The Kafafian Group. A true, complete and correct copy of the engagement letter with The Kafafian Group has been provided to CZFS.

Section 3.17    Employee Benefit Plans.

(a)    All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by HVBC or HVB, or with respect to which HVBC or HVB has any liability, whether actual or contingent, covering current or former employees of HVBC or HVB (the “HVBC Employees”), current or former directors of HVBC or HVB, any other individual service providers of HVBC or HVB, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “HVBC Benefit Plans”), are identified in HVBC Disclosure Schedule 3.17(a). HVBC or HVB has delivered or made available to CZFS a copy of each HVBC Benefit Plan (or a written description of the material provisions of each unwritten HVBC Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such HVBC Benefit Plan), (iv) the most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.

(b)    Each HVBC Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each HVBC Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “HVBC Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of HVBC, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such HVBC Pension Plan under Section 401(a) of the Code. There is no pending or, to HVBC’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the HVBC Benefit Plans (other than routine claims for benefits in the normal course). Neither HVBC nor HVB has engaged in a transaction with respect to any HVBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject HVBC or HVB to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)    Neither HVBC, HVB nor any entity which is considered to be one employer with HVBC or HVB under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the HVBC Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    All contributions, payments, and other obligations required to be made under the terms of any HVBC Benefit Plan or an agreement with any HVBC Employee have been timely made or have been reflected on the financial statements of HVBC.

(e)    Other than as identified in HVBC Disclosure Schedule 3.17(e), neither HVBC nor HVB has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. HVBC or HVB may amend or terminate any HVBC Benefit Plan identified in HVBC Disclosure Schedule 3.17(e) at any time without incurring any liability thereunder.

(f)    Other than as set forth in HVBC Disclosure Schedule 3.17(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any HVBC Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the HVBC Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the HVBC Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of HVBC or HVB, or after the consummation of the transactions contemplated hereby, CZFS, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the HVBC Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.

(g)    Other than as set forth in HVBC Disclosure Schedule 3.17(g), neither HVBC nor HVB has any obligation to compensate any current or former employee, officer, director or other service provider of HVBC or HVB for excise Taxes paid pursuant to Section 4999 of the Code. HVBC Disclosure Schedule 3.17(g) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of HVBC or HVB who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HVBC Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

(h)    HVBC, HVB and each HVBC Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(i)    Each HVBC Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither HVBC nor HVB has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of HVBC or HVB for any Taxes incurred by such individual pursuant to Section 409A of the Code.

Section 3.18    Labor Matters.

(a)    None of HVBC or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is HVBC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel HVBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to HVBC’s Knowledge, threatened, nor is HVBC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)    HVBC and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c)    HVBC and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. HVBC and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the HVBC Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers, except as would not reasonably be expected to result in a material liability to HVBC and its Subsidiaries, taken as a whole.

(d)    During the preceding three (3) years, (i) neither HVBC nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with HVBC or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither HVBC nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.

Section 3.19    Environmental Matters.

(a)    Except as set forth in HVBC Disclosure Schedule 3.19, each property owned, leased or operated by HVBC and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither HVBC nor any of its Subsidiaries has Knowledge of, nor has HVBC or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of HVBC or HVB with all Environmental Laws.

(b)     HVBC and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws except where the failure to hold such permits, licensees and authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC or its Subsidiaries.

(c)    No Hazardous Substance exists on, about or within any of the owned real properties, nor to HVBC’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that HVBC or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d)    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to HVBC’s Knowledge, threatened against HVBC or HVB relating in any way to any Environmental Law. None of HVBC or any of its Subsidiaries has a material liability for remedial action under any Environmental Law. None of HVBC or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or HVBC Loan Properties nor has HVBC or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or HVBC Loan Properties.

Section 3.20    Tax Matters.

(a)    HVBC and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by HVBC and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of HVBC or such Subsidiary is contesting in good faith. None of HVBC or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither HVBC nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where HVBC or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of HVBC or any Subsidiary.

(b)    Each of HVBC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)    No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of HVBC are pending with respect to HVBC or any of its Subsidiaries. None of HVBC or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HVBC or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against HVBC or any of its Subsidiaries.

(d)    HVBC has provided CZFS with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to HVBC and its Subsidiaries for taxable periods ended

December 31, 2021, 2020 and 2019. HVBC has delivered to CZFS correct and complete copies of all statements of deficiencies assessed against or agreed to by HVBC or any of its Subsidiaries filed for the years ended December 31, 2021, 2020 and 2019. Each of HVBC and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices HVBC or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)    None of HVBC or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    None of HVBC or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Except as set for in HVBC Disclosure Schedule 3.20(f), none of HVBC or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of HVBC or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than HVBC or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)    The unpaid Taxes of HVBC and its Subsidiaries (i) did not, as of the end of the most recent period covered by HVBC’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in HVBC’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HVBC and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by HVBC’s or such Subsidiary’s call reports filed prior to the date hereof, none of HVBC or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)    None of HVBC or any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)    None of HVBC or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    None of HVBC or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and HVBC has not been notified of, or to HVBC’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k)    None of HVBC or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l)    None of HVBC or any of its Subsidiaries has, or to HVBC’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(m)     Except as set forth on HVBC Disclosure Schedule 3.20(l), none of HVBC or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.

Section 3.21    Investment Securities. HVBC Disclosure Schedule 3.21 sets forth the book and market value as of June 30, 2022 of the investment securities, mortgage backed securities and securities held for sale of HVBC and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of HVBC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of HVBC or any Subsidiary.

Section 3.22    Derivative Transactions. All Derivative Transactions entered into by HVBC or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HVBC and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. HVBC and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of HVBC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. HVBC and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 3.23    Loans; Nonperforming and Classified Assets.

(a)    Except as set forth in HVBC Disclosure Schedule 3.23(a), none of HVBC or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of HVBC or any of its Subsidiaries, or to the Knowledge of HVBC, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. HVBC Disclosure Schedule 3.23(a) identifies (x) each Loan that as of June 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HVBC or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of HVBC that as of June 30, 2022 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)    Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of HVBC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and HVBC’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d)    Except as set forth in HVBC Disclosure Schedule 3.23(d), none of HVBC or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HVBC or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HVBC or any of its Subsidiaries.

Section 3.24    Tangible Properties and Assets.

(a)    HVBC Disclosure Schedule 3.24(a) sets forth a true, correct and complete list of all real property owned by HVBC or any of its Subsidiaries. Except as set forth in HVBC Disclosure Schedule 3.24(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, HVBC or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the HVBC Financial Statements.

(b)    HVBC Disclosure Schedule 3.24(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HVBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of HVBC or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to HVBC’s Knowledge, no condition exists that would constitute a termination event or a material breach by HVBC or any of its Subsidiaries of, or material default by HVBC or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to HVBC’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on HVBC Disclosure Schedule 3.24(b), there is no pending or, to HVBC’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that HVBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of HVBC and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.25    Intellectual Property. HVBC Disclosure Schedule 3.25 sets forth a true, complete and correct list of all HVBC Intellectual Property owned or purported to be owned by HVBC. HVBC owns or has a valid license to use all HVBC Intellectual Property necessary to the conduct of the business of HVBC, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). HVBC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HVBC and its Subsidiaries as currently conducted. HVBC Intellectual Property owned by HVBC or any of its Subsidiaries, and to the Knowledge of HVBC, all other HVBC Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of HVBC or any of its Subsidiaries has received notice challenging the validity or enforceability of HVBC Intellectual Property. To the Knowledge of HVBC, the conduct of the business of HVBC and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of HVBC or any of its Subsidiaries to own or use any of the HVBC Intellectual Property.

Section 3.26    Fiduciary Accounts. Since January 1, 2020, each of HVBC and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HVBC nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.27    Insurance.

(a)    HVBC Disclosure Schedule 3.27(a) identifies all of the material insurance policies, binders, or bonds currently maintained by HVBC or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $50,000. Each of HVBC and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of HVBC reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of HVBC or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)    HVBC Disclosure Schedule 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HVBC or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the HVBC Financial Statements in accordance with GAAP.

Section 3.28    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.29    Fairness Opinion. The HVBC Board has received the written opinion of The Kafafian Group to the effect that as of the date hereof the Merger Consideration is fair to the holders of HVBC Stock from a financial point of view.

Section 3.30    Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the date of the meeting of the shareholders of HVBC to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to CZFS and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 3.31    CRA, Anti-money Laundering and Customer Information Security. Neither HVBC nor HVB is a party to any agreement with any individual or group regarding CRA matters and neither HVBC nor HVB has any Knowledge of, nor has HVBC or HVB been advised in writing of or has any reason to believe (based on HVBC’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause HVBC or HVB: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in material violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by HVBC pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the HVBC Board has adopted and HVBC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.32    Transactions with Affiliates. Except as set forth on HVBC Disclosure Schedule 3.32, there are no outstanding amounts payable to or receivable from, or advances by HVBC or any of its Subsidiaries to, and neither HVBC nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding HVBC Stock, director, employee or Affiliate of HVBC or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with HVBC or any of its Subsidiaries or other than in the ordinary course of HVB’s business. All transactions, agreements and relationships between HVBC and any Subsidiary and any Affiliates, shareholders, directors or officers of HVBC and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

Section 3.33    Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CZFS, CZFSAC AND FCCB

As a material inducement to HVBC to enter into this Agreement and to consummate the transactions contemplated hereby, CZFS, CZFSAC and FCCB hereby make to HVBC and HVB the representations and warranties contained in this Article IV, provided, however, that CZFS shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01    Making of Representations and Warranties. Except as set forth in the CZFS Disclosure Schedule and the CZFS SEC Documents, CZFS hereby represents and warrants to HVBC that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02    Organization, Standing and Authority of CZFS and CZFSAC.

(a)    CZFS is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHC Act. CZFS is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS. The charter and bylaws of CZFS, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b)    CZFSAC is a Pennsylvania limited liability company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. CZFSAC is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS. The certificate of formation and limited liability company agreement of CZFSAC, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03    Organization, Standing and Authority of FCCB. FCCB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. FCCB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by FCCB when due. FCCB is a member bank and its primary federal bank regulator is the FRB. FCCB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on CZFS Disclosure Schedule 4.03. The charter and bylaws of FCCB, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04    CZFS . The authorized capital stock of CZFS consists of 25,000,000 shares of CZFS Stock, of which 4,427,687 shares are issued and 3,971,342 shares are outstanding as of the date hereof, and 3,000,000 shares of preferred stock, par value $1.00, of which no shares are outstanding as of the date hereof. As of the date hereof, 456,345 shares of CZFS Stock are held in treasury by CZFS. The outstanding shares of CZFS Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the CZFS Stock to be issued pursuant to this Agreement, CZFS does not have any Rights issued or outstanding with respect to CZFS Stock and CZFS does not have any commitments to authorize, issue or sell any CZFS Stock or Rights.

Section 4.05    Subsidiaries. Except as set forth on CZFS Disclosure Schedule 4.05, CZFS does not, directly or indirectly, own or control any Affiliate. Except as disclosed on CZFS Disclosure Schedule 4.05, CZFS does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CZFS has not been conducted through any other direct or indirect Subsidiary or Affiliate of CZFS. No such equity investment identified in CZFS Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06    Corporate Power; Minute Books. Each of CZFS, CZFSAC and FCCB has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of CZFS, CZFSAC and FCCB has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of CZFS contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of CZFS and the CZFS Board (including committees of the CZFS Board). The minute books of CZFSAC contain true, complete and accurate records, in all material respects, of all meetings and other limited liability company actions held or taken by the member of CZFSAC. The minute books of FCCB contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of FCCB and the FCCB Board (including committees of the FCCB Board).

Section 4.07    Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by (i) all necessary corporate action of CZFS and FCCB and each of their respective Boards of Directors and (ii) all necessary limited liability company action of CZFSAC, on or prior to the date hereof. No vote of the shareholders of CZFS is required by law, the charter and bylaws of CZFS or otherwise to approve this Agreement, or issue shares of CZFS and the transactions contemplated hereby. Each of CZFS, CZFSAC and FCCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by HVBC and HVB, this Agreement is a valid and legally binding obligation of each of CZFS, CZFSAC and FCCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08    Regulatory Approvals; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CZFS or any of its Subsidiaries in connection with the execution, delivery or performance by CZFS, CZFSAC or FCCB of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08. As of the date hereof, CZFS has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)    Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals of the FRB and the PADOBS (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of CZFS Stock to be issued in the Merger on the NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by CZFS, CZFSAC and FCCB do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of CZFS or of any of its Subsidiaries or to which CZFS or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter or bylaws or other organizational documents of CZFS, CZFSAC or FCCB, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except for such violations, conflicts, breaches or defaults under clause (i) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CZFS, CZFSAC or FCCB.

(c)    As of the date of this Agreement, CZFS has no Knowledge of any reasons relating to CZFS, CZFSAC or FCCB (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09    Absence of Certain Changes or Events. Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CZFS and its Subsidiaries taken as a whole.

Section 4.10    SEC Documents; Financial Statements; and Financial Controls and Procedures.

(a)    CZFS’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “CZFS 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by CZFS or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “CZFS SEC Documents”), with the SEC, and all of the CZFS SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such CZFS SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such CZFS SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of CZFS and its Subsidiaries contained in the CZFS 2021 Form 10-K and, except for liabilities reflected in CZFS SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither CZFS nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of CZFS have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of CZFS as a result of or in connection with any disagreements with CZFS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    CZFS and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. CZFS (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the CZFS Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CZFS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CZFS’s internal control over financial reporting.

Section 4.11    Regulatory Matters.

(a)    Each of CZFS, CZFSAC and FCCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of CZFS, CZFSAC and/or FCCB, no Governmental Authority has initiated any proceeding, or to the

Knowledge of CZFS, investigation into the business or operations of CZFS, CZFSAC and/or FCCB, since January 1, 2020. FCCB is “well-capitalized” as defined in applicable laws and regulations, and FCCB has a Community Reinvestment Act rating of “satisfactory” or better.

(b)    Other than as set forth in CZFS Disclosure Schedule 4.11, since January 1, 2020, CZFS has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)    Neither CZFS, FCCB nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS and the FRB) or the supervision or regulation of it. Neither CZFS nor FCCB has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d)    Neither CZFS nor FCCB is a party to any agreement with any individual or group regarding CRA matters and neither CZFS nor FCCB has any Knowledge of, nor has CZFS or FCCB been advised in writing of or has any reason to believe (based on CZFS’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause CZFS or FCCB: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in material violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by CZFS pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the CZFS Board has adopted and CZFS has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.12    Legal Proceedings.

(a)    Other than as set forth in CZFS Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of CZFS, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CZFS and (ii) to CZFS’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)    Neither CZFS nor CZFSAC nor FCCB is a party to any, nor are there any pending or, to CZFS’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CZFS, CZFSAC or FCCB in which, to the Knowledge of CZFS, there is a reasonable probability of any material recovery against or other Material Adverse Effect on CZFS or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)    There is no injunction, order, judgment or decree imposed upon CZFS or any of its Subsidiaries, nor on any of the assets of CZFS or any of its Subsidiaries, and, to CZFS’s Knowledge, no such action has been threatened against CZFS of any of its Subsidiaries.

(d)    Neither CZFS nor CZFSAC nor FCCB has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.13    Compliance With Laws.

(a)    Each of CZFS and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)    Each of CZFS and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CZFS’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)    Neither CZFS nor its Subsidiaries has received, since January 1, 2020, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CZFS’s Knowledge, do any grounds for any of the foregoing exist).

(d)    Since January 1, 2020, CZFS has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of CZFS, threatened charge by any Governmental Authority that CZFS has violated, nor any pending or, to CZFS’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 4.14    Brokers. Neither CZFS nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CZFS has engaged, and will pay a financial analysis fee to, Janney Montgomery Scott LLC.

Section 4.15    Employee Benefit Plans.

(a)    All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by CZFS covering current or former employees of CZFS and current or former directors (collectively, the “CZFS Benefit Plans”) are in compliance with all applicable laws, including ERISA and the Code, in all material respects.

(b)    Each CZFS Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “CZFS Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of CZFS, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such CZFS Pension Plan under Section 401(a) of the Code. There is no pending or, to CZFS’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the CZFS Benefit Plans (other than routine claims for benefits in the normal course). CZFS has not engaged in a transaction with respect to any CZFS Benefit Plan or CZFS Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CZFS to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)    Neither CZFS nor any entity which is considered to be one employer with CZFS under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the CZFS Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    All contributions, payments, and other obligations required to be made under the terms of any CZFS Benefit Plan or an agreement with any CZFS employee have been timely made or have been reflected on the financial statements of CZFS.

(e)    Each CZFS Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

Section 4.16    Labor Matters. None of CZFS or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CZFS or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel CZFS or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CZFS’s Knowledge, threatened, nor is CZFS or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CZFS and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. CZFS and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes, if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers, except as would not reasonably be expected to result in a material liability to CZFS and its Subsidiaries, taken as a whole.

Section 4.17    Tax Matters.

(a)    CZFS and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by CZFS (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CZFS and which CZFS is contesting in good faith. CZFS is not the beneficiary of any extension of time within which to file any Tax Return, and neither CZFS nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where CZFS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of CZFS.

(b)    Each of CZFS and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)    No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CZFS are pending with respect to CZFS. CZFS has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where CZFS has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CZFS.

Section 4.18    Loans; Nonperforming Assets.

(a)    Except as set forth in CZFS Disclosure Schedule 4.18(a), none of CZFS or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of June 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of CZFS or any of its Subsidiaries, or to the Knowledge of CZFS, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. CZFS Disclosure Schedule 4.18(a) identifies (x) each Loan that as of June 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CZFS or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of CZFS that as of June 30, 2022 was classified as OREO and the book value thereof.

(b)    Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of CZFS, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and CZFS’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

Section 4.19    Deposit Insurance. The deposits of FCCB are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and FCCB has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of CZFS, threatened.

Section 4.20    CZFS Stock. The shares of CZFS Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.22    Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to HVBC and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 4.23    Environmental Matters. Except as set forth in CZFS Disclosure Schedule 4.23, each property owned, leased or operated by CZFS and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither CZFS nor any of its Subsidiaries has Knowledge of, nor has CZFS or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of CZFS or FCCB with all Environmental Laws.

Section 4.24    Available Funds. CZFS has cash, and immediately prior to the Effective Time, will have cash sufficient to pay the aggregate amount of cash as required pursuant to Section 2.01.

Section 4.25    Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01    Covenants of HVBC. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the HVBC Disclosure Schedule) or with the prior written consent of CZFS (such consent not to be unreasonably delayed, conditioned or withheld), HVBC and HVB shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. HVBC and HVB will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to itself and CZFS the present services of the current officers, employees, directors and other key individual service providers of HVBC and any of its Subsidiaries and (iii) preserve for themselves and CZFS the goodwill of the customers of HVBC and HVB and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the HVBC Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by CZFS (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, HVBC and HVB shall not:

(a)    Capital Stock. Other than pursuant to HVBC Options outstanding as of the date hereof and listed in the HVBC Disclosure Schedule (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights other than capital stock upon the vesting or exercise of any equity awards granted pursuant to an HVBC employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any HVBC Stock, or obligate itself to purchase, retire or redeem, any of its shares of HVBC Stock (except to the extent necessary to effect a cashless exercise of HVBC Options outstanding on the date hereof and listed in the HVBC Disclosure Schedule, in accordance with the terms applicable to such HVBC Options as of the date hereof).

(b)    Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HVBC Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)    Compensation; Employment Agreements, Etc. Except as provided for on HVBC Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of HVBC or HVB or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual employee and all such increases in the aggregate shall not exceed three percent (3%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with HVBC’s 2022 budget, a copy of which has been made available to CZFS, (ii) as required under applicable law, the terms of this Agreement or the terms of any HVBC Benefit Plan in effect on the date hereof, (iii) HVBC shall be permitted to make cash contributions to the HVBC 401(k) Plan and the HVB ESOP in the ordinary course of business consistent with past practice, and (iv) HVBC shall be permitted to pay 2022 bonuses to the individuals and in the amounts set forth on HVBC Disclosure Schedule 5.01(c).

(d)    Hiring. Hire any person as an employee of HVBC or any of its Subsidiaries or promote any employee to a position of Senior Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $100,000 and whose employment is terminable at the will of HVBC or HVB, as applicable, provided, however, that HVBC or HVB must provide notice to CZFS within three (3) days following the hiring of any persons hired to fill a vacancy.

(e)    Benefit Plans. Except as provided for on HVBC Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any HVBC Benefit Plan or adopt an arrangement that would constitute a HVBC Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to CZFS, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(e).

(f)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)    Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to HVBC taken as a whole.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)    Governing Documents. Amend the charter or bylaws of HVBC or HVB.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.

(l)    Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract.

(m)    Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HVBC or HVB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by HVBC or HVB of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of HVBC or HVB; provided, however, that HVBC or HVB may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which HVBC or HVB has not provided notice to CZFS of the existence of such action, suit, proceeding, order or investigation.

(n)    Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)    Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(p)    Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)    Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with HVBC’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)    Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(r) make, renegotiate, renew, increase, extend, modify or purchase any Loan, in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $3.0 million. For purposes of this Section 5.01(r), consent shall be deemed given unless CZFS objects within 48 hours of receiving a notification from HVBC.

(s)    Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)    Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u)    Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by HVBC or HVB under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)    Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)    Insurance. Cause or allow the loss of insurance coverage maintained by HVBC that would have a Material Adverse Effect on HVBC, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)    Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)    Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator or (iv) a material delay of the approval or completion of the Merger.

(z)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02    Covenants of CZFS. CZFS will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of HVBC, CZFS will not, and will cause each of its Subsidiaries not to:

(a)    Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) (i) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby.

(b)    Dividend Record Date. Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c)    Capital Stock. Except as set forth in CZFS Disclosure Schedule 5.02(c), grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that CZFS may (i) grant equity awards pursuant to its employee benefit plans as required by any CZFS employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a CZFS employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue CZFS capital stock in connection with the transactions contemplated hereby.

(d)    Dividends; Etc. Except as set forth in CZFS Disclosure Schedule 5.02(d), other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of CZFS Stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e)    Amending Charter or Bylaws. Amend its charter or bylaws in a manner that would materially and adversely affect the holders of HVBC Stock, as prospective holders of CZFS Stock, relative to other holders of CZFS Stock.

(f)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04    Shareholder Approval. HVBC agrees to take, in accordance with applicable law, the charter and bylaws of HVBC, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by HVBC’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “HVBC Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. HVBC agrees to use its best efforts to convene the HVBC Meeting within forty (40) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of HVBC. Except with the prior approval of CZFS, no other matters shall be submitted for the approval of HVBC shareholders at the HVBC Meeting. The HVBC Board shall at all times prior to and during the HVBC Meeting recommend adoption of this Agreement by the shareholders of HVBC (the “HVBC Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to CZFS or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

Section 5.05    Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering CZFS Stock to be offered to holders of HVBC Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the HVBC Meeting, CZFS shall draft and prepare, and HVBC shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by CZFS in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. CZFS shall provide HVBC and its counsel with appropriate opportunity to review and comment on the Merger Registration

Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. CZFS shall use its reasonable best efforts to file the Merger Registration Statement with the SEC within sixty (60) days from the date hereof. Each of CZFS and HVBC shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Proxy Statement/Prospectus to HVBC’s shareholders. CZFS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and HVBC shall furnish to CZFS all information concerning HVBC and the holders of HVBC Stock as may be reasonably requested in connection with such action.

Section 5.06    Cooperation and Information Sharing. HVBC shall provide CZFS with any information concerning HVBC that CZFS may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. CZFS shall promptly provide to HVBC copies of all correspondence between it or any of its representatives and the SEC. CZFS shall provide HVBC and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of CZFS and HVBC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of HVBC Stock entitled to vote at the HVBC Meeting at the earliest practicable time.

Section 5.07    Supplements or Amendment. HVBC and CZFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, HVBC shall cooperate with CZFS in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and CZFS shall file an amended Merger Registration Statement with the SEC, and HVBC shall mail an amended Proxy Statement/Prospectus to its respective shareholders.

Section 5.08    Regulatory Approvals. Each of HVBC and CZFS will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and CZFS shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof. HVBC and CZFS will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of CZFS or HVBC to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CZFS and HVBC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09    Press Releases. HVBC and CZFS agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by HVBC and CZFS. Thereafter, HVBC and CZFS shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. HVBC and CZFS shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10    Access; Information.

(a)    HVBC agrees that upon reasonable notice and subject to applicable laws, it shall afford CZFS and its officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of HVBC and to such other information relating to HVBC as CZFS may reasonably request and, during such period, it shall furnish promptly to CZFS all information concerning the business, properties and personnel of HVBC as CZFS may reasonably request. CZFS shall use commercially reasonable efforts to minimize any interference with HVBC’s regular business operations during any such access to HVBC’s employees, property, books and records.

(b)    All information furnished to CZFS by HVBC pursuant to Section 5.10(a) shall be subject to, and CZFS shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of July 13, 2022, by and between HVBC and CZFS (the “Confidentiality Agreement”).

(c)    Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall CZFS have access to any information that, based on advice of HVBC’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of HVBC with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by CZFS, HVBC has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of HVBC or such Person or Persons as may be designated by HVBC. No investigation by CZFS of the business and affairs of HVBC shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of CZFS to consummate the transactions contemplated by this Agreement.

Section 5.11    No Solicitation by HVBC.

(a)    HVBC shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of HVBC (collectively, the “HVBC Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CZFS) any confidential or non-public information or data with respect to HVBC or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of CZFS, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HVBC is a party. HVBC shall, and shall cause each of the HVBC Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by HVBC or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b)    Notwithstanding Section 5.11(a), prior to the HVBC Meeting, HVBC may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) HVBC has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the HVBC Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) HVBC has provided CZFS with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to HVBC or otherwise relating to an Acquisition Proposal, HVBC receives from such Person a confidentiality agreement with terms not materially less favorable to HVBC than those contained in the Confidentiality Agreement. In addition, if HVBC receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and HVBC has not breached any of the covenants set forth in this Section 5.11, then HVBC, or any HVBC Representative may, with the prior approval of the HVBC Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to HVBC confidentially in writing. HVBC shall promptly provide to CZFS any non-public information regarding HVBC provided to any other Person which was not previously provided to CZFS, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    HVBC shall promptly (and in any event orally within 24 hours and in writing within two days) notify CZFS if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HVBC or the HVBC Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). HVBC agrees that it shall keep CZFS informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). HVBC shall provide CZFS with at least 24 hours’ prior notice of any meeting of the HVBC Board at which the HVBC Board is reasonably expected to consider any Acquisition Proposal.

(d)    Subject to Section 5.11(e), neither the HVBC Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to CZFS in connection with the transactions contemplated by this Agreement (including the Merger), the HVBC Recommendation, fail to reaffirm the HVBC Recommendation within five Business Days following a request by CZFS, or make any statement, announcement or release, in connection with the HVBC Meeting or otherwise, inconsistent with the HVBC Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HVBC Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause HVBC to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring HVBC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the HVBC Meeting, the HVBC Board may withdraw, qualify, amend or modify the HVBC Recommendation in connection therewith (a “HVBC Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth Business Day following CZFS’s receipt of a written notice (the “Notice of Superior Proposal”) from HVBC advising CZFS that the HVBC Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the HVBC Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by CZFS (the “Notice Period”), HVBC and the HVBC Board shall have cooperated and negotiated in good faith with CZFS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HVBC to proceed with the HVBC Recommendation without a HVBC Subsequent Determination; provided, however, that CZFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CZFS since its receipt of such Notice of Superior Proposal, the HVBC Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, HVBC shall be required to deliver a new Notice of Superior Proposal to CZFS and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days. In addition to the foregoing, the HVBC Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the HVBC Meeting.

(f)    Nothing contained in this Section 5.11 shall prohibit HVBC or the HVBC Board from complying with HVBC’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to HVBC’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the HVBC Recommendation unless it is limited to a stop, look and listen communication or the HVBC Board reaffirms the HVBC Recommendation in such disclosure.

Section 5.12    Certain Policies. Prior to the Effective Date, HVBC shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CZFS; provided, however, that HVBC shall not be obligated to take any action pursuant to this Section 5.12 unless and until CZFS acknowledges, and HVBC is satisfied, that all conditions to HVBC’s obligation to consummate the Merger have been satisfied and that CZFS shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by HVBC pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of HVBC or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13    Indemnification.

(a)    From and after the Effective Time, CZFS (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of HVBC or HVB, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of HVBC or HVB or is or was serving at the request of HVBC or HVB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of HVBC or HVB, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the BCL or the charter or bylaws of HVBC or HVB as in effect on the date hereof (subject to change as required by law). CZFS’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c)    Prior to the Effective Time, CZFS shall purchase an extended reporting period endorsement under HVBC’s existing directors’ and officers’ liability insurance coverage for HVBC’s directors and officers in a form acceptable to HVBC which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by HVBC (provided that CZFS may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to HVBC’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by HVBC for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, CZFS shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d)    The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of HVBC or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of HVBC, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by HVBC or CZFS, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e)    If CZFS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of CZFS shall assume the obligations set forth in this Section 5.13.

(f)    The obligations of CZFS provided under this Section 5.13 are intended to be enforceable against CZFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CZFS.

Section 5.14    Employees; Benefit Plans.

(a)    Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, CZFS may choose to maintain any or all of the HVBC Benefit Plans in its sole discretion and HVBC shall cooperate with CZFS in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), CZFS shall provide, or cause to be provided, to each employee of HVBC or HVB who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to similarly situated employees of CZFS or any Subsidiary of CZFS and (ii) other benefits (other than severance, termination pay or equity compensation) at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of CZFS or any Subsidiary of CZFS. For any HVBC Benefit Plan terminated for which there is a comparable employee benefit or compensation plan, program, policy, agreement or arrangement of CZFS or any of its Subsidiaries (a “CZFS Benefit Plan”) of general applicability, CZFS shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such CZFS Benefit plan to the same extent as similarly-situated employees of CZFS (it being understood that inclusion of the employees of HVBC and HVB in the CZFS Benefit Plans may occur at different times with respect to different plans). CZFS shall cause each CZFS Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the CZFS Benefit Plans (but not for purposes of benefit accrual) the service of such employees with HVBC or HVB to the same extent as such service was credited for such purpose by HVBC or HVB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of CZFS to amend or terminate any of the HVBC Benefit Plans or CZFS Benefit Plans in accordance with their terms at any time; provided, however, that CZFS shall continue to maintain the HVBC Benefit Plans (other than stock based or incentive plans) for which there is a comparable CZFS Benefit Plan until the HVBC

Employees are permitted to participate in the CZFS Benefit Plans, unless such CZFS Benefit Plan has been frozen or terminated with respect to similarly situated employees of CZFS or any Subsidiary of CZFS. Following the Closing Date, CZFS shall honor, in accordance with HVBC’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of HVBC for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee.

(b)    Without limiting the generality of Section 5.14(a), if requested by CZFS in writing not less than thirty (30) days prior to the Closing, HVBC or HVB, as applicable, shall take all actions necessary to cease contributions to and terminate each HVBC Benefit Plan that is intended to qualify under Code Section 401(k) (each, an “HVBC 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to CZFS, to terminate each such HVBC 401(k) Plan; provided, however, that each such HVBC 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In the event CZFS elects to terminate the HVBC 401(k) Plan prior to the Closing Date, CZFS shall take any and all actions as may be required to permit Continuing Employees to participate in a CZFS Benefit Plan that is intended to qualify under Code Section 401(k) (a “CZFS 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the HVBC 401(k) Plan, including any participant loans under the HVBC 401(k) Plan, into the CZFS 401(k) Plan.

(c)    CZFS shall either continue to maintain the medical, dental, vision, prescription drug, disability plan or life insurance plans of HVBC or HVB, as applicable, following the Effective Time or take any and all actions as may be required to ensure that Continuing Employees are eligible to participate in CZFS Benefit Plans immediately following the Effective Time so that no Continuing Employee has a gap in medical, dental, vision, prescription drug, disability plan or life insurance coverage. If employees of HVBC or HVB become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of CZFS upon termination of such plan of HVBC or HVB, CZFS shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable CZFS plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous HVBC Benefit Plan prior to the Effective Time.

(d)    CZFS agrees to pay to each employee of HVBC or HVB that is not covered by a written employment or severance agreement and either (i) is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities and pay where the employee is not required to commute a distance greater than thirty (30) miles more than the employee’s commute as of the Effective Time) by CZFS or any of its Subsidiaries after the Effective Time, or (ii) is terminated by CZFS or any of its Subsidiaries, without cause, within twelve (12) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with HVBC or HVB; provided, however, that the minimum severance payment shall equal four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to CZFS and that such employee does not voluntarily leave employment with HVBC or HVB prior to the Effective Time. The severance payment will be payable in a cash lump sum within fifteen (15) days following the date that the release of claims becomes irrevocable.

(e)    To the extent necessary, CZFS and HVBC may provide a retention pool as mutually agreed by CZFS and HVBC to enable CZFS and HVBC to provide retention incentives to certain employees of HVBC or HVB who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by CZFS and HVBC. Such designated employees will enter into retention agreements to be agreed upon by CZFS and HVBC.

(f)    Subject to the occurrence of the Closing, the HVB ESOP shall be terminated by HVB prior to the Closing Date. In connection with the termination of the HVB ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the HVB ESOP shall be repaid by delivering a sufficient number of unallocated shares of HVBC Stock to HVBC, at least five (5) Business Days prior to the Effective Time, all remaining shares of HVBC Stock held by the HVB ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the HVB ESOP after repayment of the HVB ESOP loan shall be allocated as earnings to the accounts of the HVB ESOP participants who are employed as of the date of termination of the HVB ESOP based on their account balances under the HVB ESOP as of the date of termination of the HVB ESOP and distributed to HVB ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, HVB shall take all such actions as are necessary (determined in consultation with CZFS) to submit the application for favorable determination letter in advance of the Effective Time. HVB will adopt such amendments to the HVB ESOP to effect the provisions of this Section 5.14(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the HVB ESOP upon its termination, the account balances in the HVB ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the HVB ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, HVB shall provide CZFS with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, HVB shall continue to accrue and make contributions to the HVB ESOP trust from the date of this Agreement through the termination date of the HVB ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the HVB ESOP prior to the termination of the HVB ESOP and shall make a pro-rated payment on the HVB ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the HVB ESOP.

(g)    Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of HVBC or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any HVBC Benefit Plan, CZFS Benefit Plan, or other employee benefit plan of CZFS, FCCB, HVBC or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

Section 5.15    Notification of Certain Changes. CZFS and HVBC shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by HVBC or CZFS, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16    Current Information. During the period from the date of this Agreement to the Effective Time, HVBC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of CZFS and to report the general status of the ongoing operations of HVBC. Without limiting the foregoing, HVBC agrees to provide CZFS (i) a copy of each report filed by HVBC with a Governmental Authority within three (3) Business Days following the filing thereof and (ii) monthly updates of the information required to be set forth in HVBC Disclosure Schedule 3.15.

Section 5.17    Board Packages. HVBC shall distribute a copy of each HVBC Board package, including the agenda and any draft minutes, to CZFS at the same time and in the same manner in which it distributes a copy of such packages to the HVBC Board; provided, however, that HVBC shall not be required to copy CZFS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of HVBC or any other matter that the HVBC Board has been advised of by counsel that such distribution to CZFS may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.

Section 5.18    Transition; Informational Systems Conversion. From and after the date hereof, CZFS and HVBC shall use their reasonable best efforts to facilitate the integration of HVBC with the business of CZFS following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of HVBC’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by CZFS and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of HVBC’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by HVBC in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. The parties acknowledge and agree that CZFS intends to complete the Informational Systems Conversion in the same week in which the Closing occurs and each of the parties shall use its commercially reasonable effort to facilitate the Informational Systems Conversion completion in such week; provided, however, the parties acknowledge and agree that (i) the intention to complete the Information Systems Conversion in the same week in which the Closing occurs shall not be required of the parties, and (ii) the parties shall effectuate the Merger pursuant to Section 1.07 and Article VI of this Agreement notwithstanding that the Information Systems Conversion may not occur in the same week in which the Closing occurs. In furtherance of the foregoing, HVBC shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that CZFS shall pay all out of pocket fees, expenses or charges that HVBC may incur as a result of taking, at the request of CZFS, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by CZFS and/or HVBC in accordance with Section 7.01(a), Section 7.01(c) or Section 7.01(f), or by HVBC only in accordance with Section 7.01(d) or Section 7.01(e), CZFS shall pay to HVBC all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of HVBC providing CZFS written evidence of such fees, expenses or charges.

Section 5.19    Assumption of Debt. CZFS agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the HVBC’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 5.20    Section 16 Matters. Prior to the Effective Time, each of HVBC Board and the CZFS Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of CZFS Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of

HVBC subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CZFS immediately after the Effective Time.

Section 5.21    Additional Actions by HVBC. Prior to the Closing Date, HVBC shall take all of the actions set forth in HVBC Disclosure Schedule 5.21.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of HVBC and CZFS to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)    Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the CZFS Board, on the one hand, or the HVBC Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that CZFS, on the one hand, or HVBC, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(b)    Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)    NASDAQ Listing. The shares of CZFS Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)    Tax Opinions. CZFS shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to CZFS, dated as of the Closing Date, and HVBC shall have received a letter setting forth the written opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to HVBC, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(f)    Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of HVBC Stock.

Section 6.02    Conditions to Obligations of CZFS. The obligations of CZFS to consummate the Merger also are subject to the fulfillment or written waiver by CZFS prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of HVBC and HVB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on HVBC or the Surviving Corporation. CZFS shall have received a certificate, dated the Closing Date, signed on behalf of HVBC by the Chief Executive Officer of HVBC to such effect.

(b)    Performance of Obligations of HVBC. HVBC and HVB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CZFS shall have received a certificate, dated the Closing Date, signed on behalf of HVBC by the Chief Executive Officer of HVBC to such effect.

(c)    Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the HVBC Disclosure Schedule 6.02(c) concurrently with HVBC’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d)    Other Actions. HVBC shall have furnished CZFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as CZFS may reasonably request.

Section 6.03    Conditions to Obligations of HVBC. The obligations of HVBC to consummate the Merger also are subject to the fulfillment or written waiver by HVBC prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of CZFS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on CZFS. HVBC shall have received a certificate, dated the Closing Date, signed on behalf of CZFS by the Chief Executive Officer and the Chief Financial Officer of CZFS to such effect.

(b)    Performance of Obligations of CZFS. CZFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HVBC shall have received a certificate, dated the Closing Date, signed on behalf of CZFS by the Chief Executive Officer and the Chief Financial Officer of CZFS to such effect.

(c)    Other Actions. CZFS shall have furnished HVBC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as HVBC may reasonably request.

Section 6.04    Frustration of Closing Conditions. Neither CZFS nor HVBC may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CZFS and HVBC.

(b)    No Regulatory Approval. By CZFS or HVBC, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)    Shareholder Approval. By either CZFS or HVBC (provided that if HVBC is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy the condition set forth in Section 6.01(f) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such HVBC shareholders, or at any adjournment or postponement of the HVBC Meeting.

(d)    Breach of Representations and Warranties. By either CZFS or HVBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by CZFS) or Section 6.03(a) (in the case of a breach of a representation or warranty by HVBC or HVB).

(e)    Breach of Covenants. By either CZFS or HVBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by HVBC or HVB) or Section 6.03(b) (in the case of a breach of a representation or warranty by CZFS).

(f)    Delay. By either CZFS or HVBC if the Merger shall not have been consummated on or before June 30, 2023, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)    Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i)    By CZFS, if (i) HVBC shall have breached its obligations under Section 5.11, (ii) the HVBC Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CZFS, (iii) the HVBC Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than CZFS or a Subsidiary of CZFS or (iv) HVBC shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the HVBC Meeting in accordance with Section 5.04.

(ii)    By HVBC, subject to HVBC’s compliance with Section 7.02(a) if HVBC has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the HVBC Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.

(h)    Decrease in CZFS Stock Price. By HVBC, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth): and (ii) (A) the CZFS Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that HVBC must elect to terminate this Agreement pursuant to this Section 7.02(h) by written notice (the “Termination Notice”) given to CZFS within five (5) days after the Determination Date and that HVBC’s right of termination shall be subject to the right of CZFS provided for below to increase the Exchange Ratio and/or make cash payments to holders of HVBC Stock. During the five (5) day period immediately following the day on which CZFS receives the Termination Notice (the “Election Period”), CZFS shall have the right and option, in its sole and absolute discretion, to (x) increase the Exchange Ratio (calculated to the nearest one ten-thousandth), (y) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, make cash payments to holders of HVBC Stock, as additional Merger Consideration (in addition to, and not in lieu of, issuing shares of CZFS Stock), or (z) provide any combination of the items set forth in the foregoing clauses (x) and (y), but subject to the limitations stated therein, such that, as a result of any such adjustment, the value of the Merger Consideration issuable or payable in respect of each share of HVBC Stock is not less than the Minimum Per Share Merger Consideration. If CZFS elects to increase the Exchange Ratio and/or make cash payments as aforesaid, CZFS shall give written notice of such election (the “Fill Notice”) to HVBC during the Election Period, which Fill Notice shall specify the amount of any such increase and/or cash payments, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio modified and/or cash payments to be made, as additional Merger Consideration, in accordance with this Section 7.01(h) as set forth in the Fill Notice). If CZFS does not timely elect to increase the Exchange Ratio and/or make cash payments as aforesaid, then HVBC may terminate this Agreement at any time after the end of the Election Period.

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume-weighted average closing price per share of CZFS Stock as reported on NASDAQ (or such other exchange or market on which the CZFS Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.

“CZFS Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.

“Determination Date” shall mean that certain date which is the tenth (10th) day prior to the Closing Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.

“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.

“Minimum Per Share Merger Consideration” shall mean the lesser of (a) the product of (i) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (ii) the Starting Price, multiplied by (iii) 0.80, and (b) (i) the product of (A) the Index Ratio minus 0.20, multiplied by (B) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (C) the Average Closing Price, divided by (ii) the CZFS Ratio.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of CZFS Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time

Section 7.02    Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by CZFS while structuring and pursuing the Merger, the parties hereto agree that HVBC shall pay to CZFS a termination fee of $2,700,000 within three (3) Business Days after written demand for payment is made by CZFS, following the occurrence of any of the events set forth below:

(a)    CZFS or HVBC terminates this Agreement pursuant to Section 7.01(g)(i); or

(b)    HVBC or HVB enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving HVBC or HVB within twelve (12) months following the termination of this Agreement by CZFS pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by HVBC or HVB after an Acquisition Proposal has been publicly announced or otherwise made known to HVBC.

(c)    The amount payable by HVBC pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of CZFS in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.

Section 7.03    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the HVBC Meeting no amendment shall be made which by law requires further approval by the shareholders of HVBC without obtaining such approval.

Section 8.03    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04    Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 8.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between CZFS and HVBC; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CZFS:

Citizens Financial Services, Inc.

15 South Main Street

Mansfield, PA 16933

Attention: Randall Black

Email: rblack@myfccb.com

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg

Email: richard.schaberg@hoganlovells.com

If to HVBC:

HV Bancorp, Inc.

2005 South Easton Road

Suite 304

Doylestown, PA 18901

Attention: Travis J. Thompson

Email: tthompson@myhvb.com

With a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention: Benjamin M. Azoff

Email: bazoff@luselaw.com

Section 8.07    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce CZFS’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.10    Interpretation.

(a)    Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.

(c)    The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Pennsylvania time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Pennsylvania time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.

Section 8.11    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.13    Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving HVBC or HVB: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues, or net income of HVBC or HVB in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues or net income of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the PADOBS and the FRB, which regulates CZFS, FCCB, HVBC or HVB, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“CZFS Board” means the Board of Directors of CZFS.

“CZFS Disclosure Schedule” means the disclosure schedule delivered by CZFS to HVBC on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the CZFS Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such CZFS Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the CZFS Disclosure Schedule shall not be deemed an admission by CZFS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on CZFS).

“CZFS Stock” means the common stock, par value $1.00 per share, of CZFS.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia, as appropriate.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“HVB Board” means the Board of Directors of HVB.

“HVB ESOP” means the Huntingdon Valley Bank Employee Stock Ownership Plan.

“HVBC Board” means the Board of Directors of HVBC.

“HVBC Disclosure Schedule” means the disclosure schedule delivered by HVBC to CZFS on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the HVBC Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such HVBC Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the HVBC Disclosure Schedule shall not be deemed an admission by HVBC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on HVBC).

“HVBC Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HVBC or any of its Subsidiaries.

“HVBC Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of HVBC as of December 31, 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of HVBC for each of the fiscal years ended December 31, 2021 and 2020, in each case accompanied by the audit report of S.R. Snodgrass, P.C., the independent registered public accounting firm of HVBC, and (ii) the unaudited interim financial statements of HVBC as of the end of and for the period ending each calendar quarter following December 31, 2021, as filed by HVBC in the HVBC SEC Documents.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the President and Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer in the case of CZFS, and the President, the Chief Executive Officer and the Chief Financial Officer in the case of HVBC.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to CZFS or HVBC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CZFS and its Subsidiaries taken as a whole, or HVBC and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CZFS or FCCB, on the one hand, or HVBC or HVB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (H) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, or (I) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by CZFS and HVBC and as delivered to holders of HVBC Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of HVBC Stock then outstanding or all or substantially all of the assets of HVBC and otherwise (a) on terms which the HVBC Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to HVBC’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the HVBC Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

CZFS ACQUISITION COMPANY, LLC By: Citizens Financial Services, Inc., its sole member

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

FIRST CITIZENS COMMUNITY BANK

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

HV BANCORP, INC.

By:	/s/ Travis J. Thompson
Name:	Travis J. Thompson
Title:	Chairman and Chief Executive Officer

HUNTINGDON VALLEY BANK

By:	/s/ Travis J. Thompson
Name:	Travis J. Thompson
Title:	Chairman and Chief Executive Officer

Annex B

October 18, 2022

Board of Directors

HV Bancorp, Inc.

2005 South Easton Road, Suite 304

Doylestown, Pennsylvania 18901

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of HV Bancorp, Inc. (“HVB”, or the “Company”) common shares (“Common Shares”), of the Merger Consideration to be paid pursuant to the Agreement and Plan of Merger dated October 18, 2022 (the “Agreement”) by and among Citizens Financial Services, Inc. (“Citizens”), First Citizens Community Bank (“FCCB”), CZFS Acquisition Company, LLC, HV Bancorp, Inc. and Huntingdon Valley Bank. Subject to the terms and conditions of the Agreement, HVB will merge with and into Citizens, with Citizens as the surviving entity (the “Merger”), and immediately thereafter, HVB will merge with and into FCCB, with FCCB as the surviving bank.

Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Citizens, the shareholders of HVB will have the right to elect to receive for each share of HVB Common Stock, $0.01 par value (“HVB Common Stock”) issued and outstanding immediately prior to the Effective Time other than cancelled shares (as defined in the Agreement): (i) 0.4000 of a share of Citizens’ common stock, $1.00 par value (“Citizens Stock”) defined as the “Stock Consideration”, with 80% of the Merger Consideration, subject to prorata allocation, being comprised of Stock Consideration or (ii) $30.50 in cash (the “Cash Consideration”), with 20% of the Merger Consideration, subject to prorata allocation being comprised of Cash Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses operating in the financial services industry and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit and process improvement; and various other financial advisory services.

TKG will receive a fee from HVB for rendering this fairness opinion. TKG’s fee for rendering this fairness opinion is not contingent upon any conclusion that TKG may reach or upon completion of the Merger; however, TKG as financial advisor to HVB and pursuant to the engagement letter entered into between TKG and HVB, TKG is entitled to an additional fee from HVB upon the successful completion of the Merger. TKG has not provided investment banking services but has provided consulting services to HVB in the two years preceding the date hereof. HVB has also agreed to indemnify TKG against certain claims and liabilities arising out of TKG’s engagement and to reimburse TKG for out-of-pocket expenses incurred in connection with TKG’s engagement. In the two years preceding the date hereof TKG has not provided any services to Citizens.

In connection with this fairness opinion and as part of its analyses, TKG took into account its assessment of general economic, market and financial conditions as of the date hereof and the information made available to TKG through the respective dates thereof, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG also reviewed and relied upon material that are related to the financial and operating condition of Citizens and HVB and those materials related to the Merger included the following: (i) an execution version of the Agreement, dated October 18, 2022, (ii) certain publicly available financial statements and other historical financial information of Citizens and FCCB, (iii) certain publicly available financial statements and other historical financial information of HVB and Huntingdon Valley Bank, (iv) budget information for Citizens and HVB, respectively, for 2022, (v) the pro forma financial impact of the Merger on Citizens and HVB based on certain assumptions relating to transaction expenses, fair value and acquisition accounting adjustments and anticipated cost savings, as provided by the management of Citizens and HVB, (vi) the publicly reported historical price and trading activity for Citizens Stock, including a comparison of certain stock trading information for Citizens Stock, relative to certain stock indices as well as to publicly available information for certain other similar companies the securities of which are publicly traded, (vii) a comparison of certain financial information for Citizens and HVB relative to banking institutions considered comparable to Citizens and HVB for which information is publicly available, (viii) the financial terms of certain recent business combinations in the banking industry (on a state, regional and nationwide basis) that are considered by TKG to be similar to that of the Merger, for which information is publicly available, and (ix) other such information, studies, analyses and investigations and financial, economic and market criteria as TKG considered relevant in arriving at its opinion.

In preparing its analyses, TKG was also provided by the management of Citizens and HVB long-term earnings per share, estimated dividends per share, if any, and asset growth rates for the years ending December 31, 2023 to December 31, 2027. TKG also received and used in its pro forma analyses certain preliminary assumptions relating to transaction expenses, fair value acquisition accounting adjustments and anticipated cost savings, as provided by the management of Citizens and HVB. With respect to the foregoing information, the respective management teams and representatives of Citizens and HVB confirmed to TKG that such information reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Citizens and HVB. In arriving at its opinion, TKG assumed that such performance would be achieved though TKG does not express an opinion as to such information, or the assumptions on which such information is based. TKG has also assumed that there has been no material change in Citizens’ or HVB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to TKG and that Citizens and HVB will remain as going concerns for all periods relevant to TKG’s analyses. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

TKG also discussed with certain members of the management of Citizens the business, financial condition, results of operations and prospects of Citizens and held similar discussions with certain members of the management of HVB regarding the business, financial condition, results of operations and prospects of HVB.

In performing its review and in arriving at its opinion, TKG relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by TKG from public sources, that was provided to TKG by Citizens, HVB or their respective representatives or that was otherwise reviewed by TKG and as such, TKG has assumed such accuracy and completeness for purposes of rendering this fairness opinion without any independent verification or investigation. TKG has further relied on the assurances of the respective managements of Citizens and HVB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. TKG has not been asked to and has not undertaken an independent verification of any of such information and TKG does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, TKG assumes that the Merger is, in all respects, lawful under applicable law as of the date hereof.

TKG did not make any independent evaluation or appraisals of either Citizens or HVB or their respective assets or liabilities. TKG has not reviewed nor opined on any individual loan files of Citizens or HVB. TKG did not conduct a physical inspection of any properties or facilities of Citizens or HVB. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Citizens and HVB were adequate and that the proforma Citizens would implement ASC Topic 326 “Accounting for Credit Losses” in a timely manner.

TKG relied upon assurances from management of Citizens and HVB that they are not aware of any facts or circumstances that may cause the information reviewed by it to contain a misstatement or omission of a fact material to its opinion. TKG has assumed that the Merger will be completed in accordance with the terms of the Agreement and all applicable laws and regulations. TKG has assumed in all respects material to its analysis that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived. TKG has assumed that there are no factors that would delay or be subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement. Furthermore, that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

TKG expresses no opinion as to the prospective trading value or liquidity of Citizens Stock once it is received by the holders of HVB Common Stock. Nothing in TKG’s fairness opinion is to be construed as constituting tax advice or a recommendation to take any tax position, nor does TKG’s fairness opinion address any legal, tax, regulatory or accounting matters, as to which we understand that HVB has obtained such advice as it deemed necessary from qualified professionals and not from TKG. TKG does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees or any party to the Agreement, or any class of such persons, relative to the compensation to be received by the holders of HVB’s Common Shares in the Merger.

TKG has acted exclusively for the Board of Directors of HVB (the “HVB Board”) in providing this opinion and TKG’s fairness opinion is for the benefit of HVB’s Board in connection with its evaluation of the Merger and does not constitute a recommendation to the HVB Board in connection with the Merger. TKG’s fairness opinion is directed to the HVB Board in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HVB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. TKG’s fairness opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of the HVB Common Stock and does not address the underlying business decision of HVB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HVB, or the effect of any other transaction in which HVB might engage.

This fairness opinion has been approved by TKG’s fairness opinion committee. This fairness opinion shall not be reproduced or summarized without TKG’s prior written consent; provided, however, TKG will provide its consent for the fairness opinion to be included in regulatory or securities filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration, as provided and described in the Agreement is fair from a financial point of view, to the holders of HVB Common Stock.

Very truly yours,

/s/ The Kafafian Group, Inc.

The Kafafian Group, Inc.

ANNEX C

FINANCIAL AND OTHER ADDITIONAL INFORMATION ABOUT HV BANCORP

HV Bancorp, Inc.

HV Bancorp, Inc. (“HV Bancorp” or the “Company”) is a Pennsylvania corporation and owns 100% of the common stock of Huntingdon Valley Bank (the “Bank”). On January 11, 2017, the Company completed its initial public offering of common stock in connection with the mutual-to-stock conversion of the Bank selling 2,182,125 shares of common stock at $10.00 per share and raising $21.8 million of gross proceeds. Since the completion of the initial public offering, the Company has not engaged in any significant business activity other than issuing a subordinated note, investment in securities and owning the common stock of the Bank and having deposits in the Bank. The Company’s shareholders approved the HV Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) at a Special Meeting of Shareholders on June 13, 2018. An aggregate of 305,497 shares of authorized but unissued common stock of the Company was reserved for future grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units under the Plan. In addition, the Company’s shareholders approved the HV Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) at the Annual Meeting of shareholders on May 19, 2021. The 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 175,000 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. At September 30, 2022, HV Bancorp, Inc. had total consolidated assets of $603.3 million, total consolidated deposits of $504.1 million, and total consolidated shareholders’ equity of $41.4 million. Our executive offices are located at 2005 South Easton Road, Suite 304, Doylestown, Pennsylvania. Our telephone number at this address is (267) 280-4000.

Huntingdon Valley Bank

Huntingdon Valley Bank is a stock savings bank organized under the laws of the Commonwealth of Pennsylvania and is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “Pennsylvania Department of Banking”). We have offices in Montgomery, Bucks and Philadelphia Counties, Pennsylvania and Mount Laurel, New Jersey and Wilmington, Delaware. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personalized service distinguishes us from larger banks that operate in our market area.

Huntingdon Valley Bank was founded in 1871 as a building and loan association. In 1951, the association converted to a federal thrift charter, changed its name to “Huntingdon Valley Federal Savings & Loan Association” and became federally insured. In January 2000, we changed our corporate name to “Huntingdon Valley Bank.” On July 1, 2003, Huntingdon Valley Bank converted from a federally chartered mutual savings bank to a Pennsylvania chartered mutual savings bank.

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, commercial real estate loans (including multi-family loans) and other commercial business, construction loans and, to a lesser extent, home equity loans and home equity lines of credit (“HELOCs”) and consumer loans. Additionally, we originated loans as participants in the Paycheck Protection Program (“PPP”) as well as the Main Street Lending Program in 2020.

We retain our loans in portfolio depending on market conditions, but we primarily sell our fixed-rate one- to four-family residential mortgage loans in the secondary market. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments and loan sales. Our primary sources of funds are deposits, Federal Home Loan Bank advances, and principal and interest payments on loans and securities. Additionally, in 2020, we participated in the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”), which provided funding for the origination of Round 1 PPP loans.

Our website address is www.myhvb.com. Information on this website should not be considered a part of this proxy statement/prospectus.

The Company maintains a website on the Internet at www.hvbancorp.com. The Company makes available free of charge, on or through its website, its proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (SEC). This reference to the Corporation’s Internet address shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this Annex C or other SEC filings. The information available at the Company’s Internet address is not part of this Annex C or any other report filed by the Company with the SEC. The Company’s SEC filings can also be obtained on the SEC’s website on the Internet at http://www.sec.gov.

Market Area

We are headquartered in Doylestown, Pennsylvania, which is located in the northeast suburban area of metropolitan Philadelphia. We primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, Burlington County in New Jersey and New Castle County in Delaware.

Our markets are demographically attractive, close to the business and financial district of Center City Philadelphia, and within commuting distance of Northern New Jersey and New York City. Philadelphia, Montgomery, and Bucks Counties comprise the 1st, 3rd and 4th largest counties in Pennsylvania, respectively, Burlington County is the 11th largest county in New Jersey and New Castle County is the largest county in Delaware. The following table shows key demographics for our markets.

	Delaware	Pennsylvania			New Jersey
	New Castle County	Philadelphia County	Montgomery County	Bucks County	Burlington County
Unemployment (December 2021)	4.1%	6.4%	3.3%	3.6%	4.0%
Median Household Income (2016-2020 United States Census)	$75,275	$49,127	$93,518	$93,181	$90,329
Estimated Population (United State Census April 2020)	570,719	1,603,797	856,553	646,538	461,860

As of 2020, the Philadelphia metropolitan area is the eighth largest total gross metropolitan product in the United States and is home to many universities and colleges. The economy of our market area is heavily based on education, life sciences and social services. The city of Philadelphia is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance company Lincoln Financial Group; and food services company Aramark.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money centers and regional banks, community banks and credit unions. Banks owned by large bank holding companies such as PNC Financial Services Group, Inc., Wells Fargo & Company, TD Bank, Santander and Citizens Financial Group, Inc. also operate in our market area. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, and mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

Lending Activities

General. Our principal lending activity is the origination of one- to four-family residential real estate loans, commercial real estate loans, commercial business loans, construction loans and, to a lesser extent, home equity loans and home equity lines of credit and consumer loans. Our primary business has been the origination of one- to four-family residential real estate loans, of which 31.0% were adjustable-rate loans and 69.0% were fixed-rate loans as of September 30, 2022 and the sale of one- to four-family residential real estate loans. We currently sell in the secondary market most of the fixed-rate conforming one- to four-family residential real estate loans that we originate, generally on a servicing-released, limited or no recourse basis, while retaining adjustable-rate one- to four-family residential real estate loans, primarily jumbo loans, in order to manage the duration and time to repricing of our loan portfolio.

Loan Portfolio Composition. The following tables sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At September 30, 2022		At December 31,
			2021		2020
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Residential:
One- to four-family	$145,047	32.35%	$106,335	32.38%	$141,891	44.74%
Home equity & HELOCs	2,213	0.49	3,172	0.97	3,993	1.26
Commercial real estate	177,501	39.59	116,882	35.60	68,705	21.67
Commercial business	52,710	11.76	30,164	9.19	24,152	7.62
SBA PPP loans	1,963	0.44	22,912	6.98	64,380	20.30
Main Street Lending Program	1,565	0.35	1,605	0.49	1,556	0.49
Construction	63,140	14.08	42,866	13.05	7,299	2.30
Consumer and other:
Medical education	3,749	0.84	4,409	1.34	5,105	1.61
Consumer	433	0.10	17	—	33	0.01

Total loans receivable	448,321	100.00%	328,362	100.00%	317,114	100.00%

Deferred loan origination costs	(553)		(791)		(1,286)
Allowance for loan losses	(3,389)		(2,368)		(2,017)

Total loans receivable, net	$444,379		$325,203		$313,811

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2022. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the one year or less. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One Year or Less	After One to Five Years	After Five years through 15 Years	After 15 years	Total

	(In thousands)
Residential:
One- to four-family	$49	$1,413	$4,856	$138,729	$145,047
Home equity & HELOCs	96	149	779	1,189	2,213
Commercial real estate	28,126	87,010	61,766	599	177,501
Commercial business	38,550	6,262	7,898	—	52,710
SBA PPP loans	68	1,895	—	—	1,963
Main Street Lending Program	—	1,565	—	—	1,565
Construction	41,835	14,810	4,706	1,789	63,140
Consumer and other:
Medical education	—	136	3,613	—	3,749
Consumer	281	152	—	—	433

Total loans receivable	$109,005	$113,392	$83,618	$142,306	$448,321

The following table sets forth our fixed and adjustable-rate loans at September 30, 2022:

	Fixed					Adjustable
(In thousands)	One Year or Less	After One to Five Years	After Five years through 15 Years	After 15 Years	Total	One Year or Less	After One to Five Years	After Five years through 15 Years	After 15 Years	Total
Residential:
One- to four-family	$49	$1,343	$4,365	$94,385	$100,142	$—	$70	$491	$44,344	$44,905
Home equity & HELOCs	—	149	34	—	183	96	—	745	1,189	2,030
Commercial real estate	5,319	77,316	7,293	599	90,527	22,807	9,694	54,473	—	86,974
Commercial business	5,331	5,804	—	—	11,135	33,219	458	7,898	—	41,575
SBA PPP loans	68	1,895	—	—	1,963	—	—	—	—	—
Main Street Lending	—	—	—	—	—	—	1,565	—	—	1,565
Construction	9,148	4,695	—	241	14,084	32,687	10,115	4,706	1,548	49,056
Consumer and Other:
Medical education	—	—	—	—	—	—	136	3,613	—	3,749
Consumer	281	152	—	—	433	—	—	—	—	—

Total	$20,196	$91,354	$11,692	$95,225	$218,467	$88,809	$22,038	$71,926	$47,081	$229,854

One- to Four-Family Residential Real Estate Lending. At September 30, 2022, we had $145.0 million of loans secured by one- to four-family residential real estate, representing 32.4% of our total loan portfolio. In addition, at September 30, 2022, we had $15.6 million of residential mortgages held for sale. We originate fixed-rate one- to four-family residential real estate loans as well as adjustable-rate loans depending on market conditions and borrower preferences. At September 30, 2022, 69.0% of our one- to four-family residential real estate loans were fixed-rate loans, and 31.0% of such loans were adjustable-rate loans.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Fannie Mae or Freddie Mac guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits, which as of September 30, 2022 was generally $647,200 for single-family homes in our market area. We typically sell most of our fixed-rate conforming loans on a servicing-released basis. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans,” that we retain in our portfolio. Jumbo loans that we originate typically have 15 to 30 year terms and maximum loan-to-value ratios of 80%. At September 30, 2022, we had $47.4 million in jumbo loans, which represented 32.6% of our one- to four-family residential real estate loans. Of the $47.4 million in jumbo loans, 56.8% or $26.9 million were variable jumbo loans and 43.2% or $20.5 million were fixed jumbo loans. Our average loan size for jumbo loans was $926,000 at September 30, 2022. We also offer FHA, USDA and VA loans, all of which we originate for sale on a servicing-released, non-recourse basis in accordance with FHA, USDA and VA guidelines. Most of our one- to four-family residential real estate loans are secured by properties located in our market area.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 95%.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of five or seven years, and adjust annually thereafter at a margin, which in recent years has been tied to a margin above the LIBOR and Treasury rate. The maximum amount by which the interest rate may be increased or decreased is generally 5% for the first adjustment period and 2% per adjustment period thereafter, with a lifetime interest rate cap of generally 5% over the initial interest rate of the loan. We typically hold in portfolio our adjustable-rate one- to four-family residential real estate loans.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to seven years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in market interest rates generally may be limited.

We offer on a limited basis one- to four-family residential real estate loans secured by non-owner occupied properties. We require personal guarantees from the borrowers on these properties, and we will not make loans in excess of 85% loan-to-value on non-owner-occupied properties.

We may offer “interest only” mortgage loans on construction to permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also have not offered and will not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We have not had a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

We require title insurance on all of our one- to four-family residential real estate mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Substantially all of our residential real estate mortgage loans have a mortgage escrow account from which disbursements are made for real estate taxes and flood insurance. We do not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan. If we identify an environmental problem on land that will secure a loan, the environmental hazard must be remediated before the closing of the loan.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by board-approved independent appraisers. Appraisals are subsequently reviewed by our loan underwriting department.

Home Equity Loans and Lines of Credit. We also offer home equity loans and home equity lines of credit, both of which are secured by either first mortgages or second mortgages on owner occupied one- to four-family residences. At September 30, 2022, outstanding home equity loans and equity lines of credit totaled $2.2 million, or 0.5% of total loans outstanding. At September 30, 2022, the unadvanced portion of home equity lines of credit totaled $7.6 million. At September 30, 2022, $1.6 million of our home equity loans and lines of credit were in a junior lien position.

The underwriting standards utilized for home equity loans and home equity lines of credit include a title review, the recordation of a lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan. The loan-to-value ratio for our home equity loans and our lines of credit is generally limited to 80% when combined with the first security lien, if applicable. Home equity loans are offered with fixed rates of interest and with terms up to 20 years. Our home equity lines of credit generally have 30-year terms and adjustable-rates of interest, subject to a contractual floor, which are indexed to the prime rate.

Commercial Real Estate Lending. We also offer commercial real estate loans, including a limited amount of multi-family loans. At September 30, 2022, we had $177.5 million in commercial real estate loans, representing 39.6% of our total loan portfolio. Our commercial real estate loans generally have initial terms of five years and amortization terms of 20 to 25 years, with a balloon payment due at the end of the initial term. The maximum loan-to-value ratio of our commercial real estate loans is generally 75-80%. Our commercial real estate loans are typically secured by medical, retail, industrial, warehouse, service, or other commercial properties. We originate multi-family loans generally secured by multi-family buildings. At September 30, 2022, the average loan balance of our outstanding commercial real estate loans was $772,000, and the largest of such loans was a $6.5 million loan secured by commercial real estate. This loan was performing in accordance with its terms at September 30, 2022.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service, amortization, and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.20x. All commercial real estate loans are appraised by outside independent appraisers and reviewed by an outside appraisal management firm, all of whom are reviewed by the board of directors.

Personal guarantees are generally obtained from the principals of commercial real estate loan borrowers, although this requirement may be waived in limited circumstances depending upon the creditworthiness of the tenant, loan-to-value ratio and the debt service ratio associated with the loan. We require property, casualty and title insurance and flood insurance if the property is in a flood zone area.

Commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

Commercial Business Lending. At September 30, 2022, we had $52.7 million of commercial business loans, representing 11.8% of our total loan portfolio. We offer regular lines of credit and revolving lines of credit with terms of up to 12 months to small businesses in our market area to finance short-term working capital needs such as accounts receivable and inventory. Our commercial lines of credit are typically adjustable-rate generally based on the prime rate, as published in The Wall Street Journal, plus a margin. We generally obtain personal guarantees with respect to all commercial business lines of credit.

We typically originate commercial business loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. Commercial business loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial business loans that we originate have greater credit risk than one- to four-family residential real estate loans or, generally, consumer loans. In addition, commercial business loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

Construction Lending. We originate construction loans for the purchase of raw land and for the associated construction of commercial properties along with multi and single-family residences. Construction loans provide for the payment of interest only during the construction phase, which is usually twelve months with optional six-month extensions. In many cases the project will include a cash interest reserve set aside in a bank-controlled deposit account to fund these payments through project completion. At the end of the construction phase, many of the loans convert to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser and review by our third-party appraisal review firm. On construction loans greater than $1 million, we generally require a plan and cost review by a qualified company to verify construction costs are within market costs and to limit project estimation errors. We also review and engage third-party inspectors to verify the completed work on projects prior to disbursement of funds during the term of the construction loan. At September 30, 2022, we had $63.1 million of construction loans, representing 14.1% of our total loan portfolio. At September 30, 2022, our largest construction loan was a $5.0 million commercial loan secured by land and was performing in accordance with its original terms at September 30, 2022.

The maximum loan-to-value of these loans generally is the lesser of 80% of cost or appraised value for owner-occupied properties, and the lesser of 75% of cost or appraised value for investment properties. Personal guarantees are generally required on all such projects.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, some of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss.

Small Business Association (“SBA”) PPP. In April 2020, we began accepting and processing applications for loans under the PPP implemented by the SBA with support from the Department of Treasury under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). As of September 30, 2022, the Company had a total outstanding balance of approximately $2.0 million for round 1 and 2 of PPP. The PPP loans have a two-year to four-year term and earn interest at 1%. The SBA fully guarantees the principal and interest, unless the lender violated an obligation under the agreement.

Main Street Lending Program. In December 2020, the Company participated in the Main Street Lending Program established by the Federal Reserve to support lending to small and medium-sized for-profit businesses and nonprofit organizations that were in sound financial condition before the onset of the COVID-19 pandemic. The program ended on January 8, 2021. At December 31, 2020, the Company funded approximately $31.1 million in loans. The Company retained approximately 5% or $1.6 million outstanding at September 30, 2022 as 95% of the originated loans were sold to the Federal Reserve of Boston as part of the program.

Medical Education Lending. In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending American Medical Association (“AMA”) approved medical schools in Caribbean nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At September 30, 2022, the balance of the private education loans was $3.7 million. The private student loans were made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At September 30, 2022, there were two loans with a balance of approximately $49,000 that was past due 90 days or more. There are certain medical education loans for which a forbearance status has been granted and, while not past due, are classified as non-performing in the amount of $274,000. Generally, the loan may be restored to accrual status when the obligation is in accordance with the contractual terms for a reasonable period of time, generally six months.

Consumer Lending. At September 30, 2022, our consumer loan portfolio totaled $433,000 consisting of $281,000 in consumer overdraft accounts and $152,000 related to other consumer loans offered to customers to assist with funeral expenses.

Loan Originations, Participations, Purchases and Sales

Most of our loan originations are generated by our loan personnel and from referrals from existing customers and real estate brokers. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis most of the fixed-rate conforming one- to four-family residential mortgage loans that we have originated. We consider our Statement of Financial Condition as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. For the nine months ended September 30, 2022, we sold $251.5 million of residential one- to four-family real estate loans.

From time to time, we may purchase loan participations secured by properties within and outside of our primary lending market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At September 30, 2022, we had five participation loans with a balance of $3.0 million in which we were not the lead lender, of which one loan was not performing in accordance with the loans’ original terms at September 30, 2022. We also have participated out portions of loans from time to time that exceeded our loans-to-one borrower legal lending limit and for risk diversification.

In November 2017, we purchased a $7.8 million portfolio of private education loans made to American citizens attending AMA approved medical schools in Caribbean nations. The private student loans were made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At September 30, 2022, the balance of the private education loans was $3.7 million.

The following table shows our loan originations, sales and repayment activities for the periods indicated including loans held for sale.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2022	2021	2021	2020

	(Dollars in thousands)
Total loans at beginning of the period (1)	$368,842	$400,663	$400,663	$293,002

Loan originations:
Residential:
One- to four-family (1)	279,712	484,622	627,074	647,913
Home equity & HELOCs	325	3,000	3,000	—
Commercial real estate	89,618	45,057	69,699	51,167
Commercial business	32,507	8,456	12,731	1,257
SBA PPP loans	—	50,801	50,801	76,080
Main Street Lending Program	—	—	—	31,112
Construction	57,840	48,975	70,507	2,098
Consumer loans	545	5	17	33

Total loans originated	460,547	640,916	833,829	809,660

Loans Purchased	—	—	—	—
Sales and loan principal repayments:
Principal repayments	119,519	162,509	209,855	114,509
Loan sales	245,925	493,554	655,795	587,490

Net loan activity	95,103	(15,147)	(31,821)	107,661

Total loans at end of the period (1)	$463,945	$385,516	$368,842	$400,663

(1)	Includes loans held for sale.

Loans to One Borrower. Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of the Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral”). This 15% of unimpaired capital and surplus was approximately $8.5 million as of September 30, 2022. At September 30, 2022, our largest credit relationship was $6.7 million, which consisted of $3.8 million of commercial business loans secured by private aircraft and $2.9 million of unsecured commercial lines of credit. At September 30, 2022, these loans were performing in accordance with their current terms.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the board of directors. In the approval process for residential loans, we assess the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, we review the borrower’s income and expenses and employment and credit history. In the case of commercial real estate loans, we also review projected income, expenses and the viability of the project being financed. We generally require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers who are approved by our executive management team. All real estate secured loans generally require fire, title and casualty insurance and, if warranted, flood insurance in amounts at least equal to the principal amount of the loan or the maximum amount available. Our loan approval policies and limits are also established by our board of directors. All loans originated by the Bank are subject to our underwriting guidelines.

The following limitations apply to originations of loans. An underwriter may approve loans up to the FHA loan limit, and assistant vice president or senior underwriter officer may approve loans up to the FHA loan limit. In addition, for jumbo loans, equity loans and HELOCS, an underwriter or senior underwriter may approve loans up to $200,000, and assistant vice president or senior underwriter officer may approve loans up to $750,000 and an executive vice president up to $800,000. The Executive Management Committee must approve loans in excess of $800,000. The board of directors must approve loans in excess of $900,000 and higher that are exceptions to the Bank’s lending policy.

Delinquencies, Non-Performing Assets and Classified Assets

Delinquency Procedures. When a loan is 15 days past due, we send the borrower a late notice. We generally also contact the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency and attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and may recommend foreclosure. Loans are charged off when we believe that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the board of directors each month.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	Loans Delinquent For
	30-59 Days		60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount

	(Dollars in thousands)
At September 30, 2022
Residential:
One- to four-family	5	$671	1	$56	10	$1,334	16	$2,061
Home equity & HELOCs	—	—	—	—	—	—	—	—
Commercial real estate	1	457	—	—	—	—	1	457
Commercial business	—	—	—	—	—	—	—	—
SBA PPP loans	8	78	7	130	—	—	15	208
Main Street Lending Program	—	—	—	—	—	—	—	—
Construction	—	—	—	—	1	192	1	192
Medical education	6	342	1	166	2	49	9	557
Consumer
Other	—	—	1	8	—	—	1	8

Total	20	$1,548	10	$360	13	$1,575	43	$3,483

At December 31, 2021
Residential:
One- to four-family	7	$1,292	2	$137	7	$680	16	$2,109
Home equity & HELOCs	—	—	—	—	1	68	1	68
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	1	95	—	—	—	—	1	95
SBA PPP loans	—	—	—	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—	—	—	—
Construction	—	—	—	—	1	1,168	1	1,168
Medical education	9	452	6	605	1	39	16	1,096
Consumer	—	—	—	—	—	—	—	—

Total	17	$1,839	8	$742	10	$1,955	35	$4,536

Non-Performing Loans. Loans are generally placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. Loans are classified as troubled debt restructurings when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. At September 30, 2022, we had no non-accruing troubled debt restructurings. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. Generally, the loan may be restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, generally six months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Interest income that would have been recorded for the nine months ended September 30, 2022 had non-accruing loans been current according to their original terms amounted to $67,000. We recognized $9,000 of interest income for these loans for the nine months ended September 30, 2022.

Other Real Estate Owned. Other real estate owned includes assets acquired through, or in lieu of, loan foreclosure and are held for sale and are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance are included in operations. We had no other real estate owned at September 30, 2022.

Non-Performing Assets. The following table sets forth the amounts and categories of our non-performing assets at September 30, 2022, and December 31, 2021 and 2020. We had no accruing loans past due 90 days or more at September 30, 2022, or December 31, 2021 and 2020. Additionally, we had no non-accruing troubled debt restructurings at September 30, 2022, or December 31, 2021 and 2020.

	At September 30, 2022	At December 31,
		2021	2020

	(Dollars in thousands)
Non-accrual loans:
Residential:
One- to four-family	$2,010	$1,064	$932
Home equity & HELOCs	63	68	—
Commercial:
Commercial real estate	—	—	—
Commercial business	—	95	—
SBA PPP Loans	—	—	—
Main Street Lending Program	—	—	—
Construction	192	1,168	—
Consumer:
Medical education	880	1,358	1,322

Total non-accrual loans	3,145	3,753	2,254
Loans accruing past 90 days:
Consumer and other:
Medical education	—	—	—
Total non-performing loans	3,145	3,753	2,254
Real estate owned	—	—	—
Other non-performing assets	—	—	—

Total non-performing assets	$3,145	$3,753	$2,254

Ratios:
Total non-performing loans to total loans	0.70%	1.14%	0.71%
Total non-performing loans to total assets	0.52%	0.67%	0.26%
Total non-performing assets to total assets	0.52%	0.67%	0.26%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. ”Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management. At September 30, 2022, we had $1.5 million of loans designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed. Management reviews the status of each loan on our watch list on a quarterly basis with the full board of directors. If a loan deteriorates in asset quality, the classification is changed to “special mention,” ”substandard,” ”doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

The following table sets forth our amounts of classified assets and assets designated as special mention as of the periods listed. The classified assets total at September 30, 2022 and December 31, 2021 includes $3.1 million and $3.8 million of non-performing loans, respectively.

	At September 30, 2022	At December 31,
		2021	2020

	(In thousands)
Classified assets:
Substandard	$3,308	$4,005	$2,696
Doubtful	—	—	—
Loss	—	—	—

Total classified assets	$3,308	$4,005	$2,696

Special Mention	$1,498	$1,537	$194

Total classified assets	$4,806	$5,542	$2,890

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is likelihood that different amounts would be reported under different conditions or assumptions. The Pennsylvania Department of Banking and the FDIC, as an integral part of their examination processes, periodically review the allowance for loan losses. These regulators may require us to make additional provisions for estimated loan losses based upon judgments different from those of management.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses at the dates indicated.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,	At or For the Year Ended December 31,
	2022	2021	2021	2020

		(Dollars in thousands)
Balance at beginning of the period	$2,368	$2,017	$2,017	$1,437

Charge-offs:
Residential:
One- to four-family	—	—	—	—
Home equity & HELOCs	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—
Commercial business	(75)	—	—	—
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Construction	—	—	—	—
Consumer:
Medical education	(314)	(210)	(210)	(529)
Other	—	—	—	—

Total charge-offs	(389)	(210)	(210)	(529)

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,	At or For the Year Ended December 31,
	2022	2021	2021	2020

		(Dollars in thousands)
Recoveries:
Residential:
One- to four-family	—	—	—	—
Home equity & HELOCs	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—
Commercial business	—	—	—	—
Construction	—	—	—	—
Consumer:
Medical education	51	8	8	1

Total recoveries	51	8	8	1

Net (charge-offs) recoveries	(338)	(202)	(202)	(528)
Provision for loan losses	1,359	644	553	1,108

Balance at end of the period	$3,389	$2,459	$2,368	$2,017

Net charge-offs to average loans outstanding:
Residential:
One- to four-family	—	—	—	—
Home equity & HELOCs	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—
Commercial business	0.02	—	—	—
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Construction	—	—	—	—
Consumer:
Medical education	0.07%	0.06%	0.06%	0.18%
Other	—	—	—	—

Total net charge-offs	0.09%	0.06%	0.06%	0.18%

Credit quality ratios:
As a percentage of total loans at end of the period:
Allowance for loan losses	0.76%	0.78%	0.72%	0.64%
Nonaccrual loans	0.70%	0.74%	1.14%	0.71%
Nonperforming assets	0.70%	0.74%	1.14%	0.71%
Allowance for loan losses to non-accrual loans	107.76%	62.25%	63.10%	89.49%
Allowance for loan losses to non-performing assets	107.76%	62.25%	63.10%	89.49%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30,			At December 31,
	2022			2021			2020
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans

	(Dollars in thousands)
Residential:
One- to four-family	$439	12.9%	32.35%	$322	13.60%	32.38%	$637	31.58%	44.74%
Home equity & HELOCs	6	0.2%	0.49	8	0.34	0.97	15	0.74	1.26
Commercial:
Commercial real estate	1,221	36.0%	39.59	819	34.59	35.60	519	25.73	21.67
Commercial business	655	19.3%	11.76	341	14.40	9.19	280	13.88	7.62
SBA PPP Loans	—	—	0.44	—	—	6.98	—	—	20.30
Main Street Lending Program	27	0.8%	0.35	27	1.14	0.49	27	1.34	0.49
Construction	711	21.0%	14.08	460	19.42	13.05	74	3.67	2.30
Consumer:
Consumer	2	0.1%	0.10	—	—	—	—	—	0.01
Medical education	328	9.7%	0.84	391	16.51	1.34	368	18.25	1.61

Total allocated allowance	3,389	100.0	100.0	2,368	100.00	100.00	1,920	95.19	100.00
Unallocated allowance	—	—	—	—	—	—	97	4.81	—

Total allowance for loan losses	$3,389	100.0%	100.0%	$2,368	100.00%	100.00%	$2,017	100.00%	100.00%

At September 30, 2022, our allowance for loan losses represented 0.76% of total loans and 107.76% of non-performing loans. There were $338,000 in net loan charge-offs during the nine months ended September 30, 2022.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the FDIC and the Pennsylvania Department of Banking will periodically review our allowance for loan losses. The FDIC and the Pennsylvania Department of Banking may require that we increase our allowance based on its judgments of information available to it at the time of its examination. Any material increase in the allowance for loan losses will adversely affect our financial condition and results of operations.

Investment Activities

General. Our investment policy is established by the board of directors. Our current investment policy authorizes us to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, and certain types of structured notes.

The objectives of the policy are to:

•	enhance profitability within our overall asset/liability management objectives;

•	absorb funds when loan demand is low and infuse funds when demand is high;

•	provide liquidity necessary to conduct our day-to-day business activities;

•	add high credit quality assets to our balance sheet;

•

improve our interest rate risk management by providing a method for maintaining an appropriate balance between the sensitivity to changes in interest rates of 1) interest income from loans and investments; and 2) interest expense from deposits and borrowings;

•	provide collateral for pledging requirements;

•	generate a favorable return on investments without compromising other investment objectives; and

•	evaluate and take advantage of opportunities to generate tax-exempt income when it is appropriate given our tax position.

Generally accepted accounting principles require that, at the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Securities designated as available-for -sale are reported at fair value, while securities designated as held- to-maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by the board of directors.

The available-for-sale portfolio, which is carried at fair value, totaled $56.0 million, or 9.3% of total assets at September 30, 2022. The held-to-maturity portfolio, which is carried at amortized cost, totaled $29.9 million, or 5.0% of total assets at September 30, 2022.

United States Governmental Agency Securities. We maintain these investments, to the extent appropriate, for liquidity purposes and as collateral for borrowings. At September 30, 2022, United States government and agency securities consisted of a fixed-rate Small Business Administration (“SBA”) Participation Certificates which had a zero-risk weighting for capital purposes and seven United States agency securities.

United States Treasury Securities. We maintain these investments, to the extent appropriate, for liquidity purposes and as collateral for borrowings. At September 30, 2022, United States treasury securities consisted of two year treasury notes.

Corporate Notes. At time of purchase, we invest in investment grade corporate bonds, both fixed and floating rate instruments, and generally consisting of corporate bonds issued by large financial institutions.

Collateralized Mortgage Obligations. We invest in fixed rate collateralized mortgage obligations (“CMOs”) issued by Ginnie Mae, Freddie Mac or Fannie Mae. A CMO is a type of mortgage-backed security that creates separate pools of pass-through rates for different classes of bondholders with varying maturities, called tranches. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectus.

Ginnie Mae is a government agency within the Department of Housing and Urban Development and is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. government with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities.

Mortgage-Backed Securities- Agency Residential. We invest in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. We have not purchased privately-issued mortgage-backed securities. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Municipal Securities. We invest in fixed-rate investment grade bonds issued primarily by municipalities in the Commonwealth of Pennsylvania.

Bank Certificates of Deposit. We invest in certificates of deposit issued by geographically dispersed large financial institutions that are insured by the FDIC.

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding Federal Home Loan Bank of Pittsburgh common stock) at the dates indicated.

	At September 30,		At December 31,
	2022		2021		2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
U.S. Governmental securities	$3,010	$2,894	$3,596	$3,512	$377	$391
U.S Treasury securities	39,817	38,557	—	—	—	—
Corporate notes	12,561	11,876	18,805	18,867	9,454	9,600
Collateralized mortgage obligations	1,893	1,844	7,754	7,664	3,819	3,851
Mortgage-backed securities - agency residential	581	534	7,656	7,543	5,608	5,689
Municipal securities	—	—	6,412	6,419	2,924	2,971
Bank certificates of deposit	249	247	499	507	999	1,016

Total securities available-for-sale	$58,111	$55,952	$44,722	$44,512	$23,181	$23,518

Securities held-to-maturity:
U.S. Governmental securities	$2,210	$2,091	$—	$—	—	$—
Corporate notes	7,750	7,133	—	—	—	—
Collateralized mortgage obligations	7,392	6,956	—	—	—	—
Mortgage-backed securities - agency residential	6,843	6,329	—	—	—	—
Municipal securities	5,713	5,197	—	—	—	—

	$29,908	$27,706	$—	$—	—	$—

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at September 30, 2022 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. The municipal securities have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities available-for-sale:
U.S. Governmental securities	$—	—%	$3,010	2.71%	$—	—%	$—	—%	$3,010	$2,894	2.71%
U.S Treasury securities	—	—	39,817	2.30	—	—	—	—	39,817	38,557	2.30
Corporate notes	1,500	3.06	4,049	2.82	7,012	3.95	—	—	12,561	11,876	3.48
Collateralized mortgage obligations	—	—	—	—	800	0.57	1,093	2.13	1,893	1,844	1.47
Mortgage-backed securities	—	—	—	—	370	1.56	211	3.52	581	534	2.27
Bank certificates of deposit	249	2.38	—	—	—	—	—	—	249	247	2.38

Total securities available-for-sale	$1,749	2.97%	$46,876	2.38%	$8,182	3.52%	$1,304	2.35%	$58,111	$55,952	2.55%

Held-to-Maturity:
U.S. Governmental securities	$—	—%	$964	1.57%	$881	1.00%	$365	2.51%	$2,210	$2,091	1.48%
Corporate notes	—	—	3,380	1.57	4,370	3.33	—	—	7,750	7,133	2.58
Collateralized mortgage obligations	—	—	—	—	—	—	7,392	2.06	7,392	6,956	2.06
Mortgage-backed securities	—	—	—	—	420	2.35	6,423	1.87	6,843	6,329	1.90
Municipal securities	—	—	908	1.05	3,149	1.98	1,656	2.65	5,713	5,197	2.03

Total securities held-to-maturity	$—	—%	$5,252	1.48%	$8,820	2.54%	$15,836	2.06%	$29,908	$27,706	2.10%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings, primarily Federal Home Loan Bank of Pittsburgh advances to supplement cash flow needs, as necessary. In addition, we receive funds from scheduled loan payments, loan prepayments, retained income and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents, municipalities and businesses within our market area. We offer a selection of deposit accounts, including savings accounts, money market accounts, certificates of deposit and checking accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At September 30, 2022, our core deposits, which are deposits other than certificates of deposit, were $454.3 million, representing 90.1% of total deposits. As of September 30, 2022, there were $23.0 million in brokered certificates of deposits outstanding.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to generate deposits is affected by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of average interest-bearing deposits by account type for the dates indicated.

	At September 30,
	2022			2021
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Demand deposits-interest-bearing accounts	$143,095	37.21%	0.33%	$202,675	47.70%	0.15%
Money market deposit accounts	111,116	28.89%	0.55%	86,236	20.29%	0.59%
Passbook and statement savings accounts	38,925	10.12%	0.12%	33,053	7.78%	0.15%
Checking accounts	58,063	15.10%	0.53%	50,092	11.79%	0.34%
Certificates of deposit	33,399	8.68%	0.79%	52,871	12.44%	0.93%

Total interest-bearing deposits	$384,598	100.00%	0.44%	$424,927	100.00%	0.36%

	At December 31,			At December 31,
	2021			2020
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Demand deposits-interest-bearing accounts	$178,279	44.42%	0.18%	$119,277	41.26%	0.68%
Money market deposit accounts	89,460	22.29%	0.57%	50,733	17.55%	0.70%
Passbook and statement savings accounts	34,003	8.47%	0.14%	26,851	9.29%	0.16%
Checking accounts	51,463	12.82%	0.33%	30,523	10.56%	1.00%
Certificates of deposit	48,129	12.00%	0.90%	61,688	21.34%	1.60%

Total interest-bearing deposits	$401,334	100.00%	0.37%	$289,072	100.00%	0.87%

As of September 30, 2022, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $250,000 was approximately $4.7 million. The following table sets forth the maturity of our outstanding certificates as of the dates listed.

	At September 30, 2022	At December 31, 2021	At December 31, 2020

	(In thousands)
Three months or less	$733	$331	$258
Over three months through six months	289	1,632	2,049
Over six months through one year	3,053	4,129	7,579
Over one year to three years	642	983	3,529
Over three years	—	—	—

Total	$4,717	$7,075	$13,415

As of September 30, 2022, December 31, 2021 and December 31, 2020, the total of uninsured deposits of the Company was $148.3 million, $150.7 million and $443.1 million, respectively. Total uninsured deposits is calculated based on individual deposits over $250,000 and reflects the portion of a customer’s deposit that exceeds the applicable FDIC insurance coverage for that depositor.

Borrowings. We may obtain advances from the Federal Home Loan Bank of Pittsburgh upon the security of our capital stock in the Federal Home Loan Bank of Pittsburgh and certain of our mortgage loans as well as advances from the Federal Reserve’s PPPLF. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At September 30, 2022, we had $37.6 million in advances from the Federal Home Loan Bank of Pittsburgh. At September 30, 2022, we had no outstanding advances from the Federal Reserve’s PPPLF. At September 30, 2022, based on available collateral, our ownership of Federal Home Loan Bank of Pittsburgh stock and deposit letters of credit outstanding, we had access to Federal Home Loan Bank of Pittsburgh advances of up to $179.4 million. Additionally, at September 30, 2022, the Bank has the ability to borrow $6.0 million from Atlantic Community Bankers Bank and HV Bancorp Inc. has the ability to borrow up to $3.0 million for a total of $9.0 million. We have not borrowed against the credit lines with Atlantic Community Bankers Bank for the nine months ended September 30, 2022.

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown for December 31, 2021 and 2020.

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2021	December 31, 2020
05/18/20	04/13/22	Fixed Rate	0.350%	$—	$2,025
05/18/20	04/08/22	Fixed Rate	0.350%	—	6,237
05/19/20	04/15/22	Fixed Rate	0.350%	—	4,031
05/19/20	04/14/22	Fixed Rate	0.350%	10	1,895
05/21/20	04/15/22	Fixed Rate	0.350%	2,785	7,042
05/21/20	04/18/22	Fixed Rate	0.350%	—	808
05/21/20	04/19/22	Fixed Rate	0.350%	70	466
05/22/20	04/20/22	Fixed Rate	0.350%	—	4,395
05/29/20	04/21/22	Fixed Rate	0.350%	249	5,507
05/29/20	04/22/22	Fixed Rate	0.350%	—	6,889
05/29/20	04/29/22	Fixed Rate	0.350%	—	140
07/27/20	05/04/22	Fixed Rate	0.350%	5	9,247

				$3,119	$48,682

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown:

At or For the Nine Months
Ended September 30,
2022
(Dollars in Thousands)
FHLB short-term borrowings:
Average balance outstanding	$1,326
Maximum amount outstanding at any month-end during the period	10,000
Balance outstanding at end of period	10,000
Average interest rate during the period	3.60%
Weighted average interest rate at end of period	2.96%

FHLB long-term borrowings:

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	September 30, 2022
07/07/20	07/07/25	Fixed Rate	0.851%	$26,552

				$26,552

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2021	December 31, 2020
07/07/20	07/07/25	Fixed Rate	0.851%	$26,431	$26,269

				$26,431	$26,269

During July 2020, the Company refinanced advances of $27.0 million from the Federal Home Loan Bank to reduce the cost of borrowing. The Company incurred a prepayment fee of $810,000. The advances of $27.0 million were refinanced to a five year term at 85 basis points with an effective rate of 1.45% including the impact of the prepayment fee. The refinancing was accounted for as a loan modification.

Subsidiary Activities

Huntingdon Valley Bank is a wholly-owned subsidiary of HV Bancorp. Huntingdon Valley Bank has a wholly-owned subsidiary, HVB Investment Management Inc. formed under the laws of the state of Delaware, as an investment company subsidiary to hold and manage certain investments. HVB Investment Management Inc. became operational in January 2021.

Employees

As of September 30, 2022, we had 134 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Regulation and Supervision

Huntingdon Valley Bank is a savings bank organized under the laws of the Commonwealth of Pennsylvania. The lending, investment, and other business operations of the Bank are governed by Pennsylvania law and regulations, as well as applicable federal law and regulations, and the Bank is prohibited from engaging in any operations not authorized by such laws and regulations. The Bank is subject to extensive regulation, supervision and examination by the Pennsylvania Department of Banking and the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. The Bank also is a member of and owns stock in the Federal Home Loan Bank of Pittsburgh, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of insurance assessments and other fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as the Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a bank holding company, HV Bancorp is required to comply with the rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). It is required to file certain reports with the Federal Reserve Board and is subject to examination by and the enforcement authority of the Federal Reserve Board. HV Bancorp is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Pennsylvania Department of Banking, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of HV Bancorp and the Bank.

Set forth below is a brief description of material regulatory requirements that are applicable to the Bank and HV Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on the Bank and HV Bancorp.

The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018

In 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (the “EGRRCPA”) was enacted, which repeals or modifies certain provisions of the Dodd-Frank Act and eases regulations on all but the largest banks. The EGRRCPA’s highlights include, among other things: (i) exempting banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans held in portfolio; (ii) not require appraisals for certain transactions valued at less than $400,000 in rural areas; (iii) exempt banks that originate fewer than 500 open-end and 500 closed-end mortgages from HMDA’s expanded data disclosures; (iv) clarify that, subject to various conditions, reciprocal deposits of another depository institution obtained using a deposit broker through a deposit placement network for purposes of obtaining maximum deposit insurance would not be considered brokered deposits subject to the FDIC’s brokered-deposit regulations; (v) raise eligibility for the 18-month exam cycle from $1 billion to banks with $3 billion in assets; and (vi) simplify capital calculations by requiring regulators to establish for institutions under $10 billion in assets a community bank leverage ratio (tangible equity to average consolidated assets) at a percentage not less than 8% and not greater than 10% that such institutions may elect to replace the general applicable risk-based capital requirements for determining well-capitalized status. On September 17, 2019, the board of the Federal Deposit Insurance Corporation passed a final rule on the community bank leverage ratio, setting the minimum required community bank leverage ratio at 9%. The rule went into effect January 1, 2020. In addition, the Federal Reserve Board was required to raise the asset threshold under its Small Bank Holding Company Policy Statement from $1 billion to $3 billion for bank or savings and loan holding companies that are exempt from consolidated capital requirements, provided that such companies meet certain other conditions such as not engaging in significant nonbanking activities.

In 2019, the federal banking agencies issued a final rule to provide an optional simplified measure of capital adequacy for qualifying community banking organizations, including the community bank leverage ratio (“CBLR”) framework. Generally, under the CBLR framework, qualifying community banking organizations with total assets of less than $10 billion, and limited amounts of off-balance-sheet exposures and trading assets and liabilities, may elect whether to be subject to the CBLR framework if they have a CBLR of greater than 9%. Qualifying community banking organizations that elect to be subject to the CBLR framework and continue to meet all requirements under the framework would not be subject to risk-based or other leverage capital requirements and, in the case of an insured depository institution, would be considered to have met the well capitalized ratio requirements for purposes of the FDIC’s Prompt Corrective Action framework. On September 17, 2019, the board of the FDIC passed a final rule on the community bank leverage ratio, setting the minimum required community bank leverage ratio at 9%. The rule went into effect January 1, 2020. On April 6, 2020, the FDIC, Board of Governors of the Federal Reserve System, and Office of the Comptroller of the Currency issued two interim final rules that make changes to the community bank leverage ratio framework and implemented Section 4012 of the CARES Act. These changes related to the minimum Tier 1 leverage ratio that can be used to take advantage of the simplified community bank leverage ratio framework. The two interim final rules are applicable to all non-advanced approaches FDIC-supervised institutions with less than $10 billion in total consolidated assets. The lower Tier 1 leverage ratio modification is temporary to 8% and reverted back to the existing 9 percent ratio effective January 1, 2022. The Bank has not elected to follow the community bank leverage ratio.

Pennsylvania Bank Regulation

Activity Powers. The Pennsylvania Department of Banking regulates the internal organization of the Bank, as well as our activities, including, deposit-taking, lending and investment. The basic authority for our activities is specified by Pennsylvania law and by regulations, policies and directives issued by the Pennsylvania Department of Banking. The FDIC also regulates many of the areas regulated by the Pennsylvania Department of Banking, and federal law limits some of the authority that the Pennsylvania Department of Banking grants to us.

Examination and Enforcement. The Pennsylvania Department of Banking regularly examines state chartered banks in such areas as reserves, loans, investments, management practices and other aspects of operations. Although the Pennsylvania Department of Banking may accept the examinations and reports of the FDIC in lieu of its own examinations, the current practice is for the Pennsylvania Department of Banking to conduct individual examinations. The Pennsylvania Department of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may immediately suspend, remove, and permanently bar any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after a hearing before the Pennsylvania Department of Banking. The Pennsylvania Department of Banking may also issue civil penalties against the bank or any officer or director of the bank for violation of law or unsafe and unsound conduct.

Loans-to-One-Borrower Limitations.  With certain specified exceptions, a Pennsylvania chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of a savings bank’s capital accounts. Under the Pennsylvania Banking Code, loans which are secured by collateral which has a market value of not less than 120% of the amount of the obligations secured by such collateral are excluded from the loan-to-one-borrower limitation up to an aggregate limit for 15% of the savings bank’s capital accounts.

Loans to Huntingdon Valley Bank’s Insiders. Pennsylvania law provides that we may make loans to our executive officers and directors and greater than 10% stockholders in accordance with federal regulations, as discussed below.

Dividend Restrictions. HV Bancorp is a legal entity separate and distinct from its subsidiary, Huntingdon Valley Bank. There are various legal and regulatory restrictions on the extent to which Huntingdon Valley Bank can, among other things, finance or otherwise supply funds to HV Bancorp. Specifically, dividends from Huntingdon Valley Bank are the principal source of HV Bancorp’s cash funds and there are certain legal restrictions under Pennsylvania law and regulations on the payment of dividends by state-chartered banks. The Pennsylvania Department of Banking, the FDIC and the Federal Reserve Board also have authority to prohibit HV Bancorp and Huntingdon Valley Bank from engaging in certain practices deemed to be unsafe and unsound. The payment of dividends could, depending upon the condition of HV Bancorp and Huntingdon Valley Bank, be deemed to constitute an unsafe and unsound practice.

The Pennsylvania Banking Code regulates the distribution of dividends by banks and states, in part, that dividends may be declared and paid only out of accumulated net earnings. In addition, we may not declare and pay dividends from the surplus funds that Pennsylvania law requires that we maintain. Each year we will be required to set aside as surplus funds a sum equal to not less than 10% of our net earnings until the surplus funds equal 100% of our capital stock. We may invest surplus funds in the same manner as deposits, subject to certain exceptions. In addition, dividends may not be declared or paid if a savings bank is in default in payment of any assessment due the FDIC.

Minimum Capital Requirements. Regulations of the Pennsylvania Department of Banking impose on Pennsylvania chartered depository institutions, including Huntingdon Valley Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks.

Federal Bank Regulation

Capital Requirements. Federal regulations require state savings banks to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio; a Tier 1 capital to risk-based assets ratio; a total capital to risk-based assets ratio; and a Tier 1 capital to total assets leverage ratio. The capital standards were effective January 1, 2015 and are the result of regulations implementing recommendations of the Basel Committee on Banking Supervision (“Basel III”) and certain requirements of the Dodd-Frank Act.

The risk-based capital standards for state savings banks require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets ratios of at least 4.5%, 6% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

Notwithstanding the foregoing, the EGRRCPA simplifies capital calculations by requiring regulators to establish for institutions under $10 billion in assets a community bank leverage ratio (tangible equity to average consolidated assets) at a percentage not less than 8% and not greater than 10% that such institutions may elect to replace the general applicable risk-based capital requirements under the Basel III capital rules. Such institutions that meet the community bank leverage ratio will automatically be deemed to be well-capitalized, although the regulators retain the flexibility to determine that the institution may not qualify for the community bank leverage ratio test based on the institution’s risk profile. On September 17, 2019, the board of the Federal Deposit Insurance Corporation passed a final rule on the community bank leverage ratio, setting the minimum required community bank leverage ratio at 9%. The rule went into effect January 1, 2020. On April 6, 2020, the FDIC, Board of Governors of the Federal Reserve System, and Office of the Comptroller of the Currency issued two interim final rules that make changes to the community bank leverage ratio framework and implemented Section 4012 of the CARES Act. These changes related to the minimum Tier 1 leverage ratio that can be used to take advantage of the simplified community bank leverage ratio framework. The two interim final rules are applicable to all non-advanced approaches FDIC-supervised institutions with less than $10 billion in total consolidated assets. The lower Tier 1 leverage ratio modification is temporary to 8% and reverted back to the existing 9 percent ratio effective January 1, 2022. The Bank has not elected to follow the community bank leverage ratio.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All FDIC insured banks, including savings banks, are generally limited in their equity investment activities to equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. In addition, a state bank may engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined by the FDIC that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0%, or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

As noted above, the EGRRCPA will eliminate these requirements for savings banks with less than $10.0 billion in assets who elect to follow the community bank leverage ratio. On September 17, 2019, the board of the Federal Deposit Insurance Corporation passed a final rule on the community bank leverage ratio, setting the minimum required community bank leverage ratio at 9%. The rule went into effect January 1, 2020. On April 6, 2020, the FDIC, Board of Governors of the Federal Reserve System, and Office of the Comptroller of the Currency issued two interim final rules that make changes to the community bank leverage ratio framework and implemented Section 4012 of the CARES Act. These changes related to the minimum Tier 1 leverage ratio that can be used to take advantage of the simplified community bank leverage ratio framework. The two interim final rules are applicable to all non-advanced approaches FDIC-supervised institutions with less than $10 billion in total consolidated assets. The lower Tier 1 leverage ratio modification is temporary to 8% and reverted back to the existing 9% ratio effective January 1, 2022. The Bank has not elected to follow the community bank leverage ratio.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to, an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these persons, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Huntingdon Valley Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.

Federal Insurance of Deposit Accounts. Huntingdon Valley Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Deposit accounts in Huntingdon Valley Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC was required to seek to achieve the 1.35%

ratio by September 30, 2020. Insured institutions with assets of $10 billion or more were supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC, which has exercised that discretion by establishing a long range fund ratio of 2%. As of September 30, 2022, the reserve ratio was 1.30%.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.5%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points. Effective June 26, 2020, the FDIC adopted a Final Rule to mitigate the effect on deposit insurance assessments resulting from an insured institution’s participation in the PPP, the PPPLF, and the Money Market Mutual Fund Liquidity Facility (“MMLF”). The regulation provides adjustments to remove the effects of participating in PPP, PPPLF, and MMLF on the assessment rate calculation, and an offset to assessments attributable to the MMLF and PPP assessment base increases.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Huntingdon Valley Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Privacy Regulations. Federal regulations generally require that Huntingdon Valley Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Huntingdon Valley Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Huntingdon Valley Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by federal regulations, a state member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a state savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Huntingdon Valley Bank’s latest federal CRA rating was “Satisfactory.”

USA Patriot Act. Huntingdon Valley Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by Huntingdon Valley Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

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Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Huntingdon Valley Bank also are subject to, among others, the:

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

•	Truth is Savings Act and Regulation DD, which provides uniform standards for disclosure of deposit account terms, interest rates and fee disclosures.

Federal Home Loan Bank System

Huntingdon Valley Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Huntingdon Valley Bank was in compliance with this requirement at September 30, 2022. Based on redemption provisions of the Federal Home Loan Bank of Pittsburgh, the stock has no quoted market value and is carried at cost. Huntingdon Valley Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Pittsburgh stock. As of September 30, 2022, no impairment has been recognized.

Holding Company Regulation

HV Bancorp, as a bank holding company, is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. HV Bancorp is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for HV Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. HV Bancorp has not elected to become a “financial holding company.”

HV Bancorp is not subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies. The EGRRCPA required the Federal Reserve Board to generally extend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to bank and savings and loan holding companies of up to $3 billion in assets. Regulations implementing the new legislation were effective in August 2018. Consequently, bank holding companies with less than $3 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve Board determines otherwise in particular cases.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions. The Federal Reserve Board has issued guidance which requires consultation with the Federal Reserve Board prior to a redemption or repurchase in certain circumstances.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of HV Bancorp to pay dividends or otherwise engage in capital distributions.

HV Bancorp and Huntingdon Valley Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of HV Bancorp or Huntingdon Valley Bank.

HV Bancorp’s status as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws

HV Bancorp common stock is registered with the Securities and Exchange Commission. HV Bancorp is also subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in HV Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of HV Bancorp may be resold without registration. Shares purchased by an affiliate of HV Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If HV Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of HV Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of HV Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, HV Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as HV Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as is the case with HV Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Federal Taxation

General. HV Bancorp and Huntingdon Valley Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to HV Bancorp and Huntingdon Valley Bank.

Method of Accounting. For federal income tax purposes, Huntingdon Valley Bank currently reports its income and expenses on the accrual method of accounting and used a tax year ending December 31. Beginning with the six months ended December 31, 2019, federal income tax returns were filed using a December 31 year end.

Bad Debt Reserves. Historically, Huntingdon Valley Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after 1988. Huntingdon Valley Bank recaptured its excess reserve balance.

Currently, Huntingdon Valley Bank uses the specific charge-off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. At September 30, 2022, our total federal pre-base year reserve was approximately $1.7 million upon which no deferred taxes have been provided. Under current law, pre-base year reserves remain subject to recapture should Huntingdon Valley Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Net Operating Loss Carryovers. The Tax Act repealed carrying back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. The Tax Act provides for the indefinite carryforward of federal net operating losses arising in tax years ending after 2017. Also as a result of The Tax Act, net operating losses arising in tax years after 2017 may only reduce 80 percent of a taxpayer’s taxable income in carryforward years. At September 30, 2022, Huntingdon Valley Bank had no federal net operating loss carryforwards and had no Pennsylvania state net operating loss carryforwards available for future use.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At September 30, 2022, Huntingdon Valley Bank had no capital loss carryover.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Huntingdon Valley Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Huntingdon Valley Bank’s income tax returns have not been audited in the past five years.

State Taxation

Huntingdon Valley Bank currently files Pennsylvania Mutual Thrift Institution Income Tax returns. Generally, the income of savings institutions in Pennsylvania, which is calculated based on generally accepted accounting principles, subject to certain adjustments, is subject to Pennsylvania tax. Huntingdon Valley Bank had no Pennsylvania state tax net operating loss carryforwards at September 30, 2022.

Properties

As of September 30, 2022, the net book value of our office properties (including leasehold improvements) was $1.7 million. As of September 30, 2022, the Company and Bank owned and leased buildings in the normal course of business. It leases its administrative headquarters at 2005 South Easton Road, Suite 304, Doylestown, Pennsylvania. As of September 30, 2022, the Bank owned one property and leased eleven properties.

Legal Proceedings

The Company and its subsidiaries are subject to various legal actions arising in the normal course of business. In the opinion of management, the resolution of these legal actions as of September 30, 2022 is not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. In addition, no material proceedings are pending, are known to be threatened, or contemplated against the Company by governmental authorities.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes share and exercise price information about HV Bancorp’s equity plan as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans (stock options) approved by security holders:
HV Bancorp Inc. 2018 Equity Incentive Plan (1)	211,000	14.92	3,712
HV Bancorp Inc. 2021 Equity Incentive Plan	—	—	175,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	211,000	$14.92	178,712

(1)

As of December 31, 2021, 87,000 shares of restricted stock awards had been granted under the HV Bancorp Inc. 2018 Equity Incentive Plan and 285 shares of restricted stock awards remain available for future issuance under the plan. The restricted shares will vest over seven years, installments of 16% for first anniversary of grant date and succeeding six annual installments of 14% on each anniversary.

HV Bancorp’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

At or For the Year Ended December 31, 2021 and 2020

This section is intended to help investors understand the financial performance of HV Bancorp, Inc. and its subsidiary through a discussion of the factors affecting our financial condition as of December 31, 2021and 2020, and our results of operations for the year ended December 31, 2021 and 2020, respectively. This section should be read in conjunction with the audited consolidated financial statements and notes to the audited consolidated financial statements included as Annex     .

Overview

HV Bancorp, Inc., through the Bank, provides financial services to individuals and businesses from our main office in Doylestown, Pennsylvania, and from our seven full-service banking offices located in Plumsteadville, Philadelphia, Warrington and Huntingdon Valley, Pennsylvania and Mount Laurel, New Jersey. We also operate a limited service branch in Philadelphia, Pennsylvania. Our administrative offices and executive offices are located in Doylestown, Pennsylvania. Our Business Banking office is located in Philadelphia, Pennsylvania. We have loan production and sales offices located in Mount Laurel, New Jersey, Doylestown, Pennsylvania, Huntingdon Valley, Pennsylvania, and Wilmington, Delaware; and a loan origination office in Montgomeryville, Pennsylvania. Our primary market area includes Montgomery, Bucks and Philadelphia Counties in Pennsylvania, Burlington County in New Jersey and New Castle County in Delaware. Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, commercial real estate loans (including multi-family loans), construction loans, home equity loans and lines of credit and, to a lesser extent, consumer loans. We retain our loans in portfolio depending on market conditions, but we primarily sell our fixed-rate one- to four-family residential mortgage loans in the secondary market. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments and loan sales. Our primary sources of funds are deposits, Federal Home Loan Bank (“FHLB”) advances and principal and interest payments on loans and securities.

Our results of operations depend primarily on our net interest income which is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gains recognized from the sale of residential mortgage loans in the secondary market, fees for customer services, gain (loss) from derivative instruments and sales of securities. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy, data processing related operations, professional fees and other expenses.

Our results of operations also may be affected significantly by general, regional, and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

We intend to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our consumer and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. Our core business strategies are to:

•

Continue to Originate and Sell Certain Residential Real Estate Loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. During the year ended December 31, 2021, we originated $614.1 million in one- to four-family residential real estate loans held for sale, selling $670.6 million in one- to four-family residential real estate loans held for sale for gains on sale of $14.9 million. We intend to continue to sell in the secondary market most of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate to increase non-interest income and manage the overall duration of our loan portfolio. We also intend to hold an appropriately sized portfolio of jumbo adjustable-rate one- to four-family residential real estate loans in order to increase interest income and help manage our interest rate risk. At December 31, 2021, we had $32.8 million in jumbo one- to four-family residential real estate loans, which represented 30.8% of our one- to four-family residential real estate loan portfolio compared to $73.8 million or 52.0% of our one- to four-family residential real estate loan portfolio at December 31, 2020.

•	Increase Commercial Real Estate and Commercial business. In 2019, we established a new business banking division which greatly expanded the Bank’s commercial real estate and commercial business portfolios. The inclusion of commercial real estate and commercial business loans may increase the yield on the loan portfolio and should help reduce interest rate risk while maintaining what we believe are conservative underwriting standards.

•

Maintain High Asset Quality. Strong asset quality is critical to the long-term financial success of a community bank. We attribute our high asset quality to maintaining conservative underwriting standards, the diligence of our loan servicing personnel and the stability of the local economy. At December 31, 2021, our non-performing assets to total assets ratio was 1.14%. Because a substantial amount of our loans are secured by real estate, the level of our non-performing loans has been low in recent years. We adhere to a credit culture that is supported by strong underwriting standards and believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

•

Maintain Level of Core Deposits. We plan to continue to market our transaction and savings accounts, emphasizing our high-quality, personalized customer service coupled with customer-facing technologies. We also offer the convenience of technology-based products, such as remote deposit capture, internet banking, mobile banking and mobile capture. Our ratio of core (non-time) deposits to total deposits was 93.1% at December 31, 2021.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The following represents our critical accounting policies:

Allowance for loan losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity, home equity lines of credit and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

•	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

•	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans;

•	Nature and volume of the portfolio and terms of loans;

•	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications;

•	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and

•	Effect of external factors, such as competition and legal and regulatory requirements.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the Pennsylvania Department of Banking and Securities, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Investment Securities. Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not it will be required to sell the security prior to an anticipated recovery of fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit losses) and (b) the amount of the total other-than-temporary impairment related to other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Derivative Instruments and Hedging Activities. We use derivative instruments as part of our overall strategy to manage our exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, we do not use derivatives for speculative purposes. All of our derivative instruments that are measured at fair value on a recurring basis and are included in the consolidated statements of financial condition as mortgage banking derivatives and other liabilities. The fair value of our derivative instruments, other than Interest Rate Lock Commitments (“IRLC”) is determined by utilizing quoted prices from dealers in such securities or third-party models utilizing observable market inputs. The fair value of the Company’s IRLC instruments are based upon the underlying mortgage loan adjusted for the probability of such commitments being exercised and estimated costs to complete and originate the loan. The changes in the fair value of derivative instruments are included in non-interest income in the consolidated statements of income.

To be announced securities (“TBAs”) are “forward delivery” securities considered derivative instruments under derivatives and hedging accounting guidance, (FASB ASC 815). We utilize TBAs to protect against the price risk inherent in derivative loan commitments. TBAs are valued based on forward dealer marks from our approved counterparties. We utilize a third-party market pricing service, which compiles current prices for instruments from market sources and those prices represent the current executable price. TBAs are recorded at fair value on the consolidated statements of financial condition in mortgage derivatives and other liabilities with changes in fair value recorded in non-interest income in the consolidated statements of income.

Loan commitments that are derivatives are recognized at fair value on the consolidated statements of financial condition as mortgage banking derivatives and as other liabilities with changes in their fair values recorded as a gain in hedging instruments in non-interest income in the consolidated statements of income. Outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. We are subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. We have used mandatory commitments to substantially reduce these risks.

Paycheck Protection Program (“PPP”)

The Company participated in two rounds of the United States Small Business Administration’s (“SBA”) PPP, successfully processing over 800 applications totaling approximately $126.0 million. As of December 31, 2021, the Company with an outstanding PPP balance of $22.9 million. For the years ended December 31, 2021 and 2020, the Company recognized approximately $3.2 million and $528,000, respectively in fees and interest income related to the PPP loan. Through mid-March 2022, the Company received approximately $115.6 million in PPP forgiveness from the SBA. The processing fee income is deferred and recognized over the contractual life of the loan or accelerated if the loan is forgiven. The PPP loans have a two-year to four-year term and earn interest at 1%. The SBA fully guarantees the principal and interest, unless the lender violated an obligation under the agreement. The Company did not include the PPP loans in the allowance for loan loss calculation as loan losses, if any, are anticipated to be immaterial.

Main Street Lending Program

In December 2020, the Company participated in the Main Street Lending Program established by the Federal Reserve to support lending to small and medium-sized for-profit businesses and nonprofit organizations that were in sound financial condition before the onset of the COVID-19 pandemic. The program ended on January 8, 2021. At December 31, 2020, the Company funded approximately $31.1 million in loans. The Company retained approximately 5% or $1.6 million outstanding balance at December 31, 2021 and 2020 as 95% of the originated loans were sold to the Federal Reserve of Boston as part of the program.

Deferral Requests

The Company has worked with the customers impacted by COVID-19 to provide short-term assistance up to nine months in accordance with regulatory guidelines. Commercial borrowers requesting assistance have been offered either a 90-day principal and interest deferral or a 90-day interest only with a potential deferral of up to two additional months. These deferrals do not constitute Troubled Debt Restructurings (“TDRS”) because they met the requirements under section 4013 of the CARES Act. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019, will be considered current for COVID-19 modifications. A financial institution can then use FASB agreed upon temporary changes to GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR and suspend any determination of a loan modified as a result of COVID-19 being a TDR, including the requirement to determine impairment for accounting purposes. Similarly, FASB has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief are not TDRs.

Residential borrowers needing assistance have been offered a 90-day principal and interest deferral with a potential additional 90-day deferral. As of December 31, 2021, the Company had no deferral requests compared to two residential one-to four-family loan deferral requests and one commercial real estate loan deferral request totaling $1.8 million in outstanding loans as of December 31, 2020.

Comparison of Financial Condition at December 31, 2021 and December 31, 2020

Total Assets

Total assets decreased $301.5 million, or 35.1% to $560.1 million at December 31, 2021, from $861.6 million at December 31, 2020. The decrease was primarily the result of decreases of $293.8 million in cash and cash equivalents and $43.0 million in net loans held for sale, offset by increases of $21.0 million in investment securities, $11.4 million in loans receivable, net, $1.4 million in mortgage servicing rights, $1.0 million in right-of-use assets, and $1.5 million in other assets. Cash and cash equivalents decreased $293.8 million to $120.8 million at December 31, 2021, from $414.6 million at December 31, 2020, as a result of anticipated outflows of retail deposits from certain accounts as discussed below.

Cash and cash equivalents

Cash and cash equivalents decreased $293.8 million to $120.8 million at December 31, 2021 from $414.6 million at December 31, 2020. In December 2020, the Company experienced a decrease in cash as a result of a decrease in retail deposits in our core deposits from certain accounts which were temporary and that a significant portion were dispersed during the first quarter of 2021.

Investment Securities

Investment securities increased by $21.0 million, or 89.4% to $44.5 million at December 31, 2021 from $23.5 million at December 31, 2020. The increase was primarily due to was primarily due to purchase of $33.3 million of primarily of mortgage-backed, U.S governmental and agency securities and corporate notes offset by $11.8 million in proceeds from sales and maturities and principal repayments during the year ended December 31, 2021, and a $547,000 net unrealized loss on available-for-sale securities.

Net Loans

Net loans increased $11.5 million to $325.3 million at December 31, 2021, from $313.8 million at December 31, 2020. Commercial real estate loans increased by $48.2 million to $116.9 million at December 31, 2021, from $68.7 million at December 31, 2020. Construction loans increased $35.6 million to $42.9 million at December 31, 2021, from $7.3 million at December 31, 2020. Finally, commercial business loans increased by $6.0 million to $30.2 million at December 31, 2021, from $24.2 million at December 31, 2020. Offsetting these increases, was a $35.6 million decrease in one- to four-family residential real estate loans from $141.9 million at December 31, 2020, to $106.3 million at December 31, 2021, and a $821,000 decrease in home equity and HELOC loans from $4.0 million at December 31, 2020, to $3.2 million at December 31, 2021. The Company participated in round 1 and 2 of PPP, processing over 800 applications totaling approximately $126.0 million. As of December 31, 2021, the Company with an outstanding PPP balance of $22.9 million.

In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending AMA-approved medical schools in Caribbean nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At December 31, 2021, the balance of the private education loans was $4.4 million. The private student loans were made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At December 31, 2021, there was one loan with a balance of approximately $39,000 that was past due 90 days or more.

Loans Held For Sale

Loans held for sale decreased $43.0 million to $40.5 million at December 31, 2021 from $83.5 million at December 31, 2020. This decrease was primarily a result of originations of $614.1 million of one- to four-family residential real estate loans during the year ended December 31, 2020 and net of principle sales of $670.6 million of loans in the secondary market during this same period.

Deposits

Deposits decreased $266.8 million, or 36.5%, to $464.0 million at December 31, 2021, from $730.8 million at December 31, 2020. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) decreased $236.9 million, or 35.4%, to $431.8 million at December 31, 2021, from $668.7 million at December 31, 2020, as there was an anticipated decrease in certain retail accounts in our core deposits during the first quarter of 2021. Certificates of deposit decreased $29.9 million, or 48.1%, to $32.2 million at December 31, 2021, from $62.1 million at December 31, 2020, because of decreases of $10.0 million of certificates of deposit issued through brokers and $19.9 million in retail certificates of deposit.

Advances from the Federal Home Loan Bank

During July 2020, the Company refinanced advances of $27.0 million from the Federal Home Loan Bank to reduce the cost of borrowing. The Company incurred a prepayment fee of $810,000. The advances of $27.0 million were refinanced to a five-year term at 85 basis points with an effective rate of 1.45% including the impact of the prepayment fee. The refinancing was accounted for as a loan modification. As of December 31, 2021 and December 31, 2020, the Company had $26.4 million and $26.3 million in advances outstanding.

Advances from the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”)

Advances from the Federal Reserve PPPLF decreased $45.6 million from $48.7 million at December 31, 2020 to $3.1 million at December 31, 2021, as a result of repayments from PPP loan forgiveness from the SBA.

Subordinated Debt

On May 28, 2021, the Company issued a $10.0 million subordinated note. This note has a maturity date of May 28, 2031, and bears interest at a fixed rate of 4.50% per annum through May 28, 2026. Thereafter, the note rate is adjustable and resets quarterly based on the then current 90-day average Secured Overnight Financing Rate (“SOFR”) plus 325 basis points for U.S. dollar denominated loans as published by the Federal Reserve Bank of New York. The Company may, at its option, at any time on an interest payment date, on or after May 28, 2026, redeem the notes, in whole or in part, at par plus accrued interest to the date of redemption. The balance of subordinated debt, net of unamortized debt issuance costs, was $10.0 million at December 31, 2021.

Total Shareholders’ Equity

Total shareholders’ equity increased $3.7 million, or 9.5%, to $42.6 million at December 31, 2021, from $38.9 million at December 31, 2020, primarily as a result of net income of $4.1 million for the year ended December 31, 2021, share based compensation expense of $240,000 and ESOP shares committed to be released of $166,000 and stock option exercises of $28,000. Offsetting these increases was other comprehensive loss of $386,000 due to fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $391,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Comparison of Statements of Income for the Year Ended December 31, 2021 and 2020

General

Net income decreased $1.7 million, or 29.3%, to $4.1 million for the year ended December 31, 2021 from $5.8 million for the year ended December 31, 2020. The decrease in net income for the year ended December 31, 2021 was primarily due to a decrease of $3.5 million in in non-interest income and $3.4 million increase in non-interest expense partially offset by an increase of $3.8 million in net interest income, decrease of $740,000 in income tax expense and $555,000 in provision for loan losses as compared to the year ended December 31, 2020.

Interest Income

Total interest income increased $2.9 million, or 21.0%, to $16.7 million for the year ended December 31, 2021 from $13.8 million for the year ended December 31, 2020. The increase was primarily the result of a $2.6 million increase in interest and fees on loans, $214,000 increase in interest on investment securities and a $23,000 increase in interest-earning deposits with banks. The average balance of our interest-earning assets increased by $148.0 million to $562.9 million for the year ended December 31, 2021 as compared to $414.9 million for the year ended December 31, 2020. The increase was primarily a result of increases in the average balance of interest-earning deposits of $97.4 million, average balance of loans of $38.3 million and $12.3 million in the average balance of investment securities. The average yield on our interest-earning assets decreased 36 basis points to 2.97% for the year ended December 31, 2021 as compared to 3.33% for the year ended December 31, 2020 primarily as a result of a lower average yield on cash and cash equivalents and investment securities as short-term rates declined.

Interest and fees on loans increased $2.6 million, or 19.8%, to $15.7 million for the year ended December 31, 2021 from $13.1 million for the year ended December 31, 2020. This increase resulted from a $38.3 million increase in the average balance of loans to $388.8 million for the year ended December 31, 2021 from $350.5 million for the year ended December 31, 2020, primarily as a result of an increase in the average balance of PPP loans, loans held for sale, commercial real estate and other commercial business offset by a decrease in the average balance in one-to four-family residential real estate loans. The average yield on loans increased 32 basis points to 4.05% for the year ended December 31, 2021 from 3.73% for the year ended December 31, 2020.

Interest and dividends on investments, mortgage-backed securities and collateralized mortgage obligations increased $224,000, or 46.4%, to $706,000 for the year ended December 31, 2021 from $482,000 for the year ended December 31, 2020. Interest on investment securities increases as a result of $232,000 increases in interest income on U.S. Government Agency securities, corporate bonds and municipal securities to $572,000 from $340,000 for the year ended December 31, 2020 offset by a decrease of $8,000 or 5.6% in interest income on mortgage-backed securities and collateral mortgage obligation securities to $134,000 for the year ended December 31, 2021, from $142,000 for the year ended December 31, 2020. The average yield on investment securities to 2.12% for the year ended December 31, 2021 from 2.31% for the year ended December 31, 2020. The average balance of investment securities increased by $12.3 million to $33.2 million for the year ended December 31, 2021, from $20.9 million for the year ended December 31, 2020.

Interest on interest-earning deposits increased $23,000 to $181,000 for the year ended December 31, 2021 from $158,000 for the year ended December 31, 2020 due to an increase in the average balance of interest-earning deposits of $97.4 million to $139.1 million for the year ended December 31, 2021, from $41.7 million for the year ended December 31, 2020. Offsetting this increase, was a decrease of 25 basis points in the average yield on interest-earning deposits with banks to 0.13% for the year ended December 31, 2021, from 0.38% for the year ended December 31, 2020.

Interest Expense

Total interest expense decreased $930,000 to $2.2 million for the year ended December 31, 2021 from $3.1 million for the year ended December 31, 2020 primarily due to a $1.0 million decrease in interest on deposits, $128,000 decrease in interest expense on advances from the Federal Home Loan Bank and $47,000 decrease in interest expense on advances from the PPPLF offset by an increase of $268,000 in interest expense from subordinated debt.

Interest on deposits decreased $1.0 million to $1.5 million for the year ended December 31, 2021 from $2.5 million for the year ended December 31, 2020 as a result of a decrease in average cost of deposits of 50 basis points to 0.37% for the year ended December 31, 2021 from 0.87% for the year ended December 31, 2020. Offsetting this decrease, was an increase in the average interest-bearing deposits of $112.2 million to $401.3 million during the year ended December 31, 2021 as compared to $289.1 million during the year ended December 31, 2020. This increase was primarily the result of a $125.8 million increase in the average balance of our core deposit accounts offset by a decrease of $13.6 million in the average balance of our certificates of deposit. The average rate paid on money market deposits was 0.57% for the year ended December 31, 2021 compared to 0.70% for the year ended December 31, 2020. The decrease in the balance of our certificates of deposit of $13.6 million from $61.7 million for the year ended December 31, 2020, to $48.1 million for the year ended December 31, 2021, was primarily the result of a $9.9 million decrease in the average balance of certificates of deposit issued through brokers from $14.3 million for the year ended December 31, 2020 to $4.4 million for the year ended December 31, 2021 and a decrease of $3.7 million in the average balance in retail certificates of deposit. The average cost of certificates of deposit was 0.90% for the year ended December 31, 2021, as compared to 1.60% for the year ended December 31, 2020.

Interest on advances from the Federal Home Loan Bank decreased $128,000 to $395,000 for the year ended December 31, 2021 from $523,000 for the year ended December 31, 2020 as a result of a decrease in the average balance of Federal Home Loan Bank advances. The average balance of Federal Home Loan Bank advances decreased by $2.7 million to $26.3 million during the year ended December 31, 2021 as compared to $29.0 million during the year ended December 31, 2020. In addition, the average cost of Federal Home Loan Bank advances decreased by 30 basis points to 1.50% for the year ended December 31, 2021 from 1.80% for the year ended December 31, 2020. During the July 2020, the Company refinanced advances of $27.0 million from the Federal Home Loan Bank to reduce the cost of borrowings.

Interest expense on advances from the PPPLF decreased $47,000 to $72,000 for the year ended December 31, 2021 from $119,000 for the year ended December 31, 2020. The decrease was primarily the result of a $7.3 million decrease in the average balance in advances from the PPPLF to $23.9 million for the year ended December 31, 2021 from $30.5 million for the year ended December 31, 2020, and a decrease in average cost of advances from the PPPLF to 30 basis points for the year ended December 31, 2021, from 39 basis points for the same period in 2020.

Interest expense on subordinated debt was $268,000 for the year ended December 31, 2021. On May 28, 2021, the Company sold and issued a $10.0 million in aggregate principal amount 4.50% fixed to floating rate subordinated note due 2031.

Net Interest Income

Net interest income increased $3.8 million, or 35.5%, to $14.5 million for the year ended December 31, 2021 from $10.7 million for the year ended December 31, 2020 as our net interest-earning assets increased by $39.6 million to $105.9 million for the year ended December 31, 2021 from $66.3 million for the year ended December 31, 2020. Our interest rate spread increased by 5 basis points to 2.48% for the year ended December 31, 2021 from 2.43% for the year ended December 31, 2020. Our net interest margin was 2.57% for the year ended December 31, 2021 and 2020.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	For the Year Ended December 31,
	2021			2020
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$388,814	$15,734	4.05%	$350,521	$13,087	3.73%
Cash and cash equivalents	139,050	181	0.13%	41,726	158	0.38%
Investment securities	33,243	706	2.12%	20,886	482	2.31%
Restricted investment in bank stock	1,829	87	4.76%	1,730	96	5.55%

Total interest-earning assets	562,936	16,708	2.97%	414,863	13,823	3.33%
Non-interest-earning assets	27,006			18,665

Total assets	$589,942			$433,528

Interest-bearing liabilities:
Demand deposits	$178,279	$320	0.18%	$119,277	$809	0.68%
Money market deposit accounts	89,460	507	0.57%	50,733	357	0.70%
Passbook and statement savings accounts	34,003	48	0.14%	26,851	43	0.16%
Checking accounts	51,463	169	0.33%	30,523	304	1.00%
Certificates of deposit	48,129	434	0.90%	61,688	988	1.60%

Total deposits	401,334	1,478	0.37%	289,072	2,501	0.87%
Federal Home Loan Bank advances	26,338	395	1.50%	29,010	523	1.80%
Federal Reserve PPPLF	23,880	72	0.30%	30,507	119	0.39%
Subordinated debt	5,503	268	4.87%	—	—	0.00%

Total interest-bearing liabilities	457,055	2,213	0.48%	348,589	3,143	0.90%

	For the Year Ended December 31,
	2021			2020
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

	(Dollars in thousands)
Non-interest-bearing liabilities:
Checking	80,312			40,152
Other	13,495			10,512

Total liabilities	550,862			399,253
Shareholders’ Equity	39,080			34,275

Total liabilities and Shareholders’ equity	$589,942			$433,528

Net interest income		$14,495			$10,680

Interest rate spread (2)			2.48%			2.43%
Net interest-earning assets (3)	$105,881			$66,274

Net interest margin (4)			2.57%			2.57%
Average interest-earning assets to average interest-bearing liabilities			123.17%			119.01%

(1)	Includes loans held for sale.
(2)	Interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For Year Ended December 31, 2021 vs 2020
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$1,498	$1,149	$2,647
Cash and cash equivalents	180	(157)	23
Investment securities	265	(41)	224
Restricted investment in bank stock	5	(14)	(9)

Total interest-earning assets	1,948	937	2,885

Interest-bearing liabilities:
Demand deposits	282	(771)	(489)
Money market deposit accounts	231	(81)	150
Passbook and statement savings accounts	10	(5)	5
Checking accounts	138	(273)	(135)
Certificates of deposit	(249)	(305)	(554)

Total deposits	412	(1,435)	(1,023)

	For Year Ended December 31, 2021 vs 2020
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Federal Home Loan Bank advances	(51)	(77)	(128)
Federal Reserve PPPLF	119	(166)	(47)
Subordinated debt	268	—	268
Securities sold under agreements to repurchase	—	—	—

Total interest-bearing liabilities	748	(1,678)	(930)

Change in net interest income	$1,200	$2,615	$3,815

Provision for Loan Losses

We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimated at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of non-performing loans. The amount of the allowance is based on estimates, and actual losses may vary from such estimates as more information becomes available or economic conditions change.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance. Provision for loan losses decreased by $555,000 to $553,000 for the year ended December 31, 2021, reflecting improvement in economic factors previously impacted by COVID-19 compared to the prior year. During the year ended December 31, 2021, total charge-offs of $210,000 were recorded and $8,000 of recoveries were received. During the year ended December 31, 2020, total charge-offs of $529,000 were recorded and $1,000 of recoveries were received.

Non-Interest Income

Non-interest income decreased $3.5 million to $13.4 million for the year ended December 31 2021, from $16.9 million for the year ended December 31, 2020. The decrease in non-interest income compared to the same period in 2020 was primarily due to was primarily due to decreases of $2.8 million in change in fair value of loans held-for-sale and $2.7 million in loss from derivative instruments offset by increases of $1.6 million in the gain on sale of loans and $349,000 in fees for customer services. The decrease in fair value of loans held for sale of $2.8 million for the year end December 31, 2021 compared to same period in 2020 was primarily due to a decrease in the loans held for sale balance, from $83.5 million at December 31, 2020, to $40.5 million at December 31, 2021. Loss from derivative instruments, net increased $2.7 million from a gain of $1.5 million for the year ended December 31, 2020 to a loss of $1.2 million for the year ended December 31, 2021. Offsetting these decreases, was a $1.6 million increase in the gain on sale of loans, net to $14.9 million for the year ended December 31, 2021 from $13.3 million for the year ended December 31, 2020 primarily as a result of higher loan sales which increased $69.8 million from $600.8 million for the year ended December 31, 2020, to $670.6 million for the year ended December 31, 2021. Fees for customer services increased $349,000 to $495,000 for the year ended December 31 2021, from $146,000 for the year ended December 31, 2020 primarily as a result of an increase in cash management fees compared to the prior year.

Non-Interest Expense

Non-interest expense increased $3.4 million, or 18.4%, to $21.9 million for the year ended December 31, 2021, from $18.5 million for the year ended December 31, 2020. The increase for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily reflected increases of $2.2 million in salaries and employee benefits, $418,000 in other expenses, $424,000 in occupancy expenses, $304,000 in data processing-related operations costs, $224,000 in federal deposit insurance premiums and $190,000 in professional fees offset by a $418,000 decrease in mortgage operation expenses.

Salaries and employee benefits expense increased by $2.2 million to $13.7 million for the year ended December 31, 2021 from $11.5 million for the year ended December 31, 2020. Salaries increased as full time equivalent (FTE) employees increased to one-hundred-forty-three as of December 31, 2021 from one-hundred-twenty-six as of December 31, 2020 primarily resulting from the expansion of Company’s lending operations and business banking operations. Other expenses increased $418,000 or 28.4%, to $1.9 million for the year ended December 31, 2021 from $1.5 million for the year ended December 31, 2020 due to increased expenses related to organizational expenses as we continue to grow and expand into new markets. Occupancy expenses increased $424,000, or 18.3% to $2.3 million for the year ended December 31, 2021 from $1.9 million for the year ended December 31, 2020 primarily from increases in expenses related to leases of additional offices space compared to the same period in 2020. Data processing related operations costs increased $304,000, or 26.2% to $1.5 million for the year ended December 31, 2021 from $1.2 million for the year ended December 31, 2020 as a result of expansion of locations, increased loan originations, increased information technology projects, and outsourcing of the PPP forgiveness process. Federal deposit insurance premiums increased $224,000 to $490,000 for the year ended December 31, 2021 from $266,000 from the year ended December 31, 2020, as the average balance of interest- bearing deposits increased $112.2 million from $289.1 million for the year ended December 31, 2020 to $401.3 million for the year ended December 31, 2021. Professional fees increased $190,000, or 24.3% to $971,000 for the year ended December 31, 2021 from $781,000 for the year ended December 31, 2020. Offsetting these increases was a decrease of $418,000 in mortgage operation expenses which decreased to $522,000 for the year ended December 31, 2021 from $940,000 for the year ended December 31, 2020. The decrease in mortgage operation expenses was a result of a decreased reserves for early payoffs (“EPO”) as compared to prior year. The EPO reserve is for loan pay-offs within six-months to the sale of an investor where the premium is to be paid back and pair-off fees for failure to deliver into a loan commitment when the mortgage loan has closed.

Income Tax Expense

Income tax expense was $1.5 million for the year ended December 31, 2021 compared to $2.2 million for the year ended December 31, 2020. Federal income taxes included in total taxes for the year ended December 31, 2021 and 2020 were $1.1 million and $1.5 million, respectively, with effective federal tax rates of 19.1% and 19.3%, respectively.

Pennsylvania state tax was $308,000 and $637,000, respectively, with effective rates of 5.6% and 8.0%, respectively. The decrease in the effective tax rate for the year ended December 31, 2021 compared to the same period a year ago reflected a decrease in income before taxes. In addition, included in total taxes for the year ended December 31, 2021 and 2020, was $103,000 and $29,000 of New Jersey state tax.

Liquidity and Capital Resources

Liquidity Management. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from sales, maturities and calls of securities. In addition, we can use brokered certificates of deposit as a funding source of our asset base. As of December 31, 2021, there were no brokered certificates of deposit outstanding. As of December 31, 2020, the Company had brokered certificates of deposit of $10.0 million, or 1.2% of total asset with an average cost of 1.43%.

We also have the ability to borrow from the Federal Home Loan Bank of Pittsburgh. Huntingdon Valley Bank had Federal Home Loan Bank of Pittsburgh advances of $27.0 million outstanding with unused borrowing capacity of $50.6 million as of December 31, 2021. Additionally, at December 31, 2021, we had the ability to borrow $3.0 million from the Atlantic Community Bankers Bank. We have not borrowed against the credit lines with the Atlantic Community Bankers Bank for the year ended December 31, 2021.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2021.

We monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short-and intermediate-term securities.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents, which include federal funds sold and interest-earnings deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2021, cash and cash equivalents totaled $120.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $44.5 million at December 31, 2021.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was $42.9 million and ($37.4) million for the year ended December 31, 2021 and 2020, respectively. Net cash used in investing activities, which consists primarily of disbursements for loans originations and the purchase of securities, offset by principal collections on loans and proceeds from maturing securities, was $32.2 million and $62.5 million for the year ended December 31, 2021 and 2020, respectively. During the year ended December 31, 2021 and 2020, we sold $5.5 million and $4.9 million, respectively, in securities available-for-sale. Net cash (used in) provided by financing activities was ($304.5) million and $493.9 million for the year ended December 31, 2021 and 2020, respectively. Net cash used in financing activities for the year ended December 31, 2021 consisted primarily of a decrease in deposits of $266.8 million, repayments of $45.6 million from the PPPLF offset by proceeds of $10.0 million from the issuance of subordinated debt. Net cash provided by financing activities for the year ended December 31, 2020 consisted primarily of increases in deposits of $447.1 million, net proceeds of $48.7 million from the PPPLF offset by purchase of treasury stock of $1.1 million and net repayments of $810,000 of borrowings from the Federal Home Loan Bank.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Certificates of deposit due within one year of December 31, 2021, totaled $24.7 million, or 5.3%, of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Capital Management. Huntingdon Valley Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning Statement of Financial Condition assets and off-balance sheet items to broad risk categories. At December 31, 2021, Huntingdon Valley Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2021, we had outstanding commitments to originate loans of $48.1 million and unused lines of credit totaling $70.2 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2021 totaled $24.7 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for equipment, agreements with respect to borrowed funds and deposit liabilities.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

At or For the Quarter and Nine Months Ended September 30, 2022 and 2021

Comparison of Statements of Financial Condition at September 30, 2022 and at December 31, 2021

Total Assets

Total assets increased $43.2 million to $603.3 million at September 30, 2022, from $560.1 million at December 31, 2021. The increase was primarily the result of increases of $119.2 million in loans receivable, net, $41.4 million in investment securities, $3.6 million in bank-owned life insurance and $1.4 million in other assets which were offset by decreases of $93.7 million in cash and cash equivalents, $24.9 million in loans held-for-sale and $3.2 million in mortgage servicing rights.

Cash and cash equivalents

Cash and cash equivalents decreased $93.7 million to $27.1 million at September 30, 2022, from $120.8 million at December 31, 2021, primarily as a result of funding of loans and purchases of investment securities.

Investment Securities

Investment securities increased $41.4 million or 93.0%, to $85.9 million at September 30, 2022, from $44.5 million at December 31, 2021. The increase was primarily due to purchases of $61.9 million of U.S. Treasury securities, mortgage-backed, collateralized mortgage obligations and corporate notes offset by $15.8 million in proceeds from sales and maturities and principal repayments during the nine months ended

September 30, 2022 and a $4.6 million net unrealized loss on available-for-sale securities. The increase in comprehensive loss in the available-for-sale portfolio reflects recent increases in market interest rates.

At September 30, 2022, our held-to-maturity portion of the securities portfolio, at amortized cost, was $29.9 million, and our available-for-sale portion of the securities portfolio, at fair value, was $56.0 million compared to $44.5 million available-for-sale portion of the securities portfolio at December 31, 2021. During the quarter ending June 30 2022, the Company transferred $30.2 million of investment securities from available-to-sale to held-to-maturity.

Net Loans

Net loans increased $119.2 million to $444.4 million at September 30, 2022, from $325.2 million at December 31, 2021. Commercial real estate loans increased by $60.6 million to $177.5 million at September 30, 2022, from $116.9 million at December 31, 2021 and there was a $22.5 million increase in commercial business loans to $52.7 million at September 30, 2022, from $30.2 million at December 31, 2021. In addition, one-to-four family residential real estate loans increased $38.7 million from $106.3 million at December 31, 2021, to $145.0 million at September 30, 2022. Finally, construction loans increased $20.2 million to $63.1 million at September 30, 2022, from $42.9 million at December 31, 2021. Offsetting these increases, was a $20.9 million decrease in SBA Paycheck Protection Program (“PPP”) loans from Rounds 1 and 2 to $2.0 million at September 30, 2022 from $22.9 million at December 31, 2021 as a result of PPP loan forgiveness from the SBA. Finally, there was a $1.0 million decrease in home equity and HELOC loans from $3.2 million at December 31, 2021, to $2.2 million at September 30, 2022.

In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending AMA-approved medical schools in Caribbean nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At September 30, 2022, the balance of the private education loans was $3.7 million. The private student loans were made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At September 30, 2022, there were two loans with a balance of approximately $49,000 that were past due 90 days or more.

Loans Held For Sale

Loans held for sale decreased $24.9 million to $15.6 million at September 30, 2022 from $40.5 million at December 31, 2021 as a result of originations of $221.7 million of one-to-four family residential real estate loans during the nine months ended September 30, 2022, and net of principal sales of $251.5 million of loans in the secondary market during this same period.

Total Liabilities

Total liabilities increased $44.3 million to $561.8 million at September 30, 2022 from $517.5 million at December 31, 2021 primarily as a result of a $40.1 million increase in deposits and $10.1 million increase in advances from the FHLB, which were offset by a $3.1 million decrease in advances from the Federal Reserve’s Paycheck Protection Program liquidity facility (“PPPLF”) and $2.0 million decrease in other liabilities.

Deposits

Deposits increased $40.1 million to $504.1 million at September 30, 2022 from $464.0 million at December 31, 2021. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) increased $22.5 million to $454.3 million at September 30, 2022 from $431.8 million at December 31, 2021. Certificates of deposit increased $17.6 million to $49.8 million at September 30, 2022 from $32.2 million at December 31, 2021. The increase in certificate of deposits was the result of a $23.0 million increase of certificates of deposit issued through brokers offset by a $5.4 million decrease in retail growth of certificates of deposit.

Advances from the Federal Home Loan Bank

Advances from the FHLB increased $10.1 million from $26.4 million at December 31, 2021 to $36.5 million at September 30, 2022 primarily to fund our loan growth.

Advances from the Federal Reserve PPPLF

As of September 30, 2022, there were no advances from the Federal Reserve PPPLF as a result of repayments of $3.1 million from PPP loan forgiveness from the SBA compared to $3.1 million at December 31, 2021.

Subordinated Debt

On May 28, 2021, the Company issued a $10.0 million subordinated note. This note has a maturity date of May 28, 2031, and bears interest at a fixed rate of 4.50% per annum through May 28, 2026. Thereafter, the note rate is adjustable and resets quarterly based on the then current 90-day average Secured Overnight Financing Rate (“SOFR”) plus 325 basis points for U.S. dollar denominated loans as published by the Federal Reserve Bank of New York. The Company may, at its option, at any time on an interest payment date, on or after May 28, 2026, redeem the note, in whole or in part, at par plus accrued interest to the date of redemption. The balance of subordinated debt, net of unamortized debt issuance costs, was $10.0 million at September 30, 2022 and December 31, 2021.

Total Shareholders’ Equity

Total shareholders’ equity decreased $1.2 million to $41.4 million at September 30, 2022, compared to $42.6 million at December 31, 2021. This decrease is primarily as a result of comprehensive losses of $3.2 million due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio which reflects recent increases in market interest rates and $273,000 in treasury stock repurchases primarily as part of the stock repurchase plan. Offsetting these decreases was net income of $1.9 million for the nine months ended September 30, 2022, share based compensation expense of $262,000, ESOP shares committed to be released of $46,000 and a stock option exercise of $21,000.

Comparison of Statements of Income for the Three Months Ended September 30, 2022 and September 30, 2021

General

Net income decreased $412,000 to $705,000 for the three months ended September 30, 2022, from $1.1 million for the three months ended September 30, 2021. The decrease in net income for the three months ended September 30, 2022, was primarily due to a decrease of $1.6 million in non-interest income and $379,000 increase in provision for loan losses offset by a $1.4 million increase in net interest income, a $231,000 decrease in income taxes. Non-interest expense was $5.6 million for both of the three months ended September 30, 2022 and 2021.

Interest Income

Total interest income increased $1.6 million, or 34.8`%, to $6.2 million for the three months ended September 30, 2022, from $4.6 million for the three months ended September 30, 2021. The increase was primarily the result of increases in interest and fees on loans of $1.2 million, interest on investment securities of $339,000 and $106,000 in interest on interest-earning deposits with banks. The average yield on our interest-earning assets increased 95 basis points to 4.51% for the three months ended September 30, 2022, as compared to 3.56% for the three months ended September 30, 2021. Total average interest-earning assets increased $39.2 million to $551.2 million for the three months ended September 30, 2022, from $512.0 million for the three months ended September 30, 2021. The increase was primarily the result of increases in 55.3 million in the average balance of investment securities and the average balance of loans of $31.6 million offset by a decrease of $47.8 million in average balance of interest-earning deposits with banks.

Interest and fees on loans increased $1.2 million to $5.5 million for the three months ended September 30, 2022, from $4.3 million for the same period in 2021. This increase was primarily due to an increase in the average loans outstanding of $31.6 million, which increased to $423.8 million for the three months ended September 30, 2022, from $392.2 million for the three months ended September 30, 2021. In addition, there was an increase in the average yield on loans which increased 80 basis point to 5.21% for the three months ended September 30, 2022, versus 4.41% for the three months ended September 30, 2021. The increase in average loans was primarily a result of increases in the average balances of commercial real estate, other commercial business and construction loans offset by a decrease in the average balances of PPP loans and loans held for sale.

Interest income on interest-earning deposits increased by $106,000 to $140,000 for the three months ended September 30, 2022, from $34,000 for the three months ended September 30, 2021, primarily due to an increase of 147 basis points in the average yield on interest-earning deposits with banks to 1.64% for the three months ended September 30, 2022, from 0.17% for the three months ended September 30, 2021. Offsetting this increase, was a decrease in the average balance of interest-earning deposits of $47.8 million to $34.1 million for the three months ended September 30, 2022, from $81.9 million for the three months ended September 30, 2021.

Interest on investment securities increased by $339,000 to $527,000 for the three months ended September 30, 2022, from $188,000 for the three months ended September 30, 2021, respectively as the average balance of investment securities increased by $55.3 million to $91.4 million for the three months ended September 30, 2022, from $36.1 million for the three months ended September 30, 2021. Interest on investment securities increased as a result of a $306,000 increase in income on taxable and non-taxable interest and dividend investments to $456,000 for the three months ended September 30, 2022 from $150,000 for the three months ended September 30, 2021. In addition, interest income on mortgage backed securities and collateralized mortgage obligation securities increased $33,000 to $71,000 for the three months ended September 30, 2022, from $38,000 for the three months ended September 30, 2021. The average yield on total securities increased to 2.31% for the three months ended September 30, 2022, from 2.08% for the three months ended September 30, 2021.

Interest Expense

Total interest expense increased $291,000 to $864,000 for the three months ended September 30, 2022, from $573,000 for the three months ended September 30, 2021, primarily due to a $271,000 increase in interest expense on deposits and a $31,000 increase in interest expense on advances from the FHLB offset by a $10,000 decrease in interest expense on advances from the PPPLF.

Interest expense on deposits increased $271,000 to $621,000 for the three months ended September 30, 2022, from $350,000 for the three months ended September 30, 2021, primarily as a result of an increase in the average cost of deposits of 26 basis points to 0.64% for the three months ended September 30, 2022 from 0.38% for the three months ended September 30, 2021. In addition, the average balance of interest bearing deposits increased $18.5 million from $372.2 million for the three months ended September 30, 2021, to $390.7 million for the three months ended September 30, 2022. This increase was primarily the result of a $24.9 million increase in the average balance of our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) from the three months ended September 30, 2021, to the three months ended September 30, 2022. The average rate paid on money market deposits increased to 0.66% for the three months ended September 30, 2022, from 0.57% for the three months ended September 30, 2021. Offsetting this increase, was a decrease of $6.4 million in the average balance of our certificates of deposits from $42.0 million for the three months ended September 30, 2021, to $35.6 million for the three months ended September 30, 2022. This was primarily the result of decrease of $13.9 million in the average balance in retail certificate of deposits offset by a $7.5 million increase in the average balance of certificates of deposit issued through brokers compared to the three months ended September 30, 2021. The average cost of certificates of deposit was 1.02% for the three months ended September 30, 2022, as compared to 0.80% for the three months ended September 30, 2021.

Interest expense on advances from the PPPLF decreased from $10,000 for the three months ended September 30, 2021 as compared to no expense for the three months ended September 30, 2022. There were no advances from the PPPLF for the three months September 30, 2022 as compared to $14.9 million in average balances for the three months September 30, 2021.

Interest expense on advances from the FHLB increased $31,000 to $130,000 for three months ended September 30, 2022, compared to $99,000 for the three months ended September 30, 2021. The average balance increased $3.4 million to $29.8 million for the three months ended September 30, 2022 from $26.4 million for the three months ended September 30, 2021. The average rate on FHLB advances increased 24 basis points to 1.74% for the three months ended September 30, 2022 from 1.50% for the three months ended September 30, 2021.

Interest expense on subordinated debt was $113,000 for the three months ended September 30, 2022 and $114,000 for the three months ended September 30, 2021. The average balance was $10.0 million for the three months ended September 30, 2022 and 2021, respectively. The average rate on subordinated debt of was 4.52% for the three months ended September 30, 2022 compared to 4.56% for the three months ended September 30, 2021. As previously discussed, on May 28, 2021, the Company issued a $10.0 million principal amount 4.50% fixed to floating rate subordinated note due 2031.

Net Interest Income

Net interest income increased $1.4 million to $5.4 million for the three months ended September 30, 2022, from $4.0 million for the three months ended September 30, 2021. Our net interest-earning assets increased $32.2 million to $120.8 million for the three months ended September 30, 2022, from $88.6 million for the three months ended September 30, 2021. Our interest rate spread increased by 69 basis points to 3.71% for the three months ended September 30, 2022, from 3.02% for the three months ended September 30, 2021. Our net interest margin increased 78 basis points to 3.89% for the three months ended September 30, 2022, from 3.11% for the three months ended September 30, 2021.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances.

	For the Three Months Ended September 30,
	2022			2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (5)	Average Balance	Interest Income/ Expense	Yield/ Cost (5)

	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$423,801	$5,524	5.21%	$392,174	$4,319	4.41%
Interest-earning deposits with banks	34,066	140	1.64%	81,920	34	0.17%
Investment securities	91,408	527	2.31%	36,093	188	2.08%
Restricted investment in bank stock	1,973	30	6.08%	1,854	18	3.88%

Total interest-earning assets	551,248	6,221	4.51%	512,041	4,559	3.56%
Non-interest-earning assets	28,799			31,167

Total assets	$580,047			$543,208

Interest-bearing liabilities:
Demand deposits	$145,748	196	0.54%	$148,058	74	0.20%
Money market deposit accounts	118,408	194	0.66%	95,370	137	0.57%
Passbook and statement savings accounts	39,862	12	0.12%	34,186	12	0.14%
Checking accounts-Municipal	51,087	128	1.00%	52,641	43	0.33%
Certificates of deposit	35,562	91	1.02%	41,963	84	0.80%

Total deposits	390,667	621	0.64%	372,218	350	0.38%
Federal Home Loan Bank advances	29,822	130	1.74%	26,359	99	1.50%
Federal Reserve PPPLF advances	—	—	0.00%	14,857	10	0.27%
Subordinated debt	9,997	113	4.52%	9,996	114	4.56%

Total interest-bearing liabilities	430,486	864	0.80%	423,430	573	0.54%
Non-interest-bearing liabilities:
Checking	98,119			65,829
Other	11,094			13,493

Total liabilities	539,699			502,752
Shareholders’ Equity	40,348			40,456

Total liabilities and Shareholders’ equity	$580,047			$543,208

Net interest income		$5,357			$3,986

Interest rate spread (2)			3.71%			3.02%

Net interest-earning assets (3)	$120,762			$88,611

Net interest margin (4)			3.89%			3.11%

Average interest-earning assets to average interest-bearing liabilities			128.05%			120.93%

(1)	Includes loans held for sale.
(2)	Interest rate spread represents the difference between the average yield on average interest–earning assets and the average cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total average interest–earning assets less total interest–bearing liabilities.
(4)	Net interest margin represents net interest income divided by total average interest-earning assets.
(5)	Annualized.

Rate/ Volume Analysis

The following table presents the effects of changing rates and volumes on net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns.

For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Three Months Ended September 30, 2022 vs 2021
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$119	$1,086	$1,205
Interest-earning deposits with banks	(37)	143	106
Investment securities	265	74	339
Restricted investment in bank stock	—	12	12

Total interest-earning assets	347	1,315	1,662

Interest-bearing liabilities:
Demand deposits	(2)	124	122
Money market deposit accounts	17	40	57
Passbook and statement savings accounts	3	(3)	—
Checking accounts-Municipal	(2)	87	85
Certificates of deposit	(22)	29	7

Total deposits	(6)	277	271
Federal Home Loan Bank advances	5	26	31
Federal Reserve PPPLF	(2)	(8)	(10)
Subordinated debt	114	(115)	(1)

Total interest-bearing liabilities	111	180	291

Change in net interest income	$236	$1,135	$1,371

Provision for Loan Losses

We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimated at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of non-performing loans. The amount of the allowance is based on estimates, and actual losses may vary from such estimates, as more information becomes available or economic conditions change. However, due to the uncertainty of the impact, the Company will continue to monitor and additional adjustment to the allowance for loan losses may be necessary.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a quarterly basis and provisions are made for loan losses as required in order to maintain the allowance for loan losses.

Provision for loan losses increased by $379,000 to $608,000 for the three months ended September 30, 2022, from $229,000 for the three months ended September 30, 2021. Non-performing loans decreased $608,000, or 16.2% from $3.8 million at December 31, 2021, to $3.1 million as of September 30, 2022, as a result of a decrease in one construction loan totaling $1.0 million and $478,000 decrease in medical education loans offset by a $946,000 increase in one-to four-family compared to December 31, 2021. During the three months ended September 30, 2022, there were net charge-offs of $209,000 recorded compared to net charge-offs of $30,000 recorded during the three months ended September 30, 2021.

Non-Interest Income

Non-interest income decreased $1.6 million or 48.5% to $1.7 million for the three months ended September 30, 2022, from $3.3 million for the three months ended September 30, 2021. Non-interest income decreased $1.6 million compared to the same period in 2021 primarily due to a $1.5 million decrease in the gain on sale of loans, and a decrease of $568,000 in change in fair value of loans held for sale offset by an increase of $435,000 in gain of derivative instruments, net. The gain on sale of loans, net decreased $1.5 million to $1.5 million for the three months ended September 30, 2022 compared to $3.0 million for the three months ended September 30, 2021 primarily as a result of reduced volumes of loans sold. In addition, there was a $568,000 decrease in the change in fair value to ($130,000) for the three months ended September 30, 2022 from $438,000 for the three months ended September 30, 2021 resulting from the reduction in inventory of loans held for sale. Offsetting these decreases was a gain on derivative instruments, which increased $435,000 to a gain on derivative instruments of $13,000 for the three months ended September 30, 2022 from a loss on derivative instruments of ($422,000) for the three months ended September 30, 2021.

Non-Interest Expense

Non-interest expense was $5.6 million for each of the three months ended September 30, 2022 and 2021.

Income Tax Expense

Income tax expense was $131,000 for the three months ended September 30, 2022, compared to expense of $362,000 in expense for the three months ended September 30, 2021. Federal income taxes included in total taxes for the three months ended September 30, 2022 and 2021 was $136,000 and $276,000, respectively, with effective federal tax rates of 16.3% and 18.7%. The decrease in the effective tax rate for the three months ended September 30, 2022, compared to the same period a year ago reflected a decrease in income before taxes.

For the three months ended September 30, 2022, Pennsylvania state tax was a benefit of $5,000 for the three months ended September 30, 2022 compared to expense of $78,000, with effective rate of 5.3% for the three months ended September 30, 2021. The decrease in the effective tax rate for the three months ended September 30, 2022, compared to the same period a year ago reflected a decrease in income before taxes. In addition, there was no New Jersey state tax expense for the three months ended September 30, 2022 compared to $8,000 for the three months ended September 30, 2021.

Comparison of Statements of Income for the Nine Months Ended September 30, 2022 and September 30, 2021

General

Net income decreased $1.8 million to $1.9 million for the nine months ended September 30, 2022, from $3.7 million for the nine months ended September 30, 2021. The decrease in net income for the nine months ended September 30, 2021, was primarily due to a decrease of $4.3 million in non-interest income, $313,000 increase in non-interest expenses and an increase of $715,000 in provision for loan losses offset by increases of $2.6 million in net interest income and a decrease of $1.0 in income tax expense.

Interest Income

Total interest income increased $2.9 million, or 23.4% to $15.3 million for the nine months ended September 30, 2022 from $12.4 million for the nine months ended September 30, 2021. The increase was primarily the result of an increase in interest and fees on loans of $1.9 million, $771,000 in interest on investment securities and $194,000 in interest income on interest-earning deposits. The average yield on our interest-earning assets increased 91 basis points to 3.80% for the nine months ended September 30, 2022, as compared to 2.89% for the nine months ended September 30, 2021. Total average interest-earning assets decreased $35.6 million from $573.5 million for the nine months ended September 30, 2021, to $537.9 million for the nine months ended September 30, 2022. The decrease was primarily a result of a decrease in the average balance of interest-earning deposits with banks of $65.3 million and a decrease of $12.2 million in the average balance of loans offset by a $41.7 million increase in the average balance of investment securities.

Interest and fees on loans increased $1.9 million to $13.6 million for the nine months ended September 30, 2022, from $11.7 million for the nine months ended September 30, 2021. This increase was primarily due to an increase the average yield on loans of 80 basis point to 4.78% for the nine months ended September 30, 2022, versus 3.98% for the nine months ended September 30, 2021. The average loans outstanding decreased $12.2 million to $380.7 million for the nine months ended September 30, 2022, from $392.9 million for the nine months ended September 30, 2021 primarily as a result of a decrease in the average balance of PPP loans and loans-held-for sale, at fair value offset by increases in the average balances of construction loans, commercial real estate and other commercial business.

Interest on investment securities increased by $771,000 to $1.3 million for the nine months ended September 30, 2022, from $505,000 for the nine months ended September 30, 2021, respectively. Interest on investment securities increased as a result of a $679,000 increase in income on taxable and non-taxable interest and dividend investments and a $92,000 increase in interest income on mortgage backed securities and collateralized mortgage obligation securities. The average balance of investment securities increased by $41.7 million to $72.5 million for the nine months ended September 30, 2022, from $30.8 million for the nine months ended September 30, 2021. The average yield on total securities increased to 2.35% for the nine months ended September 30, 2022, from 2.18% for the nine months ended September 30, 2021.

Interest income on interest-earning deposits increased by $194,000 to $328,000 for the nine months ended September 30, 2022, from $134,000 for the nine months ended September 30, 2021. The increase was primarily due to an increase in average yield on interest-earning deposits with banks, which increased 41 basis points, to 0.53% for the nine months ended September 30, 2022, from 0.12% for the nine months ended September 30, 2021. Offsetting this increase, was a decrease in the average balance of interest-earning deposits of $65.3 million to $82.7 million for the nine months ended September 30, 2022, from $148.0 million for the nine months ended September 30, 2021.

Interest Expense

Total interest expense increased $285,000 to $1.9 million for the nine months ended September 30, 2022, from $1.7 million for the nine months ended September 30, 2021 primarily due to a $181,000 increase in interest expense on subordinated debt, $142,000 increase in interest expense on deposits and a $30,000 increase in interest expense on advances from the FHLB offset by a $68,000 decrease in interest expense on advances from the PPPLF.

Interest expense on subordinated debt increased $181,000 to $338,000 for the nine months ended September 30, 2022 from $157,000 for the nine months ended September 30, 2021 primarily the result of an increase of $5.9 million in the average balance of subordinated debt to $10.0 million for the nine months ended September 30, 2022 from $4.1 million or the nine months ended September 30, 2021. Offsetting this increase was a decrease in the rate of 54 basis points from 5.05% for the nine months ended September 30, 2021, to 4.51% for the nine months ended September 30, 2022. As previously discussed, on May 28, 2021, the Company sold and issued a $10.0 million in aggregate principal amount 4.50% fixed to floating rate subordinated note due 2031.

Interest expense on deposits increased $142,000 to $1.3 million for the nine months ended September 30, 2022, from $1.1 million for the nine months ended September 30, 2021, primarily from the average cost of deposits which increased to 44 basis points for the nine months ended September 30, 2022 from 36 basis points for the nine months ended September 30, 2021. Offsetting this increase was a decrease in the average balance of interest bearing deposits of $40.3 million from $424.9 million in the average balance of interest bearing deposits from September 30, 2021 to $384.6 in million in the average balance of interest bearing deposits for the nine months ended September 30, 2022. The decrease in the average balance of interest bearing deposits of $40.3 million from $424.9 million as of September 30, 2021, to $384.6 million as of September 30, 2022, was primarily as a result of a $20.8 million decrease in the average balance of our core deposit accounts and a decrease of $19.5 million in the average balance of our certificates of deposit. The average rate paid on money market deposits decreased 4 basis points to 0.55% for the nine months ended September 30, 2022, from 0.59% for the nine months ended September 30, 2021. The decrease in the balance of our certificates of deposits of $19.5 million from $52.9 million for the nine months ended September 30, 2021, to $33.4 million for the nine months ended September 30, 2022, was primarily the result of a decrease of $16.8 million in the average balance in retail certificate of deposits and a $2.7 million decrease in the average balance of certificates of deposit issued through brokers. The average balance of brokered certificates of deposits was $5.7 million for the nine months ended September 30, 2021 as compared to $3.0 million for the nine months ended September 30, 2022. The average cost of certificates of deposit was 0.79% for the nine months ended September 30, 2022, as compared to 0.93% for the nine months ended September 30, 2021.

Interest expense on advances from the FHLB increased $30,000 to $326,000 for the nine months ended September 30, 2022 from $296,000 or the nine months ended September 30, 2021. The average rate on advances from the FHLB was 1.56% for the nine months ended September 30, 2022 compared to 1.50% for the nine months ended September 30, 2021 and the average balance increased $1.5 million to $27.8 million for the nine months ended September 30, 2022 from $26.3 million for the nine months ended September 30, 2021.

Interest expense on advances from the PPPLF decreased $68,000 to $1,000 for the nine months ended September 30, 2022, from $69,000 for the nine months ended September 30, 2021. The decrease was primarily the result of a $29.5 million decrease in the average balance in advances from the PPPLF to $644,000 for the nine months ended September 30, 2022 from $30.1 million for the nine months ended September 30, 2021.

Net Interest Income

Net interest income increased $2.6 million to $13.4 million for the nine months ended September 30, 2022, from $10.8 million for the nine months ended September 30, 2021. Our net interest-earning assets increased $26.8 million to $114.8 million for the nine months ended September 30, 2022, from $88.0 million for the nine months ended September 30, 2021. Our interest rate spread increased by 75 basis points to 3.19% for the nine months ended September 30, 2022 from 2.44% for the nine months ended September 30, 2021. Our net interest margin was 3.32% for the nine months ended September 30, 2022, compared to 2.51% for the nine months ended September 30, 2021.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances.

	For the Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (5)	Average Balance	Interest Income/ Expense	Yield/ Cost (5)

	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$380,684	$13,646	4.78%	$392,892	$11,735	3.98%
Interest-earning deposits with banks	82,706	328	0.53%	147,976	134	0.12%
Investment securities	72,531	1,276	2.35%	30,834	505	2.18%
Restricted investment in bank stock	1,943	74	5.08%	1,822	66	4.86%

Total interest-earning assets	537,864	15,324	3.80%	573,524	12,440	2.89%
Non-interest-earning assets	30,005			26,314

Total assets	$567,869			$599,838

Interest-bearing liabilities:
Demand deposits	$143,095	356	0.33%	$202,675	221	0.15%
Money market deposit accounts	111,116	455	0.55%	86,236	380	0.59%
Passbook and statement savings accounts	38,925	35	0.12%	33,053	36	0.15%
Checking accounts-Municipal	58,063	230	0.53%	50,092	126	0.34%
Certificates of deposit	33,399	199	0.79%	52,871	370	0.93%

Total deposits	384,598	1,275	0.44%	424,927	1,133	0.36%
Federal Home Loan Bank advances	27,804	326	1.56%	26,317	296	1.50%
Federal Reserve PPPLF advances	644	1	0.21%	30,106	69	0.31%
Subordinated debt	9,997	338	4.51%	4,143	157	5.05%

Total interest-bearing liabilities	423,043	1,940	0.61%	485,493	1,655	0.45%
Non-interest-bearing liabilities:
Checking	92,940			61,444
Other	11,081			13,807

Total liabilities	527,064			560,744
Shareholders’ Equity	40,805			39,094

Total liabilities and Shareholders’ equity	$567,869			$599,838

Net interest income		$13,384			$10,785

Interest rate spread (2)			3.19%			2.44%

Net interest-earning assets (3)	$114,821			$88,031

Net interest margin (4)			3.32%			2.51%

Average interest-earning assets to average interest-bearing liabilities			127.14%			118.13%

(1)	Includes loans held for sale.
(2)	Interest rate spread represents the difference between the average yield on average interest–earning assets and the average cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total average interest–earning assets less total interest–bearing liabilities.
(4)	Net interest margin represents net interest income divided by total average interest-earning assets.
(5)	Annualized.

Rate/ Volume Analysis

The following table presents the effects of changing rates and volumes on net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns.

For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Nine Months Ended September 30, 2022 vs 2021
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$(454)	$2,365	$1,911
Interest-earning deposits with banks	(90)	284	194
Investment securities	718	53	771
Restricted investment in bank stock	4	4	8

Total interest-earning assets	178	2,706	2,884

Interest-bearing liabilities:
Demand deposits	(91)	226	135
Money market deposit accounts	111	(36)	75
Passbook and statement savings accounts	7	(8)	(1)
Checking accounts-Municipal	18	86	104
Certificates of deposit	(111)	(60)	(171)

Total deposits	(66)	208	142
Federal Home Loan Bank advances	15	15	30
Federal Reserve PPPLF	(47)	(21)	(68)
Subordinated debt	157	24	181

Total interest-bearing liabilities	59	226	285

Change in net interest income	$119	$2,480	$2,599

Provision for Loan Losses

Provision for loan losses increased by $715,000 to $1.4 million for the nine months ended September 30, 2022, from $644,000 for the nine months ended September 30, 2021 as a result of increase in loan volume. Non-performing loans decreased $608,000, or 16.2% from $3.8 million at December 31, 2021, to $3.1 million as of September 30, 2022, as a result of a decrease in one construction loan totaling $1.0 million and $478,000 decrease in medical education loans offset by a $946,000 increase in one-to four-family compared to December 31, 2021. During the nine months ended September 30, 2022, total net charge-offs were $338,000. Total net charge-offs were $202,000 for the nine months ended September 30, 2021.

Non-Interest Income

Non-interest income decreased $4.3 million to $7.0 million for the nine months ended September 30, 2022, from $11.3 million for the nine months ended September 30, 2021. The decrease in non-interest income compared to the same period in 2021 was primarily due to a $5.6 million decrease in the gain on sale of loans, net and a $432,000 increase in loss on derivative instruments, net offset by a $1.0 million gain on sale of mortgage servicing right, net. The gain on sale of loans, net decreased $5.6 million to $5.6 million for the nine months ended September 30, 2022, from $11.2 million for the nine months ended September 30, 2021, primarily as a result of lower volume of loan sales, which decreased $253.2 million from $504.7 million for the nine months ended September 30, 2021, to $251.5 million for the nine months ended September 30, 2022. In addition, there was an increase of $432,000 in loss on derivative instruments from a gain on derivative instruments of $55,000 for the nine months ended September 30, 2021 to a loss on derivative instruments of ($377,000) for the nine months end September 30, 2022. Offsetting these decreases, was a $1.0 million gain on sale of mortgage servicing rights, net resulting from the sale of approximately $3.2 million of the mortgage servicing rights during the nine months ended September 30, 2022. Finally, other income increased $486,000 to $658,000 for the nine months ended September 30, 2022 from $172,000 for the nine months ended September 30, 2021. Included in other income for the nine months ended September 30, 2022 was $352,000 in gain on settlement of bank-owned life insurance (“BOLI”).

Non-Interest Expense

Non-interest expense increased $313,000 or 1.9% to $16.6 million for the nine months ended September 30, 2022, from $16.3 million for the nine months ended September 30, 2021. The increase was primarily as a result of $181,000 increase in salaries and employee benefits and $152,000 increase in professional fees.

Salaries and employee benefits expense increased by $181,000 to $10.4 million for the nine months ended September 30, 2022, from $10.2 million for the nine months ended September 30, 2021. Professional fees increased approximately $152,000 to $921,000 for the nine months ended September 30, 2022, from $769,000 for the nine months ended September 30, 2021, primarily because of increases in expenses related to other consulting fees and accounting and auditing fees.

Income Tax Expense

Income tax expense was $443,000 for the nine months ended September 30, 2022, compared to $1.4 million for the nine months ended September 30, 2021. Federal income taxes included in total taxes for the nine months ended September 30, 2022 and 2021 was $373,000 and $958,000, respectively, with effective federal tax rates of 15.6% and 18.8%. The decrease in the effective tax rate for the nine months ended September 30, 2022, compared to the same period a year ago reflected a decrease in income before taxes and the tax benefit related to BOLI claim proceeds.

For the nine months ended September 30, 2022, Pennsylvania state tax was a benefit of ($17,000) compared to expense of $341,000 with effective rate of 6.7% for the nine months ended September 30, 2021, respectively. In addition, New Jersey state tax was $87,000 for the nine months ended September 30, 2022 compared to $95,000 for the nine months ended September 30, 2021.

Non-Performing Assets We define non-performing loans as loans that are either non-accruing or accruing whose payments are 90 days or more past due and non-accruing troubled debt restructuring (“TDRs”). Non-performing assets, including non-performing loans and other real estate owned, totaled $3.1 million, or 0.5% of total assets, at September 30, 2022. There were no non-accruing TDRs at September 30, 2022, and at December 31, 2021. The following table sets forth the amounts and categories of our non-performing assets at the dates indicated. There were no accruing loans past due 90 days or more at September 30, 2022, and at December 31, 2021.

	At September 30,	At December 31,
	2022	2021

	(Dollars in thousands)
Non-accrual loans:
Residential:
One- to four-family	$2,010	$1,064
Home equity & HELOCs	63	68
Commercial:
Commercial real estate	—	—
Commercial business	—	95
SBA PPP loans	—	—
Main Street Lending Program	—	—
Construction	192	1,168
Consumer:
Medical education	880	1,358
Other	—	—

Total non-accrual loans	3,145	3,753

Loans accruing past 90 days	—	—

Total non-performing loans	3,145	3,753

Real estate owned	—	—
Other non-performing assets	—	—

Total non-performing assets	$3,145	$3,753

Ratios:
Total non-performing loans to total loans receivable	0.70%	1.14%
Total non-performing loans to total assets	0.52%	0.67%
Total non-performing assets to total assets	0.52%	0.67%

Allowance for Loan Losses

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of year	$2,990	$2,260	$2,368	$2,017

Charge-offs:
Residential:
One-to-four family	—	—	—	—
Home equity & HELOCs	—	—	—	—
Commercial real estate	—	—	—	—
Commercial business	—	—	(75)	—
Construction	—	—	—	—
Consumer:	—	—	—	—
Medical education	(247)	(38)	(314)	(210)
Other	—	—	—	—

Total charge-offs	(247)	(38)	(389)	(210)

Recoveries:
Residential:
One-to-four family	—	—	—	—
Home equity & HELOCs	—	—	—	—
Commercial real estate	—	—	—	—
Commercial business	—	—	—	—
Construction	—	—	—	—
Consumer:
Medical education	38	8	51	8
Other	—	—	—	—

Total recoveries	38	8	51	8

Net (charge-offs) recoveries	(209)	(30)	(338)	(202)
Provision for loan losses	608	229	1,359	644

Balance at end of period	$3,389	$2,459	$3,389	$2,459

Ratios:
Net charge-offs to average loans outstanding	0.05%	0.01%	0.09%	0.06%
Allowance for loan losses to non-performing loans at end of period	107.76%	62.25%	107.76%	62.25%
Allowance for loan losses to total loans at end of period	0.76%	0.78%	0.76%	0.78%

Liquidity and Capital Resources

Liquidity Management. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from sales of loans and securities, and matured loans and securities. In addition, we can use brokered certificates of deposit as a funding source of our asset base. As of September 30, 2022, the Company had $23.0 million in brokered certificates of deposits, or 3.8% of total assets. At December 31, 2021, there were no brokered certificates of deposit outstanding. We also have the ability to borrow from the FHLB of Pittsburgh. Huntingdon Valley Bank had FHLB of Pittsburgh advances of $37.0 million outstanding with unused borrowing capacity of $179.4 million as of September 30,

2022. Additionally, at September 30, 2022, the Bank has the ability to borrow $6.0 million from Atlantic Community Bankers Bank and HV Bancorp Inc. has the ability to borrow up to $3.0 million for a total of $9.0 million. We have not borrowed against the credit lines with Atlantic Community Bankers Bank for the nine months ended September 30, 2022.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of September 30, 2022.

We monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short-and intermediate-term securities.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents, which include federal funds sold and interest-earning deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2022, cash and cash equivalents totaled $27.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $56.0 million at September 30, 2022.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $28.8 million for the nine months ended September 30, 2022, compared to $13.4 million for the nine months ended September 30, 2021. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans and proceeds from maturing securities, was $169.1 million and $15.5 million for the nine months ended September 30, 2022, and September 30, 2021, respectively. Net cash provided by financing activities was $46.6 million for the nine months ended September 30, 2022 compared to net cash used in of $327.8 million for the nine months ended September 30, 2021 respectively. Net cash provided by financing activities for the nine months ended September 30, 2022, consisted primarily of increases in deposits of $40.1 million and net increase of $10.0 million in short-term borrowing from FHLB offset by repayments of $3.1 million in repayments in PPPLF advances from the Federal Reserve, and purchases of treasury stock of $273,000. Net cash used in financing activities for the nine months ended September 30, 2021, consisted primarily of a decrease in deposits of $290.9 million and repayments of $44.9 million from the PPPLF offset by proceeds of $10.0 million from the issuance of subordinated debt.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Certificates of deposit due within one year of September 30, 2022, totaled $43.1 million of total deposits. Included in certificate of deposits of $43.1 million due within one year, is approximately $23.0 million of brokered certificate of deposits maturing in one year. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

In response to rising inflation, the Federal Reserve Board has raised interest rates and anticipates ongoing increases in order to attain a stance of monetary policy to lower inflation. Management continues to closely monitor interest rate sensitivity trends through the Company’s asset liability management program.

Capital Management. The Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2022, the Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines.

Regulatory Capital

Information presented for September 30, 2022, and December 31, 2021, reflects the Basel III capital requirements that became effective January 1, 2015, for the Bank. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk- weightings and other factors.

Federal bank regulators require the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. At September 30, 2022, the Bank met all the capital adequacy requirements to which it was subject. At September 30, 2022, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. In February 2022, the Company infused $5.0 million to the Bank as Tier 1 capital. To be “well capitalized,” the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since September 30, 2022 that would materially adversely change the Bank’s capital classifications.

The Bank’s actual capital amounts and ratios are presented in the table (dollars in thousands):

						To Be Well Capitalized Under the Prompt Corrective Action Provision

			Capital Adequacy
	Actual		Purposes
(Dollars in thousands)	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2022
Total risk-based capital (to risk-weighted assets)	$56,429	11.7%	$	>38,561	> 8.0%	$	>48,201	>10.0%
Tier 1 capital (to risk-weighted assets)	53,040	11.0		>28,920	> 6.0%		>38,561	> 8.0%
Tier 1 capital (to average assets)	53,040	9.1		>23,425	> 4.0%		>29,282	> 5.0%
Tier 1 common equity (to risk -weighted assets)	53,040	11.0		>21,690	> 4.5%		>31,330	> 6.5%
As of December 31, 2021
Total risk-based capital (to risk-weighted assets)	$47,797	13.1%	$	>29,168	> 8.0%	$	>36,460	>10.0%
Tier 1 capital (to risk-weighted assets)	45,429	12.5		>21,876	> 6.0%		>29,168	> 8.0%
Tier 1 capital (to average assets)	45,429	8.2		>22,045	> 4.0%		>27,557	> 5.0%
Tier 1 common equity (to risk -weighted assets)	45,429	12.5		>16,407	> 4.5%		>23,699	> 6.5%

As a licensed mortgagee, the Bank is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Federal Housing Authority (“FHA”) and state regulatory authorities with respect to originating, processing and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Bank). Failure to meet the net worth requirements could adversely impact the ability of the Bank to originate loans and access secondary markets. As of September 30, 2022, and December 31, 2021, the Bank maintained the minimum required net worth levels.

The Bank must hold a capital conservation buffer above its minimum risk-based capital requirements. As of September 30, 2022, the Bank is required to maintain a capital conservation buffer of 2.50%. At September 30, 2022, the Bank met the capital conservation buffer requirements. Failure to maintain the full amount of the buffer will result in restrictions on the Bank’s ability to make capital distributions and to pay discretionary bonuses to executive officers.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At September 30, 2022, we had outstanding commitments to originate loans of $42.3 million, unused lines of credit totaling $92.5 million and $700,000 in stand-by letters of credit outstanding. We had $45.1 million outstanding in letters of credit issued by the FHLB to secure certain deposits. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from September 30, 2022, totaled $43.1 million of total deposits. Included in certificate of deposits of $43.1 million due within one year, is approximately $23.0 million of brokered certificate of deposits maturing in one year. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for equipment, agreements with respect to borrowed funds and deposit liabilities.

Security Ownership of Certain Beneficial Owners

See the section entitled “Security Ownership of HVBC Directors, Executive Officers and Beneficial Owners of HVBC” of this proxy statement/prospectus.

Security Ownership of Management

See the section entitled “Security Ownership of HVBC Directors, Executive Officers and Beneficial Owners of HVBC” of this proxy statement/prospectus.

Summary Compensation Table

Summary Compensation Table. The following table sets forth the total compensation paid to Travis J. Thompson, who served as principal executive officer of HV Bancorp, Inc. and the total compensation paid to our two other most highly compensated executive officers who earned total compensation in excess of $100,000 for the year ended December 31, 2021 and 2020. Each individual listed in the table below is referred to as a named executive officer.

	Summary Compensation Table
Name and principal position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($) (3)	Total ($)
Travis J. Thompson	2021	200,000	350,000	—	—	—	22,713	572,713
Chief Executive Officer	2020	200,000	570,000	—	—	—	24,036	794,036
Joseph C. O’Neill, Jr.	2021	200,000	180,000	—	—	—	8,978	388,978
Executive Vice President and Chief Financial Officer
Barton Skurbe	2021	846,781	—	—	—	—	6,820	853,601
Executive Vice President and Director of Sales	2020	811,283	—	—	—	—	10,157	821,440

(1)	Includes $661,781 and $626,283 for the years ended December 31, 2021 and 2020 in commissions earned on Mr. Skurbe’s production and overrides on his team’s production.
(2)	See “—Bonuses,” below, for a description of the amounts in this column.
(3)

The compensation represented by the amount for 2021 and 2020 set forth in the All Other Compensation column for the Name Executive Officers is detailed in the following table. ESOP Allocations for the year ended December 31, 2021 were 247 shares for Mr. Thompson, 247 shares for Mr. O’Neill and 247 for Mr. Skurbe valued with the ESOP value based on HV Bancorp, Inc.’s closing stock price as of December 31, 2021 of $21.80 per share. ESOP Allocations for the year ended December 31, 2020 were 293 shares for Mr. Thompson and 293 for Mr. Skurbe valued with the ESOP value based on HV Bancorp, Inc.’s closing stock price as of December 31, 2020 of $17.17 per share.

Other Compensation
	Year	ESOP Contributions	401(K) Matching Contribution (1)	Country Club Allowance	Insurance Premiums	Company Auto (2)	Cell Phone Allowance	Total All Other Compensation
Travis J. Thompson	2021	$5,380	$—	$9,000	$5,267	$1,626	$1,440	$22,713
	2020	5,030	3,687	8,879	5,000	—	1,440	24,036
Joseph C. O’Neill, Jr.	2021	5,380	—	—	2,158	—	1,440	8,978
Barton Skurbe	2021	5,380	—	—	—	—	1,440	6,820
	2020	5,030	3,687	—	—	—	1,440	10,157

(1)	The contributions were made in 2021 for the 2020 fiscal year.
(2)	Personal-use expense for company-provided automobile.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2021, for the named executive officers. The named executive officers did not exercise any stock options during the year ended December 31, 2021. All equity awards reflected in this table were granted pursuant to the 2018 Equity Incentive Plan, described below.

	Option Awards				Stock Awards
	Number of securities underlying unexercised options		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested (#) (3)
Name	Exercisable (1)	Unexercisable (1)
Travis J. Thompson	22,000	28,000	14.80	6/13/2028	11,200	244,160
Barton Skurbe	—	—	—	—	—	—
Joseph C. O’Neill, Jr.	11,000	14,000	14.80	6/13/2028	5,600	122,080

(1)	Options vest in seven annual installments, with the first installment of 16% and the succeeding six equal annual installments of 14% commencing on June 13, 2018.
(2)	Stock awards vest in seven annual installments, with the first installment of 16% and the succeeding six equal annual installments of 14% commencing on June 13, 2018.
(3)	Based on the $21.80 per share trading price of HV Bancorp, Inc. common stock on December 31, 2021.

Employment Agreements

Huntingdon Valley Bank entered into individual employment agreements with Travis J. Thompson and Joseph C. O’Neill, Jr. each of which has an initial term of three years. Commencing on the first anniversary date of the agreement and continuing on each anniversary date thereafter, the term of each agreement will renew for one year, unless written notice of non-renewal is provided by the Board of Directors at least 30 days prior to any anniversary date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors will conduct a comprehensive performance evaluation of each executive for purposes of determining whether to take action regarding non-renewal of his employment agreement.

The employment agreements provide a base salary for each of Messrs. Thompson and O’Neill in the amounts of $200,000 and $200,000, respectively. The base salaries may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, each executive will be entitled to participate in any bonus program and benefit plan made available to senior management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of each executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” (a “qualifying termination event”), the executive will receive a lump sum cash severance payment equal to the amount base salary that he would have earned had he remained employed for the duration of his “benefit period.” The benefit period for Mr. Thompson is 12 months or, if greater, the remaining term of his agreement as of his date of termination. For Mr. O’Neill, his benefit period is for the lesser of 24 months or the remaining term of his agreement as of his date of termination, provided, however that such periods shall be no less than 12 months. In addition, each executive will be entitled to receive life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by Huntingdon Valley Bank for the aforementioned benefit period or, if earlier, until the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits. For purposes of the employment agreements, “good reason” is defined as: (1) a material reduction in base salary or benefits (other than reduction by Huntingdon Valley Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (2) a material reduction in the executive’s duties or responsibilities; (3) a relocation of the executive’s principal place of employment by more than 25 miles from the executive’s principal place of employment as of the initial effective date of the employment agreement; or (4) a material breach of the employment agreement by Huntingdon Valley Bank. In order to be entitled to the severance benefits set forth above, the executive will be required to enter into a release of claims against Huntingdon Valley Bank related to his employment.

If the executive’s qualifying termination event occurs on or after the effective date of a change in control of HV Bancorp, Inc. or Huntingdon Valley Bank, the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the executive’s highest annual rate of base salary and bonus paid, or earned, during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, Huntingdon Valley Bank (or its successor) will continue to provide the executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to the executive immediately prior to his date of termination at no cost to the executive. Such continued coverage will cease upon the earlier of: (1) the date which is three years after the executive’s date of termination; or (2) the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits.

In addition, if the executive dies while employed, the executive’s estate or beneficiary will be paid his base salary for one year following death, and his family will continue to receive non-taxable medical and dental coverage for one year after his death. The executive will not receive any additional compensation or benefits under his employment agreement in the event he becomes disabled.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to one-year non-competition and non-solicitation covenants.

Effective July 29, 2022, the Company, Huntingdon Valley Bank and Mr. O’Neill entered into an agreement to terminate Mr. O’Neill’s employment agreement dated as of July 1, 2016 (“Employment Agreement Termination”). The Employment Agreement Termination contains certain releases from claims, payments and benefits under Mr. O’Neill’s employment agreement on the part of each party.

Bonuses

Discretionary Bonuses. The Compensation Committee has the authority to award discretionary bonus payments to the named executive officers. While strict numerical formulas are not used to quantify the named executive officers’ bonus payments, both company-wide and individually-based performance objectives are used to determine bonus payments. Company-wide performance objectives focus on earnings, growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance. Individually-based performance objectives are determined based on the individual’s responsibilities and contributions to our successful operation. Both the company-wide and individually-based performance objectives are evaluated by the Compensation Committee on an annual basis and also as a trend of performance measured over the prior three years. The Compensation Committee also takes into consideration outside factors that impact our performance, such as national and local economic conditions, the interest rate environment, regulatory mandates and the level of competition in our primary market area.

Based on the foregoing, for the year ended December 31, 2021, Messrs. Thompson and O’Neill earned a bonus of $350,000 and $180,000, respectively, in recognition of their performance and effort.

Benefit Plans

401(k) Plan. Huntingdon Valley Bank maintains the Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like any other employee. Employees who are 21 or older and have completed one consecutive month of service are eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 96% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2021, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500, for a total contribution of $26,000. In addition to salary deferral contributions, Huntingdon Valley Bank may make during the plan year: (1) a discretionary matching contribution to each participant’s account based on a percentage of the participant’s salary deferral contribution; and/or (2) a profit sharing contribution that would be allocated to each participant’s account pro-rata on the basis of each participant’s compensation relative to the aggregate compensation of all participants. For the year ended December 31, 2021, there was a $150,000 profit sharing contribution to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. However, a participant will vest in his or her employer contributions at a rate of 20% per year after the completion of two years of credited service, such that the participant will be 100% vested upon completion of six years of credited service. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options offered, including HV Bancorp, Inc. common stock through the Stock Fund.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account beginning at retirement, age 59 1/2 (while employed with Huntingdon Valley Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of a lump sum payment or annuity or installment payments.

Employee Stock Ownership Plan. Concurrent with the completion of the mutual-to-stock conversion of Huntingdon Valley Bank and initial public offering of HV Bancorp, Inc. (collectively, the “conversion”), Huntingdon Valley Bank adopted the Huntingdon Valley Bank Employee Stock Ownership Plan (the “ESOP”) for eligible employees. Eligible employees who have attained age 21 and are employed with Huntingdon Valley Bank as of January 11, 2017, began participation in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

On behalf of the ESOP, the ESOP trustee purchased 174,570 shares of HV Bancorp, Inc. common stock issued in the after-market following the completion of the conversion. The ESOP funded its stock purchase with a loan from HV Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Huntingdon Valley Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The initial interest rate for the ESOP loan was an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on January 11, 2017. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Each participant will vest in his or her benefit at a rate of 20% per year beginning in the second year, such that the participant will be fully vested upon completion of six years of credited service. However, each participant who was employed by Huntingdon Valley Bank prior to the offering will receive credit for vesting purposes for years of service prior to the adoption of the ESOP. A participant also will become fully vested automatically in his or her benefit upon normal retirement, death or disability, or termination of the ESOP. Generally, a participant will receive a distribution from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

2018 Equity Incentive Plan. On June 13, 2018, the stockholders of HV Bancorp, Inc. approved the 2018 Equity Incentive Plan which provides for the grant of stock based awards to its employees, directors and executive officers of HV Bancorp, Inc. and Huntingdon Valley Bank. The 2018 Equity Plan authorizes the issuance or delivery of up to 305,497 shares of HV Bancorp, Inc. common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards, restricted stock units; provided, however, that the maximum number of shares of stock that may be delivered pursuant to the exercise of stock options is 218,212 and the maximum number of shares of restricted stock awards or restricted stock units that may be granted is 87,285 shares.

The 2018 Equity Incentive Plan is administered by the members of HV Bancorp, Inc.’s Compensation Committee of the Board of Directors who are “Disinterested Board Members” as defined in the 2018 Equity Incentive Plan. The Compensation Committee has the authority and discretion to select the persons who will receive the awards; establish the terms and conditions relating to each award; adopt rules and regulations relating to the 2018 Equity Incentive Plan; and interpret the 2018 Equity Incentive Plan. The 2018 Equity Incentive Plan also permits the Compensation Committee to delegate all or any portion of its responsibilities and powers.

Our executive officers and outside directors are eligible to receive awards under the 2018 Equity Incentive Plan. Awards may be granted in a combination of restricted stock awards, restricted stock units, incentive stock options, and non-qualified stock options. The exercise price of stock options granted under the 2018 Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee. Stock awards under 2018 Equity Incentive Plan will be granted only in whole shares of common stock. All restricted stock and stock option grants will be subject to conditions established by the Compensation Committee that are set forth in the award agreement.

The stock option and restricted stock awards granted to named executive officers will vest over a seven-year period, with 16 percent becoming vested after the completion of one year of service following the date of grant and then 14 percent becoming vested each year of continued service thereafter for the next six years. Notwithstanding the foregoing, these awards would vest upon death, disability or involuntary termination of employment following a change in control. The time-based component of the awards serves as a retention tool for the named executive officers, and the stock options are viewed by the Compensation Committee as performance-based because value is only realized if there is stock price appreciation over the term of the options.

At December 31, 2021, 3,997 shares of HV Bancorp, Inc. common stock were available for awards under the 2018 Equity Stock Incentive Plan.

2021 Equity Incentive Plan. On May 19, 2019, the stockholders of HV Bancorp, Inc. approved the 2021 Equity Incentive Plan which provides for the grant of stock based awards to its employees, directors and executive officers of HV Bancorp, Inc. and Huntingdon Valley Bank. The 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 175,000 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. No employee participant may receive more than 20%, or 35,000 shares, of the awards available under the 2021 Equity Incentive Plan, all of which, may be granted during any calendar year.

The 2021 Equity Incentive Plan is administered by the members of HV Bancorp, Inc.’s Compensation Committee of the Board of Directors who are “Disinterested Board Members” as defined in the 2021 Equity Incentive Plan. The Compensation Committee has the authority and discretion to select the persons who will receive the awards; establish the terms and conditions relating to each award; adopt rules and regulations relating to the 2021 Equity Incentive Plan; and interpret the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan also permits the Compensation Committee to delegate all or any portion of its responsibilities and powers.

Our executive officers and outside directors are eligible to receive awards under the 2021 Equity Incentive Plan. Awards may be granted in a combination of restricted stock awards, restricted stock units, incentive stock options, and non-qualified stock options. The maximum number of shares of common stock that may be awarded to non-employee directors under the plan is 52,500 shares or 30% of the shares available under the 2021 Equity

Incentive Plan. The exercise price of stock options granted under the 2021 Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee. Stock awards under 2021 Equity Incentive Plan will be granted only in whole shares of common stock. All restricted stock and stock option grants will be subject to conditions established by the Compensation Committee that are set forth in the award agreement.

As of December 31, 2021, there were no grants issued under the 2021 Equity Incentive Plan.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2021, certain information as to the total remuneration we paid to our directors other than Travis J. Thompson.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)	Total
Carl Hj. Asplundh III	22,550	—	—	—	22,550
Joseph F. Kelly	23,950	—	—	—	23,950
John D. Behm	26,300	—	—	—	26,300
Michael L. Hammer	26,500	—	—	—	26,500
Scott W. Froggatt	24,050	—	—	—	24,050
Robert J. Marino (2)	23,100	—	—	—	23,100

(1)	No director received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000 in the year ended December 31, 2021.
(2)	Effective December 1, 2021, Mr. Marino was appointed President of HV Bancorp, Inc.

During the year ended December 31, 2021, each director of Huntingdon Valley Bank was paid an annual retainer fee of $5,000. Additionally, each director was paid $1,500 per meeting attended, a fee for his service on a committee in the amount of $350 for each committee meeting attended and the chairman of such committee was paid $450 for each committee meeting attended. For the year ended December 31, 2021, each person who served as a director of HV Bancorp, Inc. also served as a director of Huntingdon Valley Bank and earned director and committee fees only in his or her capacity as a board or committee member of Huntingdon Valley Bank. Mr. Thompson received no director compensation for his service on the Board of Directors.

2018 Equity Incentive Plan. Our directors are eligible to participate in the 2018 Equity Incentive Plan. However, no grants were awarded in 2021. The 2018 Equity Incentive Plan is described under “Benefit Plans—2018 Equity Incentive Plan” above.

2021 Equity Incentive Plan. Our directors are eligible to participate in the 2021 Equity Incentive Plan. However, no grants were awarded in 2021. The 2021 Equity Incentive Plan is described under “Benefit Plans—2021 Equity Incentive Plan” above.

Related Party Transactions

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Huntingdon Valley Bank, to their executive officers and directors in compliance with federal banking regulations.

The aggregate outstanding amount of our loans to our executive officers, directors and their related parties was $8.8 million at September 30, 2022. At September 30, 2022, all of our loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Huntingdon Valley Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2022, and were made in compliance with federal banking regulations.

Additionally, any transactions that would be required to be reported must be reviewed by our audit committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Chairman and Chief Executive Officer Travis J. Thompson and Vice Chair and President Robert J. Marino, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Thompson and Mr. Marino are not independent because each is an executive officer of HV Bancorp, Inc. In determining the independence of the other directors, the Board of Directors considered loans made to Director Asplundh and/or his related parties and loans made to Vice Chair and President Marino and/or his related parties.

ANNEX D

CONSOLIDATED FINANCIAL STATEMENTS OF HV BANCORP, INC.

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Financial Condition as of September 30, 2022 and December 31, 2021 (Dollars in thousands, except share and per share data)

	At September 30, 2022	At December 31, 2021
Assets
Cash and due from banks	$4,141	$3,635
Non interest-earning deposits with banks	1,749	2,858
Interest-earning deposits with banks	16,873	112,880
Federal funds sold	4,326	1,415

Cash and cash equivalents	27,089	120,788
Investment securities available-for-sale, at fair value	55,952	44,512
Investment securities held-to-maturity, at amortized cost	29,908	—
Equity securities	500	500
Loans held-for-sale, at fair value	15,624	40,480
Loans receivable, net of allowance for loan losses of $3,389 at September 30, 2022 and $2,368 at December 31, 2021	444,379	325,203
Bank-owned life insurance	10,197	6,557
Restricted investment in bank stock	2,160	2,008
Premises and equipment, net	2,757	3,160
Operating lease right-of-use assets	8,049	8,669
Accrued interest receivable	1,993	1,340
Mortgage banking derivatives	1,014	1,458
Mortgage servicing rights	186	3,382
Other assets	3,446	2,067

Total Assets	$603,254	$560,124

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$504,087	$463,989
Advances from the Federal Home Loan Bank	36,552	26,431
Advances from the Federal Reserve’s Paycheck Protection Program liquidity facility (“PPPLF”)	—	3,119
Subordinated debt	9,997	9,996
Operating lease liabilities	8,438	9,030
Advances from borrowers for taxes and insurance	324	439
Other liabilities	2,446	4,484

Total Liabilities	561,844	517,488

Shareholders’ Equity
Preferred Stock, $0.01 par value, 2,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized; 2,354,025 and 2,272,625 shares issued as of September 30, 2022 and December 31, 2021, respectively; 2,239,053 and 2,170,397 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	23	23
Treasury Stock, at cost (114,972 shares at September 30, 2022 and 102,228 December 31, 2021)	(1,756)	(1,483)
Additional paid-in capital	21,623	21,324
Retained earnings	26,739	24,793
Accumulated other comprehensive loss	(3,376)	(148)
Unearned Employee Stock Option Plan	(1,843)	(1,873)

Total Shareholders’ Equity	41,410	42,636

Total Liabilities and Shareholders’ Equity	$603,254	$560,124

See Notes to the Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2022 and 2021 (Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Interest Income
Interest and fees on loans	$5,524	$4,319	$13,646	$11,735
Interest and dividends on investments:
Taxable	458	147	1,082	421
Nontaxable	28	21	81	55
Interest on mortgage-backed securities and collateralized mortgage obligations	71	38	187	95
Interest on interest-earning deposits and federal funds sold	140	34	328	134

Total Interest Income	6,221	4,559	15,324	12,440

Interest Expense
Interest on deposits	621	350	1,275	1,134
Interest on advances from the Federal Home Loan Bank	130	99	326	295
Interest on advances from the Federal Reserve PPPLF	—	10	1	69
Interest on subordinated debt	113	114	338	157

Total Interest Expense	864	573	1,940	1,655

Net interest income	5,357	3,986	13,384	10,785
Provision for Loan Losses	608	229	1,359	644

Net interest income after provision for loan losses	4,749	3,757	12,025	10,141

Non-Interest Income
Fees for customer services	212	135	621	306
Increase in cash surrender value of bank-owned life insurance	70	37	172	111
Gain on sale of loans, net	1,467	3,035	5,557	11,170
Gain on sale of available-for-sale securities, net	16	96	16	96
Gain (loss) from derivative instruments, net	13	(422)	(377)	55
(Loss) gain on sale of mortgage servicing rights, net	(57)	—	972	—
Change in fair value of loans held-for-sale	(130)	438	(612)	(626)
Other	89	—	658	172

Total Non-Interest Income	1,680	3,319	7,007	11,284

Non-Interest Expense
Salaries and employee benefits	3,535	3,527	10,408	10,227
Occupancy	556	588	1,738	1,665
Federal deposit insurance premiums	129	60	327	416
Data processing related operations	319	358	989	1,077
Professional fees	344	262	921	769
Other expenses	710	802	2,260	2,176

Total Non-Interest Expense	5,593	5,597	16,643	16,330

Income before income taxes	836	1,479	2,389	5,095
Income Tax Expense	131	362	443	1,394

Net Income	$705	$1,117	$1,946	$3,701

Net Income per share:
Basic	$0.35	$0.56	$0.98	$1.86

Diluted	$0.34	$0.54	$0.94	$1.82

See Notes to the Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Comprehensive Income (Loss) for the three and nine months ended September 30, 2022 and 2021 (Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Comprehensive Income (Loss), Net of Taxes
Net Income	$705	$1,117	$1,946	$3,701
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities (pre-tax ($827) and ($162) and ($4,562) and ($208), respectively)	(825)	(114)	(3,536)	(147)
Accretion of discount on securities transferred to held-to- maturity	241	—	319	—
Reclassification for gains included in income (pre-tax ($16) and ($96) and ($16) and ($96), respectively) (1)	(11)	(68)	(11)	(68)

Other comprehensive loss	(595)	(182)	(3,228)	(215)

Comprehensive Income (Loss)	$110	$935	$(1,282)	$3,486

(1)

Amounts are included in gain on sale of available-for-sale securities on the Consolidated Statements of Income as a separate element within non-interest income. Income tax expense is included in the Consolidated Statements of Income.

See Notes to the Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Three and Nine Months Ended September 30, 2022 and 2021 (Dollars in thousands, except share data)

	Common Stock Shares	Common Stock Amount	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Losse	Unearned ESOP Shares	Total
Balance, July 1, 2022	2,241,885	$23	$(1,695)	$21,480	$26,034	$(2,781)	$(1,843)	$41,218

Treasury stock purchased	(2,832)	—	(61)	—	—	—	—	(61)
Stock option expense	—	—	—	33	—	—	—	33
Restricted stock expense	—	—	—	110	—	—	—	110
Net income	—	—	—	—	705	—	—	705
Other comprehensive loss	—	—	—	—	—	(595)	—	(595)

Balance, September 30, 2022	2,239,053	$23	$(1,756)	$21,623	$26,739	$(3,376)	$(1,843)	$41,410

	Common Stock Shares	Common Stock Amount	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unearned ESOP Shares	Total
Balance, July 1, 2021	2,175,874	$23	$(1,359)	$21,178	$23,325	$205	$(1,935)	$41,437

ESOP shares committed to be released	—	—	—	13	—	—	31	44
Treasury stock purchased	(344)	—	(7)	—	—	—	—	(7)
Stock option expense	—	—	—	15	—	—	—	15
Restricted stock expense	—	—	—	45	—	—	—	45
Net income	—	—	—	—	1,117	—	—	1,117
Other comprehensive loss	—	—	—	—	—	(182)	—	(182)

Balance, September 30, 2021	2,175,530	$23	$(1,366)	$21,251	$24,442	$23	$(1,904)	$42,469

See Notes to the Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Three and Nine Months Ended September 30, 2022 and 2021 (Dollars in thousands, except share data)

	Common Stock Shares	Common Stock Amount	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP Shares	Total
Balance, January 1, 2022	2,170,397	$23	$(1,483)	$21,324	$24,793	$(148)	$(1,873)	$42,636

ESOP shares committed to be released	—	—	—	16	—	—	30	46
Treasury stock purchased	(12,744)	—	(273)	—	—	—	—	(273)
Stock option exercise	1,400	—	—	21	—	—	—	21
Stock option expense	—	—	—	61	—	—	—	61
Restricted stock expense	—	—	—	201	—	—	—	201
Net income	—	—	—	—	1,946	—	—	1,946
Other comprehensive loss	—	—	—	—	—	(3,228)	—	(3,228)
Restricted stock awards	80,000	—	—		—	—	—	—

Balance, September 30, 2022	2,239,053	$23	$(1,756)	$21,623	$26,739	$(3,376)	$(1,843)	$41,410

	Common Stock Shares	Common Stock Amount	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unearned ESOP Shares	Total
Balance, January 1, 2021	2,189,408	$23	$(1,092)	$21,011	$20,741	$238	$(1,994)	$38,927

ESOP shares committed to be released	—	—	—	31	—	—	90	121
Treasury stock purchased	(15,778)	—	(274)	—	—	—	—	(274)
Stock option exercise	1,900	—	—	28	—	—	—	28
Stock option expense	—	—	—	45	—	—	—	45
Restricted stock expense	—	—	—	136	—	—	—	136
Net income	—	—	—	—	3,701	—	—	3,701
Other comprehensive loss	—	—	—	—	—	(215)	—	(215)

Balance, September 30, 2021	2,175,530	$23	$(1,366)	$21,251	$24,442	$23	$(1,904)	$42,469

See Notes to the Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Cash Flows (Dollars in thousands)

Nine Months Ended September 30,	2022	2021
Cash Flows from Operating Activities
Net income	$1,946	$3,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	520	508
Accretion of net deferred loan fees	(935)	(2,031)
Amortization of net securities premiums	171	67
Amortization of operating lease right-of-use assets	620	639
Amortization of advances from Federal Home Loan Bank premium	121	121
Loss (gain) from derivative instruments, net	377	(55)
Provision for loan losses	1,359	644
Deferred income taxes	(415)	(309)
Earnings on bank-owned life insurance	(172)	(111)
Gain on sale of available-for-sale securities	(16)	(96)
Gain on settlement of bank-owned life insurance	(352)	—
Gain on sale of mortgage servicing rights, net	(972)	—
Stock based compensation expense	262	181
ESOP compensation expense	46	121
Loans held for sale:
Originations, net of prepayments	(221,680)	(479,224)
Proceeds from sales	251,481	504,724
Gain on sales	(5,557)	(11,170)
Change in fair value of loans held for sale	612	626
Changes in assets and liabilities which provided by (used in) cash:
Accrued interest receivable	(653)	34
Other assets	3,583	(2,263)
Other liabilities	(1,592)	(2,699)

Net cash provided by operating activities	28,754	13,408

Cash Flows from Investing Activities
Net increase in loans receivable	(119,600)	1,763
Activity in available-for-sale securities:
Proceeds from sales	9,982	2,668
Maturities and repayments	5,510	5,102
Purchases	(61,885)	(23,867)
Activity in held-to-maturity securities:
Maturities and repayments	312	—
Proceeds from settlement of bank-owned life insurance	1,384	—
Purchase of bank-owned life insurance	(4,500)	—
Purchases of restricted investment in bank stock	(1,527)	(891)
Redemption of restricted investment in bank stock	1,375	690
Purchases of premises and equipment	(116)	(990)

Net cash used in investing activities	(169,065)	(15,525)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	40,098	(290,938)
Net decrease in advances from borrowers for taxes and insurance	(115)	(1,714)
Net proceeds from issuance of subordinated debt	—	9,997

Nine Months Ended September 30,	2022	2021
Net increase in short-term borrowing from Federal Home Loan Bank	10,000	—
Repayment of borrowings from the FRB PPPLF	(3,119)	(44,889)
Proceeds from stock option exercise	21	28
Purchase of treasury stock	(273)	(274)

Net cash provided by (used in) financing activities	46,612	(327,790)

Decrease in Cash and Cash Equivalents	(93,699)	(329,907)
Cash and Cash Equivalents, beginning of year	120,788	414,590

Cash and Cash Equivalents, end of year	$27,089	$84,683

Supplementary Disclosure of Cash Flow Information
Cash paid during the year of interest	$1,946	$1,749

Cash paid during the year for income taxes	$1,387	$2,708

Recognition of operating lease right-of-use assets	$—	$1,864

Recognition of operating lease obligations	$—	$1,864

Transfer of securities from available-to-sale to held-to-maturity	$30,220	$—

See Notes to Unaudited Consolidated Financial Statements

HV BANCORP, INC. AND SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

1. ORGANIZATION, BASIS OF PRESENTATION and RECENT ACCOUNTING PRONOUNCEMENTS

Organization

HV Bancorp, Inc., a Pennsylvania Corporation (the “Company”), is the holding company of Huntingdon Valley Bank (the “Bank”) and was formed in connection with the conversion of the Bank from the mutual to the stock form of organization. On January 11, 2017, the mutual to stock conversion of the Bank was completed and the Company became the parent holding company for the Bank. Shares of the Company began trading on the Nasdaq Capital Market on January 12, 2017. The Company is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank”).

The Bank is a stock savings bank organized under the laws of the Commonwealth of Pennsylvania and is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PADOBs”). The Bank was organized in 1871, and currently provides residential and commercial loans to its general service area (Montgomery, Bucks and Philadelphia Counties of Pennsylvania, Burlington County, New Jersey and New Castle County, Delaware) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers. In November 2020, the Bank formed a wholly-owned subsidiary, HVB Investment Management Inc., under the laws of the state of Delaware, as an investment company subsidiary to hold and manage certain investments. HVB Investment Management Inc., became operational in January 2021.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim information and with the instructions to the Quarterly Report on Form 10-Q, as applicable to a smaller reporting company. Accordingly, they do not include all the information and footnotes required by US GAAP for complete financial statements.

The financial statements are unaudited; but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The balances as of December 31, 2021 have been derived from the audited consolidated financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission on March 28, 2022. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year-ending December 31, 2022.

The Company has evaluated subsequent events through the date of issuance of the financial statements included herein.

Principles of Consolidation

The unaudited interim consolidated financial statements include accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Statement of Financial Condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairments of securities (“OTTI”), interest rate lock commitments (“IRLCs”), mandatory sales commitments, the valuation of mortgage loans held-for-sale and the valuation of deferred tax assets.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (“CECL”) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance for credit losses is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same as the expected loss model described above.

Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale (“AFS”) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. In anticipation of the ASU, the Company has entered into a contract with a third party, compiled data for the modeling and is working on developing an estimate using historically and qualitative data based on the requirements of ASU 2016-13. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Derivatives, and Hedging (Topic 815); and Financial Instruments (Topic 825), which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. ASU 2019-04 makes clarifying amendments to certain financial instrument standards. For entities that have not yet adopted ASU 2016-13, the effective dates for the amendments related to ASU 2016-13 are the same as the effective dates in ASU 2016-13. For entities that have not yet adopted ASU 2017-12 as of April 25, 2019, the effective dates for the amendments to Topic 815 are the same as the effective dates in ASU 2017-12. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326), which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted the credit losses standard, the ASU is effective when they implement the credit losses standard. The Company qualifies as a smaller reporting company and have not adopted ASU 2016-13.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. For entities that have not yet adopted ASU 2016-13 as of November 26, 2019, the effective dates for ASU 2019-11 are the same as the effective dates and transition requirements in ASU 2016-13. The Company qualifies as a smaller reporting company and have not adopted ASU 2016-13.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments, in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Other amendments are effective upon issuance of this ASU. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-4, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform, if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company anticipates that adoption of the ASU will not have a material impact on the Company’s consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional temporary guidance for entities transitioning away from the London Interbank Offered Rate (LIBOR) and other interbank offered rates (IBORs) to new references rates so that derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions within Topic 848. ASU 2021-01 clarifies that the derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions in Topic 848. ASU 2021-01 is effective immediately for all entities. Entities may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. The amendments in this update do not apply to contract modifications made, as well as new hedging relationships entered into, after December 31, 2022, and to existing hedging relationships evaluated for effectiveness for periods after December 31, 2022, except for certain hedging relationships existing as of December 31, 2022, that apply certain optional expedients in which the accounting effects are recorded through the end of the hedging relationship. The Company anticipates that adoption of the ASU will not have a material impact on the Company’s consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments — Credit Losses (ASC 326): Troubled Debt Restructurings (TDRs) and Vintage Disclosures. The guidance amends ASC 326 to eliminate the accounting guidance for TDRs by creditors, while enhancing disclosure requirements for certain loan refinancing and restructuring activities by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying TDR recognition and measurement guidance, creditors will determine whether a modification results in a new loan or continuation of existing loan. These amendments are intended to enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. Additionally, the amendments to ASC 326 require that an entity disclose current-period gross write-offs by year of origination within the vintage disclosures, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination. The guidance is only for entities that have adopted the amendments in Update 2016-13 for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption using prospective application, including adoption in an interim period where the guidance should be applied as of the beginning of the fiscal year. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

Adoption of New Accounting Standards

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842), which amends ASC 842 so that lessors are no longer required to recognize a selling loss upon commencement of a lease with variable lease payments that, prior to the amendments, would have been classified as a sales-type or direct financing lease. Furthermore, a lessor must classify as an operating lease any lease that would otherwise be classified as a sales-type or direct financing lease and that would result in the recognition of a selling loss at lease commencement, provided that the lease includes variable lease payments that do not depend on an index or rate. For public business entities and certain not-for-profit entities and employee benefit plans that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. All entities that have adopted ASC 842 are permitted to early adopt the amendments in ASU 2021-05. The amendments in ASU 2021-05 are effective as of the same date as the guidance in ASC 842 for entities that have not adopted ASC 842. The Company adopted the accounting standard on January 1, 2022 and it did not have a material impact on the Company’s consolidated financial statements.

2. INVESTMENT SECURITIES

Investment securities available-for-sale was comprised of the following:

	September 30, 2022
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Governmental securities	$3,010	$—	$(116)	$2,894
U.S. Treasury securities	39,817	—	(1,260)	38,557
Corporate notes	12,561	—	(685)	11,876
Collateralized mortgage obligations — agency residential	1,893	—	(49)	1,844
Mortgage-backed securities — agency residential	581	—	(47)	534
Bank CDs	249	—	(2)	247

	$58,111	$—	$(2,159)	$55,952

Investment securities held-to-maturity was comprised of the following:

	September 30, 2022
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Governmental securities	$2,210	$—	$(119)	$2,091
Corporate notes	7,750	—	(617)	7,133
Collateralized mortgage obligations — agency residential	7,392	—	(436)	6,956
Mortgage-backed securities — agency residential	6,843	—	(514)	6,329
Municipal securities	5,713	—	(516)	5,197

	$29,908	$—	$(2,202)	$27,706

In June 2022, the Company transferred approximately $30.8 million at amortized cost of available-for-sale securities to the held-to maturity category. At September 30, 2022, there was $2.2 million in unrealized losses associated with those securities that were transferred from available-for-sale to held-to-maturity.

Investment securities available-for-sale was comprised of the following:

	December 31, 2021
		Gross	Gross
	Amortized	Unrealized	Unrealized
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
U.S. Governmental securities	$3,596	$—	$(84)	$3,512
Corporate notes	18,805	174	(112)	18,867
Collateralized mortgage obligations — agency residential	7,754	6	(96)	7,664
Mortgage-backed securities — agency residential	7,656	2	(115)	7,543
Municipal securities	6,412	62	(55)	6,419
Bank CDs	499	8	—	507

	$44,722	$252	$(462)	$44,512

The scheduled maturities of securities at September 30, 2022 were as follows:

	September 30, 2022
	Available-for-Sale		Held-to-Maturity
	Amortized		Amortized
(Dollars in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$1,749	$1,736	$—	$—
Due from one to five years	46,876	45,330	5,252	4,809
Due from after five to ten years	8,182	7,641	8,820	8,163
Due after ten years	1,304	1,245	15,836	14,734

	$58,111	$55,952	$29,908	$27,706

Securities with a fair value of $43.1 million and $5.6 million at September 30, 2022, and December 31, 2021, respectively, were pledged to secure public deposits, increase our maximum borrowing capacity with the Federal Home Loan Bank (“FHLB”) and for other purposes as required by law. During the quarter ended September 30, 2022, the Company pledged $38.6 million of U.S. Treasury securities to the FHLB to increase our maximum borrowing capacity.

There were $10.0 million in proceeds from the sale of available-for-sale securities for the three and nine months ended September 30, 2022 and there were $16,000 in gross realized gains for the three and nine months ended September 30, 2022.

There were $2.7 million in proceeds from the sale of available-for-sale securities for the three and nine months ended September 30, 2021 and there were $96,000 in gross realized gains for the three and nine months ended September 30, 2021.

The following tables summarize the unrealized loss positions of securities available-for-sale and held-to-maturity as of September 30, 2022 and December 31, 2021:

	September 30, 2022
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Loss	Value	Loss	Value	Loss
Available-for-sale:
U.S. Governmental securities	$2,894	$(116)	$—	$—	$2,894	$(116)
U.S. Treasury securities	38,557	(1,260)	—	—	38,557	(1,260)
Corporate notes	11,876	(685)	—	—	11,876	(685)
Collateralized mortgage obligations	1,524	(47)	320	(2)	1,844	(49)
Mortgage-backed securities	534	(47)	—	—	534	(47)
	247	(2)	—	—	247	(2)

	$55,632	$(2,157)	$320	$(2)	$55,952	$(2,159)

Held-to-Maturity:
U.S. Governmental securities	$—	$—	$2,091	$(119)	$2,091	$(119)
Corporate notes	3,070	(196)	4,063	(421)	7,133	(617)
Collateralized mortgage obligations	4,033	(262)	2,442	(174)	6,475	(436)
Mortgage-backed securities	1,851	(142)	4,478	(372)	6,329	(514)
Municipal securities	1,724	(172)	3,473	(344)	5,197	(516)

	$10,678	$(772)	$16,547	$(1,430)	$27,225	$(2,202)

	December 31, 2021
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Loss	Value	Loss	Value	Loss
Available-for-sale:
U.S. Governmental securities	$3,512	$(84)	$—	$—	$3,512	$(84)
Corporate notes	8,457	(102)	1,507	(10)	9,964	(112)
Collateralized mortgage obligations	5,698	(96)	—	—	5,698	(96)
Mortgage-backed securities	7,254	(115)	—	—	7,254	(115)
Municipal securities	3,649	(55)	—	—	3,649	(55)
Bank CDs	—	—	—	—	—	—

	$28,570	$(452)	$1,507	$(10)	$30,077	$(462)

At September 30, 2022 and December 31, 2021, the investment portfolio included eight and four U.S. Governmental securities with total fair values of $5.0 million and $3.5 million, respectively. As of September 30, 2022 and December 31, 2021, there were eight and four securities in an unrealized loss position. The U.S Governmental securities are zero risk weighted for capital purposes and are guaranteed for repayment of principal and interest. As of September 30, 2022 and December 31, 2021, management found no evidence of other-than-temporary impairment (“OTTI”) on any of the U.S. Governmental securities in an unrealized loss position held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022, the investment portfolio included eight U.S. Treasury securities with total fair values of $38.6 million. As of September 30, 2022, eight securities were in an unrealized loss position. The U.S Treasury securities are zero risk weighted for capital purposes. As of September 30, 2022, management found no evidence of OTTI on any of the U.S. Treasury securities in an unrealized loss position held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022 and December 31, 2021, the investment portfolio included thirty and twenty-six corporate notes, respectively with total fair values of $19.0 million and $18.9 million. Of these securities, thirty and fifteen were in an unrealized loss position as of September 30, 2022 and December 31, 2021, respectively. As of September 30, 2022 and December 31, 2021, management found no evidence of OTTI on any of the corporate notes held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022 and December 31, 2021, the investment portfolio included eighteen and twelve collateralized mortgage obligations (“CMOs”) with total fair values of $8.8 million and $7.7 million, respectively. Of these securities, seventeen and nine were in an unrealized loss position as of September 30, 2022 and December 31, 2021, respectively. The CMO portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of September 30, 2022 and December 31, 2021, management found no evidence of OTTI on any of the CMOs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022 and December 31, 2021, the investment portfolio included fourteen and eleven mortgage backed securities (“MBS”) with a total fair value of $6.9 million and $7.5 million, respectively. As of September 30, 2022 and December 31, 2021, there were fourteen and ten securities in an unrealized loss position. The MBS portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of September 30, 2022 and December 31, 2021, management found no evidence of OTTI on any of the MBS held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022 and December 31, 2021, the investment portfolio included twelve and eleven municipal securities for both periods with a total fair value of $5.2 million and $6.4 million, respectively. Of these securities, twelve and six were in an unrealized loss position as of September 30, 2022 and December 31, 2021. The Company’s municipal portfolio issuers are located in Pennsylvania and at the time of purchase, and as of September 30, 2022 and December 31, 2021, continue to maintain investment grade ratings. As of September 30, 2022 and December 31, 2021, management found no evidence of OTTI on any of the municipal securities held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At September 30, 2022 and December 31, 2021, the investment portfolio included Bank Certificates of Deposit (“CDs”) with a total fair value of $247,000 and $507,000, respectively. As of September 30, 2022, the one security was in an unrealized loss position. As of December 31, 2021, there were no securities in an unrealized loss position. The CDs are fully insured by the FDIC. As of September 30, 2022 and December 31, 2021, management found no evidence of OTTI on any of the CDs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

3. EQUITY SECURITIES

The Company maintains an equity security portfolio that consists of $500,000 at September 30, 2022, and December 31, 2021. As of September 30, 2022 and December 31, 2021 the Company determined that the equity investment did not have a readily determinable fair value measure and is carrying the equity investment at cost, less impairment, adjusted for changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The following table presents the carrying amount of the Company’s equity investment at September 30, 2022, and December 31, 2021:

	September 30, 2022
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

	December 31, 2021
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

At September 30, 2022 and December 31, 2021, the Company performed a qualitative assessment considering impairment indictors to evaluate whether the investment was impaired and determined the investment was not impaired.

4. LOANS RECEIVABLE

Loans receivable were comprised of the following:

	September 30,	December 31,
(Dollars in thousands)	2022	2021
Residential:
One-to-four family	$145,047	$106,335
Home equity and HELOCs	2,213	3,172
Commercial:
Commercial real estate	177,501	116,882
Commercial business	52,710	30,164
SBA PPP loans	1,963	22,912
Main Street Lending Program	1,565	1,605
Construction	63,140	42,866
Consumer:
Medical education	3,749	4,409
Other	433	17

	448,321	328,362

Unearned discounts, origination and commitment fees and costs	(553)	(791)
Allowance for loan losses	(3,389)	(2,368)

	$444,379	$325,203

In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending American Medical Association (“AMA”) approved medical schools in Caribbean Nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At September 30, 2022, the balance of the private education loans was $3.7 million. The private student loans were made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At September 30, 2022, there were two loans with a total balance of approximately $49,000 past due 90 days or more.

In April 2020, we began accepting and processing applications for loans under the Paycheck Protection Program (“PPP”) implemented by the SBA with support from the Department of Treasury under the enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company participated in round 1 and 2 of PPP, processing over 800 applications totaling approximately $126.9 million. As of September 30, 2022, the Company had a total outstanding balance of approximately $2.0 million for round 1 and 2 of PPP compared to total outstanding balance of approximately $22.9 million as of December 31, 2021. Through September 2022, the Company received approximately $124.9 million in PPP forgiveness from the SBA and customer pay downs.

Overdraft deposits are reclassified as other consumer and are included in the total loans on the statements of financial condition. Overdrafts were $281,000 and $17,000 at September 30, 2022, and December 31, 2021, respectively. Included in the other consumer at September 30, 2022, was $152,000 related to other consumer loans offered to customers to assist with funeral expenses.

The following tables summarize the activity in the allowance for loan losses by loan class for the three and nine months ended September 30, 2022 and 2021:

Allowance for Loan Losses	For the three months ended September 30, 2022
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to-four family	$409	$—	$—	$30	$439	$—	$439
Home equity and HELOCs	6	—	—	—	6	—	6
Commercial:
Commercial real estate	973	—	—	248	1,221	—	1,221
Commercial business	691		—	(36)	655	—	655
SBA PPP loans	—	—	—		—	—	—
Main Street Lending Program	27	—	—		27	—	27
Construction	559	—	—	152	711	—	711
Consumer:
Medical education	324	(247)	38	213	328	—	328
Other	1	—	—	1	2	—	2
Unallocated	—	—	—	—	—	—	—

	$2,990	$(247)	$38	$608	$3,389	$—	$3,389

Allowance for Loan Losses	For the three months ended September 30, 2021
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to-four family	$522	$—	$—	$(42)	$480	$—	$480
Home equity and HELOCs	12	—	—	(2)	10	—	10
Commercial:
Commercial real estate	691	—	—	189	880	—	880
Commercial business	280	—	—	13	293	—	293
SBA PPP loans	—	—	—	—	—
Main Street Lending Program	27	—	—	—	27	—	27
Construction	346	—	—	36	382	—	382
Consumer:
Medical education	382	(38)	8	35	387	—	387
Other	—	—	—	—	—	—	—
Unallocated	—	—	—	—	—	—	—

	$2,260	$(38)	$8	$229	$2,459	$—	$2,459

Allowance for Loan Losses	For the nine months ended September 30, 2022
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to-four family	$322	$—	$—	$117	$439	$—	$439
Home equity and HELOCs	8	—	—	(2)	6	—	6
Commercial:
Commercial real estate	819	—	—	402	1,221	—	1,221
Commercial business	341	(75)	—	389	655	—	655
SBA PPP loans	—				—	—	—
Main Street Lending Program	27	—	—	—	27	—	27
Construction	460	—	—	251	711	—	711
Consumer:
Medical education	391	(314)	51	200	328	—	328
Other	—	—	—	2	2	—	2
Unallocated	—	—	—	—	—	—	—

	$2,368	$(389)	$51	$1,359	$3,389	$—	$3,389

Allowance for Loan Losses	For the nine months ended September 30, 2021
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to-four family	$637	$—	$—	$(157)	$480	$—	$480
Home equity and HELOCs	15	—	—	(5)	10	—	10
Commercial:
Commercial real estate	519	—	—	361	880	—	880
Commercial business	280	—	—	13	293	—	293
SBA PPP loans	—	—	—	—	—	—	—
Main Street Lending Program	27	—	—	—	27		27
Construction	74	—	—	308	382	—	382
Consumer:
Medical education	367	(210)	8	222	387	—	387
Other	—	—	—	—	—	—	—
Unallocated	98	—	—	(98)	—	—	—

	$2,017	$(210)	$8	$644	$2,459	$—	$2,459

The Company maintains a general allowance for loan losses based on evaluating known and inherent risks in the loan portfolio, including management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, and current and anticipated economic conditions. The reserve is an estimate based upon factors and trends identified by management at the time the financial statements are prepared.

The following tables summarize information with respect to the recorded investment in loans receivable by loan class as of September 30, 2022, and December 31, 2021:

September 30, 2022
Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential
One-to-four family	$145,047	$2,010	$143,037
Home equity and HELOCs	2,213	—	2,213
Commercial
Commercial real estate	177,501	115	177,386
Commercial business	52,710	48	52,662
SBA PPP loans	1,963	—	1,963
Main Street Lending Program	1,565	—	1,565
Construction	63,140	192	62,948
Consumer:
Medical education	3,749	—	3,749
Other	433	—	433

	$448,321	$2,365	$445,956

December 31, 2021
Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential
One-to-four family	$106,335	$1,064	$105,271
Home equity and HELOCs	3,172	—	3,172
Commercial
Commercial real estate	116,882	181	116,701
Commercial business	30,164	71	30,093
SBA PPP loans	22,912	—	22,912
Main Street Lending Program	1,605	—	1,605
Construction	42,866	1,168	41,698
Consumer:
Medical education	4,409	—	4,409
Other	17	—	17

	$328,362	$2,484	$325,878

The following table summarizes information about impaired loans by loan portfolio class as of September 30, 2022, and December 31, 2021:

	September 30, 2022			December 31, 2021
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Residential:
One-to-four family	$2,010	$2,200	$—	$1,064	$1,223	$—
Home equity and HELOCs	—	—	—	—	—	—
Commercial:
Commercial real estate	115	115	—	181	181	—
Commercial business	48	48	—	71	71	—
SBA PPP loans	—	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—	—
Construction	192	192	—	1,168	1,168	—
Consumer:
Medical education	—	—	—	—	—	—
Other	—	—	—	—	—	—

	2,365	2,555	—	2,484	2,643	—

With an allowance recorded
Residential:
One-to-four family	—	—	—	—	—	—
Home equity and HELOCs	—	—	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
SBA PPP loans	—	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—	—
Consumer:
Medical education	—	—	—	—	—	—
Other	—	—	—	—	—	—

	—	—	—	—	—	—

	$2,365	$2,555	$—	$2,484	$2,643	$—

The following table presents additional information regarding the impaired loans for the three months ended September 30, 2022, and September 30, 2021:

	Three Months Ended September 30,
	2022		2021
(Dollars in thousands)	Average Record Investment	Interest Income Recognized	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to-four family	$1,633	$—	$1,019	$—
Home equity and HELOCs	—	—	—	—
Commercial:
Commercial real estate	117	2	186	3
Commercial business	52	1	80	1
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Construction	192	—	961	—
Consumer:
Medical education	—	—	—	—

	1,994	3	2,246	4

With an allowance recorded
Residential:
One-to-four family	—	—	—	—
Home equity and HELOCs	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—
Commercial business	—	—	—	—
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Consumer:
Medical education	—	—	—	—

	—	—	—	—

	$1,994	$3	$2,246	$4

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $25,000 and $37,000 for the three months ended September 30, 2022, and 2021, respectively.

The following table presents additional information regarding the impaired loans for the nine months ended September 30, 2022, and September 30, 2021:

	Nine Months Ended September 30,
	2022		2021
(Dollars in thousands)	Average Record Investment	Interest Income Recognized	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to-four family	$1,358	$—	$971	$—
Home equity and HELOCs	—	—	—	—
Commercial:
Commercial real estate	148	6	584	33
Commercial business	60	3	87	3
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Construction	436	—	480	—
Consumer:
Medical education	—	—	—	—
Other	—	—	—	—

	2,002	9	2,122	36

With an allowance recorded
Residential:
One-to-four family	—	—	—	—
Home equity and HELOCs	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—
Commercial business	—	—	—	—
SBA PPP loans	—	—	—	—
Main Street Lending Program	—	—	—	—
Consumer:
Medical education	—	—	—	—
Other	—	—	—	—

	$2,002	$9	$2,122	$36

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $67,000 and $69,000 for the nine months ended September 30, 2022, and 2021, respectively.

The following table presents non-accrual loans by classes of the loan portfolio as of September 30, 2022, and December 31, 2021:

	September 30,	December 31,
(Dollars in thousands)	2022	2021
Residential:
One-to-four family	$2,010	$1,064
Home equity and HELOCs	63	68
Commercial:
Commercial real estate	—	—
Commercial business	—	95
SBA PPP loans	—	—
Main Street Lending Program	—	—
Construction	192	1,168
Consumer:
Medical education	880	1,358
Other	—	—

	$3,145	$3,753

Credit quality risk ratings include regulatory classifications of Special Mention, Substandard, Doubtful and Loss. Loans classified as Special Mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of prospects for repayment. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Included in the non-performing medical education loans are non-accrual loans that have been brought current through a status change to deferred status. The deferred status generally means the student is in medical residency. Generally, the loan may be restored to accrual status when the obligation is in accordance with the contractual terms for a reasonable period of time, generally nine months.

The following tables summarize the aggregate Pass and criticized categories of Special Mention, Substandard and Doubtful within the Company’s internal risk rating system as of September 30, 2022, and December 31, 2021:

	September 30, 2022
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential:
One-to-four family	$143,037	$—	$2,010	$—	$145,047
Home equity and HELOCs	2,150	—	63	—	2,213
Commercial:
Commercial real estate	175,888	1,498	115	—	177,501
Commercial business	52,662	—	48	—	52,710
SBA PPP Loans	1,963	—	—	—	1,963
Main Street Lending Program	1,565	—	—	—	1,565
Construction	62,948	—	192	—	63,140
Consumer:
Medical education	2,869	—	880	—	3,749
Other	433	—	—	—	433

	$443,515	$1,498	$3,308	$—	$448,321

	December 31, 2021
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential:
One-to-four family	$105,271	$—	$1,064	$—	$106,335
Home equity and HELOCs	3,104	—	68	—	3,172
Commercial:
Commercial real estate	115,164	1,537	181	—	116,882
Commercial business	29,998	—	166	—	30,164
SBA PPP loans	22,912	—	—	—	22,912
Main Street Lending	1,605	—	—	—	1,605
Construction	41,698	—	1,168	—	42,866
Consumer:
Medical education	3,051	—	1,358	—	4,409
Other	17	—	—	—	17

	$322,820	$1,537	$4,005	$—	$328,362

The following tables present the segments of the loan portfolio summarized by aging categories as of September 30, 2022, and December 31, 2021:

	September 30, 2022
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Residential:
One-to-four family	$671	$56	$1,334	$2,061	$142,986	$145,047	$—
Home equity and HELOCs	—	—	—	—	2,213	2,213	—
Commercial:
Commercial real estate	457	—	—	457	177,044	177,501	—
Commercial business	—	—	—	—	52,710	52,710	—
SBA PPP loans	78	130	—	208	1,755	1,963	—
Main Street Lending Program	—	—	—	—	1,565	1,565	—
Construction	—	—	192	192	62,948	63,140	—
Consumer:
Medical education	342	166	49	557	3,192	3,749	—
Other	—	8	—	8	425	433	—

	$1,548	$360	$1,575	$3,483	$444,838	$448,321	$—

	December 31, 2021
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Residential:
One-to-four family	$1,292	$137	$680	$2,109	$104,226	$106,335	$—
Home equity and HELOCs	—	—	68	68	3,104	3,172	—
Commercial:
Commercial real estate	—	—	—	—	116,882	116,882	—
Commercial business	95	—	—	95	30,069	30,164	—
SBA PPP loans	—	—	—	—	22,912	22,912	—
Main Street Lending Program	—	—	—	—	1,605	1,605	—
Construction	—	—	1,168	1,168	41,698	42,866	—
Consumer:
Medical education	452	605	39	1,096	3,313	4,409	—
Other	—	—	—	—	17	17	—

	$1,839	$742	$1,955	$4,536	$323,826	$328,362	$—

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan that is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses. TDRs are restored to accrual status when the obligation is brought current, has performed in accordance with the modified contractual terms for a reasonable period of time, generally nine months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The Company may identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions and negative trends may result in a payment default in the near future.

As of September 30, 2022, and December 31, 2021, the Company had two loans identified as TDRs totaling $163,000 and $193,000, respectively. At September 30, 2022, and December 31, 2021, the two TDRs were performing in compliance with their restructured terms and on accrual status. There were no modifications to loans classified as TDRs during the three and nine months ended September 30, 2022 and 2021. No additional loan commitments were outstanding to these borrowers at September 30, 2022, and December 31, 2021. At September 30, 2022, and December 31, 2021, there was no specific reserves related to the TDRs.

The following table details the Company’s TDRs that are on accrual status and non-accrual status at September 30, 2022:

	As of September 30, 2022
(Dollars in thousands)	Number Of Loans	Accrual Status	Non- Accrual Status	Total TDRs
Commercial real estate	1	$115	$—	$115
Commercial business	1	48	—	48

Total	2	$163	$—	$163

The following table details the Company’s TDRs that are on accrual status and non-accrual status at December 31, 2021:

	As of December 31, 2021
(Dollars in thousands)	Number Of Loans	Accrual Status	Non- Accrual Status	Total TDRs
Commercial real estate	1	$122	$—	$122
Commercial business	1	71	—	71

Total	2	$193	$—	$193

The carrying amount of residential mortgage loans in the process of foreclosure was $140,000 and $89,000 at September 30, 2022 and December 31, 2021, respectively.

5. MORTGAGE SERVICING RIGHTS

During 2020, the Company began selling residential mortgage loans to a third party, while retaining the rights to service the loans. As of September 30, 2022, the book value of the mortgage servicing rights (“MSRs”) associated with the loan sales totaled $186,000. These retained servicing rights were recorded as a servicing asset and were initially recorded at fair value and changes to the balance of mortgage servicing rights are recorded in non-interest income on loans in the Company’s consolidated statements of income. Servicing income, which includes late and ancillary fees, was $(55,000) and $282,000 for the three and nine months ended September 30, 2022 compared to $212,000 and $548,000 for the three and nine months ended September 30, 2021. During the nine months ended September 30, 2022, the Company had a bulk sale of MSRs with an underlying unpaid principal balance of $360 million in loans to an unrelated party.

For the three and nine months ended September 30, 2022 and 2021, the change in the carrying value of the Company’s MSRs accounted for under the amortization method was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2022	2021	2022	2021
Balance at Beginning of Period	$164	$3,104	$3,382	$2,041
Servicing Rights retained from loans sold	32	546	187	1,939
Amortization and other	(10)	(210)	(193)	(540)
Mortgage servicing rights sold	—	—	(3,190)	—
Valuation Allowance Provision	—	—	—	—

Balance at End of Period	$186	$3,440	$186	$3,440

Fair value, End of Period	$234	$4,052	$234	$4,052

The key data and assumptions used in estimating the fair value of the Company’s MSRs as of September 30, 2022 and December 31, 2021 were as follows:

	September 30, 2022	December 31, 2021
Long run Constant Prepayment Rate	7.67%	7.67%
Weighted-Average Life (in years)	27.4	27.4
Weighted-Average Note Rate	2.924%	2.924%
Weighted-Average Discount Rate	9.00%	9.00%

6. DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

The Company did not have any derivative instruments designated as hedging instruments or subject to master netting and collateral agreements as of September 30, 2022, and December 31, 2021. The following tables summarize the amounts recorded in the Company’s consolidated statements of financial condition for derivatives not designated as hedging instruments as of September 30, 2022, and December 31, 2021 (in thousands):

September 30, 2022

Asset Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Mortgage banking derivatives	$942	$62,671
Forward loan sales commitments	Mortgage banking derivatives	2	755
To Be Announced securities (“TBAs”)	Mortgage banking derivatives	70	1,750

Liability Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Other liabilities	$3	$293
Forward loan sales commitments	Other liabilities	1	533
TBA securities	Other liabilities	—	—

December 31, 2021

Asset Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Mortgage banking derivatives	$1,382	$70,259
Forward loan sales commitments	Mortgage banking derivatives	75	2,543
TBA securities	Mortgage banking derivatives	1	4,000

Liability Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Other liabilities	$36	$2,327
Forward loan sales commitments	Other liabilities	35	2,995
TBA securities	Other liabilities	—	250

The following table summarizes the amounts recorded in the Company’s consolidated statements of income for derivative instruments not designated as hedging instruments for the three and nine months ended September 30, 2022 and 2021 (in thousands):

		Gain/(Loss)
	Consolidated Statements of Income	Three Months Ended
	Presentation	September 30, 2022	September 30, 2021
Interest rate lock commitments	Loss from derivative instruments	$(50)	$(244)
Forward loan sales commitments	Loss from derivative instruments	(2)	(394)
TBA securities	Gain from derivative instruments	65	216

	Total gain (loss) from derivative instruments	$13	$(422)

		Gain/(Loss)
	Consolidated Statements of Income	Nine Months Ended
	Presentation	September 30, 2022	September 30, 2021
Interest rate lock commitments	Loss from derivative instruments	$(407)	$(229)
Forward loan sales commitments	(Loss) gain from derivative instruments	(39)	90
TBA securities	Gain from derivative instruments	69	194

	Total (loss) gain from derivative instruments	$(377)	$55

7. FAIR VALUE PRESENTATION

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is determined at a reasonable point within the range that is most representative of fair value under current market conditions. Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period-ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 — Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

The following tables provide the fair value for assets required to be measured and reported at fair value on a recurring basis as of September 30, 2022, and December 31, 2021:

	September 30, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. Governmental securities	$—	$2,894	$—	$2,894
U.S. Treasury securities	38,557	—	—	38,557
Corporate notes	—	11,876	—	11,876
Collateralized mortgage obligations — agency residential	—	1,844	—	1,844
Mortgage-backed securities — agency residential	—	534	—	534
Bank CDs	—	247	—	247
Loans held for sale	—	15,624	—	15,624
Interest rate lock commitments	—	—	942	942
Forward loan sales commitments	—	2	—	2
TBA securities	—	70	—	70

	$38,557	$33,091	$942	$72,590

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. Governmental securities	$—	$3,512	$—	$3,512
Corporate notes	—	15,825	3,042	18,867
Collateralized mortgage obligations — agency residential	—	7,664	—	7,664
Mortgage-backed securities — agency residential	—	7,543	—	7,543
Municipal securities	—	6,419	—	6,419
Bank CDs	—	507	—	507
Loans held for sale	—	40,480	—	40,480
Interest rate lock commitments	—	—	1,382	1,382
Forward loan sales commitments	—	75	—	75
TBA securities	—	1	—	1

	$—	$82,026	$4,424	$86,450

The following tables provide the fair value for liabilities required to be measured and reported at fair value on a recurring basis as of September 30, 2022, and December 31, 2021:

	September 30, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$3	$3
Forward loan sales commitments	—	1	—	1
TBA securities	—	—	—	—

	$—	$1	$3	$4

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$36	$36
Forward loan sales commitments	—	35	—	35
TBA securities	—	—	—	—

	$—	$35	$36	$71

The following tables represent the change in the assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2022:

(Dollars in thousands)	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: July 1, 2022	$—	$990	$(1)
Total unrealized losses:
Included in other comprehensive loss	—	—	—
Total losses included in earnings and held at reporting date	—	(48)	(2)
Purchases, sales and settlements	—	—	—
Transfers in and/or out of Level 3	—	—	—

Ending Balance: September 30, 2022	$—	$942	$(3)

Change in unrealized gains for the period included in earnings (or changes in net assets) for assets held as of September 30, 2022	$—	$—	$—
Change in unrealized loss for the period included other comprehensive loss for assets held as of September 30, 2022	$—	$(48)	$(2)

(Dollars in thousands)	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: January 1, 2022	$3,042	$1,382	$(36)
Total unrealized losses:
Included in other comprehensive loss	(107)	—	—
Total (losses) or gains included in earnings and held at reporting date	—	(440)	33
Purchases, sales and settlements	(2,000)	—	—
Transfers in and/or out of Level 3	(935)	—	—

Ending Balance: September 30, 2022	$—	$942	$(3)

Change in unrealized (losses) gains for the period included in earnings (or changes in net assets) for assets held as of September 30, 2022	$—	$(440)	$33
Change in unrealized loss for the period included other comprehensive loss for assets held as of September 30, 2022	$(107)	$—	$—

The following tables represent the change in the assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2021:

(Dollars in thousands)	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: July 1, 2021	$12,027	$2,657	$(101)
Total unrealized losses:
Included in other comprehensive income	4	—	—
Total (losses) or gains included in earnings and held at reporting date	—	(286)	42
Purchases, sales and settlements	(1,319)	—	—

(Dollars in thousands)	Corporate notes	IRLC- Asset	IRLC- Liability
Transfers in and/or out of Level 3	—	—	—

Ending Balance: September 30, 2021	$10,712	$2,371	$(59)

Change in unrealized (losses) or gains for the period included in earnings (or changes in net assets) for assets held as of September 30, 2021	$—	$(286)	$42
Change in unrealized gain for the period included other comprehensive income (loss) for assets held as of September 30, 2021	$4	$—	$—

(Dollars in thousands)	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: January 1, 2021	$8,068	$2,647	$(106)
Total unrealized losses:
Included in other comprehensive income	66	—	—
Total (losses) or gains included in earnings and held at reporting date	—	(276)	47
Purchases, sales and settlements	2,578	—	—
Transfers in and/or out of Level 3	—	—	—

Ending Balance: September 30, 2021	$10,712	$2,371	$(59)

Change in unrealized (losses) or gains for the period included in earnings (or changes in net assets) for assets held as of September 30, 2021	$—	$(276)	$47
Change in unrealized gain for the period included other comprehensive income (loss) for assets held as of September 30, 2021	$66	$—	$—

At September 30, 2022, there were no corporate notes measured at fair value on a recurring basis. At December 31, 2021, the Company has classified $3.0 million of corporate notes as Level 3. The Company’s methodology to value the three sub-debt bonds was to obtain fair values of similar sub-debt bonds issuances over the past twelve months from a broker/investment firm. At December 31, 2021, the weighted average of the market quotes applied is 102.1%. Since the Corporate notes are not widely traded, the Company considered the inputs as unobservable.

At September 30, 2022, and December 31, 2021, the Company had classified $939,000 and $1.3 million of net derivative assets and liabilities related to IRLC as Level 3. The fair value of IRLCs is based on prices obtained for loans with similar characteristics from third parties, adjusted by the pull-through rate, which represents the Company’s best estimate of the probability that a committed loan will fund. The weighted average pull-through rates applied ranged from 71.61% to 100.00% at September 30, 2022.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021:

	Quantitative Information about Level 3 Fair Value Measurements at September 30, 2022
(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:
Net derivative asset and liability:
IRLC	$939	Discounted cash flows	Pull-through rates	71.61%-100.00%	93.89%

	Quantitative Information about Level 3 Fair Value Measurements at December 31, 2021
(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:
Corporate notes	$3,042	Market comparable securities	Offered quotes	101.00%-102.50%	102.12%
Net derivative asset and liability:
IRLC	$1,346	Discounted cash flows	Pull-through rates	81.61%-100.00%	93.06%

There were no assets measured at fair value on a nonrecurring basis at September 30, 2022 and December 31, 2021.

The following tables provide the carrying amount for each class of assets and liabilities and the fair value for certain financial instruments that are not required to be measured or reported at fair value on the Consolidated Statements of Financial Condition as of September 30, 2022 and December 31, 2021:

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
September 30, 2022	Carrying	Estimated	Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$27,089	$27,089	$27,089	$—	$—
Investments securities, held-to-maturity	29,908	27,706	—	26,801	905
Equity securities	500	500	—	—	500
Loans receivable, net	444,379	429,261	—	—	429,261
Bank-owned life insurance	10,197	10,197	10,197	—	—
Restricted investment in bank stock	2,160	2,160	2,160	—	—
Accrued interest receivable	1,993	1,993	1,993	—	—
Mortgage servicing rights	186	234	—	—	234
Liabilities:

Deposits	$504,087	$502,838	$454,283	$48,555	$—
Advances from the FHLB	36,552	33,548	—	33,548	—
Subordinated debt	9,997	8,798	—	—	8,798
Advances from borrowers for taxes and insurance	324	324	324	—	—
Accrued interest payable	67	67	67	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
December 31, 2021	Carrying	Estimated	Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$120,788	$120,788	$120,788	$—	$—
Equity securities	500	500	—	—	500
Loans receivable, net	325,203	328,676	—	—	328,676
Bank-owned life insurance	6,557	6,557	6,557	—	—
Restricted investment in bank stock	2,008	2,008	2,008	—	—
Accrued interest receivable	1,340	1,340	1,340	—	—
Mortgage servicing rights	3,382	4,249	—	—	4,249
Liabilities:
Deposits	$463,989	$464,164	$431,815	$32,349	$—
Advances from the FHLB	26,431	26,492	—	26,492	—
Federal Reserve PPPLF advances	3,119	3,119	—	3,119	—
Subordinated debt	9,996	10,436	—	—	10,436
Advances from borrowers for taxes and insurance	439	439	439	—	—
Accrued interest payable	73	73	73	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

8. CHANGES IN AND RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The following tables present the changes in the balances of each component of accumulated other comprehensive (loss) income (“AOCI”) for the three and nine months ended September 30, 2022 and September 30, 2021. All amounts are presented net of tax (1).

	For the three months ended September 30, 2022		For the nine months ended September 30, 2022
(Dollars in thousands)	Net Unrealized Gains and Losses on available-for- sales securities	Net Unrealized Gains and Losses on held-to- maturity securities	Net Unrealized Gains and Losses on available- for-sales securities	Net Unrealized Gains and Losses on held-to- maturity securities
Balance at beginning period	$(2,859)	$78	$(148)	$—
Unrealized holding losses on available-for-sale securities before reclassification	(825)	—	(3,536)	—
Accretion of discount on securities transferred to held-to-maturity	—	241	—	319
Amount reclassified for investment securities gains included in net income	(11)	—	(11)	—

Net current-period other comprehensive loss	(836)	241	(3,547)	319

Balance at ending period	$(3,695)	$319	$(3,695)	$319

(1)

All amounts are net of tax. Related tax expense or benefit is calculated using an income tax rate of approximately 29.5% and 29.5% for the three and nine months ended September 30, 2022 and 2021, respectively.

(Dollars in thousands)	For the three months ended September 30, 2021	For the nine months ended September 30, 2021
Balance at beginning period	$205	$238
Unrealized holding losses on available-for-sale securities before reclassification	(114)	(147)
Amount reclassified for investment securities gains included in net income	(68)	(68)

Net current-period other comprehensive loss	(182)	(215)

Balance at ending period	$23	$23

The following table present reclassifications out of AOCI by component for the three and nine months ended September 30, 2022.

	For the three months ended September 30, 2022	For the nine months ended September 30, 2022
(Dollars in thousands)	Amount reclassified from accumulated other comprehensive income (2)	Amount reclassified from accumulated other comprehensive income (2)	Affected line item in the Consolidated Statements of Income
Net unrealized gain on available-for securities (1)	$16	$16	Gain on sale of available-for-sale securities, net
Tax Effect	(5)	(5)	Income tax expense

	$11	$11

The following table present reclassifications out of AOCI by component for the three and nine months ended September 30, 2021.

	For the three months ended September 30, 2021	For the nine months ended September 30, 2021
(Dollars in thousands)	Amount reclassified from accumulated other comprehensive income (2)	Amount reclassified from accumulated other comprehensive income (2)	Affected line item in the Consolidated Statements of Income
Net unrealized gain on available-for securities (1)	$96	$96	Gain on sale of available-for-sale securities, net
Tax Effect	(28)	(28)	Income tax expense

	$68	$68

9. EARNINGS PER SHARE

Earnings per share (“EPS”) consist of two separate components: basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. The diluted EPS calculation reflects the EPS if all outstanding instruments convertible to common stock were exercised. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. At September 30, 2022, there were 244,600 stock options outstanding of which 116,640 of the stock options were vested and exercisable at September 30, 2022. At September 30, 2022, there 167,000 restricted stock shares outstanding of which 48,500 restricted stock shares were vested and exercisable at September 30, 2022. Of the 244,600 stock options outstanding, 209,600 stock options outstanding were included in the computation of diluted net income per share for the three and nine months ended September 30, 2022 as their effect was not anti-dilutive. The 167,000 restricted stock shares outstanding were included in the computation of diluted net income per share for the three and nine months ended September 30, 2022 as their effect was not anti-dilutive. At September 30, 2021, there were 211,000 stock options outstanding of which 88,220 of the stock options were vested and exercisable at September 30, 2021. At September 30, 2021, there 87,000 restricted stock shares outstanding of which 36,320 restricted stock shares were vested and exercisable at September 30, 2021. The 211,000 stock options outstanding and 50,680 restricted stock shares outstanding were included in the computation of diluted net income per share for the three and nine months ended September 30, 2021 as their effect was not anti-dilutive.

The calculation of basic and diluted EPS for the three and nine months ended September 30, 2022, and 2021 is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$705,000	$1,117,000	$1,946,000	$3,701,000
Weighted average number of shares issued	2,354,025	2,272,625	2,304,996	2,272,013
Less weighted average number of treasury shares	(113,279)	(96,608)	(109,776)	(95,271)
Less weighted average number of unearned ESOP shares	(128,751)	(133,869)	(128,999)	(136,030)
Less weighted average number of unvested restricted stock awards	(117,940)	(48,720)	(84,310)	(51,736)

Basic weighted average shares outstanding	1,994,055	1,993,428	1,981,911	1,988,976
Add dilutive effect of stock options	37,784	54,940	45,514	41,112
Add dilutive effect of restricted stock awards	17,699	10,630	53,351	6,000

Diluted weighted average shares outstanding	2,049,538	2,058,998	2,080,776	2,036,088

Net income per share:
Basic	$0.35	$0.56	$0.98	$1.86
Diluted	$0.34	$0.54	$0.94	$1.82

10. EMPLOYEE BENFITS

Equity Incentive Plan

The Company’s shareholders approved the HV Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) at a Special Meeting of shareholders on June 13, 2018. An aggregate of 305,497 shares of authorized but unissued common stock of the Company was reserved for future grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units under the 2018 Equity Incentive Plan. Of the 305,497 authorized shares, the maximum number of shares of the Company’s common stock that may be issued under the 2018 Equity Incentive Plan pursuant to the exercise of stock options is 218,212 shares, and the maximum number of shares of the Company’s common stock that may be issued as restricted stock awards or restricted stock units is 87,285 shares.

The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the Company’s 2018 Equity Incentive plan. Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award. As of September 30, 2022, there were 3,997 shares available for future awards under this plan, which includes 3,712 shares available for incentive and non-qualified stock options and 285 shares available for restricted stock awards. The restricted shares and stock options vest over a seven year period.

The Company’s shareholders approved the HV Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) at the Annual Meeting of shareholders on May 19, 2021. The 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 175,000 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. As of September 30, 2022, there were 115,000 grants issued under the 2021 Equity Incentive Plan with 60,000 shares available for future awards under this plan. During June 2022, 80,000 shares of restricted stock awards were granted which vest over a seven year period. Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award. In addition, during June 2022, 35,000 shares of stock options were granted which vest 20% per year over a five year period.

Stock option expense was $33,000 and $61,000 for the three and nine months ended September 30, 2022 and $15,000 and $45,000 for the three months and nine months ended September 30, 2021, respectively. At September 30, 2022, total unrecognized compensation cost related to stock options was $521,000.

A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2022, and September 30, 2021 was as follows:

	September 30, 2022				September 30, 2021
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Average Intrinsic Value	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Average Intrinsic Value
Outstanding, Jan 1	211,000	$14.92	6.6	$1,451,680	216,400	$14.93	7.6	$484,736
Granted	35,000	20.11	5.0	—	—	—	—	—
Exercised	(1,400)	14.80	—	—	(1,900)	14.80	—	—
Forfeited	—	—	—	—	(3,500)	15.35	—	—

Outstanding, September 30	244,600	$15.66	6.4	$1,249,906	211,000	$14.92	6.9	$1,483,330

Exercisable, September 30	116,640	$14.90	5.8	$684,677	88,220	$14.89	6.8	$622,833

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions.

Nine Months Ended September 30, 2022
Dividend yield	0.00%
Expected life	10 years
Expected volatility	36.41%
Risk-free interest rate	3.33%
Weighted average grant date fair value	$10.62

The expected life is an estimate based on management review of the various factors. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Restricted stock expense was $110,000 and $45,000 for the three months ended September 30, 2022 and 2021, respectively. Restricted stock expense was $201,000 and $136,000 for the nine months ended September 30, 2022 and 2021, respectively. At September 30, 2022, the expected future compensation expense relating to non-vested restricted stock outstanding was $2.1 million.

A summary of the Company’s restricted stock activity and related information for the nine months ended September 30, 2022, and September 30, 2021 was as follows:

	September 30, 2022		September 30, 2021
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested, Jan 1	50,680	$14.98	62,860	$14.97
Vested	(12,180)	14.95	(12,180)	14.82
Granted	80,000	20.11	—	—
Forfeited	—	—	—	—

Non-vested at September 30	118,500	$18.45	50,680	$14.98

11. RELATED PARTY TRANSACTIONS

In November 2017, the Company engaged a third party to provide services for certain customers with large deposit balances, by offering both a competitive rate of return and FDIC insurance. Related party balances in this program totaled $4.8 million at September 30, 2022, for which the Company received no fees for customer services for the three and nine months ended September 30, 2022 and 2021, respectively.

12. REVENUE RECOGNITION

The Company adopted ASU No. 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. The following is a discussion of key revenues of fees for customer services that are within the scope of the revenue guidance:

•

Fee income — Fee income primarily of revenue earned through cash management fees for Business Banking customers as well as fees received for placing customer deposits in a deposit placement network such that amounts are under the standard FDIC insurance maximum of $250,000 making the deposits eligible for FDIC insurance. The Company acts as an intermediary between the customer and the deposit placement network. The Company’s performance obligation is generally satisfied upon placement of the customer’s deposit in deposit placement network.

•

Insufficient fund fees and other service charges — Revenue from service charges on deposit accounts is earned through cash management, wire transfer, and other deposit-related services; as well as overdraft, non-sufficient funds, account management and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transactional related services and fees. These revenues are included in insufficient funds fees and other service charges in the table below.

•

ATM interchange and fee income — ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder used a Company’s ATM. The Company’s performance obligation for ATM fee income are largely satisfied, and related revenue recognized, when the services are rendered or upon completion.

The following table presents non-interest income for the three and nine months ended September 30, 2022, and September 30, 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	2022	2021
Non-Interest Income
In-scope of Topic 606:
Fee income	$114	$82	$376	$170
Insufficient fund fees	25	19	72	54
Other service charges	68	31	160	73
ATM interchange fee income	5	3	13	9
Other income	1	—	5	3

Total Non-Interest Income (in-scope of Topic 606)	$213	$135	$626	$309

Out-of-scope of Topic 606:
Increase in cash surrender value of bank-owned life insurance	$70	$37	$172	$111
Gain on sale of loans, net	1,467	3,035	5,557	11,170
Gain on sale of available-for-sale securities	16	96	16	96
(Loss) gain from derivative instruments	13	(422)	(377)	55
Gain (loss) on sale of mortgage servicing rights, net	(57)	—	972	—
Change in fair value for loans held-for-sale	(130)	438	(612)	(626)
Other	88	—	653	169
Total Non-Interest Income (out-scope of Topic 606)	1,467	3,184	6,381	10,975
Total Non-Interest Income (in-scope of Topic 606)	213	135	626	309

Total Noninterest Income	$1,680	$3,319	$7,007	$11,284

13. LEASES

The majority of the Company’s leases are comprised of operating leases for real estate property for branches and office spaces with terms extending through 2039. The operating lease agreements are recognized on the consolidated statements of financial condition as a right-of-use (“ROU”) asset and a corresponding lease liability. The Company elected not to include short-term leases with initial terms of twelve months or less on the Consolidated Statements of Financial Condition.

The following table represents the classification of the Company’s ROU assets and lease liabilities in the Consolidated Statements of Financial Condition:

		September 30, 2022	December 31, 2021
Lease Right-of-Use Assets	Classification
Operating lease right-of-use assets	Operating lease right-of-use assets	$8,049	$8,669

Total Lease Right-of-Use Assets		$8,049	$8,669

		September 30, 2022	December 31, 2021
Lease Liabilities	Classification
Operating lease liabilities	Operating lease liabilities	$8,438	$9,030

Total Lease Liabilities		$8,438	$9,030

The Company’s lease agreements frequently include one or more options to renew at the Company’s discretion. If at the beginning of the lease, the Company is reasonably certain that the renewal option will be exercised, the Company will include the extended term in the calculation of the ROU asset and lease liability. For the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. If the rate is not readily determinable in the lease, the Company used its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

	September 30, 2022	December 31, 2021
Weighted-average remaining lease term
Operating leases	10.3 years	11.0 years
Weighted-average discount rate
Operating leases	2.05%	2.04%

The components of the lease expense are as follows:

(dollars in thousands)	For the three months ended September 30, 2022	For the nine’ months ended September 30, 2022	For the three months ended September 30, 2021	For the nine’ months ended September 30, 2021
Operating lease cost	$208	$620	$218	$639
Short-term lease cost	15	48	6	14

Total	$223	$668	$224	$653

Future minimum payments for operating leases as of September 30, 2022, and December 31, 2021 were as follows:

(dollars in thousands)	September 30, 2022	December 31, 2021
Twelve Months Ended:
Within one year	$988	$971
After one but within two years	989	987
After two but within three years	946	988
After three but within four years	945	937
After four but within five years	913	949
After five years	4,642	5,315

Total Future Minimum Lease Payments	9,423	10,147
Amounts Representing Interest	(985)	(1,117)

Present Value of Net Future Minimum Lease Payments	$8,438	$9,030

14. Segment Reporting

The Company has identified four reportable segments: retail banking; mortgage banking; business banking and the bank holding company. Revenue from the retail banking activities consists primarily of interest earned on investment securities and loans and service charges on deposit accounts. Revenue from the mortgage banking and business banking activities are comprised of interest earned on loans and fees received as a result of the mortgage loan origination process. The Mortgage Banking Segment originates residential mortgage loans which are sold into the secondary market along with the loans’ servicing rights. Revenue from bank holding company activities is mainly comprised of interest earned on investment securities and intercompany income.

The following tables presents summary financial information for the reportable segments (in thousands):

	For the three months ended September 30, 2022
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$1,939	$249	$4,033	$2	$(2)	$6,221
Total Interest Expense	232	14	507	113	(2)	864
Net Interest Income	1,707	235	3,526	(111)	—	5,357

Provision for Loan losses	236	—	372	—	—	608

Net interest income after provision (credit) for loan losses	1,471	235	3,154	(111)	—	4,749

Total Non-Interest Income	338	1,232	123	—	(13)	1,680

Non-Interest Expense:
Salaries and employee benefits	1,518	1,007	1,010	—	—	3,535
Other Non-Interest expense	994	671	330	76	(13)	2,058

Total Non-Interest expense	2,512	1,678	1,340	76	(13)	5,593

Income (Loss) before income taxes	(703)	(211)	1,937	(187)	—	836
Income Tax Expense (Benefit)	(116)	(52)	338	(39)	—	131

Net Income (Loss)	$(587)	$(159)	$1,599	$(148)	$—	$705

Total Assets as of September 30, 2022	$289,471	$16,824	$296,205	$51,566	$(50,812)	$603,254

	For the three months ended September 30, 2021
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$1,207	$410	$2,918	$46	$(22)	$4,559
Total Interest Expense	127	90	248	114	(6)	573

Net Interest Income	1,080	320	2,670	(68)	(16)	3,986

Provision (Credit) for Loan Losses	(9)	—	238	—	—	229

Net interest income after provision (credit) for loan losses	1,089	320	2,432	(68)	(16)	3,757

Total Non-Interest Income	183	3,065	66	18	(13)	3,319

Non-Interest Expense:
Salaries and employee benefits	1,389	1,261	894	—	(17)	3,527
Other Non-Interest expense	925	793	289	75	(12)	2,070

Total Non-Interest Expense	2,314	2,054	1,183	75	(29)	5,597

Income (Loss) before income taxes	(1,042)	1,331	1,315	(125)	—	1,479
Income Tax Expense (Benefit)	(154)	211	331	(26)	—	362

Net Income (Loss)	$(888)	$1,120	$984	$(99)	$—	$1,117

Total Assets as of September 30, 2021	$255,131	$74,834	$202,030	$52,555	$(48,233)	$536,317

	For the nine months ended September 30, 2022
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$4,944	$616	$9,743	$45	$(24)	$15,324
Total Interest Expense	528	54	1,028	338	(8)	1,940

Net Interest Income	4,416	562	8,715	(293)	(16)	13,384

Provision for Loan losses	305	—	1,054	—	—	1,359

Net interest income after provision (credit) for loan losses	4,111	562	7,661	(293)	(16)	12,025

Total Non-Interest Income	827	5,638	580	—	(38)	7,007

Non-Interest Expense:
Salaries and employee benefits	4,037	3,457	2,930	—	(16)	10,408
Other Non-Interest expense	2,943	2,081	1,032	217	(38)	6,235

Total Non-Interest Expense	6,980	5,538	3,962	217	(54)	16,643

Income (Loss) before income taxes	(2,042)	662	4,279	(510)	—	2,389
Income Tax Expense (Benefit)	(387)	125	812	(107)	—	443

Net Income (Loss)	$(1,655)	$537	$3,467	$(403)	$—	$1,946

Total Assets as of September 30, 2022	$289,471	$16,824	$296,205	$51,566	$(50,812)	$603,254

	For the nine months ended September 30, 2021
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$3,859	$1,138	$7,385	$118	$(60)	$12,440
Total Interest Expense	425	258	825	157	(10)	1,655

Net Interest Income	3,434	880	6,560	(39)	(50)	10,785

Provision (Credit) for Loan Losses	(40)	—	684	—	—	644

Net interest income after provision (credit) for loan losses	3,474	880	5,876	(39)	(50)	10,141

Total Non-Interest Income	375	10,588	341	18	(38)	11,284

Non-Interest Expense:
Salaries and employee benefits	3,780	4,409	2,088	—	(50)	10,227
Other Non-Interest expense	2,815	2,302	799	225	(38)	6,103

Total Non-Interest Expense	6,595	6,711	2,887	225	(88)	16,330

Income (Loss) before income taxes	(2,746)	4,757	3,330	(246)	—	5,095
Income Tax Expense (Benefit)	(743)	1,287	902	(52)	—	1,394

Net income (Loss)	$(2,003)	$3,470	$2,428	$(194)	$—	$3,701

Total Assets as of September 30, 2021	$255,131	$74,834	$202,030	$52,555	$(48,233)	$536,317

15. Subsequent Events

Proposed Merger with Citizens Financial Services, Inc.

On October 18, 2022, the Company, the Bank, Citizens Financial Services, Inc. (“Citizens Financial”), First Citizens Community Bank (“FCCB”) and CZFS Acquisition Company, LLC entered into a merger agreement that provides that the Company will merge with and into Citizens Financial, with Citizens Financial remaining as the surviving corporation (the “Merger”). Following the Merger, the Bank will merge with and into FCCB, with FCCB remaining as the surviving bank (the “Bank Merger”).

At the effective time of the Merger, each outstanding share of Company common stock will be converted into the right to receive, at the election of such holder, either (i) 0.4000 shares of Citizens Financial common stock, or (ii) $30.50 in cash, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that 80% of the aggregate merger consideration paid to the Company stockholders will be the stock consideration and the remaining 20% will be the cash consideration.

The completion of the Merger and the Bank Merger are subject to customary closing conditions, including approval by the Company’s stockholders and the receipt of regulatory approvals from the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and Securities. The Merger is expected to close in the first half of 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of HV Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of HV Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2021 and 2020; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) — Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $327.6 million as of December 31, 2021, and the associated ALL was $2.4 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the

ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the statement of financial condition date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in economic conditions, volume and severity of past-due loans, nonaccrual and adversely classified loans, nature and volume of portfolio, value of underlying collateral, lending policies and procedures, lending management experience, depth, and ability, quality of loan review system and board oversight, effect of concentrations in credit and changes in level of such concentrations, and external factors.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL, as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data, and third-party macroeconomic data and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, and asset quality trends.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2018.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 28, 2022

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$3,635	$1,625
Non-interest-earning deposits with banks	2,858	—
Interest-earning deposits with banks	112,880	410,853
Federal funds sold	1,415	2,112

Cash and cash equivalents	120,788	414,590
Investment securities available-for-sale, at fair value	44,512	23,518
Equity securities	500	500
Loans held-for-sale, at fair value	40,480	83,549
Loans receivable, net of allowance for loan losses of $2,368 at December 31, 2021 and $2,017 at December 31, 2020	325,203	313,811
Bank-owned life insurance	6,557	6,408
Restricted investment in bank stock	2,008	1,721
Premises and equipment, net	3,160	2,834
Operating lease right-of-use asset	8,669	7,685
Accrued interest receivable	1,340	1,489
Mortgage banking derivatives	1,458	2,899
Mortgage servicing rights	3,382	2,041
Other assets	2,067	562

Total Assets	$560,124	$861,607

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$463,989	$730,826
Advances from the Federal Home Loan Bank	26,431	26,269
Advances from the Federal Reserve’s Paycheck Protection Program liquidity facility (“PPPLF”)	3,119	48,682
Subordinated debt	9,996	—
Operating lease liabilities	9,030	7,946
Advances from borrowers for taxes and insurance	439	2,131
Other liabilities	4,484	6,826

Total Liabilities	517,488	822,680

Shareholders’ Equity
Preferred Stock, $0.01 par value, 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized; 2,272,625 shares issued and 2,170,397 shares outstanding as of December 31, 2021; 2,270,725 shares issued and 2,189,408 shares outstanding as of December 31, 2020	23	23
Treasury Stock, at cost (102,228 shares at December 31, 2021 and 81,317 shares at December 31, 2020)	(1,483)	(1,092)
Additional paid in capital	21,324	21,011
Retained earnings	24,793	20,741
Accumulated other comprehensive (loss) income	(148)	238
Unearned Employee Stock Option Plan	(1,873)	(1,994)

Total Shareholders’ Equity	42,636	38,927

Total Liabilities and Shareholders’ Equity	$560,124	$861,607

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Interest Income
Interest and fees on loans	$15,734	$13,087
Interest and dividends on investments:
Taxable	579	396
Nontaxable	80	40
Interest on mortgage-backed securities and collateralized mortgage obligations	134	142
Interest on interest-earning deposits	181	158

Total Interest Income	16,708	13,823

Interest Expense
Interest on deposits	1,478	2,501
Interest on advances from the Federal Home Loan Bank	395	523
Interest on advances from the Federal Reserve PPPLF	72	119
Interest on subordinated debt	268	—

Total Interest Expense	2,213	3,143

Net Interest Income	14,495	10,680
Provision for Loan Losses	553	1,108

Net Interest Income After Provision for Loan Losses	13,942	9,572

Non-Interest Income
Fees for customer services	495	146
Increase in cash surrender value of bank owned life insurance	149	153
Gain on sale of loans, net	14,853	13,315
Gain on sale of available-for-sale securities, net	106	141
(Loss) gain from derivative instruments	(1,203)	1,512
Change in fair value of loans held-for-sale	(1,353)	1,408
Other	377	195

Total Non-Interest Income	13,424	16,870

Non-Interest Expense
Salaries and employee benefits	13,657	11,510
Occupancy	2,289	1,865
Federal deposit insurance premiums	490	266
Data processing related operations	1,466	1,162
Professional fees	971	781
Marketing	567	476
Mortgage operations expenses	522	940
Other expenses	1,888	1,470

Total Non-Interest Expense	21,850	18,470
Income Before Income Taxes	5,516	7,972
Income Tax Expense	1,464	2,204

Net Income	$4,052	$5,768

Net Income per share:
Basic	$2.04	$2.84

Diluted	$1.98	$2.84

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

+	For the year ended December 31, 2021	For the year ended December 31, 2020
Comprehensive Income, Net of Taxes
Net Income	$4,052	$5,768
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on investment securities available-for-sale securities (pre-tax ($441) and $504 respectively)	(311)	355
Reclassification adjustment for gains included in income (pre-tax ($106) and ($141), respectively) (1)	(75)	(99)

Other comprehensive (loss) income	(386)	256

Total Comprehensive Income	$3,666	$6,024

(1)

Amounts are included in gain on sale of available-for-sale securities on the Consolidated Statements of Income as a separate element within non-interest income. Income tax expense is included in the Consolidated Statements of Income.

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except share data)

	Common Stock	Shares Amount	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total
Balance, January 1, 2019	2,268,917	$23	$(3)	$20,740	$14,973	$(18)	$(2,116)	$33,599

ESOP shares committed to be released	—	—	—	3	—	—	122	125
Treasury stock purchased	(81,109)	—	(1,089)	—	—	—	—	(1,089)
Stock option exercise	1,600	—	—	24	—	—	—	24
Stock option expense	—	—	—	60	—	—	—	60
Restricted stock expense	—	—	—	184	—	—	—	184
Net income	—	—	—	—	5,768	—	—	5,768
Other comprehensive income	—	—	—	—	—	256	—	256

Balance, December 31, 2020	2,189,408	$23	$(1,092)	$21,011	$20,741	$238	$(1,994)	$38,927

ESOP shares committed to be released	—	—	—	45	—	—	121	166
Treasury stock purchased	(20,911)	—	(391)	—	—	—	—	(391)
Stock option exercise	1,900	—	—	28	—	—	—	28
Stock option expense	—	—	—	58	—	—	—	58
Restricted stock expense	—	—	—	182	—	—	—	182
Net income	—	—	—	—	4,052	—	—	4,052
Other comprehensive loss	—	—	—	—	—	(386)	—	(386)

Balance, December 31, 2021	2,170,397	$23	$(1,483)	$21,324	$24,793	$(148)	$(1,873)	$42,636

See the accompanying notes to the consolidated financial statements.

HV Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash Flows from Operating Activities
Net income	$4,052	$5,768
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	706	587
Amortization of deferred loan fees	(2,569)	(268)
Amortization of right-of-use assets	859	627
Amortization of net securities premiums	106	25
Amortization of Federal Loan Bank premium	162	—
Gain on sale of available-for-sale securities, net	(106)	(141)
Loss (gain) from derivative instruments	1,203	(1,512)
Provision for loan losses	553	1,108
Deferred income taxes	(642)	396
Earnings on bank owned life insurance	(149)	(153)
Stock based compensation expense	240	244
ESOP compensation expense	166	125
Loans held for sale:
Originations, net of prepayments	(614,079)	(631,755)
Proceeds from sales	670,648	600,805
Gain on sales	(14,853)	(13,315)
Change in fair value of loans held for sale	1,353	(1,408)
Decrease (increase) in:
Accrued interest receivable	149	(522)
Prepaid income taxes	—	312
Prepaid and other assets	(2,650)	(1,976)
Other liabilities	(2,255)	3,628

Net cash provided by (used in) operating activities	42,894	(37,425)

Cash Flows from Investing Activities
Net increase in loans receivable	(9,376)	(59,619)
Activity in available-for-sale securities:
Proceeds from sales	5,537	4,883
Maturities and repayments	6,222	8,021
Purchases	(33,301)	(14,787)
Purchase of restricted investment in bank stock	(1,309)	(1,778)
Redemption of restricted investment in bank stock	1,022	1,609
Purchases of premises and equipment	(1,032)	(798)

Net cash used in investing activities	(32,237)	(62,469)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(266,837)	447,059
Net (decrease) increase in advances from borrowers for taxes and insurance	(1,692)	(7)
Proceeds from long-term borrowings from Federal Home Loan Bank	—	26,190
Repayment of long-term borrowings from Federal Home Loan Bank	—	(27,000)
Proceeds from long-term borrowings from FRB PPPLF	—	57,714
Repayment of long-term borrowings from FRB PPPLF	(45,563)	(9,032)
Net proceeds from issuance of subordinated debt	9,996	—
Proceeds from exercise of stock option	28	24
Purchase of treasury stock	(391)	(1,089)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Net cash (used in) provided by financing activities	(304,459)	493,859

(Decrease) Increase in Cash and Cash Equivalents	(293,802)	393,965
Cash and Cash Equivalents, beginning of year	414,590	20,625

Cash and Cash Equivalents, end of year	$120,788	$414,590

Supplementary Disclosure of Cash Flow Information
Cash paid during the year of interest	$2,307	$3,281

Cash paid during the year for income taxes	$3,053	$187

Supplementary Schedule of Noncash Investing Activities
Recognition of operating lease right-of-use assets	$1,864	$2,303

Recognition of operating lease obligations	$1,864	$2,291

See the accompanying notes to the consolidated financial statements.

1. Summary of Significant Accounting Policies

Nature of Business

HV Bancorp, Inc., a Pennsylvania Corporation (the “Company”) is the holding company of Huntingdon Valley Bank (the “Bank”) and was formed in connection with the conversion of the Bank from the mutual to the stock form of organization. On January 11, 2017, the mutual to stock conversion of the Bank was completed and the Company became the parent holding company for the Bank. Shares of the Company began trading on the Nasdaq Capital Market on January 12, 2017. The Company is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank”).

The Bank is a stock savings bank organized under the laws of the Commonwealth of Pennsylvania and is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PADOB”). The Bank was organized in 1871, and currently provides residential and commercial loans to its general service area (Montgomery, Bucks and Philadelphia Counties of Pennsylvania, Burlington County, New Jersey and New Castle County, Delaware) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers. In November 2020, the Bank formed a wholly-owned subsidiary, HVB Investment Management Inc. under the laws of the state of Delaware, as an investment company subsidiary to hold and manage certain investments. HVB Investment Management Inc. became operational in January 2021.

In accordance with federal and state regulations, at the time of the conversion from mutual to stock form, the Bank substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held.

The following is a description of the significant accounting policies of the Company.

The Company has evaluated subsequent events through the date of issuance of the financial statements included herein.

Significant Event

The COVID-19 pandemic has adversely affected economic activity globally, nationally and locally. It has caused substantial disruption in international and U.S. economies, markets, and employment. In response to the COVID-19 national emergency, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was passed by Congress and signed into law by President Trump on March 27, 2020. The CARES Act provides an estimated $2.2 trillion of economy-wide financial stimulus to combat the pandemic and stimulate the economy in the form of financial aid to individuals, businesses, nonprofits, states, and municipalities through loans, grants, tax changes, and other types of relief. Some of the applicable provisions of the Cares Act to the Company include, but are not limited to:

•

Accounting for Loan Modifications — Under Section 4013 of the CARES Act, a financial institution may elect to temporarily suspend (1) the requirements under GAAP for certain loan modifications that would otherwise be categorized as a Troubled Debt Restructuring (“TDR”) and (2) does not need to determine impairment associated with the loan modifications. As of December 31, 2021, the Company did not have outstanding loan modification agreements.

•

Paycheck Protection Program — The CARES Act authorized the Small Business Administration (“SBA”) to temporarily guarantee loans under a new 7(a) loan program called the Paycheck Protection Program (“PPP”). In early April 2020, the Company began accepting and processing applications for loans under the Paycheck Protection Program. On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. The CAA provides several amendments to the PPP, including additional funding for second draws of PPP loans up to March 31, 2021. The Company began accepting and processing applications for second draw PPP loans in January 2021. As of December 31, 2021, the Company had processed and approved over 800 PPP applications in Round 1 and 2 with an outstanding balance of $22.9 million at December 31, 2021. Through mid-March 2022, the Company received approximately $115.6 million in PPP forgiveness from the SBA.

The CAA also included extension of TDR accounting relief provided under the CARES Act to January 1, 2022. The extension did not impact loan modifications made prior to December 31, 2020, however, it was considered in the identification of expected TDRs as of December 31, 2020.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general practices within the financial services industry.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairments of securities, interest rate lock commitments (“IRLCs”), mandatory sales commitments, the valuation of mortgage loans held-for-sale, mortgage servicing rights, and the valuation of deferred tax assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash, amounts due from banks, and interest-bearing deposits with banks with original maturities of three months or less.

Investment Securities

Management determines the appropriate classification of securities at the time of purchase.

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.

Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders’ equity.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are calculated using the specific-identification method.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary, (“OTTI”) would be reflected in the statements of income. In evaluating loss for other-than-temporary impairment, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether the Company intends to sell the security or if it is more likely than not that the Company will be required to sell the security before the recovery of its amortized cost basis.

For debt securities where the Company has determined that other-than-temporary impairment exists and the Company does not intend to sell the security or if it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the impairment is separated into the amount that is credit-related and the amount due to all other factors. The credit-related impairment is recognized in the statements of income and is the difference between an investment’s amortized cost basis and the present value of expected future cash flows discounted at the investment’s effective interest rate. The non-credit related loss is recognized in other comprehensive income (loss), net of income tax benefit. For debt securities classified as held-to-maturity, the amount of noncredit-related impairment is recognized in other comprehensive income (loss) and is accreted over the remaining life of the debt security as an increase in the carrying value of the investment.

Mortgage Banking Activities and Mortgage Loans Held for Sale

Loans held for sale (“LHS”) are originated and held until sold to permanent investors. Management accounts for loans held for sale at fair value. Fair value is determined on a recurring basis by utilizing quoted prices from dealers in such loans.

The fair value is determined on a recurring basis by utilizing quoted prices from dealers in such securities. Gains and losses on loan sales are recorded in non-interest income and direct loan origination costs and fees deferred and recognized upon sale and are included in non-interest income in the consolidated statements of income.

Risk Management and Derivative Instruments and Hedging Activities

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans held for sale and related commitments. The Company is subject to interest rate risk and price risk on its loans held for sale from the loan funding date until the date the loan is sold.

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes. All of the Company’s derivative instruments are measured at fair value on a recurring basis and are included in the consolidated statements of financial condition as mortgage banking derivatives. The changes in the fair value of derivative instruments are included in non-interest income in the consolidated statements of income.

To Be Announced Securities

To be announced securities (“TBAs”) are “forward delivery” securities considered derivative instruments under derivatives and hedging accounting guidance. The Company utilizes TBAs to protect against the price risk inherent in derivative loan commitments.

TBAs are valued based on forward dealer marks from the Company’s approved counterparties. The Company utilizes a third-party market pricing service, which compiles current prices for instruments from market sources and those prices represent the current executable price.

TBAs are recorded at fair value on the consolidated statements of financial condition in mortgage banking derivatives or other liabilities with changes in fair value recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

The fair value of the Company’s derivative instruments, other than IRLCs, that are measured at fair value on a recurring basis is determined by utilizing quoted prices from dealers in such securities or third-party models utilizing observable market inputs.

Interest Rate Lock Commitments

Interest rate loan commitments known as IRLCs that relate to the origination of mortgages that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance FASB ASC 815, Derivatives and Hedging. IRLCs are recognized at fair value on the consolidated statements of financial condition as mortgage banking derivatives or as other liabilities with changes in their fair values recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

Forward Loan Sales Commitments

Outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. IRLC generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. Forward loan sales commitments are recognized at fair value on the Consolidated Statements of Financial Condition as mortgage banking derivatives or as other liabilities with changes in their fair values recorded as a gain (loss) from hedging instruments in non-interest income in the Consolidated Statements of Income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield in (interest income) of the related loans.

The loans receivable portfolio is segmented into Residential, Commercial, Construction and Consumer loans. Within Residential loans, the following classes exist: One-to-four family loans and home equity and home equity lines of credit (“HELOCs”). Within Commercial loans, the following classes exist: commercial real estate, commercial business loans, Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans and Main Street Lending Program. Within Consumer loans, the following classes exist: Medical education and other.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal.

Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, generally six months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in the portfolio. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective; as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity, HELOCs, medical education loans, and other consumer loans. Since the SBA fully guarantees the principal and interest of the PPP loans, unless the lender violated an obligation under the agreement, there is no allowance for loan loss calculation for the PPP loans as the loan losses, if any, are anticipated to be immaterial. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through objective data to analyze of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Residential loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio.

The Company makes commercial loans for real estate development and other business purposes required by the customer base. The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

The Company also makes construction loans to finance the construction of residential and commercial structures. These loans are made to individuals or commercial customers and are typically secured by the land and structures under construction. Construction loans have an inherently higher risk of repayment due to potential unforeseen delays in completion and changes in market conditions during the construction.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management, in determining impairment, include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate loans, commercial business and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value.

For commercial and construction loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans, home equity loans, home equity line of credits, medical education loans and other consumer loans for impairment disclosures, unless such loans have been modified and accounted for as a troubled debt restructuring.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are generally restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. All loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial and construction loans or when credit deficiencies arise, such as delinquent loan payments, for commercial real estate and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.

Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require to the Bank recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Mortgage Servicing Rights

The Company recognizes mortgage servicing rights as assets when mortgage loans are sold and the rights to service those loans are retained. Mortgage servicing rights are initially recorded at fair value by using discounted cash flows to calculate the present value of estimated future net servicing income.

The Company accounts for the mortgage servicing rights under the amortization method. The mortgage servicing rights are initially recorded at fair value and amortized in proportion to the estimated expected future net servicing income generated from servicing the loan. The mortgage servicing rights are evaluated for impairment by estimating the fair value of the mortgage servicing rights and comparing that value to the carrying amount. The Company obtains a third-party valuation to assist with estimating of the fair value of the mortgage servicing rights. A valuation allowance would be established if the carrying amount of these mortgage servicing rights exceeds fair value.

Bank-Owned Life Insurance

The Bank invests in bank-owned life insurance policies (“BOLI”) as a mechanism for funding various employee benefit costs. The Bank is the beneficiary of these policies that insure the lives of certain of its current and former officers. The Bank recognizes the cash surrender value under the insurance policies as an asset in the Consolidated Statement of Financial Condition. Changes in the cash surrender value are recorded in non-interest income in the Consolidated Statements of Income.

Restricted Investment in Bank Stock

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of common stock of the Atlantic Community Bancshares, Inc. (“ACBI”) and Federal Home Loan Bank of Pittsburgh (“FHLB”) stock totaling $2,008,000 and $1,721,000 at December 31, 2021 and 2020, respectively.

Premises and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Land is carried at cost. Depreciation is charged to income on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, the expected lease period, if shorter. When disposal of fixed assets occurs, the related cost and accumulated depreciation are removed from the asset accounts, and the gain or loss from these disposals is reflected in non-interest income.

The estimated useful lives are as follows:

Years
Land improvements	40
Office buildings and improvements	15 to 40
Leasehold improvements	5 to 15
Furniture and office equipment	3 to 7

Real Estate Owned

Real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Real estate secured by residential one- to four- family properties in the process of foreclosure totaled $89,000 and $294,000 as of December 31, 2021 and 2020, respectively. There was no real estate secured by residential one- to four- family properties held in Other Real Estate Owned at December 31, 2021 and 2020, respectively. There was no real estate secured by commercial properties held in Other Real Estate Owned at December 31, 2021 and 2020, respectively. Revenues and expenses from operations and changes in the valuation allowance are included in real estate owned expenses, as part of non-interest expenses. In addition, any gain or loss realized upon disposal is included in gain or loss on sale of other real estate owned, as part of non-interest expense.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term “more likely than not” means that a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

As of December 31, 2021 and 2020, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal and state tax years 2019 through 2021 were open for examination as of December 31, 2021.

Transfer of Financial Assets

Transfers of financials assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value Measurements

Fair value of financial instruments is estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Huntingdon Valley Bank Employee Stock Ownership Plan (“the ESOP”)

The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction of shareholders’ equity. Compensation expense is based on the average market price of shares as they are committed to be released to participants’ accounts. If the Company declares a dividend, the dividends on the allocated shares would be recorded as dividends and charged to retained earnings. Dividends declared on common stock held by the ESOP and not allocated to the account of a participant can be used to repay the loan. Allocation of shares to the ESOP participants is contingent upon the repayment of the loan to the Company.

Treasury Stock

Share of the Company’s common stock that are repurchased are recorded in treasury stock at cost. On the date of subsequent re-issuance, the treasury stock account is reduced by the cost of such stock on a first-in, first-out basis.

Stock Options

The Company recognizes the value of share-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model.

Restricted Stock

The Company recognizes compensation cost related to restricted stock based on the market price of the stock at the grant date over the vesting period. The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock under the equity incentive plan. The Company recognizes compensation expense for the fair value of the restricted stock on a straight-line basis over the requisite service period for the entire award.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding during the period. As ESOP shares are committed to be released, the shares become outstanding for EPS calculation purposes. ESOP shares not committed to be released are not considered outstanding for basic or diluted EPS calculations. The basic EPS calculation excludes the dilutive effect of all common stock equivalents. Diluted earnings per share reflects the weighted-average potential dilution that could occur if all potentially dilutive securities or other commitments to issue common stock were exercised or converted into common stock using the treasury stock method.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (“CECL”) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance for credit losses is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same as the expected loss model described above.

Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale (“AFS”) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since the Company currently meets the SEC definition of a smaller reporting company, the delay will be applicable to the Company. In anticipation of the ASU, the Company has entered into a contract with a third party, compiled data for the modeling and is working on developing an estimate using historically and qualitative data based on the requirements of ASU 2016-13. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments — Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other public business entities, the effective date is for fiscal years beginning after December 15, 2020, and for all other entities, the effective date is for fiscal years beginning after December 15, 2021. Topic 815, Derivatives and Hedging amendments are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. For entities that have adopted the amendments in Update 2017-12, the effective date is as of the beginning of the first annual period beginning after the issuance of this Update. Topic 825, Financial Instruments amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform, if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. It is too early to predict whether a new rate index replacement and the adoption of the ASU will have a material impact on the Company’s consolidated financial statements.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842), which amends ASC 842 so that lessors are no longer required to recognize a selling loss upon commencement of a lease with variable lease payments that, prior to the amendments, would have been classified as a sales-type or direct financing lease. Furthermore, a lessor must classify as an operating lease any lease that would otherwise be classified as a sales-type or direct financing lease and that would result in the recognition of a selling loss at lease commencement, provided that the lease includes variable lease payments that do not depend on an index or rate. For public business entities and certain not-for-profit entities and employee benefit plans that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. All entities that have adopted ASC 842 are permitted to early adopt the amendments in ASU 2021-05. The amendments in ASU 2021-05 are effective as of the same date as the guidance in ASC 842 for entities that have not adopted ASC 842. The Company adopted the accounting standard on January 1, 2022 and it did not have a material impact on the Company’s consolidated financial statements.

2. Investment Securities

Investment securities available-for-sale at December 31, 2021 were comprised of the following:

	December 31, 2021
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$3,596	$—	$(84)	$3,512
Corporate notes	18,805	174	(112)	18,867
Collateralized mortgage obligations — agency residential	7,754	6	(96)	7,664
Mortgage-backed securities — agency residential	7,656	2	(115)	7,543
Municipal securities	6,412	62	(55)	6,419
Bank CDs	499	8	—	507

	$44,722	$252	$(462)	$44,512

Investment securities available-for-sale at December 31, 2020 were comprised of the following:

	December 31, 2020
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$377	$14	$—	$391
Corporate notes	9,454	156	(10)	9,600
Collateralized mortgage obligations — agency residential	3,819	38	(6)	3,851
Mortgage-backed securities — agency residential	5,608	81	—	5,689
Municipal securities	2,924	47	—	2,971
Bank CDs	999	17	—	1,016

	$23,181	$353	$(16)	$23,518

The scheduled maturities of securities available-for-sale at December 31, 2021 were as follows:

	December 31, 2021
	Available-for-Sale
(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,256	$1,257
Due from more than one to five years	8,311	8,242
Due from more than five to ten years	15,416	15,443
Due after ten years	19,739	19,570

	$44,722	$44,512

Securities with a fair value of $5.6 million and $4.4 million at December 31, 2021 and 2020, respectively, were pledged to secure public deposits and for other purposes as required by law.

Proceeds from the sale of available-for-sale securities for the year ended December 31, 2021 were $5.5 million. Gross realized gains on such sales were approximately $123,000 and there were $17,000 gross realized losses on such sales.

Proceeds from the sale of available-for-sale securities for the year ended December 31, 2020 were $4.9 million. Gross realized gains on such sales were approximately $151,000 and there were $10,000 gross realized losses on such sales.

The following tables summarize the unrealized loss positions of securities available-for-sale at December 31, 2021 and 2020:

	December 31, 2021
	Less than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
U.S. Governmental securities	$3,512	$(84)	$—	$—	$3,512	$(84)
Corporate notes	8,457	(102)	1,507	(10)	9,964	(112)
Collateralized mortgage obligations — agency residential	5,698	(96)	—	—	5,698	(96)
Mortgage-backed securities — agency residential	7,254	(115)	—	—	7,254	(115)
Municipal securities	3,649	(55)	—	—	3,649	(55)
Bank CDs	—	—	—	—	—	—

	$28,570	$(452)	$1,507	$(10)	$30,077	$(462)

	December 31, 2020
	Less than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
U.S. Governmental securities	$—	$—	$—	$—	$—	$—
Corporate notes	3,420	(9)	500	(1)	3,920	(10)
Collateralized mortgage obligations — agency residential	—	—	532	(6)	532	(6)
Mortgage-backed securities — agency residential	—	—	—	—	—	—
Bank CDs	—	—	—	—	—	—

	$3,420	$(9)	$1,032	$(7)	$4,452	$(16)

At December 31, 2021, the investment portfolio included four U.S. Governmental securities, with total fair values of $3.5 million and the four securities were in an unrealized loss position. At December 31, 2020, the investment portfolio included two U.S. Governmental securities, with total fair value of $391,000 with none of the securities in an unrealized loss position as of December 31, 2020. The U.S Government securities are zero risk weighted for capital purposes and are guaranteed for repayment of principal and interest. As of December 31, 2021 and 2020, management found no evidence of OTTI on any of the U.S. Governmental securities held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2021 and 2020, the investment portfolio included twenty-six and thirteen corporate notes with total fair values of $18.9 million and $9.6 million, respectively. Of these securities, fifteen and five were in an unrealized loss position as of December 31, 2021 and 2020, respectively. As of December 31, 2021 fourteen of the fifteen corporate notes in an unrealized loss position continue to maintain investment grade ratings. As of December 31, 2020, three of the four corporate notes in an unrealized loss position continue to maintain investment grade ratings. As of December 31, 2021 and 2020, management found no evidence of OTTI on any of the corporate notes held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2021 and 2020, the investment portfolio included twelve and twenty-seven collateralized mortgage obligations (CMOs) with total fair values of $7.7 million and $3.9 million at December 31, 2021 and 2020, respectively. Of these securities, nine and eleven were in an unrealized loss position as of December 31, 2021 and 2020, respectively. The CMO portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of December 31, 2021 and 2020, management found no evidence of OTTI on any of the CMOs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2021 and 2020, the investment portfolio included eleven and sixteen mortgage backed securities (MBS) with a total fair value of $7.5 million and $5.7 million at the end of each period, respectively. There were ten securities in an unrealized loss position as of December 31, 2021. There were no MBS securities in an unrealized loss position as of December 31, 2020. The MBS portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of At December 31, 2021 and 2020, management found no evidence of OTTI on any of the MBS held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2021 and 2020, the investment portfolio included eleven and six municipal securities with a total fair value of $6.4 million and $3.0 million, respectively. As of December 31, 2021, there were six securities in in an unrealized loss position. There were no securities in an unrealized loss position as of

December 31, 2020. As of December 31, 2021 and 2020, the Company’s municipal portfolio were purchased from issuers that were located in Pennsylvania and continued to maintain investment grade ratings. Each of the municipal securities is reviewed quarterly for impairment. This includes research on each issuer to ensure the financial stability of the municipal entity. As of December 31, 2021 and 2020, management found no evidence of OTTI on any of the Municipal securities held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

At December 31, 2021 and 2020, the investment portfolio included two and four Bank CDs with a total fair value of $507,000 and $1.0 million at the end of each period, respectively. There were no securities in an unrealized loss position as of December 31, 2021 and 2020. The Bank CDs are fully insured by the FDIC. As of December 31, 2021 and 2020, management found no evidence of OTTI on any of the Bank CDs held in the investment securities portfolio. The Company has the ability to hold to maturity and more likely than not, will not be required to sell the securities before a recovery of the cost has occurred.

3. Equity Securities

The Company maintains an equity security portfolio that consists of $500,000 at December 31, 2021 and 2020. As of December 31, 2021 and 2020, the Company determined that the equity investment did not have a readily determinable fair value measure and is carrying the equity investment at cost, less impairment, adjusted for changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The following table presents the carrying amount of the Company’s equity investment at December 31, 2021 and 2020:

	December 31, 2021
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

	December 31, 2020
(dollars in thousands)	Year-to-date	Life-to-date
Amortized cost	$500	$500
Impairment	—	—
Observable price changes	—	—

Carrying value	$500	$500

4. Loans Receivable

Loans receivable at December 31, 2021 and 2020, were comprised of the following:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Residential:
One-to four-family	$106,335	$141,891
Home equity and HELOCs	3,172	3,993
Commercial:
Commercial real estate	116,882	68,705
Commercial business	30,164	24,152
SBA PPP loans	22,912	64,380
Main Street Lending Program	1,605	1,556
Construction	42,866	7,299

(Dollars in thousands)	December 31, 2021	December 31, 2020
Consumer:
Medical education	4,409	5,105
Other	17	33

	328,362	317,114

Unearned discounts, origination and commitment fees and costs	(791)	(1,286)
Allowance for loan losses	(2,368)	(2,017)

	$325,203	$313,811

In November 2017, the Bank entered into a loan purchase agreement with a broker to purchase a portfolio of private education loans made to American citizens attending American Medical Association (“AMA”) approved medical schools in Caribbean nations. The broker serves as a lender, holder, program designer and developer, administrator, and secondary market for the loan portfolios they generate. At December 31, 2021, the balance of the private education loans was $4.4 million. The private student loans are made following a proven credit criteria and were underwritten in accordance with the Bank’s policies. At December 31, 2021, there was one loan with a balance of approximately $39,000 that was past due 90 days or more. The Company allocated increased allowance for loan loss provisions to the medical education loans for the year ended December 31, 2021 primarily as a result of charge-offs totaling $210,000.

Overdraft deposits are reclassified as consumer loans and are included in the total loans on the Consolidated Statements of Financial Condition. Overdrafts were $17,000 and $33,000 at December 31, 2021 and 2020, respectively.

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2021 and 2020:

Allowance for Loan Losses	December 31, 2021
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to four-family	$637	$—	$—	$(315)	$322	$—	$322
Home equity and HELOCs	15	—	—	(7)	8	—	8
Commercial:
Commercial real estate	519	—	—	300	819	—	819
Commercial business	280	—	—	61	341	—	341
SBA PPP loans	—	—	—	—	—	—	—
Main Street Lending Program	27	—	—	—	27		27
Construction	74	—	—	386	460	—	460
Consumer:
Medical Education	368	(210)	8	225	391	—	391
Other	—	—	—		—	—	—
Unallocated	97	—	—	(97)	—	—	—

	$2,017	$(210)	$8	$553	$2,368	$—	$2,368

Allowance for Loan Losses	December 31, 2020
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries		(Credit) Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Residential:
One-to four-family	$701	$—	$		$(64)	$637	$—	$637
Home equity and HELOCs	44	—		—	(29)	15	—	15
Commercial:
Commercial real estate	229	—		—	290	519	—	519
Commercial business	122	—		—	158	280	—	280
SBA PPP loans	—	—		—	—	—	—	—
Main Street Lending Program	—	—		—	27	27	—	27
Construction	8	—		—	66	74	—	74
Consumer:
Medical Education	333	(529)		1	563	368	—	368
Other	—	—		—	—	—	—	—
Unallocated	—	—		—	97	97	—	97

	$1,437	$(529)		$1	$1,108	$2,017	$—	$2,017

The Company maintains a general allowance for loan losses based on evaluating known and inherent risks in the loan portfolio, including management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, and current and anticipated economic conditions. The reserve is an estimate based upon factors and trends identified by management at the time the financial statements are prepared. Since the SBA fully guarantees the principle and interest of the PPP loans, unless the lender violated an obligation under the agreement, there is no allowance for loan loss calculation for the PPP loans as the loan losses, if any, are anticipated to be immaterial. The Company allocated increased allowance for loan loss provisions to the medical education loans for the year ended December 31, 2021 and 2020 as a result of charge-offs totaling $210,000, and $529,000, respectively. Due to uncertainty of economic conditions from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses in 2020. However, due to the uncertainty of the impact, the Company will continue to monitor and additional adjustments to the allowance for loan losses may be necessary.

The following tables summarize information in regards to the recorded investment in loans receivable by loan class as of December 31, 2021 and 2020:

December 31, 2021
Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to four-family	$106,335	$1,064	$105,271
Home equity and HELOCs	3,172	—	3,172
Commercial:
Commercial real estate	116,882	181	116,701
Commercial business	30,164	71	30,093
SBA PPP loans	22,912	—	22,912
Main Street Lending Program	1,605	—	1,605
Construction	42,866	1,168	41,698
Consumer:
Medical education	4,409	—	4,409
Other	17	—	17

	$328,362	$2,484	$325,878

December 31, 2020
Loans Receivable
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Residential:
One-to four-family	$141,891	$932	$140,959
Home equity and HELOCs	3,993	—	3,993
Commercial:
Commercial real estate	68,705	300	68,405
Commercial business	24,152	96	24,056
SBA PPP loans	64,380	—	64,380
Main Street Lending Program	1,556	—	1,556
Construction	7,299	—	7,299
Consumer:
Medical education	5,105	—	5,105
Other	33	—	33

	$317,114	$1,328	$315,786

The following tables summarize information in regard to impaired loans by loan portfolio class as of and for the year ended December 31, 2021 and 2020:

	December 31, 2021
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to four-family	$1,064	$1,223	$—	$990	$—
Home equity and HELOCs	—	—	—		—
Commercial:
Commercial real estate	181	181	—	504	36
Commercial business	71	71	—	83	5
SBA PPP loans	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—
Construction	1,168	1,168	—	618	—

	2,484	2,643	—	2,195	41

With an allowance recorded
Residential:
One-to four-family	—	—	—	—	—
Home equity and HELOCs	—	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction	—	—	—	—	—

	—	—	—	—	—

	$2,484	$2,643	$—	$2,195	$41

	December 31, 2020
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Residential:
One-to four-family	$932	$1,056	$—	$1,254	$—
Home equity and HELOCs	—	—	—	125	—
Commercial:
Commercial real estate	300	300	—	309	22
Commercial business	96	96	—	108	6
SBA PPP loans	—	—	—	—	—
Main Street Lending Program	—	—	—	—	—
Construction	—	—	—	—	—

	1,328	1,452	—	1,796	28

December 31, 2020
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Residential:
One-to four-family	—	—	—	—	—
Home equity and HELOCs	—	—	—	—	—
Commercial:
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction	—	—	—	—	—

	—	—	—	—	—

	$1,328	$1,452	$—	$1,796	$28

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $102,000 and $65,000 for the year ended December 31, 2021 and 2020, respectively.

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2021 and 2020:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Residential:
One-to four-family	$1,064	$932
Home equity and HELOCs	68	—
Commercial:
Commercial real estate	—	—
Commercial business	95	—
SBA PPP loans	—	—
Main Street Lending Program	—	—
Construction	1,168	—
Consumer:
Medical education	1,358	1,322
Other	—	—

	$3,753	$2,254

The following tables summarize the aggregate Pass and criticized categories of Special Mention, Substandard and Doubtful within the Bank’s internal risk rating system as of December 31, 2021 and 2020:

	December 31, 2021
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential:
One-to four-family	$105,270	$—	$1,064	$—	$106,335
Home equity and HELOCs	3,104	—	68	—	3,172
Commercial:
Commercial real estate	115,164	1,537	181	—	116,882
Commercial business	29,999	—	166	—	30,164
SBA PPP loans	22,912	—	—	—	22,912
Main Street Lending Program	1,605	—	—	—	1,605
Construction	41,698	—	1,168	—	42,866
Consumer:
Medical education	3,051	—	1,358	—	4,409
Other	17	—	—	—	17

	$322,820	$1,537	$4,005	$—	$328,362

	December 31, 2020
		Special
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential:
One-to four-family	$140,959	$—	$932	$—	$141,891
Home equity and HELOCs	3,993	—	—	—	3,993
Commercial:
Commercial real estate	68,211	194	300	—	68,705
Commercial business	24,010	—	142	—	24,152
SBA PPP loans	64,380	—	—	—	64,380
Main Street Lending Program	1,556	—	—	—	1,556
Construction	7,299	—	—	—	7,299
Consumer:
Medical education	3,783	—	1,322	—	5,105
Other	33	—	—	—	33

	$314,224	$194	$2,696	$—	$317,114

The following tables present the segments of the loan portfolio summarized by aging categories as of December 31, 2021 and 2020:

	December 31, 2021
							Loans
							Receivable
	30-59	60-89	Greater				>90 Days
	Days	Days	than 90	Total		Total Loans	and
(Dollars in thousands)	Past Due	Past Due	Days	Past Due	Current	Receivable	Accruing
Residential:
One-to four- family	$1,292	$137	$680	$2,109	$104,226	$106,335	$—
Home equity and HELOCs	—	—	68	68	3,104	3,172	—
Commercial:
Commercial real estate	—	—	—	—	116,882	116,882	—
Commercial business	95	—	—	95	30,069	30,164	—
SBA PPP loans	—	—	—	—	22,912	22,912	—
Main Street Lending Program	—	—	—	—	1,605	1,605	—
Construction	—	—	1,168	1,168	41,698	42,866	—
Consumer:
Medical education	452	605	39	1,096	3,313	4,409	—
Other	—	—	—	—	17	17	—

	$1,839	$742	$1,955	$4,536	$323,826	$328,362	$—

	December 31, 2020
							Loans
							Receivable
	30-59	60-89	Greater				>90 Days
	Days	Days	than 90	Total		Total Loans	and
(Dollars in thousands)	Past Due	Past Due	Days	Past Due	Current	Receivable	Accruing
Residential:
One-to four- family	$543	$186	$571	$1,300	$140,591	$141,891	$—
Home equity and HELOCs	38	—	—	38	3,955	3,993	—
Commercial:
Commercial real estate	—	—	—	—	68,705	68,705	—
Commercial business	—	—	—	—	24,152	24,152	—
SBA PPP loans	—	—	—	—	64,380	64,380	—
Main Street Lending Program	—	—	—	—	1,556	1,556	—
Construction	—	—	—	—	7,299	7,299	—
Consumer:
Medical education	169	951	81	1,201	3,904	5,105	—
Other	—	—	—	—	33	33	—

	$750	$1,137	$652	$2,539	$314,575	$317,114	$—

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan that is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are disclosed as and considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Bank may identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions and negative trends may result in a payment default in the near future.

The Company began offering short-term loan modifications to provide assistance to borrowers during the COVID-19 pandemic. The CARES Act along with a joint agency statement issued by federal and state banking agencies, provides that short-term modifications made on a good faith basis in response to COVID-19 who were current at the time the modification program is implemented do not need to be accounted for as TDRs. As of December 31, 2021, we had no deferrals in connection with the COVID-19 relief provided by the CARES Act.

At December 31, 2021 and 2020, the Bank had two loans identified as TDRs totaling $193,000 and $227,000, respectively. At December 31, 2021 and 2020, all of the TDRs were performing in compliance with their restructured terms and on an accrual status. There were no modifications to loans classified as TDRs in 2021. No additional loan commitments were outstanding to these borrowers at December 31, 2021 and 2020. At December 31, 2021 and 2020, there were no specific reserves related to the TDRs.

The following table details the Bank’s TDRs at December 31, 2021:

	Number	Accrual	Non-Accrual
(Dollars in thousands)	Of Loans	Status	Status	Total TDRs
Commercial real estate	1	$122	$—	$122
Commercial business	1	71	—	71

Total	2	$193	$—	$193

The following table details the Bank’s TDRs at December 31, 2020:

	Number	Accrual	Non-Accrual
(Dollars in thousands)	Of Loans	Status	Status	Total TDRs
Commercial real estate	1	$131	$—	$131
Commercial business	1	96	—	96

Total	2	$227	$—	$227

5. Mortgage Servicing Rights

During 2020, the Company began selling a portfolio of residential mortgage loans to a third party, while retaining the rights to service the loans. As of December 31, 2021 and 2020, the value of the mortgage servicing rights associated with the loan sales totaled $3.4 million and $2.0 million. These retained servicing rights were recorded as a servicing asset and were initially recorded at fair value and changes to the balance of mortgage servicing rights are recorded in non-interest income on loans in the Company’s Consolidated Statements of Income. Servicing income, which includes late and ancillary fees, was $858,000 and $147,000 for the year ended December 31, 2021 and 2020.

The following is a summary of the changes in the carrying value of the Company’s mortgage servicing rights, accounted for under the amortization method for the year ended December 31, 2021 and 2020:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Balance at beginning of period	$2,041	$—
Servicing rights retained from loans sold	2,137	2,181
Amortization and other	(796)	(140)
Valuation allowance provision	—	—

Balance at end of period	$3,382	$2,041

Fair value, end of year	$4,249	$2,259

The key data and assumptions used in estimating the fair value of the Company’s mortgage servicing rights as of December 31, 2021 and 2020 were as follows:

	December 31, 2021	December 31, 2020
Long Run Constant Prepayment Rate	7.67%	8.07%
Weighted —Average Life (in years)	27.4	27.0
Weighted —Average Note Rate	2.924%	2.966%
Weighted —Average Discount Rate	9.00%	9.00%

6. Premises and Equipment

Premises and equipment are summarized by major classification at December 31, 2021 and 2020, as follows:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Automobile	$119	$—
Land	334	334
Land improvements	477	477
Office buildings and improvements	722	712
Leasehold improvements	1,557	1,181
Furniture and equipment	5,320	4,793

Total Cost	8,529	7,497
Accumulated depreciation	(5,369)	(4,663)

	$3,160	$2,834

Depreciation expense for the year ended December 31, 2021 and 2021, was $706,000 and $587,000, respectively.

7. Deposits

Deposits at December 31, 2021 and 2020 consisted of the following:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Demand accounts-interest bearing	$76,474	$61,434
Demand accounts-non-interest bearing	174	122
Money market deposit accounts	101,309	79,552
Passbook and statement accounts	37,359	29,997
Checking accounts	216,499	497,584

Subtotal — core deposits	431,815	668,689
Certificates of deposit	32,174	62,137

Total deposits	$463,989	$730,826

At December 31, 2021, scheduled maturities of certificates of deposit for the periods are as follows:

(Dollars in thousands)
December 31, 2022	$24,682
December 31, 2023	3,957
December 31, 2024	1,767
December 31, 2025	1,064
December 31, 2026	667
December 31, 2027 and thereafter	37

$32,174

There were no brokered deposits at December 31, 2021. At December 31, 2020, brokered deposits totaled $10.0 million. In addition, the Company has certificates of deposit in denominations of $250,000 or more of $7.1 million and $13.4 million at December 31, 2021 and 2020.

8. Borrowings

The following tables details the Company’s fixed rate advances from the Federal Reserve PPPLF and the FHLB as of December 31, 2021 and 2020:

Federal Reserve PPPLF long-term borrowings:

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2021	December 31, 2020
05/18/20	04/13/22	Fixed Rate	0.350%	$—	$2,025
05/18/20	04/08/22	Fixed Rate	0.350%	—	6,237
05/19/20	04/15/22	Fixed Rate	0.350%	—	4,031
05/19/20	04/14/22	Fixed Rate	0.350%	10	1,895
05/21/20	04/15/22	Fixed Rate	0.350%	2,785	7,042
05/21/20	04/18/22	Fixed Rate	0.350%	—	808
05/21/20	04/19/22	Fixed Rate	0.350%	70	466
05/22/20	04/20/22	Fixed Rate	0.350%	—	4,395
05/29/20	04/21/22	Fixed Rate	0.350%	249	5,507
05/29/20	04/22/22	Fixed Rate	0.350%	—	6,889
05/29/20	04/29/22	Fixed Rate	0.350%	—	140
07/27/20	05/04/22	Fixed Rate	0.350%	5	9,247

				$3,119	$48,682

FHLB long-term borrowings:

				(Dollars in thousands)
Issue Date	Maturity	Advance Type	Interest Rate	December 31, 2021	December 31, 2020
07/07/20	07/07/25	Fixed Rate	0.851%	$26,431	$26,269

				$26,431	$26,269

During the second and third quarter of 2020, the Company utilized the Federal Reserve’s PPPLF to fund a portion of PPP loans and borrowed a total of $57.7 million at a rate of 0.35%. As of December 31, 2021 and 2020, the Company had $3.1 million and $48.7 million in PPPLF advances outstanding. The borrowings were fully collateralized by the PPP loans originated by the Bank and maturing in April 2022 and May 2022, or when the tranche of PPP loans utilized to collateralize the PPPLF borrowing are forgiven, whichever comes first.

Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying one- to four- family residential mortgage loans and U.S. government agency and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. The Company’s FHLB stock is also pledged to secure these advances.

The Company has borrowing facilities with the FHLB, including access to an “Open Repo Plus” line with a maturity up to three months as well as access to advances with maturities up to 30 years. The combined available total of the facilities or maximum borrowing capacity (“MBC”) is approximately $140.9 million as of December 31, 2021. The Open Repo Plus line has a maximum limit of up to one half of the MBC. The MBC changes as a function of the Company’s qualifying collateral assets, and the amount of funds received may be reduced by additional required purchases of FHLB stock. As of December 31, 2021 and 2020, the Company had no borrowings outstanding under the Open Repo Plus line. The Company had outstanding FHLB advances totaling $26.4 million and $26.3 million as of December 31, 2021 and 2020, respectively. The Company had $63.8 million outstanding in letters of credit to secure deposits, which reduced the maximum borrowing capacity at December 31, 2021.

During July 2020, the Company refinanced advances of $27.0 million from the Federal Home Loan Bank to reduce the cost of borrowing. The Company incurred a prepayment fee of $810,000. The advances of $27.0 million were refinanced to a five year term at 85 basis points with an effective rate of 1.45% including the impact of the prepayment fee. The refinancing was accounted for as a loan modification.

The Company also has an available line of credit of $3.0 million with ACBI which the Company had not borrowed against for the year ended December 31, 2021 and 2020. At December 31, 2020, the Company had a line equal to 95% of fair value of collateral held by the Federal Reserve Bank (“FRB”), which was $923,000. The Company has not borrowed against its credit line with the FRB for the year ended December 31, 2020.

9. Subordinated debt

On May 28, 2021, the Company issued a $10.0 million subordinated note. This note has a maturity date of May 28, 2031, and bears interest at a fixed rate of 4.50% per annum through May 28, 2026. Thereafter, the note rate is adjustable and resets quarterly based on the then current 90-day average Secured Overnight Financing Rate (“SOFR”) plus 325 basis points for U.S. dollar denominated loans as published by the Federal Reserve Bank of New York. The Company may, at its option, at any time on an interest payment date, on or after May 28, 2026, redeem the notes, in whole or in part, at par plus accrued interest to the date of redemption.

The Note is not subject to redemption at the option of the holder. Principal and interest on the Note is subject to acceleration only in limited circumstances. The Note is an unsecured, subordinated obligation of the Company, is not an obligation of, and is not guaranteed by, any subsidiary of the Company, and ranks junior in right of payment to the Company’s current and future senior indebtedness.

The balance and unamortized issuance costs of subordinated debt at December 31, 2021 are as follows (in thousands):

(Dollars in thousands)	Principle	Unamortized Debt Issuance Costs	Net Balance
4.5% subordinated notes, due May 28, 2031	$10,000	$(4)	$9,996

10. Regulatory Capital

Information presented for December 31, 2021 and 2020, reflects the Basel III capital requirements that became effective January 1, 2015 for the Bank. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk- weightings and other factors.

Federal bank regulators require the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2021, the Bank met all the capital adequacy requirements to which they were subject. In June 2021, the Company infused $5.0 million to the Bank as Tier 1 capital. At December 31, 2021, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be “well capitalized,” the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since December 31, 2021 that would materially adversely change the Bank’s capital classifications. From time to time, the Bank may need to raise additional capital to support the Bank’s further growth and to maintain its “well capitalized” status.

The Bank’s actual capital amounts and ratios are presented in the table (dollars in thousands):

	Actual		Capital Adequacy Purposes		To Be Well Capitalized Under the Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021
Total risk-based capital (to risk-weighted assets)	$47,797	13.1%	$29,168	>8.0%	$36,460	>10.0%
Tier 1 capital (to risk-weighted assets)	45,429	12.5	>21,876	>6.0	>29,168	>8.0
Tier 1 capital (to average assets)	45,429	8.2	>22,045	>4.0	>27,557	>5.0
Tier 1 common equity (to risk-weighted assets)	45,429	12.5	>16,407	>4.5	>23,699	>6.5

As of December 31, 2020
Total risk-based capital (to risk-weighted assets)	$37,848	13.4%	$22,576	>8.0%	$28,221	>10.0%
Tier 1 capital (to risk-weighted assets)	35,831	12.7	>16,932	>6.0	>22,576	>8.0
Tier 1 capital (to average assets)	35,831	7.4	>19,449	>4.0	>24,311	>5.0
Tier 1 common equity (to risk-weighted assets)	35,831	12.7	>12,699	>4.5	>18,343	>6.5

As a licensed mortgagee, the Bank is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Federal Housing Authority (“FHA”) and state regulatory authorities with respect to originating, processing and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Bank). Failure to meet the net worth requirements could adversely impact the ability to originate loans and access secondary markets. As of December 31, 2021 and 2020, the Bank maintained the minimum required net worth levels.

The Bank must hold a capital conservation buffer, subject to a phase-in from January 1, 2016 through December 31, 2019, above its minimum risk-based capital requirements. As of December 31, 2021, the Bank is required to maintain a capital conservation buffer of 2.50%. At December 31, 2021, the Bank met the minimum capital requirements. Failure to maintain the full amount of the buffer will result in restrictions on the Bank’s ability to make capital distributions and to pay discretionary bonuses to executive officers. The phase-in requires the Bank to increase its capital conservation buffer from 0.625% as of June 30, 2016 to 2.50% as of June 30, 2019 and thereafter.

11. Derivatives and Risk Management Activities

The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the year ended December 31, 2021 and 2020. The following table summarizes the amounts recorded in the Company’s consolidated statement of financial condition for derivatives not designated as hedging instruments as of December 31, 2021 and 2020, (dollars in thousands):

December 31, 2021
Asset Derivatives
	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Mortgage banking derivatives	$1,382	$70,259
Forward loan sales commitments	Mortgage banking derivatives	75	2,543
TBA securities	Mortgage banking derivatives	1	4,000
Liability Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Other liabilities	$36	$2,327
Forward loan sales commitments	Other liabilities	35	2,995
TBA securities	Other liabilities	—	250

December 31, 2020
Asset Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Mortgage banking derivatives	$2,647	$120,563
Forward loan sales commitments	Mortgage banking derivatives	252	5,459
TBA securities	Mortgage banking derivatives	—	—
Liability Derivatives

	Balance Sheet Presentation	Fair Value	Notional Amount
IRLCs	Other liabilities	$106	$12,111
Forward loan sales commitments	Other liabilities	127	18,071
TBA securities	Other liabilities	76	13,500

The following table summarizes the amounts recorded in the Company’s consolidated statements of income for derivative instruments not designated as hedging instruments for the year ended December 31, 2021 and 2020 (dollars in thousands):

	Consolidated Statements of Income	Gain/(Loss)
	Presentation	For the year ended December 31, 2021	For the year ended December 31, 2020
IRLCs	(Loss) gain from derivative instruments	$(1,195)	$1,756
Forward loan sales commitments	Loss from derivative instruments	(85)	(219)
TBA securities	Gain (loss) from derivative instruments	77	(25)

	Total (loss) gain from derivative instruments	$(1,203)	$1,512

12. Earnings per Share

Earnings per share (“EPS”) consist of two separate components: basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. The diluted EPS calculation reflects the EPS if all outstanding instruments convertible to common stock were exercised. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. At December 31, 2021, there were 211,000 stock options outstanding of which 88,220 of the stock options were vested and exercisable at December 31, 2021. At December 31, 2021, there 87,000 restricted stock shares outstanding of which 36,320 restricted stock shares were vested and exercisable at December 31, 2021. The 211,000 stock options outstanding and 50,680 restricted stock shares outstanding were included in the computation of diluted net income per share for the year ended December 31, 2021 as their effect was not anti-dilutive. At December 31, 2020, there were 216,400 stock options outstanding of which 59,600 of the stock options were vested and exercisable at December 31, 2020. At December 31, 2020, there 87,000 restricted stock shares outstanding of which 24,140 restricted stock shares were vested and exercisable at December 31, 2020. The 216,400 stock options outstanding and 62,860 restricted stock shares outstanding were not included in the computation of diluted net income per share for the year ended December 31, 2020 as their effect would have been anti-dilutive.

The calculation of EPS for the year ended December 31, 2021 and 2020, is as follows (dollars in thousands, except per share data):

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Net income (basic and diluted)	$4,052	$5,768

Weighted average number of shares issued	2,272,167	2,270,589
Less weighted average number of treasury shares	(96,032)	(31,415)
Less weighted average number of unearned ESOP shares awards	(134,935)	(143,671)
Less weighted average number of unvested restricted stock awards	(56,770)	(62,420)

Basic weighted average shares outstanding	1,984,430	2,033,083
Add dilutive effect of stock options	46,693	—
Add dilutive effect of restricted stock awards	13,954	—

Diluted weighted average shares outstanding	2,045,077	2,033,083

Net income per share
Basic	$2.04	$2.84
Diluted	$1.98	$2.84

13. Employee Benefits

The Company adopted the Huntingdon Valley Bank Employee Stock Ownership Plan (the “ESOP”) for eligible employees. Eligible employees who have attained age 21 may participate in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The ESOP trustee purchased, on behalf of the ESOP, 8% of the total number of shares of HV Bancorp common stock issued in the offering. The ESOP funded the stock purchase with a loan from HV Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Huntingdon Valley Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, beginning on the closing date of the conversion. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. The collateral for the loan is the common stock of the Company purchased by the ESOP.

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. As shares are released from collateral, the Company recognizes compensation expense equal to the average market price of the shares during the period and the shares will be outstanding for earnings-per-share purposes. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to the total aggregate compensation paid to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a six-year period, beginning in the second year of credited service. Participants who were employed by Huntingdon Valley Bank immediately prior to the conversion will receive credit for vesting purposes for years of service prior to the adoption of the ESOP. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

During the year ended June 30, 2017, the ESOP purchased 8% of the total shares issued which equated to 174,570 shares of the Company’s common stock in the open market ranging from $12.50 per share to $14.21 share for a weighted average price per share of $13.92, and a total purchase price of $2,430,000. The Company recognized ESOP expense of $166,000 and $125,000 for the year ended December 31, 2021 and 2020, respectively.

The following table presents the components of the ESOP Shares at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Allocated shares	43,595	34,867
Committed shares	—	—
Unreleased shares	130,928	139,656

Total ESOP shares	174,523	174,570

Fair value of unreleased shares (in thousands)	$2,854	$2,398

The Company also maintains a retirement plan for all eligible employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Participants can contribute up to 15% of their compensation, as defined, to the plan. The Company’s contribution to the Plan is discretionary and will be determined on a yearly basis. The Company made a $150,000 contribution to the Plan during the year ended December 31, 2021. During the year ended December 31, 2020, the Company made no contributions to the Plan.

Equity Incentive Plans

The Company’s shareholders approved the HV Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) at the Special Meeting on June 13, 2018. An aggregate of 305,497 shares of authorized but unissued common stock of the Company was reserved for future grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units under the 2018 Equity Incentive Plan. Of the 305,497 authorized shares, the maximum number of shares of the Company’s common stock that may be issued under the 2018 Equity Incentive Plan pursuant to the exercise of stock options is 218,212 shares, and the maximum number of shares of the Company’s common stock that may be issued as restricted stock awards or restricted stock units is 87,285 shares.

The product of the number of shares granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock under the Company’s 2018 Equity Incentive plan. Management recognizes compensation expense for the fair value of restricted stock on a straight-line basis over the requisite service period for the entire award. As of December 31, 2021, there were 3,997 shares available for future awards under this plan, which includes 3,712 shares available for incentive and non-qualified stock options and 285 shares available for restricted stock awards. The restricted shares and stock options vest over a seven-year period.

The Company’s shareholders approved the HV Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) at the Annual Meeting of shareholders on May 19, 2021. The 2021 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 175,000 shares of Company common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. As of December 31, 2021, there were no grants issued under the 2021 Equity Incentive Plan.

Stock option expense was $58,000 and $60,000 for the year ended December 31, 2021 and 2020, respectively. At December 31, 2021, total unrecognized compensation cost related to stock options was $211,000.

A summary of the Company’s stock option activity and related information for the year ended December 31, 2021 and 2020 was as follows:

	December 31, 2021
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining contractual Life (in years)	Average Intrinsic Value
Outstanding, January 1, 2021	216,400	$14.93	7.6	$484,736
Granted	—	—	—	—
Exercised	(1,900)	14.80	—	—
Forfeited	(3,500)	15.35	—	—

Outstanding, December 31, 2021	211,000	$14.92	6.6	$1,451,680

Exercisable, December 31, 2021	88,220	$14.89	6.6	$609,600

	December 31, 2020
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining contractual Life (in years)	Average Intrinsic Value
Outstanding, Janaury 1, 2020	218,000	$14.92	8.6	$452,400
Granted	—	—	—	—
Exercised	(1,600)	14.80	—	—
Forfeited	—	—	—	—

Outstanding, December 31, 2020	216,400	$14.93	7.6	$484,736

Exercisable, December 31, 2020	59,600	$14.87	7.6	$137,080

Restricted stock expense was $182,000 and $184,000 for the year ended December 31, 2021 and 2020, respectively. At December 31, 2021, the expected future compensation expense relating to non-vested stock outstanding was $665,000.

A summary of the Company’s restricted stock activity and related information for the year ended December 31, 2021 and 2020, is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested, January 1, 2020	75,320	$14.97
Granted	—	—
Vested	(12,460)	14.97
Forfeited	—	—

Non-vested at December 31, 2020	62,860	$14.97

Granted	—	—
Vested	(12,180)	14.95
Forfeited	—	—

Non-vested at December 31, 2021	50,680	$14.98

14. Income Taxes

The table below summarizes the income tax expense for the year ended December 31, 2021 and 2020:

	For the year ended	For the year ended
(Dollars in thousands)	December 31, 2021	December 31, 2020
Current:
Federal	$1,695	$1,142
State	411	666

	2,106	1,808
Deferred:
Federal	(642)	396

	(642)	396

Total income tax expense	$1,464	$2,204

The expense for income taxes for the year ended December 31, 2021 and 2020 differed from the federal income tax statutory rate due to the following:

	For the year ended December 31, 2021		For the year ended December 31, 2020
(Dollars in thousands)	Amount	Rate	Amount	Rate
Tax at statutory rate	$1,158	21.0%	$1,667	21.0%
State tax net of federal benefit	326	5.9%	532	6.6%
Bank-owned life insurance	(31)	-0.6%	(32)	-0.4%
Tax-exempt interest	(7)	-0.1%	(8)	-0.1%
Other, net	18	0.3%	45	0.5%

	$1,464	26.5%	$2,204	27.6%

Deferred income taxes result from temporary differences in recording certain revenues and expenses for financial reporting purposes. The net deferred tax asset and liabilities at the periods shown consisted of the following:

(Dollars in thousands)	December 31, 2021	December 31, 2020
Deferred tax assets:
Allowance for loan losses	$497	$424
Non-accrual interest	8	16
Accrued expenses	182	133
Stock-based compensation	30	27
Unrealized loss on securities	62	—
Operating lease liabilities	1,896	1,669

Gross deferred tax assets	$2,675	$2,269
Deferred tax liabilities:
Depreciation	$168	$135
Unrealized gain on securities	—	100
Fair value adjustment of IRLC, TBA securities and forward loan sales commitments	291	544
Operating lease right-of-use assets	1,820	1,614
Gain on fair value of loans	193	477

Gross deferred tax liabilities	2,472	2,870

Net deferred tax asset (liabilities)	$203	$(601)

Retained earnings included $1.7 million at December 31, 2021 and 2020, for which no provision for federal income tax has been made. This amount represents deductions for bad debt reserves for tax purposes, which were only allowed to savings institutions that met certain criteria prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act (the Act) eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company pays a cash dividend in excess of earnings and profits, or liquidates.

15. Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is determined at a reasonable point within the range that is most representative of fair value under current market conditions. Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 — Valuation is based unadjusted on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 — Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

Assets measured at fair value on a recurring basis at December 31, 2021 and 2020 are summarized below:

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. governmental securities	$—	$3,512	$—	$3,512
Corporate notes	—	15,825	3,042	18,867
Collateralized mortgage obligations — agency residential	—	7,664	—	7,664
Mortgage-backed securities — agency residential	—	7,543	—	7,543
Municipal securities	—	6,419	—	6,419
Bank CDs	—	507	—	507
Loans held-for-sale	—	40,480	—	40,480
Interest rate lock commitments	—	—	1,382	1,382
Forward loan sales commitments	—	75	—	75
TBA securities	—	1	—	1

	$—	$82,026	$4,424	$86,450

	December 31, 2020
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available-for-sale:
U.S. governmental securities	$—	$391	$—	$391
Corporate notes	—	1,532	8,068	9,600
Collateralized mortgage obligations — agency residential	—	3,851	—	3,851
Mortgage-backed securities — agency residential	—	5,689	—	5,689
Municipal securities	—	2,971	—	2,971
Bank CDs	—	1,016	—	1,016
Loans held-for-sale	—	83,549	—	83,549
Interest rate lock commitments	—	—	2,647	2,647
Forward loan sales commitments	—	252	—	252
TBA securities	—	—	—	—

	$—	$99,251	$10,715	$109,966

Liabilities measured at fair value on a recurring basis at December 31, 2021 and 2020 are summarized below.

	December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$36	$36
Forward loan sales commitments	—	35	—	35
TBA securities	—	—	—	—

	$—	$35	$36	$71

	December 31, 2020
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Interest rate lock commitments	$—	$—	$106	$106
Forward loan sales commitments	—	127	—	127
TBA securities	—	76	—	76

	$—	$203	$106	$309

There were no assets measured at fair value on a nonrecurring basis at December 31, 2021 and 2020.

The estimated fair values of the Company’s financial instruments that are not required to be measured or reported at fair value were as follows at December 31, 2021 and 2020 (in thousands):

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
December 31, 2021	Carrying	Estimated	Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$120,788	$120,788	$120,788	$—	$—
Equity securities	500	500	—	—	500
Loans receivable, net	325,203	328,676	—	—	328,676
Bank-owned life insurance	6,557	6,557	6,557	—	—
Restricted investment in bank stock	2,008	2,008	2,008	—	—
Accrued interest receivable	1,340	1,340	1,340	—	—
Mortgage Servicing Rights	3,382	4,249	—	—	4,249
Liabilities:
Deposits	$463,989	$464,164	$431,815	$32,349	$—
Advances from the FHLB	26,431	26,492	—	26,492	—
Federal Reserve PPPLF advances	3,119	3,119	—	3,119	—
Subordinated debt	9,996	10,436	—	—	10,436
Advances from borrowers for taxes and insurance	439	439	439	—	—
Accrued interest payable	73	73	73	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
December 31, 2020	Carrying	Estimated	Assets	Inputs	Inputs
(Dollars in thousands)	Amount	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$414,590	$414,590	$414,590	$—	$—
Equity securities	500	500	—	—	500
Loans receivable, net	313,811	325,636	—	—	325,636
Bank-owned life insurance	6,408	6,408	6,408	—	—
Restricted investment in bank stock	1,721	1,721	1,721	—	—
Accrued interest receivable	1,489	1,489	1,489	—	—
Mortgage Servicing Rights	2,041	2,259	—	—	2,259
Liabilities:
Deposits	$730,826	$731,398	$668,689	$62,709	$—
Advances from the FHLB	26,269	27,932	—	27,932	—
Federal Reserve PPPLF advances	48,682	48,698	—	48,698	—
Advances from borrowers for taxes and insurance	2,131	2,131	2,131	—	—
Accrued interest payable	167	167	167	—	—

Off-balance sheet:
Commitment to extend credit	$—	$—	$—	$—	$—

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. During the year end December 31, 2021, there was approximately $7.7 million transferred out of Level 3 into Level 2 as the Company determined there were significant observable inputs to classify as sufficiently observable. There were no changes in methodologies or transfers between levels during the year ended December 31, 2020.

The following tables represent assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2021 and 2020:

	Level 3
	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: January 1, 2021	$8,068	$2,647	$(106)
Total (losses) gains (unrealized):
Included in other comprehensive income	(112)	—	—
Total gains (losses) included in earnings and held at reporting date	97	(1,265)	70
Purchases, sales and settlements	2,669	—	—
Transfers (out of) into Level 3	(7,680)	—	—

Ending Balance: December 31, 2021	$3,042	$1,382	$(36)

Change in unrealized gains (losses) for the period included in earnings (or changes in net assets) for assets held as of December 31, 2021	97	(1,265)	70
Change in unrealized losses for the period included other comprehensive income for assets held as of December 31, 2021	$(112)	$—	$—

	Level 3
	Corporate notes	IRLC- Asset	IRLC- Liability
Beginning Balance: January 1, 2020	$3,059	$810	$(25)
Total gains (unrealized):
Included in other comprehensive income	50	—	—
Total gains included in earnings and held at reporting date	—	1,837	(81)
Purchases, sales and settlements	4,959	—	—
Transfers into Level 3	—	—	—

Ending Balance: December 31, 2020	$8,068	$2,647	$(106)

Change in unrealized gains for the period included in earnings (or changes in net assets) for assets held as of December 31, 2020	—	1,837	(81)
Change in unrealized gains for the period included other comprehensive income for assets held as of December 31, 2020	$50	$—	$—

At December 31, 2021, the Company has classified $3.0 million of corporate notes as Level 3. The Company’s methodology to value the three sub-debt bonds was to obtain fair values of similar sub-debt bonds issuances over the past twelve months from a broker/investment firm. At December 31, 2021, the weighted average of the market quotes applied is 102.1%. Since the Corporate notes are not widely traded, the Company considered the inputs as unobservable.

At December 31, 2020, the fair value of $6.0 million of corporate notes included an adjustable rate corporate security and sub-debt bonds. The Company’s methodology for valuing these corporate notes was to obtain market quotes through a third-party pricing model. At December 31, 2020, the weighted average of the market quotes applied range from 92.4% to 106.6%. In addition, classified as Level 3 are two sub-debt bonds with a fair value of $2.1 million. The Company’s methodology to value the two sub-debt bonds is to obtain fair values of similar sub-debt bonds issuances over the past twelve months from a broker/investment firm. At December 31, 2020, the weighted average of the market quotes applied is 102.5%. Since the Corporate notes are not widely traded, the Company considered the inputs as unobservable.

At December 31, 2021 and 2020, the Company has classified $1.3 million and $2.5 million of net derivative assets related to IRLC as Level 3. The fair value of IRLCs is based on prices obtained for loans with similar characteristics from third parties, adjusted by the pull-through rate, which represents the Company’s best estimate of the probability that a committed loan will fund. At December 31, 2021, the weighted average pull-through rates applied ranged from 81.6% to 100.0%.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring basis at December 31, 2021 and 2020:

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2021
(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:
Corporate notes	$3,042	Market comparable securities	Offered quotes	101.00%-102.50%	102.12%
Net derivative asset and liability:
IRLC	$1,346	Discounted cash flows	Pull-through Rates	81.61%-100.00%	93.06%

Quantitative Information about Level 3 Fair Value Measurements at December 31, 2020
(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average
Measured at Fair Value on a Recurring Basis:

Corporate notes	$5,995	Pricing Model	Offered quotes	92.37%-106.60%	101.67%
	2,073	Market comparable securities	Offered quotes	101.63%-103.63%	102.50%
Net derivative asset:
IRLC	$2,541	Discounted cash flows	Pull-through Rates	63.70%-99.79%	80.99%

16. Changes in and Reclassification out of Accumulated Other Comprehensive Income (Loss)

The following tables present the changes in the balances of each component of accumulated other comprehensive income (“AOCI”) for the year ended December 31, 2021 and 2020, respectively. All amounts are presented net of tax.

Net unrealized holding (losses) gains on available-for-sales securities (1):	For the Year Ended	For the Year Ended
(Dollars in thousands)	December 31, 2021	December 31, 2020
Balance at beginning period	$238	$(18)
Unrealized holding (losses) gains on available-for-sale securities before reclassification	(311)	355
Amount reclassified for investment securities gains included in net income	(75)	(99)

Net current-period other comprehensive (loss) income	(386)	256

Balance at ending period	$(148)	$238

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using an income tax rate approximately 29.5%, and 29.5% for the year ended December 31, 2021 and 2020, respectively.

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
(Dollars in thousands)	Amount reclassified from AOCI (1)	Amount reclassified from AOCI (1)	Affected line item in the Consolidated Statement of Income
Net unrealized gain on available-for securities	$106	$141	Gain on sale of investment securities, net
	(31)	(42)	Income Tax Expense

	$75	$99

(1)	Amounts in parenthesis indicate debits.

17. Commitments and Contingencies

The Company is involved in various legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the financial position, operating results, or equity of the Company.

The Company is party to certain financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments are entered into in the normal course of business and include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In the opinion of management, market risk (interest rate changes) associated with these instruments is nominal.

Open mortgage loan commitments granted to loan applicants at December 31, 2021 and 2020 are $39.7 million and $80.9 million, respectively. Open commercial loan commitments granted to loan applicants at December 31, 2021 and 2020, are $8.4 million and $4.0 million, respectively.

At December 31, 2021 and 2020, the Company had forward loan sales commitments amounting to $2.3 million and $120.6 million, respectively. The Company had mandatory TBAs amounting to $250,000 and $13.5 million at December 31, 2021 and 2020, respectively.

The undisbursed portion of open-ended HELOCs at December 31, 2021 and 2020 is $8.9 million and $8.0 million, respectively. The undisbursed portion of open-ended commercial and commercial real estate lines of credit at December 31, 2021 and 2020 are $61.3 million and $22.1 million, respectively. At December 31, 2021 and 2020, there was an open commercial letter of credit of $655,000 and $650,000.

There was $63.8 million and $38.3 million outstanding in letters of credit issued by the FHLB to secure certain deposits performance standby letters of credit at December 31, 2021 and 2020.

In the normal course of business, the Company sells loans in the secondary market. As is customary in such sales, the Company provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans or refund fees by the Company, under certain circumstances. In most cases, repurchases and losses are rare, and no provision is made for losses at the time of sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses. There was no provision for losses from repurchases as of December 31, 2021. At December 31, 2020, there was a $151,000 provision for losses from repurchases.

Residential mortgage loans serviced for others at December 31, 2021 and 2020 are $371.9 million and $209.3 million, respectively.

18. Concentrations

At December 31, 2021 and 2020, the Company’s lending activities are primarily concentrated in Southeastern Pennsylvania, with the largest concentration in Montgomery, Bucks and Philadelphia Counties as well as lending activities in New Jersey and Delaware. The performance of the Company’s loan portfolio is affected by economic conditions in the borrowers’ geographic region.

Mortgage loans held for sale were sold to investors that made up over ten percent of gain on sale of loans as follows:

		Percentages
(Dollars in thousands)	Number of Investors	of Mortgages Sold
December 31, 2021	3	85%
December 31, 2020	3	73%

19. Related Party

In the ordinary course of business, the Company has granted loans to related parties. The amount outstanding at December 31, 2021 and 2020 was $2.0 million. Originations to related parties and repayments from related parties during the year ended December 31, 2021 were $4.0 million and $4.0 million, respectively. During the year ended December 31, 2020, originations to related parties and repayments from related parties were $2.6 million and $2.1 million, respectively.

The Company held deposits of approximately $16.0 million and $252.6 million for related parties at December 31, 2021 and 2020, respectively.

In November 2017, the Company engaged a third party to provide services for certain customers with large deposit balances, by offering both a competitive rate of return and FDIC insurance. Related party balances in this program totaled $881,000 and $5.9 million at December 31, 2021 and 2020, and for which we received no fee income for the year ended December 31, 2021 and approximately $2,000 for the year ended December 31, 2020.

20. Revenue Recognition

The Company adopted ASU No. 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. The following is a discussion of key revenues of fees for customer services that are within the scope of the revenue guidance:

•

Fee income — Fee income primarily of revenue earned through cash management fees for Business Banking customers as well as fees received for placing customer deposits in a deposit placement network such that amounts are under the standard FDIC insurance maximum of $250,000 making the deposits eligible for FDIC insurance. The Company acts as an intermediary between the customer and the deposit placement network. The Company’s performance obligation is generally satisfied upon placement of the customer’s deposit in deposit placement network. The Company acts as an intermediary between the customer and the deposit placement network. The Company’s performance obligation is generally satisfied upon placement of the customer’s deposit in deposit placement network.

•

Insufficient fund fees and other service charges– Revenue from service charges on deposit accounts is earned through cash management, wire transfer, and other deposit-related services; as well as overdraft, non-sufficient funds, account management and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transactional related services and fees. These revenues are included in insufficient funds fees and other service charges in the table above.

•

ATM interchange and fee income — ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder used a Company’s ATM. The Company’s performance obligation for ATM fee income are largely satisfied, and related revenue recognized, when the services are rendered or upon completion.

Under ASC Topic 606, management determined that the revenue emanating from interest and dividend income on loans and investments is not within scope of this topic. In addition, certain noninterest income streams such as income from bank owned life insurance, sales of investment securities, mortgage banking activities, mortgage servicing rights, and certain items within other income are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such deposit related fees, interchange fees, and fees income received in exchange for customer’s deposits sourced with a deposit placement network.

The following table presents noninterest income for the year ended December 31, 2021 and 2020:

(Dollars in thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Non-Interest Income
In-scope of Topic 606:
Fee income	$309	$3
Insufficient fund fees	75	59
Other service charges	97	75
ATM interchange fee income	14	9
Other income	2	2

Total Non-Interest Income (in-scope of Topic 606)	$497	$148

Out-of-scope of Topic 606:
Increase in cash surrender value of bank-owned life insurance	$149	$153
Gain on sale of loans, net	14,853	13,315
Gain on sale of available-for-sale securities	106	141
(Loss) gain from derivative instruments	(1,203)	1,512
Change in fair value for loans held-for-sale	(1,353)	1,408
Other	375	193

Total Non-Interest Income (out-scope of Topic 606)	$12,927	$16,722
Total Non-Interest Income (in-scope of Topic 606)	497	148

Total Non-Interest Income	$13,424	$16,870

21. Leases

The Company adopted ASU No. 2016-02 “Leases” (Topic 842) and all subsequent ASUs that modified Topic 842. The Company elected to adopt the transition relief under ASC Topic 842 using the modified retrospective transition method. All lease agreements are accounted for as operating leases.

The majority of the Company’s leases are comprised of operating leases for real estate property for branches and office spaces with terms extending through 2039. The operating lease agreements are recognized on the consolidated statements of financial condition as a right-of-use (“ROU”) asset and a corresponding lease liability. The Company elected not to include short-term leases with initial terms of twelve months or less on the consolidated statements of financial condition.

The following table represents the classification of the Company’s ROU assets and lease liabilities in the consolidated statements of financial condition.

		December 31, 2021	December 31, 2020
Lease Right-of-Use Assets	Classification
Operating lease right-of-use assets	Operating lease right-of-use asset	$8,669	$7,685

Total Lease Right-of-Use Assets		$8,669	$7,685

		December 31, 2021	December 31, 2020
Lease Liabilities	Classification
Operating lease liabilities	Operating Lease liabilities	$9,030	$7,946

Total Lease Liabilities		$9,030	$7,946

The Company’s lease agreements frequently include one or more options to renew at the Company’s discretion. If at the beginning of the lease, the Company is reasonably certain that the renewal option will be exercised, the Company will include the extended term in the calculation of the ROU asset and lease liability. For the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. If the rate is not readily determinable in the lease, the Company used its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

	December 31, 2021	December 31, 2020
Weighted-average remaining lease term
Operating leases	11.0 years	12.2 years
Weighted-average discount rate
Operating leases	2.04%	2.23%

The following table represents lease costs:

(dollars in thousands)	For the year ended December 31, 2021	For the year ended December 31, 2020
Operating lease cost	$859	$627
Short-term lease cost	17	37

Total	$876	$664

Future minimum payments for operating leases with initial or remaining terms of one year or more as of December 31, 2021 and 2020 were as follows:

(dollars in thousands)	December 31, 2021	December 31, 2020
Twelve Months Ended:
Within one year	$971	$836
After one but within two years	987	792
After two but within three years	988	797
After three but within four years	937	791
After four but within five years	949	735
After five years	5,315	5,182

Total Future Minimum Lease Payments	10,147	9,133
Amounts Representing Interest	(1,117)	(1,187)

Present Value of Net Future Minimum Lease Payments	$9,030	$7,946

22. Segment Reporting

The Company has identified four reportable segments: retail banking; mortgage banking; business banking and the bank holding company. Revenue from the retail banking activities consists primarily of interest earned on investment securities and loans and service charges on deposit accounts. Revenue from the mortgage banking and business banking activities are comprised of interest earned on loans and fees received as a result of the mortgage loan origination process. The Mortgage Banking Segment originates residential mortgage loans which are sold into the secondary market along with the loans’ servicing rights. Revenue from bank holding company activities is mainly comprised of interest earned on investment securities and intercompany income.

The following tables presents summary financial information for the reportable segments (in thousands):

	For the year ended December 31, 2021
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$5,037	$1,553	$10,033	$168	$(83)	$16,708
Total Interest Expense	596	207	1,157	268	(15)	2,213

Net Interest Income	4,441	1,346	8,876	(100)	(68)	14,495

Provision for Loan losses	(189)	—	742	—	—	553

Net interest income after provision for loan losses	4,630	1,346	8,134	(100)	(68)	13,942

Total non-interest income	484	12,279	693	18	(50)	13,424

Non-interest Expense:
Salaries and employee benefits	5,143	5,518	3,064	—	(68)	13,657
Other expenses	3,608	3,128	1,201	306	(50)	8,193

Total non-interest expenses	8,751	8,646	4,265	306	(118)	21,850

Income (loss) before income taxes	(3,637)	4,979	4,562	(388)	—	5,516
Income tax expense (benefit)	(954)	1,306	1,193	(81)	—	1,464

Net income (loss)	$(2,683)	$3,673	$3,369	$(307)	$—	$4,052

Total assets as of December 31, 2021	$297,707	$45,320	$212,782	$52,605	$(48,290)	$560,124

	For the year ended December 31, 2020
	Retail Banking	Mortgage Banking	Business Banking	Holding Company	Intercompany Eliminations	Consolidated
Total Interest Income	$7,314	$1,746	$4,682	$185	$(104)	$13,823
Total Interest Expense	1,119	305	1,719	—	—	3,143

Net Interest Income	6,195	1,441	2,963	185	(104)	10,680

Provision for Loan losses	575	—	533	—	—	1,108

Net interest income after provision for loan losses	5,620	1,441	2,430	185	(104)	9,572

Total non-interest income	496	15,941	483	—	(50)	16,870

Non-interest Expense:
Salaries and employee benefits	4,746	5,217	1,651	—	(104)	11,510
Other expenses	3,148	3,161	451	250	(50)	6,960

Total non-interest expenses	7,894	8,378	2,102	250	(154)	18,470

Income (loss) before income taxes	(1,778)	9,004	811	(65)	—	7,972
Income tax expense (benefit)	(490)	2,484	223	(13)	—	2,204

Net income (loss)	$(1,288)	$6,520	$588	$(52)	$—	$5,768

Total assets as of December 31, 2020	$606,340	$88,489	$164,518	$38,982	$(36,722)	$861,607

23. Condensed Financial Information — Parent Company Only

Condensed financial statements of HV Bancorp, Inc. are as follows (in thousands):

Condensed Statement of Financial Condition

(dollars in thousands)

	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$2,991	$473
Interest-bearing deposits with banks	241	473
Cash and cash equivalents	3,232	946
Investment securities available-for-sale, at fair value	3,531	1,274
Equity securities	500	500
Loan to ESOP	1,993	2,095
Accrued interest receivable	31	13
Investment in Subsidiary	43,303	33,947
Deferred income taxes, net	7	—
Other assets	90	207

Total Assets	$52,687	$38,982

Liabilities and Shareholders’ Equity

Liabilities

Subordinated debt	$9,996	$—
Deferred income taxes, net	—	11
Other liabilities	55	44
Shareholders’ equity	42,636	38,927

Total Liabilities and Shareholders’ Equity	$52,687	$38,982

Condensed Statements of Operations

(Dollars in thousands, except per share data)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Interest Income
Interest and dividends on investments:
Taxable	$84	$65
Interest on mortgage-backed securities and collateralized mortgage obligations	1	15
Interest on interest-bearing deposits	15	1
Interest from ESOP Loan	68	104

Total Interest Income	168	185

Interest Expense
Interest on subordinated debt	268	—

Total Interest Expense	268	—
Net Interest (Loss) Income	(100)	185
Non-Interest Income
Gain on sale of available-for-sale securities, net	18	—

Total Non-Interest Income	18	—
Non-Interest Expense
Professional fees	144	115
Other expenses	162	135

Total Non-Interest Expense	306	250
Loss before income taxes	(388)	(65)
Income Tax Benefit	(81)	(13)

Loss before equity in undistributed net earnings of subsidiary	(307)	(52)
Equity in undistributed net earnings of subsidiary	4,359	5,820

Net Income	$4,052	$5,768

Other comprehensive (loss) gain, net of tax
Unrealized (loss) gain on available-for-sale securities (pre-tax ($442), and $504)	$(311)	$355
Reclassification adjustment for gains included in income (pre-tax ($106) and ($141), respectively	(75)	(99)

Other comprehensive (loss) income	(386)	256

Comprehensive Income	$3,666	$6,024

Net Income per share:
Basic	$2.04	$2.84

Diluted	$1.98	$2.84

Condensed Statements of Cash Flows

(dollars in thousands)

	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash Flows from Operating Activities
Net income	$4,052	$5,768
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net earnings of subsidiary	(4,359)	(5,820)
Net amortization of securities premiums and discounts	5	—
Gain on sale of available-for-sale securities, net	(18)	—
Decrease (increase) in:
Accrued interest receivable	(18)	3
Prepaid federal income taxes	(68)	62
Prepaid and other assets	251	(206)
Other liabilities	11	4

Net cash used in operating activities	(144)	(189)

Cash Flows from Investing Activities
ESOP repayment	102	125
Activity in available-for-sale securities:
Proceeds from sales	1,090	—
Maturities and repayments	221	788
Purchases	(3,616)	—
Investment in Subsidiary	(5,000)	—

Net cash (used in) provided by investing activities	(7,203)	913

Cash Flows from Financing Activities
Net proceeds from issuance of subordinated debt	9,996	—
Proceeds from stock option exercise	28	24
Purchase of treasury stock	(391)	(1,089)

Net cash provided by (used in) financing activities	9,633	(1,065)

Increase (Decrease) in Cash and Cash Equivalents	$2,286	$(341)
Cash and Cash Equivalents, beginning of year	$946	$1,287

Cash and Cash Equivalents, end of year	$3,232	$946

24. Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for the year ended December 31, 2021 and 2020:

	For the year end December 31, 2021
(Dollars in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Total Interest Income	$3,803	$4,078	$4,559	$4,268
Total Interest Expense	536	546	573	558
Net Interest Income	3,267	3,532	3,986	3,710
Provision for Loan Losses	148	267	229	(91)
Total Non-Interest Income	4,103	3,862	3,319	2,140
Total Non-Interest Expense	5,432	5,301	5,597	5,520
Income before income taxes	1,790	1,826	1,479	421
Income tax expense	488	544	362	70
Net income	1,302	1,282	1,117	351
Basic earnings per share (1)	0.66	0.65	0.56	0.18
Diluted earnings per share (1)	0.65	0.63	0.54	0.17

	For the year end December 31, 2020
(Dollars in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Total Interest Income	$3,026	$3,328	$3,539	$3,930
Total Interest Expense	933	758	720	732
Net Interest Income	2,093	2,570	2,819	3,198
Provision for Loan Losses	111	450	424	123
Total Non-Interest Income	2,144	3,945	6,195	4,586
Total Non-Interest Expense	3,929	3,979	5,742	4,820
Income before income taxes	197	2,086	2,848	2,841
Income tax expense	48	590	785	781
Net income	149	1,496	2,063	2,060
Basic earnings per share	0.07	0.73	1.02	1.02
Diluted earnings per share	0.07	0.73	1.02	1.02

(1)	Earnings per share is computed independently for each period. The sum of the individual quarters may not equal the annual earnings per share.

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Citizens Financial Services, Inc. (“Citizens”), a Pennsylvania corporation, is subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742 and 1743 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of such Sections 1741, 1742 and 1743.

Article FIFTEENTH of the articles of incorporation of Citizens (referenced therein as the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of Citizens may be insured or indemnified against liability which they incur in their capacities as such:

FIFTEENTH. A. To the extent permitted by Section 410 of the Pennsylvania Business Corporation Law, and any amendment thereto, and sections related thereto, including the Directors’ Liability Act, subject to

Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorney’s fees), judgments, fines and amount paid in settlement actually and reasonable incurred by him or her with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation.

To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.

B. A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

(i)	the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors’ Liability Act (relating to standard of care and justifiable reliance); and

(ii)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Exception

The provisions of this section shall not apply to:

1.	the responsibility or liability of a director pursuant to any criminal statute; or

2.	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Exhibit

2.1*†	Agreement and Plan of Merger dated as of October 18, 2022, between Citizens Financial Services, Inc., CZFS Acquisition Company, LLC, First Citizens Community Bank, HV Bancorp, Inc. and Huntingdon Valley Bank (incorporated by reference to Annex A of the proxy statement/prospectus included in this registration statement)

3.1	Restated Articles of Incorporation of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 9, 2018)

3.2	Amended and Restated Bylaws of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2020)

4.1	Form of Specimen Common Stock Certificate of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006)

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the shares being registered

8.1*	Opinion of Hogan Lovells US LLP as to certain federal income tax matters

8.2*	Opinion of Luse Gorman, PC as to certain federal income tax matters

10.1	Form of Voting Agreement, dated as of October 18, 2022, by and between certain shareholders of HV Bancorp, Inc. and Citizens Financial Services, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2022)

10.2*	Settlement and Non-Competition and Non-Solicitation Agreement, dated as of October 18, 2022, by and among HV Bancorp, Inc., Huntingdon Valley Bank, Citizens Financial Services, Inc. and Robert J. Marino

10.3*	Settlement and Non-Competition and Non-Solicitation Agreement, dated as of October 18, 2022, by and among HV Bancorp, Inc., Huntingdon Valley Bank, Citizens Financial Services, Inc. and Travis J. Thompson

21.1	Subsidiaries of Citizens Financial Services, Inc. (incorporated by reference to Citizens Financial Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 10, 2022)

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

23.3*	Consent of Luse Gorman, PC (included in Exhibit 8.2)

23.4*	Consent of S.R. Snodgrass, P.C. (with respect to Citizens Financial Services, Inc.)

23.5*	Consent of S.R. Snodgrass, P.C. (with respect to HV Bancorp, Inc.)

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Consent of The Kafafian Group, Inc.

99.2*	Form of Proxy Card for Special Meeting of Shareholders of Bank of HV Bancorp, Inc.

107*	Calculation of Filing Fee

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Filed herewith.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mansfield, Pennsylvania, on December 16, 2022.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Name: Title:	Randall E. Black President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Randall E. Black and Mickey L. Jones as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on December 16, 2022.

Name	Title	Date

/s/ Randall E. Black Randall E. Black	Chief Executive Officer, President and Director (Principal Executive Officer)	December 16, 2022

/s/ Stephen J. Guillaume Stephen J. Guillaume	Chief Financial Officer (Principal Financial & Accounting Officer)	December 16, 2022

/s/ Robert W. Chappell Robert W. Chappell	Director	December 16, 2022

/s/ R. Joseph Landry R. Jospeh Landry	Director	December 16, 2022

/s/ Roger C. Graham, Jr. Roger C. Graham, Jr.	Director	December 16, 2022

/s/ E. Gene Kosa E. Gene Kosa	Director	December 16, 2022

/s/ Rinaldo A. DePaola Rinaldo A. DePaola	Director	December 16, 2022

/s/ Thomas E. Freeman Thomas E. Freeman	Director	December 16, 2022

/s/ Alleta M. Schadler Alleta M. Schadler	Director	December 16, 2022

/s/ Christopher W. Kunes Christopher W. Kunes	Director	December 16, 2022

/s/ David Z. Richards, Jr. David Z. Richards, Jr.	Director	December 16, 2022

/s/ Mickey L. Jones Mickey L. Jones	Director	December 16, 2022

/s/ Janie M. Hilfiger Janie M. Hilfiger	Director	December 16, 2022